As filed with the Securities and Exchange Commission on February 10, 1995.
                                                     Registration No. 33-88824



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                NEW LFC, INC.
            (Exact name of registrant as specified in its charter)



          Massachusetts
   (State or other jurisdiction                    6749                          04-3260640
        of incorporation or            (Primary Standard Industrial            (IRS Employer
           organization)                Classification Code Number)        Identification Number)


      600 Atlantic Avenue, 24th Floor, Boston, Massachusetts 02210-2214
                                (617) 722-6000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            John A. Benning, Esq.
                  Senior Vice President and General Counsel
               New LFC, Inc.,  600 Atlantic Avenue, 24th Floor
               Boston, Massachusetts 02210-2214  (617) 722-6000
(Name, address, including zip code,
and telephone number, including area code, of agent for service)

                                  Copies to:

      Stephen K. Fogg, Esq.                  Christopher C. Mansfield, Esq.
   William P. Gelnaw Jr., Esq.         Senior Vice President and General Counsel
      Choate, Hall & Stewart                Liberty Mutual Insurance Company
          Exchange Place                          175 Berkeley Street
          53 State Street                           Boston, MA 02117
         Boston, MA 02109                            (617) 357-9500
          (617) 248-5000

      Arthur O. Stern, Esq.                    Lea Anne Copenhefer, Esq.
     The Colonial Group, Inc.                    Bingham, Dana & Gould
       One Financial Center                        150 Federal Street
         Boston, MA 02111                           Boston, MA 02110
          (617) 426-3750                             (617) 951-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of a wholly-owned subsidiary of the Registrant with and into The Colonial Group, Inc. ("Colonial") pursuant to the Merger Agreement described in the enclosed Prospectus/ Proxy Statement have been satisfied or waived.


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

NEW LFC, INC.

           CROSS-REFERENCE SHEET TO FORM S-4 REGISTRATION STATEMENT
                  PURSUANT TO ITEM 501(b) OF REGULATION S-K

                                                     Location or Heading in
Form S-4 Item Number and Caption                     Prospectus/Proxy Statement
A. INFORMATION ABOUT THE TRANSACTION
1.       Forepart of Registration Statement and        Outside front cover page of
         Outside Front Cover Page of Prospectus        Prospectus/Proxy Statement
2.       Inside Front and Outside Back Cover Pages     Inside front cover page of
         of Prospectus                                 Prospectus/Proxy Statement; Table of
                                                       Contents; Available Information;
                                                       Incorporation of Certain Documents by
                                                       Reference
3.       Risk Factors, Ratio of Earnings to Fixed      Summary; Summary Financial Data; Risk
         Charges and Other Information                 Factors; Market Price of Colonial Common
                                                       Stock; Colonial Cash Dividends; Principal
                                                       Colonial Stockholders; Unaudited Pro Forma
                                                       Condensed Consolidated Financial
                                                       Information
4.       Terms of the Transaction                      Summary; Background and Reasons for the
                                                       Merger; The Merger; Comparison of
                                                       Stockholders' Rights and Description of
                                                       LFC Capital Stock
5.       Pro Forma Financial Information               Summary; Summary Financial Data; Unaudited
                                                       Pro Forma Condensed Consolidated Financial
                                                       Information; Notes to Unaudited Pro Forma
                                                       Condensed Consolidated Financial
                                                       Information
6.       Material Contacts with the Company Being      Summary; Background and Reasons for the
         Acquired                                      Merger
7.       Additional Information Required for           Not Applicable
         Reoffering by Persons and Parties Deemed
         to be Underwriters
8.       Interests of Named Experts and Counsel        Legal Matters
9.       Disclosure of Commission Position on          Not Applicable
         Indemnification for Securities Act
         Liabilities
B. INFORMATION ABOUT THE REGISTRANT
10.      Information with Respect to S-3               Not Applicable
         Registrants
11.      Incorporation of Certain Information by       Not Applicable
         Reference
12.      Information with Respect to S-2 or S-3        Not Applicable
         Registrants
13.      Incorporation of Certain Information by       Not Applicable
         Reference

14.      Information with Respect to Registrants       Risk Factors; Certain Information
         Other than S-2 or S-3 Companies               Regarding Liberty Financial--General;
                                                       --Corporate Structure and History;
                                                       --Dividend Policy;--Selected Financial
                                                       Data;--Management's Discussion and
                                                       Analysis of Results of Operations and
                                                       Financial Condition;
                                                       --Business;--Management; --Principal
                                                       Stockholders; --Relationships with Liberty
                                                       Mutual; Shares Eligible for Future Sale;
                                                       Comparison of Stockholders' Rights and
                                                       Description of LFC Capital Stock;
                                                       Consolidated Financial Statements of
                                                       Liberty Financial Companies, Inc.
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15.      Information with Respect to S-3               Available Information; Incorporation of
         Companies                                     Certain Documents by Reference;
                                                       Summary--The Companies--Colonial
16.      Information with Respect to S-2 Companies     Not Applicable
         or S-3 Companies
17.      Information with Respect to Companies         Not Applicable
         Other than S-2 or S-3 Companies
D. VOTING AND MANAGEMENT INFORMATION
18.      Information if Proxies, Consents, or          Incorporation of Certain Documents by
         Authorizations are to be Solicited            Reference; Summary; The Colonial Meeting;
                                                       The Merger; Appraisal Rights; Certain
                                                       Information Regarding Liberty
                                                       Financial--Management
19.      Information if Proxies, Consents or           Not Applicable

         Authorizations are not to be Solicited,
         or in an Exchange Offer

THE COLONIAL GROUP, INC.
                             One Financial Center
                         Boston, Massachusetts 02111

Dear Fellow Stockholder:

As you may know, The Colonial Group, Inc. and Liberty Financial Companies, Inc. have entered into a definitive merger agreement through which we will combine our companies to create a broadly diversified asset management organization. If the merger is approved, Colonial will become a wholly- owned subsidiary of Liberty Financial. We believe that, as a result of the merger, Colonial will have additional financial strength and other resources to provide the enhanced quality and breadth of services mutual fund investors and their financial advisers will need in the years ahead.

After careful review, your Board of Directors feels that the merger is in the best interests of The Colonial Group and its stockholders. Therefore, the Board unanimously recommends that you vote to adopt and approve the merger agreement.

As a stockholder, you have the opportunity to voice your opinion on the proposal. Your vote is important. Please be sure to complete, sign, and return the proxy card in the enclosed postage- prepaid envelope as promptly as practicable and in any event no later than March 17, 1995. We have engaged the services of a proxy solicitation firm, Shareholder Communications Corporation. If we do not receive your proxy, they may call to assist you in the voting process.


You should read the attached Prospectus/Proxy Statement carefully for more detailed information about the merger. If you take no action, upon approval of the merger, each of your shares of Colonial common stock will automatically convert into the right to receive one share of Liberty Financial common stock. If you prefer, you may instead elect to receive for each share of Colonial common stock either, but not both, of $40 in cash or
0.77 shares of Liberty Financial preferred stock for some or all of your shares of Colonial common stock. To make such an election, you must fill out the accompanying Election Form and return it no later than March 17, 1995 to Bank of Boston (as paying agent) in the postage-prepaid envelope provided, together with either (a) your stock certificates or (b) an appropriate guaranty of delivery of such certificates, all as described in the accompanying Prospectus/Proxy Statement. Any stockholder who fails to make a proper election will receive only shares of Liberty Financial common stock in the merger.



The total amount of cash payable in the merger is limited to $100 million. The total number of shares of preferred stock issuable in the merger is limited to 1,040,000 shares. Please note that, if elections by stockholders would cause these limits to be exceeded, shares of Colonial common stock with respect to which you elected to receive cash or preferred stock, as the case may be, will (on a pro rata basis with other stockholders making the same election) be converted into the right to receive Liberty Financial common stock until such time as the limits are no longer exceeded.


Thank you in advance for your participation and prompt attention. We believe the merger represents a significant opportunity for Colonial to build on our strengths in today's marketplace and enhance our future business.

If you have any questions regarding the proposed merger, or the merger consideration election process, please call Shareholder Communications Corporation toll free at (800) 733-8481, ext. 430 or collect at (212) 805-7000.

Sincerely,


[Signature of John A. McNeice, Jr.]



John A. McNeice, Jr.
Chairman
February 10, 1995

                            THE COLONIAL GROUP, INC.
                             One Financial Center
                         Boston, Massachusetts 02111

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                March 20, 1995

TO THE STOCKHOLDERS OF
 THE COLONIAL GROUP, INC.


A Special Meeting of Stockholders (the "Special Meeting") of The Colonial Group, Inc. ("Colonial") will be held at One Financial Center, Second Floor, Room B, Boston, Massachusetts on March 20, 1995 at 1:00 p.m., local time, for the following purposes:


1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger dated as of October 12, 1994, as amended and restated on February 8, 1995 (the "Merger Agreement"), by and among Liberty Financial Companies, Inc. ("Parent"), New LFC, Inc. ("Liberty Financial"), Apple Merger Corporation ("Merger Subsidiary"), a wholly-owned subsidiary of Liberty Financial, and Colonial, providing for, among other things, the merger of Merger Subsidiary with and into Colonial, as described in the accompanying Prospectus/Proxy Statement; and

2. The transaction of such other business as may properly come before the Special Meeting, or any adjournment(s) or postponement(s) thereof.

Only stockholders of record at the close of business on January 27, 1995 will be entitled to receive notice of and to vote at the Special Meeting.

A copy of the Merger Agreement is attached as Appendix I to the Prospectus/Proxy Statement.

If the action proposed in paragraph 1 above is approved by the stockholders at the Special Meeting and effected by Colonial, any holder of Common Stock of Colonial (1) who files with Colonial before the taking of the vote on the approval of such action written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action, has or may have the right to demand in writing from Colonial (as the surviving corporation in the merger), within twenty days after the date of mailing to him of notice in writing that such action has become effective, payment for his shares and an appraisal of the value thereof. Colonial and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 85 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts. A copy of such sections is attached as Appendix IV to the Prospectus/Proxy Statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

By Order of the Board of Directors,

Arthur O. Stern
Clerk


Boston, Massachusetts
February 10, 1995

                               PROXY STATEMENT
                                      OF
                           THE COLONIAL GROUP, INC.

                       SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 20, 1995


                                  PROSPECTUS
                                      OF
                                NEW LFC, INC.
                                (to be renamed
                     "LIBERTY FINANCIAL COMPANIES, INC."
                in connection with the Merger described below)



                            UP TO 8,254,543 SHARES
                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)
                                     AND
                            UP TO 1,040,000 SHARES
                     SERIES A CONVERTIBLE PREFERRED STOCK
                (PAR VALUE $.01 AND FACE AMOUNT $50 PER SHARE)


This Prospectus/Proxy Statement is being furnished to holders of Class A Common Stock, par value $.10 per share ("Class A Common Stock"), and to holders of Class B Common Stock, par value $.10 per share ("Class B Common Stock," and, together with the Class A Common Stock, "Common Stock"), of The Colonial Group, Inc., a Massachusetts corporation ("Colonial"), in connection with the solicitation of proxies by the Board of Directors of Colonial (the "Colonial Board") for use at a Special Meeting of Stockholders of Colonial to be held at 1:00 p.m., local time, on March 20, 1995, at One Financial Center, Second Floor, Room B, Boston, Massachusetts and at any adjournments or postponements thereof (the "Colonial Meeting"). At the Colonial Meeting, the holders of Common Stock will consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger dated as of October 12, 1994, as amended and restated on February 8, 1995 (the "Merger Agreement"), by and among Colonial, Liberty Financial Companies, Inc. (to be renamed "LFC Holdings, Inc." in connection with the Merger described below) ("Parent"), New LFC, Inc. (to be renamed "Liberty Financial Companies, Inc." in connection with the Merger described below), a wholly-owned subsidiary of Parent ("Liberty Financial"), and Apple Merger Corporation, a wholly-owned subsidiary of Liberty Financial ("Merger Subsidiary"), pursuant to which, among other things, Merger Subsidiary will merge with and into Colonial and Colonial will be the surviving corporation and a wholly-owned subsidiary of Liberty Financial (the "Merger").



As a result of the Merger, unless the holders of Common Stock elect otherwise as described below, each share of Common Stock (other than Dissenting Shares, as hereinafter defined, and certain shares owned by Liberty Financial, Colonial or their subsidiaries) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to receive one share of common stock, $.01 par value, of Liberty Financial ("LFC Common Stock"). A stockholder may elect to have any or all of the shares of Common Stock held by such holder converted into either, but not both, of (i) the right to receive $40.00 in cash for each share of Common Stock, or (ii) the right to receive 0.77 shares of Series A Convertible Preferred Stock, $.01 par value and $50 face amount per share, of Liberty Financial ("LFC Preferred Stock," and, together with the LFC Common Stock, the "LFC Stock") for each share of Common Stock ($38.50 face amount per share of Common Stock). To make such an election, a stockholder must fill out the accompanying Letter of Transmittal and Election Form and return it no later than March 17, 1995 to The First National Bank of Boston (as paying agent) in the postage-prepaid envelope provided, together with either (a) such stockholder's stock certificates or (b) an appropriate guaranty of delivery of such stock certificates (provided that such certificates are in fact delivered within five (5) Nasdaq trading days of the date of delivery of the guaranty), all as described in this Prospectus/Proxy Statement. Any stockholder who fails to make a proper election will receive only shares of LFC Common Stock in the Merger.

In choosing whether to make an election, and, if so, which election to make, stockholders should be aware that the three forms of consideration available in the Merger were not designed to have equal value per share of Common Stock. See "BACKGROUND AND REASONS FOR THE MERGER--Opinions of Colonial Financial Advisers." In addition, neither Liberty Financial nor Colonial can predict the trading prices of the LFC Stock following the Merger, which will be determined by the market and will be influenced by factors beyond their control, and may well be substantially less than the $40 per share of Common Stock available under the cash election. See "SUMMARY--The Merger--Opinions of Colonial Financial Advisers" for a summary of a certain valuation analysis of the Merger consideration performed by Merrill Lynch. In light of this, as of the date of this Prospectus/Proxy Statement, Liberty Financial and Colonial believe that the likelihood is remote that the option to elect cash will not be oversubscribed. Consequently, holders of Common Stock making such an election should expect to receive LFC Common Stock for some of their shares. Similarly, if the option to elect LFC Preferred Stock is oversubscribed, holders of Common Stock making an election to receive LFC Preferred Stock will receive LFC Common Stock for some of their shares. As of the date of this Prospectus/Proxy Statement, Liberty Financial and Colonial do not believe that they can predict accurately the extent (if any) to which the option to elect LFC Preferred Stock will be elected or oversubscribed. In light of the foregoing, it is critical for stockholders to make their own valuation of each element of the consideration available in the Merger (including the tax consequences to them of each such element) and to make or forego making an election accordingly.


The aggregate cash paid to stockholders electing to receive cash will be limited to $100 million and the total number of shares of LFC Preferred Stock issued to stockholders electing to receive LFC Preferred Stock will be limited to 1,040,000 shares. If the number of shares subject to elections to receive cash or LFC Preferred Stock would result in more than $100 million in cash being paid and/or more than 1,040,000 shares of LFC Preferred Stock being issued, then, in either case, the number of shares of Common Stock subject to such election shall be reduced ratably, on a whole Common Stock share basis, based on the number of shares of Common Stock elected to be so treated by each stockholder until the aggregate cash consideration being paid no longer exceeds $100 million and/or the aggregate number of shares of LFC Preferred Stock no longer exceeds 1,040,000, respectively. Each share of Common Stock not receiving the consideration for which an election was made as a result of such reduction will be converted into the right to receive one share of LFC Common Stock.

The foregoing amounts of LFC Common Stock, cash and LFC Preferred Stock to be received by Colonial stockholders may be reduced under certain circumstances. See "THE MERGER--Conversion of Common Stock--Adjustment of Merger
Consideration."

Holders who elect to receive LFC Preferred Stock may also elect (but shall not be required) to become parties to a Stockholders Agreement, as described under "THE MERGER--Conversion of Common Stock."

This Prospectus/Proxy Statement also constitutes a prospectus of Liberty Financial with respect to the LFC Common Stock and the LFC Preferred Stock to be issued in connection with the Merger in exchange for the Common Stock. Liberty Financial has filed a Registration Statement on Form S-4 (together with any amendments, schedules and exhibits thereto, the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), registering an aggregate of 8,254,543 shares of LFC Common Stock and of 1,040,000 shares of LFC Preferred Stock that may be issued in connection with the Merger. This Prospectus/Proxy Statement does not cover any resales of LFC Stock that will be received by Colonial's stockholders in connection with the Merger, and no person is authorized to make any use of this Prospectus/Proxy Statement in connection with any such resale. All information contained in this Prospectus/Proxy Statement relating to Liberty Financial has been supplied by Liberty Financial and all information relating to Colonial has been supplied by Colonial.


Liberty Financial is a newly-formed, wholly-owned subsidiary of Parent. Parent formed Liberty Financial in connection with the Merger, and immediately prior to the Effective Time Parent will contribute substantially all of its assets to Liberty Financial in exchange for 22,812,200 additional shares of LFC Common Stock and the assumption by Liberty Financial of all of Parent's liabilities in existence immediately prior to such contribution. Parent is an indirect subsidiary of Liberty Mutual Insurance

Company ("Liberty Mutual"). Following the consummation of the Merger, based on shares outstanding as of February 8, 1995, assuming that all holders of Common Stock receive only shares of LFC Common Stock in the Merger, Liberty Mutual will own approximately 75.4% of the outstanding LFC Common Stock (approximately 83.0% of the voting power of the LFC Stock if the maximum amount of cash is paid and the maximum number of shares of LFC Preferred Stock is issued in the Merger). Prior to the Merger, there has been no public market for the LFC Stock. The LFC Common Stock has been approved for listing on the New York Stock Exchange under the symbol "L", subject to a condition as to the minimum number of holders thereof and to official notice of issuance. If such condition as to the number of stockholders is not met, the LFC Common Stock will be included on the Nasdaq National Market ("Nasdaq") and listed on the Boston Stock Exchange.The LFC Preferred Stock will not be listed on any stock exchange or on Nasdaq and it is not anticipated that any public market will develop for the LFC Preferred Stock.


See "RISK FACTORS" for a discussion of certain factors that the existing holders of Colonial Common Stock should consider in evaluating the Merger, including their prospective investment in shares of LFC Stock.


This Prospectus/Proxy Statement and the accompanying proxy card and letter of transmittal and election form regarding the Merger consideration are first being mailed to stockholders of Colonial on or about February 14, 1995.


THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus/Proxy Statement is February 10, 1995.

FOR NORTH CAROLINA INVESTORS: THE OFFERING OF LFC STOCK IN CONNECTION WITH THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT.

Liberty Financial has insurance subsidiaries organized under the laws of the State of Rhode Island. Rhode Island law prohibits any person from directly or indirectly acquiring control of any domestic insurer unless such person has provided certain required information to the state insurance commission and such acquisition of control has been approved by the state's insurance commissioner. Under these insurance laws, any person acquiring 10% or more of the outstanding voting stock of a corporation is presumed to have acquired control of that corporation and its subsidiaries. Consequently, no person may acquire, directly or indirectly, 10% or more of the voting stock or voting power of Liberty Financial outstanding after the Merger unless such person has provided such required information to the Rhode Island insurance commission and such acquisition is approved by the insurance commissioner of such state.

Liberty Financial's Restated Articles of Organization (the "LFC Restated Articles") include provisions limiting the voting power of shares of Liberty Financial's Voting Stock (as defined in the LFC Restated Articles) held by holders of 20% or more of the such Voting Stock (other than Liberty Mutual and its subsidiaries and affiliates) in certain circumstances. These provisions are designed to prevent, under certain circumstances, a deemed assignment under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), or the Investment Company Act of 1940, as amended (the "Investment Company Act"), of investment advisory contracts to which certain of Liberty Financial's subsidiaries are or may become parties. See "Risk Factors--Regulation," "Certain Information Regarding Liberty Financial--Business--Regulation" and "Comparison of Stockholders' Rights and Description of LFC Capital Stock--General Provisions Regarding LFC Common Stock and LFC Preferred Stock; Description of Series A Convertible Preferred Stock."

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COLONIAL OR LIBERTY FINANCIAL. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE OR IN THE AFFAIRS OF COLONIAL OR LIBERTY FINANCIAL OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. However, if any material change occurs during the period that this Prospectus/Proxy Statement is required to be delivered, this Prospectus/Proxy Statement will be amended and supplemented accordingly.

TABLE OF CONTENTS

                                                                                                   PAGE
AVAILABLE INFORMATION                                                                                 8
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                                       9
SUMMARY                                                                                              10
 The Companies                                                                                       10
  Colonial                                                                                           10
  Liberty Financial                                                                                  11
 The Merger                                                                                          12
  Reasons for the Merger                                                                             12
  Recommendation of the Colonial Board                                                               13
  Opinions of Colonial Financial Advisers                                                            13
  Interests of Certain Persons in the Merger                                                         14
  Terms of the Merger                                                                                15
  Waiver and Amendment; Revisions to Transaction                                                     18
  Securities to be Issued by Liberty Financial in the Merger                                         19
  Certain Federal Income Tax Consequences of the Transactions Contemplated by the
     Merger Agreement                                                                                19
  Accounting Treatment of the Merger                                                                 19
  Listing of LFC Stock                                                                               20
  Appraisal Rights                                                                                   20
 The Colonial Meeting                                                                                20
  Date, Time and Place                                                                               20
  Purpose of the Meeting                                                                             20
  Record Date; Shares Entitled to Vote; Number of Record Holders                                     20
  Votes Required; Election Form                                                                      21
MARKET PRICE OF COLONIAL COMMON STOCK; COLONIAL CASH DIVIDENDS;  PRINCIPAL COLONIAL
  STOCKHOLDERS                                                                                       23
SUMMARY FINANCIAL DATA                                                                               25
INTRODUCTION                                                                                         31
RISK FACTORS                                                                                         31
THE COMPANIES                                                                                        39
 Colonial                                                                                            39
 Liberty Financial                                                                                   40
THE COLONIAL MEETING                                                                                 42
 Date, Time and Place                                                                                42
 Purpose of the Meeting                                                                              42
 Shares Outstanding and Entitled to Vote; Record Date                                                42
 Votes Required                                                                                      42
 Voting, Solicitation and Revocation of Proxies                                                      42
 Independent Accountants                                                                             43
 Other Matters                                                                                       43
 Adjournment of Colonial Meeting                                                                     43
BACKGROUND AND REASONS FOR THE MERGER                                                                44
 Background of the Merger                                                                            44
 Reasons for the Merger; Recommendation of Colonial Board                                            48
 Opinions of Colonial Financial Advisers                                                             48
  Merrill Lynch Opinion                                                                              48
  Berkshire Capital Opinion                                                                          54
THE MERGER                                                                                           57
 General                                                                                             57
 Conversion of Colonial Stock                                                                        57
  Conversion of Colonial Stock; Elections Pertaining to Merger Consideration                         57

                                      5

Adjustment of Merger Consideration                                                                  58
  Election Forms                                                                                    59
  Treatment of Fractional Shares                                                                    59
  Dissenting Shares; Appraisal Rights                                                               59
 Terms of Liberty Financial Series A Convertible Preferred Stock                                    60
 Stockholders Agreement                                                                             60
 Procedures for Exchange of Certificates                                                            61
  Manner of Exchange                                                                                61
  Rights of Holders of Common Stock Prior to Surrender                                              61
  Lost, Stolen or Destroyed Certificates                                                            62
 Conversion of Liberty Financial Stock                                                              62
 Conduct of Business Pending Merger                                                                 63
  Colonial                                                                                          63
  Liberty Financial                                                                                 64
 No Solicitations; Fiduciary Duties                                                                 65
 Best Efforts to Consummate Merger                                                                  65
 Conditions to the Merger                                                                           65
 Interests of Certain Persons in the Merger                                                         68
  Indemnification                                                                                   68
  Officers' and Directors' Liability Insurance                                                      68
  Voting Agreement                                                                                  69
  Registration Rights Agreement                                                                     69
  Employment Contracts                                                                              70
  Employee Benefits                                                                                 71
  Directorships                                                                                     72
 Effects of the Merger on Colonial Employee Benefits                                                72
  Colonial Stock Option Plans                                                                       72
  Colonial ESOP                                                                                     72
  Colonial Profit Sharing Plan                                                                      72
  Other Colonial Benefit Plans                                                                      72
  Retention Program                                                                                 73
 Right of the Colonial Board to Withdraw its Recommendation                                         73
 Termination of the Merger Agreement; Fee                                                           73
  Termination                                                                                       73
  Termination Fee                                                                                   73
 Waiver and Amendment; Revisions to Transaction                                                     74
 Effective Time                                                                                     74
 Expenses of Transaction                                                                            74
 Listing of LFC Common Stock                                                                        74
 Resales of LFC Common Stock and LFC Preferred Stock After the Merger                               75
 Delisting and Deregistration of Colonial Common Stock                                              75
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER
  AGREEMENT                                                                                         75
 In General                                                                                         75
 Tax Treatment of Holders of Common Stock                                                           76
  Exchange of Common Stock Solely for LFC Common Stock                                              76
  Exchange of Common Stock Solely for Cash                                                          76
  Exchange of Common Stock for a Combination of Cash and LFC Common Stock                           76
  Exchange of Common Stock for LFC Preferred Stock or for a Combination of
     LFC Common Stock and LFC Preferred Stock                                                       76
  Cash Received in Lieu of Fractional Shares of LFC Common Stock                                    77

                                      6

Tax Consequences to Holders of Common Stock if the Merger Qualifies as a Tax-Free
     Reorganization                                                                                 77
  Backup Withholding                                                                                77
 Tax Treatment of Liberty Financial, Colonial and Merger Subsidiary                                 77
APPRAISAL RIGHTS                                                                                    77
CERTAIN INFORMATION REGARDING LIBERTY FINANCIAL                                                     79
 General                                                                                            79
 Corporate Structure and History                                                                    79
 Dividend Policy                                                                                    80
 Selected Financial Data                                                                            82
 Management's Discussion and Analysis of Results of Operations and
    Financial Condition                                                                             85
 Business                                                                                          101
 Management                                                                                        131
 Principal Stockholders                                                                            146
 Relationships with Liberty Mutual                                                                 147
SHARES ELIGIBLE FOR FUTURE SALE                                                                    152
COMPARISON OF STOCKHOLDERS' RIGHTS AND DESCRIPTION
   OF LFC CAPITAL STOCK                                                                            155
 Voting Rights                                                                                     155
 Stock Transfer Restrictions                                                                       156
 Other Provisions Pertaining to a Change in Control                                                156
 Exculpation and Indemnification for Officers and Directors                                        158
 Certain Other Massachusetts Law Provisions                                                        159
 General Provisions Regarding LFC Common Stock and LFC Preferred Stock;   Description of
  Series A Convertible Preferred Stock                                                             160
 Transfer Agent and Registrar                                                                      167
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION                                   168
LEGAL MATTERS                                                                                      176
EXPERTS                                                                                            176
BY-LAW AMENDMENT                                                                                   176
GLOSSARY OF CERTAIN INSURANCE TERMS                                                                177
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF LIBERTY FINANCIAL
   COMPANIES, INC. AND BALANCE SHEET OF NEW LFC, INC.                                              F-1

APPENDICES

I. Form of Amendment and Restatement of the Agreement and Plan of Merger among  Liberty
  Financial Companies, Inc., New LFC, Inc., Apple Merger Corporation and
   The Colonial Group, Inc.                                                                        I-1
II. Fairness Opinion of Merrill Lynch                                                             II-1
III. Fairness Opinion of Berkshire Capital                                                       III-1
IV. Massachusetts Appraisal Rights Statute--Sections 85 through 98
   of the Massachusetts Business Corporation Law                                                  IV-1


AVAILABLE INFORMATION

Colonial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Liberty Financial is not currently subject to the informational requirements of the Exchange Act. Liberty Financial has filed with the SEC the Registration Statement (File No. 33-88824) under the Securities Act covering the LFC Common Stock and the LFC Preferred Stock to be issued pursuant to the Merger Agreement. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto, to which reference hereby is made, as permitted by the rules and regulations of the SEC. The Registration Statement, as well as the reports and other information filed with the SEC by Colonial under the Exchange Act, may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Room 1400, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. The Colonial Class A Common Stock is listed on the Boston Stock Exchange and Nasdaq, and all materials filed by Colonial are available for inspection at the offices of the Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02108, or at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, DC 20006.


Following the Merger, Liberty Financial will become subject to the Exchange Act and in accordance therewith will file periodical reports, proxy statements and other information with the SEC. The LFC Common Stock has been approved for listing on the New York Stock Exchange, subject to a condition as to the minimum number of holders thereof and to official notice of issuance. If the LFC Common Stock is listed on the New York Stock Exchange, such information will also be available for inspection at the offices at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. If the condition as to the minimum number of stockholders is not met, the LFC Common Stock will be included on Nasdaq and listed on the Boston Stock Exchange, and all materials filed by Liberty Financial will be available for inspection at the offices of the Boston Stock Exchange, or at the offices of The Nasdaq Stock Market, at the applicable address listed above.


Statements contained in this Prospectus/Proxy Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, all of which were previously filed with the SEC by Colonial pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus/Proxy Statement:

(1) Colonial's Annual Report on Form 10-K for the year ended December 31,
    1993;

(2) Colonial's 1993 Annual Report to Stockholders;

(3) Colonial's Quarterly Report on Form 10-Q for the quarter ended March 31,
    1994;

(4) Colonial's Quarterly Report on Form 10-Q for the quarter ended June 30,
    1994;

(5) Colonial's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, as amended by Form 10-Q/A dated January 24, 1995;

(6) Colonial's Current Report on Form 8-K dated June 15, 1994;

(7) Colonial's Current Report on Form 8-K dated October 13, 1994, as amended by Form 8-K/A dated October 25, 1994; and

(8) Colonial's Current Report on Form 8-K dated February 1, 1995.

Colonial's Exchange Act file number is 1-9054.

The information relating to Colonial contained in this Prospectus/Proxy Statement does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein. The documents incorporated by reference herein are not being delivered to stockholders with this Prospectus/Proxy Statement, but are available upon request as provided below.

All documents filed by Colonial under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Colonial Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

THIS PROSPECTUS/PROXY STATEMENT INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF COMMON STOCK, TO WHOM A COPY OF THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST AND WILL BE SENT BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO THE COLONIAL GROUP, INC., ONE FINANCIAL CENTER, BOSTON, MASSACHUSETTS 02111, ATTENTION: CLERK, TELEPHONE: (617) 426-3750. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE COLONIAL MEETING.

                                   SUMMARY


The following is a summary of certain information contained elsewhere in this Prospectus/Proxy Statement. The summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus/Proxy Statement, in its Appendices and in the documents referred to herein or incorporated by reference. Stockholders should carefully read this Prospectus/Proxy Statement and the attached Appendices in their entirety, and in particular should consider the factors set forth in "Risk Factors." Liberty Financial is a newly-formed, direct wholly-owned subsidiary of Liberty Financial Companies, Inc. (to be renamed "LFC Holdings, Inc." immediately prior to the Effective Time) ("Parent"), which in turn is an indirect subsidiary of Liberty Mutual. Immediately prior to the Effective Time of the Merger, Parent will contribute all of its assets (other than (i) its existing equity interest in Liberty Financial and (ii) a promissory note of a wholly-owned subsidiary of Parent in the principal amount of $30.0 million held by Parent) to Liberty Financial in exchange for 22,812,200 additional shares of LFC Common Stock and the assumption by Liberty Financial of all of Parent's liabilities (including, without limitation, all unknown, contingent or otherwise inchoate liabilities) in existence immediately prior to such contribution (collectively, the "Parent Contribution"). See "Certain Information Regarding Liberty Financial--Corporate Structure and History" for a further description of the Parent Contribution and related matters. Unless otherwise indicated herein or the context otherwise requires, all references to Liberty Financial contained in this Prospectus/Proxy Statement give effect to the Parent Contribution and include Liberty Financial, its predecessors and its subsidiaries, and all references to the Consolidated Financial Statements of Liberty Financial shall be deemed references to the consolidated financial statements of Parent and its subsidiaries. All Liberty Financial share and per share information in this Prospectus/Proxy Statement (except that contained in Summary Financial Data, Selected Financial Data, and Liberty Financial Companies, Inc.'s Consolidated Financial Statements) has been adjusted to give effect to (i) the Effective Time Adjustment (as such term is defined below under "THE MERGER--Conversion of Liberty Financial Stock") pertaining to Liberty Financial's outstanding stock options, (ii) the filing of the LFC Restated Articles and (iii) the filing of a certificate of designation of 1,040,000 shares of LFC Preferred Stock, each of which is to be effected immediately prior to the Effective Time in accordance with the Merger Agreement. All financial information set forth herein is presented in accordance with generally accepted accounting principles ("GAAP"), unless otherwise noted. See "Glossary of Certain Insurance Terms" for the definitions of certain terms used herein.



                                The Companies

Colonial

Colonial acts as investment manager or sub-adviser for 31 open-end and 5 closed-end investment companies included in the Colonial family of mutual funds, and to 6 open-end investment companies which are funding vehicles for variable annuity contracts issued by certain affiliates of Liberty Financial. Colonial provides administrative services to each of the Colonial funds, along with distribution and shareholder services to the Colonial open-end funds. Colonial also distributes, on an agency basis, such variable annuity contracts. As of September 30, 1994, Colonial managed or acted as a sub-adviser for funds having approximately $14.2 billion in assets (approximately $13.5 billion as of December 31, 1994) and approximately 648,000 shareholders. As of September 30, 1994, approximately 41% of such assets were invested in tax-exempt bond funds, 38% in taxable bond and money market funds and 21% in equity funds. Colonial and its predecessors or affiliates have been in the investment management business for approximately 64 years, and have provided these or similar services since 1931.

Colonial distributes its open-end funds primarily through securities brokerage firms, banking institutions, financial planners and independent brokers. Most of the Colonial funds offer investors a choice of two pricing options: a traditional front-end load option, in which the investor pays a sales charge at the time of purchase, and a back-end load option, in which the investor pays no sales charge at the time of purchase, but is subject to an asset-based sales charge paid by the fund for eight years after purchase and a declining contingent deferred sales charge paid by the investor if shares are redeemed within six years after purchase. Certain Colonial funds also offer a level-load option, in which the investor pays a small initial sales charge, and is subject to an on-going asset-based sales charge paid by the fund and a small contingent deferred sales charge paid by the investor if shares are redeemed within one year after purchase.

The investment management and advisory services provided by Colonial to the funds generally consist of managing the investment of each fund's assets in accordance with its investment objectives and policies and purchasing and selling securities on behalf of the fund, all subject to the supervision of the fund's Board of Trustees. Administrative services generally include portfolio pricing, accounting and legal services, preparation of shareholder reports and fund tax returns and the provision of office space, facilities and personnel. Marketing and distribution services include preparation and distribution of fund advertising and sales literature and promotion of the funds within each distribution channel. Transfer agent and shareholder services include maintaining records of fund share ownership, recording of fund share transactions and responding to shareholder inquiries.

Colonial conducts most of its business activities through three wholly-owned subsidiaries. Fund investment management, administration and marketing are conducted through Colonial Management Associates, Inc., which is registered as an investment adviser under the Advisers Act. Fund distribution is conducted through Colonial Investment Services, Inc., which is registered as a broker-dealer under the Exchange Act and is a member of the National Association of Securities Dealers, Inc. Transfer agency and shareholder service activities are conducted through Colonial Investors Service Center, Inc., which is registered as a transfer agent under the Exchange Act.


As of December 31, 1994, Colonial managed or acted as sub-adviser for funds having approximately $13.5 billion in assets. The average fund assets under Colonial's management for the year ended December 31, 1994 were $14.5 billion as compared to $13.5 billion for the year ended December 31, 1993. Gross fund sales for the fourth quarter of 1994 and for the year ended December 31, 1994 were $201 million and $1.6 billion, respectively. Colonial experienced net redemptions of $502 million for the fourth quarter of 1994 and $742 million for the fiscal year ended December 31, 1994. Colonial's revenues for the fourth quarter of 1994 were $38.2 million, representing a decrease of $4.2 million from the fourth quarter of 1993. Colonial's revenues were approximately $161.2 million for 1994, compared to $150.8 million in 1993. Colonial's net income was approximately $11.8 in 1994, compared to $20.0 million for 1993. Colonial's 1994 operating expenses included non-recurring expenses of $4.6 million and acceleration of stock option expenses of $2.5 million related to the Merger. The effect of these items on net income, after tax benefits, was $4.0 million and $1.5 million, respectively.


For a discussion of various business relationships between Liberty Financial and Colonial maintained during the periods for which financial statements are presented or incorporated by reference in this Prospectus/Proxy Statement, see "CERTAIN INFORMATION REGARDING LIBERTY FINANCIAL-- Business--Business Relationships with Colonial."

Colonial's principal executive offices are located at One Financial Center, Boston, Massachusetts 02111 (telephone (617) 426-3750).

Liberty Financial

Liberty Financial is a diversified and integrated asset management organization providing insurance and investment products to individuals and institutions through multiple distribution channels. Liberty Financial has combined product development, asset management and customer service through Keyport Life Insurance Company ("Keyport"), a specialist in single premium fixed and variable annuities, and Stein Roe & Farnham Incorporated ("Stein Roe"), a diversified investment advisory firm. Liberty Financial has also distributed products through the Liberty Financial Bank Group (the "Bank Marketing Group"), a specialist in the design and implementation of bank marketing programs for insurance and investment products and services. As of September 30, 1994, Liberty Financial managed approximately $28.9 billion of assets (approximately $25.6 billion at December 31, 1994).

Liberty Financial's strategy is to increase its assets under management through product innovation, customer service, multiple distribution channels, and focused marketing efforts. Historically, Liberty Financial's largest source of revenues has been the net investment income derived from the investments which support Keyport's fixed annuity business and its closed block of single premium whole life insurance. Liberty Financial also derives income from fee-based assets under management, including private managed accounts, mutual funds, and variable annuities. Liberty Financial seeks to diversify further its sources of income by increasing its fee-based assets under management. The Merger is in furtherance of this strategy. See "The Companies--Liberty Financial--Liberty Financial's Reasons for the Merger."

Keyport. Keyport offers a diversified line of fixed and variable annuities designed to serve the growing retirement savings market. Annuities are long-term savings vehicles that are particularly attractive to customers seeking tax-deferred savings products to supplement retirement income. Keyport issued more than $800.0 million of fixed annuities in each of the last three years and approximately $868.1 million of fixed annuities during the nine months ended September 30, 1994. Liberty Financial's current profitability is substantially dependent on Keyport's ability to manage effectively its investment spread (the difference between the net investment income derived from Keyport's general account investments and the interest credited to policyholders). Keyport seeks to manage its investment spread through, among other things, the reset (typically annual) of crediting rates paid to policyholders and the imposition of surrender charges upon early withdrawal. At September 30, 1994, the interest crediting rates with respect to 96.7% (approximately $6.5 billion) of fixed annuity policyholder account balances were to be reset within the succeeding twelve months. As of September 30, 1994, 86.5% (approximately $5.8 billion) of fixed annuity policyholder liabilities were subject to surrender charges. Keyport also sells variable annuities, which provide management fee income.

Keyport is rated "A+" (Superior) by A.M. Best Company, Inc. ("A.M. Best"), an independent insurance industry rating agency. See "Glossary of Certain Insurance Terms" for a description of A.M. Best rating categories. Standard & Poor's Corporation has rated Keyport's claims-paying ability "AA-," and Moody's Investors Service, Inc. has rated Keyport's claims-paying ability "A1." These ratings are not "market" ratings or recommendations to use or invest in Keyport or Liberty Financial and are directed toward the protection of policyholders, not investors.


Stein Roe. Stein Roe was founded in 1932 as an investment counselor to wealthy individuals. The firm has evolved into a diversified investment adviser which seeks to provide quality investment management and client service to individuals and institutions. As of September 30, 1994, Stein Roe had approximately $26.2 billion of assets under management (approximately $22.9 billion at December 31, 1994), including $8.8 billion relating to Keyport's products, $4.1 billion for private investment counsel clients (primarily wealthy individuals and families), $7.2 billion for unaffiliated institutional investors, and $6.1 billion in no-load and load mutual funds.


Bank Distribution Channel. In the past ten years, banks have emerged as an important distribution channel for insurance and investment products and services. During 1993 and the nine months ended September 30, 1994, this channel (including the Bank Marketing Group) accounted for 38.1% and 39.7%, respectively, of Liberty Financial's total proprietary annuity and mutual fund product sales and 77.7% and 70.0%, respectively, of Keyport's annuity sales.

Liberty Financial developed the Bank Marketing Group as a proprietary distribution vehicle for its products and services. The Bank Marketing Group designs and implements programs which provide both proprietary and third-party sponsored products, licenses and trains sales personnel, and provides administrative support to meet the evolving needs of banks and their customers. Each of Keyport and Colonial has a wholesaling group dedicated to expanding further the distribution of its products through third party bank marketers and through direct distribution relationships with banks. Following the Merger, Liberty Financial may explore opportunities to consolidate marketing efforts in the bank channel.

Liberty Financial's principal executive offices are located at 600 Atlantic Avenue, 24th Floor, Boston, Massachusetts 02210-2214 (telephone (617) 722-6000).

See "THE COMPANIES--Liberty Financial" for a description of Liberty Financial's reasons for the Merger.

                                  The Merger

Reasons for the Merger

The Colonial Board has unanimously approved the Merger Agreement. The Colonial Board has determined that the Merger is in the best interests of Colonial and its stockholders and unanimously recommends that the stockholders of Colonial vote FOR the adoption and approval of the Merger Agreement. In reaching its decision to approve the Merger, the Colonial Board considered a number of factors. These included the advice of Colonial's financial advisers, the terms of the Merger Agreement, historical and prospective financial information regarding Liberty Financial, the advantages of the proposed Merger to the business of Colonial, the expectation that the Merger will be tax-free for federal income tax purposes, the effect of the Merger on Colonial's relationships with its mutual fund clients and employees and the risks of prolonging the merger negotiation process further. See "Background and Reasons for the Merger."

Recommendation of the Colonial Board

THE BOARD OF DIRECTORS OF COLONIAL HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF COLONIAL AND THE COLONIAL STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT. For a discussion of the factors considered by the Colonial Board in reaching its decision, see "Background and Reasons for the Merger--Reasons for the Merger; Recommendation of Colonial Board."

Opinions of Colonial Financial Advisers


Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Berkshire Capital Corporation ("Berkshire Capital") have each delivered their written opinions dated October 12, 1994 to the Colonial Board to the effect that, as of such date, the proposed consideration to be received by the holders of Colonial's Common Stock pursuant to the Merger, taken as a whole, was fair to such stockholders from a financial point of view. The opinions of Merrill Lynch and Berkshire Capital are directed only to the fairness, from a financial point of view, of the consideration to be paid to Colonial's stockholders in the Merger and do not constitute a recommendation to any Colonial stockholder as to how such stockholder should vote at the Colonial Meeting. Such opinions were delivered as of October 12, 1994, and, necessarily, are based on economic, market, financial and other conditions as they existed on October 12, 1994, and upon such information made available to Merrill Lynch and Berkshire Capital as of such date. No attempt has been made to update such opinions. In considering whether to approve the Merger, Colonial stockholders should consider the fact that the opinions of Merrill Lynch and Berkshire Capital have not been updated since October 12, 1994.



The Merger Agreement does not require that the fairness opinions rendered to each party from its own financial advisers on October 12, 1994 be confirmed as of the date of this Prospectus/Proxy Statement or as of the closing of the Merger. Colonial's senior management does not believe that, as of the date of this Prospectus/Proxy Statement, taking into account all developments since October 12, 1994 known to Colonial's senior management with respect to both Colonial, on the one hand, and Liberty Financial, on the other hand, the terms of the Merger should be adjusted in order to ensure that the same are fair, from a financial point of view, to the shareholders of Colonial. In light of the terms of the Merger Agreement and the foregoing belief of Colonial's senior management, Colonial decided not to seek an update of the opinions rendered by its financial advisers on October 12, 1994.



As described in more detail under "BACKGROUND AND REASONS FOR THE MERGER--Opinions of Colonial's Financial Advisers," Merrill Lynch performed several financial analyses of Colonial, Liberty Financial, the combined companies and the Merger consideration. One such analysis, based upon estimated pro forma projected earnings of the combined Liberty Financial/Colonial entity, certain transaction adjustments and certain assumptions, arrived at an estimated implied value for the LFC Common Stock of $32.82 per share of fully diluted Common Stock. In addition, as described thereunder, based upon the same valuation analysis, Merrill Lynch arrived at an estimated value for the LFC Preferred Stock of $38.50 per share of fully diluted Common Stock. The analysis of Merrill Lynch is subject to numerous assumptions with respect to future industry performance, general economic conditions and other matters, many of which are beyond the control of Liberty Financial and Colonial. Such analysis was for the purpose of assessing the overall fairness of the transaction from a financial point of view and was not intended to, and is not necessarily indicative of, actual values (including the post-Merger trading prices of the LFC Stock). Moreover, such analysis was calculated as of October 12, 1994, the date the fairness opinions were rendered to the Colonial Board, and no attempt has been made to update those valuations to reflect, among other things, current market conditions or the subsequent financial results of Colonial and LFC. Because such analysis was inherently subject to uncertainty, no person (including, without limitation, Liberty Financial or Colonial, their respective Boards of Directors or managements, or Colonial's financial advisers) assumes responsibility if future events do not conform to judgments reflected in such analysis. In particular, no assurance can be given that the post-Merger trading prices of the LFC Stock will reflect values implied by the analysis of Merrill Lynch. See "RISK FACTORS--No Available Market Valuation of Liberty Financial or Prior Public Market."



Any summary of the opinions of Colonial's financial advisers set forth in this Prospectus/Proxy Statement is qualified in its entirety by reference to the full text of the opinions. COPIES OF THE OPINIONS OF MERRILL LYNCH AND BERKSHIRE CAPITAL ARE ATTACHED HERETO AS APPENDICES II AND III, RESPECTIVELY. THE OPINIONS SHOULD BE READ IN THEIR ENTIRETY FOR DESCRIPTIONS OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, BY MERRILL LYNCH AND BERKSHIRE CAPITAL, RESPECTIVELY. See "Background and Reasons for the Merger--Opinions of Colonial Financial Advisers."


Interests of Certain Persons in the Merger

The Merger Agreement provides that Liberty Financial and Colonial, as the surviving corporation in the Merger (the "Surviving Corporation"), will provide certain indemnification for Colonial's directors and will maintain, for a period of six years, Colonial's directors' and officers' liability insurance.

In connection with the Merger Agreement, Messrs. McNeice, Emilson, Cogger, Scoon and Stern have agreed with Liberty Financial in their individual capacities as stockholders of Colonial that, at any meeting of the stockholders of Colonial called for the purpose of voting upon the Merger, all of the respective shares of Common Stock held by each of them individually and by certain of their transferees (an aggregate of 1,848,558 shares, or 25.75%, of Class A Common Stock and 143,717 shares, or 76.46%, of Class B Common Stock as of the record date for the Colonial Meeting) will be voted in favor of the Merger. Each of Messrs. McNeice, Emilson, Cogger, Scoon and Stern has also agreed, in his capacity as a stockholder of Colonial that, until the earlier of the consummation of the Merger and the termination of the Merger Agreement, such shares will not be voted for the approval of any other agreement or transaction providing for a merger, consolidation, sale of assets or other business combination of Colonial or any of its subsidiaries with any person or entity other than Liberty Financial. This agreement expires on the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms.

In connection with the Merger, Liberty Financial has granted to Messrs. McNeice and Emilson (the "Principals") certain registration rights concerning the LFC Common Stock to be acquired by such persons in the Merger. Liberty Financial has agreed that, between the first and the second anniversary of the closing date of the Merger, Liberty Financial will, upon the request of the Principals, register under the Securities Act any of the shares of LFC Common Stock acquired directly or indirectly by the Principals for sale pursuant to a registration statement on Form S-3 (but only if Liberty Financial is then eligible to use such form), and will take such other actions necessary to permit the sale thereof under applicable state law. The Principals will have the right to request only one such registration. The Principals also will have the right, which they may exercise at any time and from time to time in the future, to include the shares of LFC Common Stock held directly or indirectly by them in certain other registrations of common equity securities of Liberty Financial initiated by Liberty Financial on its own behalf. Liberty Financial will be required to pay substantially all of the costs and expenses in connection with each such registration. See "The Merger--Interests of Certain Persons in the Merger--Registration Rights Agreement" for a discussion of the factors considered by Liberty Financial in granting such registration rights to the Principals.

In connection with the Merger, each of Messrs. Cogger, Scoon and Stern will enter into three-year employment contracts with the Surviving Corporation. As of the Effective Time, Messrs. McNeice, Emilson and Cogger will be elected as directors of Liberty Financial.

Certain of the directors and executive officers of Colonial have a financial interest in the completion of the Merger because of their rights under various Colonial employee benefits plans, agreements and programs. Some of these plans, agreements and programs contain provisions that are activated upon a sale of all or substantially all assets of Colonial or any other similar transaction, which would occur if the Merger is completed. The Merger Agreement creates a retention bonus program, not previously in effect for Colonial employees, and provides for certain changes in pre-existing Colonial employee benefits plans, agreements and programs.

See "The Merger--Interests of Certain Persons in the Merger" and "--Effects of the Merger on Colonial Employee Benefits."

Terms of the Merger

General

The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, at the Effective Time, Merger Subsidiary, a wholly-owned subsidiary of Liberty Financial, will be merged with and into Colonial. Upon consummation of the Merger, the stockholders of Colonial who receive LFC Stock in the Merger, without the taking of any action, will become stockholders of Liberty Financial.

Conversion of Colonial Stock; Elections Pertaining to Merger Consideration


The Merger Agreement provides that each share of Common Stock issued and outstanding at the Effective Time (other than Dissenting Shares and certain shares held by Colonial or any of its subsidiaries or by Liberty Financial, Merger Subsidiary or any of Liberty Financial's other subsidiaries), unless an election for such share is made as described below, shall be converted into the right to receive one share of LFC Common Stock. Each holder of shares of Common Stock may elect to receive, instead of LFC Common Stock, for all or part of the Common Stock held by such holder either, but not both, of
(i) $40.00 in cash for each share of Common Stock held by such holder or (ii)
0.77 shares of LFC Preferred Stock for each share of Common Stock held by such holder ($38.50 face amount per share of Common Stock). The foregoing amounts of LFC Common Stock, cash and LFC Preferred Stock to be received by Colonial stockholders may be reduced under certain circumstances. See "The Merger--Conversion of Colonial Stock--Adjustment of Merger Consideration." Any holder of Common Stock who holds the Common Stock in two or more different names may make different elections with respect to the Common Stock held in each name. Holders who elect to receive LFC Preferred Stock may also elect, but shall not be required, to become a party to a Stockholders Agreement. The Stockholders Agreement provides, among other things, for certain restrictions on transfer of the LFC Preferred Stock and that any person who continues to hold LFC Preferred Stock on the fifth anniversary of the closing date of the Merger may at any time during the first 60 days after the fifth anniversary elect to sell to Liberty Mutual and Liberty Mutual shall be obligated to purchase all, but not less than all, of the LFC Preferred Stock then owned by such person at a price of $50.00 per share (i.e., the face amount per share of LFC Preferred Stock), plus accrued but unpaid dividends through the date of purchase. See "The Merger--Stockholders Agreement."


A Colonial stockholder who wishes to receive cash or LFC Preferred Stock in exchange for all or a portion of his or her shares of Common Stock must complete and sign the Election Form enclosed with this Prospectus/Proxy Statement and return it to The First National Bank of Boston, as paying agent (the "Paying Agent"), in the enclosed postage-prepaid envelope together with his or her stock certificate(s) representing the shares of Common Stock to be exchanged or an appropriate guaranty of delivery of such certificate(s) in the form customarily used in transactions of this nature from a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States (provided such certificate is or certificates are in fact delivered within five (5) Nasdaq trading days of the date of delivery of the guaranty). Such documents must be delivered to the Paying Agent on or prior to March 17, 1995. Any Colonial stockholder who fails to comply with the procedures set forth herein and in the Election Form will receive only LFC Common Stock in the Merger. See "THE MERGER--Conversion of Colonial Stock--Election Forms." In choosing whether to make an election, and, if so, which election to make, stockholders should be aware that the three forms of consideration available in the Merger were not designed to have equal value per share of Common Stock. See "BACKGROUND AND REASONS FOR THE MERGER--Opinions of Colonial Financial Advisers." In addition, neither Liberty Financial nor Colonial can predict the trading prices for the LFC Stock following the Merger, which will be determined by the market and will be influenced by factors beyond their control, and may well be substantially less than the $40 per share of Common Stock available under the cash election. In light of this, as of the date of this Prospectus/Proxy Statement, Liberty Financial and Colonial believe that the likelihood is remote that the option to elect cash will not be oversubscribed. Consequently, holders of Common Stock making such an election should expect to receive LFC Common Stock for some of their shares. Similarly, if the option to elect LFC Preferred Stock is oversubscribed, holders of Common Stock making an election to receive LFC Preferred Stock will receive LFC Common Stock for some of their shares. As of the date of this Prospectus/Proxy Statement, Liberty Financial and Colonial do not believe that they can predict accurately the extent (if any) to which the option to elect LFC Preferred Stock will be elected or oversubscribed. In light of the foregoing, it is critical for stockholders to make their own valuation of each element of the consideration available in the Merger (including the tax consequences to them of each such element) and to make or forego making an election accordingly.



If the number of shares of Common Stock subject to elections to receive cash or LFC Preferred Stock would result in the payment of aggregate cash in excess of $100 million or in the issuance of more than 1,040,000 shares of LFC Preferred Stock, then the amount of cash or LFC Preferred Stock payable to each holder making such election will be reduced ratably, without further action by the holder, based on the number of shares of Common Stock elected to be so treated by each stockholder and on a whole Common Stock share basis, until the aggregate cash consideration being paid no longer exceeds $100 million and/or the aggregate number of shares of LFC Preferred Stock being issued no longer exceeds 1,040,000, respectively. Holders electing to receive cash or LFC Preferred Stock will not be given the opportunity to change their elections in the event that the number of shares of Common Stock subject to elections to receive cash or LFC Preferred Stock would otherwise have exceeded such maximum aggregate limits. Each share of Common Stock not receiving the consideration for which an election was made as a result of the reduction described in the first sentence of this paragraph will be converted into the right to receive one share of LFC Common Stock. If all holders of Common Stock properly elect to receive cash for each share of Common Stock held by such holders, based on the number of shares of Common Stock outstanding as of the Record Date, each Colonial stockholder would effectively receive, for each share of Common Stock, $13.57 in cash and 0.66 shares of LFC Common Stock pursuant to the Merger.


As indicated above, to be effective, an election to receive cash or LFC Preferred Stock must be made prior to the Colonial Meeting in the manner described below under "The Merger-- Conversion of Colonial Stock--Election Forms." Each share of Common Stock for which no such timely election is received will be converted into the right to receive one share of LFC Common Stock. The shares of Common Stock held by holders who perfect appraisal rights will not be so converted. See "Appraisal Rights."

Adjustment of Merger Consideration


The number of shares of LFC Common Stock issuable in exchange for each share of Common Stock, the amount of cash payable for each share of Common Stock and the number of shares of LFC Preferred Stock issuable in exchange for each share of Common Stock (collectively, the "Consideration") are each subject to downward adjustment in the manner specified in the Merger Agreement. The adjustment, which is technical and complex as contained in the Merger Agreement, can be summarized as follows: The adjustment would be triggered by a 15% or greater decline in the value of certain assets managed by Colonial as of October 12, 1994 (the date of the original Merger Agreement) as compared to the value of the corresponding managed accounts two days prior to the closing date of the Merger. However, fluctuations in the market value of portfolio assets in such accounts (positive or negative) are to be factored out in calculating whether such a decline has occurred. Section 2.1(c)(VIII) of the Merger Agreement (Appendix I hereto) sets forth the terms of the adjustment, including the detailed mathematical formula for calculating the amount of the adjustment and the related defined terms. Exhibit D to the Merger Agreement (which appears as part of Appendix I hereto) sets forth a number of examples of how the adjustment would be calculated if specified hypothetical declines in asset values occur. As illustrated in Exhibit D, a 15% decline would result in (i) the share exchange ratio of Common Stock for LFC Common Stock being reduced from 1.0:1.0 to 0.919:1.0, (ii) the cash Consideration per share of Common Stock being reduced from $40.00 to $36.06, and (iii) the share exchange ratio of Common Stock for LFC Preferred Stock being reduced from 0.77:1.0 to 0.708:1.0. Declines greater than 15% would result in greater reductions in the Consideration to be received. The maximum amount of cash payable and the maximum amount of shares of LFC Preferred Stock issuable in the Merger also would be reduced proportionately. If the decline in asset values (calculated in accordance with Section 2.1(c)(VIII)) were to exceed 25%, then there would be no further reduction in the Consideration, but the Merger Agreement could be terminated by Liberty Financial. As of January 27, 1995, there had occurred since October 12, 1994 a 3.25% decline in the value of the relevant accounts (determined in accordance with the Section 2.1(c)(VIII) formula). See "The Merger--Conversion of Colonial Stock--Adjustment of Merger Consideration."

No Solicitations; Fiduciary Duties

Colonial has agreed in the Merger Agreement that, except as described below, neither Colonial nor any of its subsidiaries shall permit any officer, director, employee, or any investment banker, attorney or other advisor or representative of Colonial or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving Colonial or any subsidiary of Colonial, or any purchase of all or any significant portion of the assets of Colonial or any subsidiary of Colonial, or any equity interest in Colonial or any subsidiary of Colonial other than the transactions contemplated by the Merger Agreement (an "Acquisition Proposal") or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

Colonial has also agreed pursuant to the Merger Agreement that the Colonial Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Liberty Financial or Merger Subsidiary, the approval or recommendation by the Colonial Board of the Merger Agreement or the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless Colonial receives an Acquisition Proposal and the Colonial Board determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Colonial Board to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate the Merger Agreement. In the event that the Colonial Board makes such a determination, Colonial, any of its subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Colonial or any of its subsidiaries, may participate in negotiations regarding such Acquisition Proposal. Colonial will, upon demand by Liberty Financial, pay a termination fee to Liberty Financial in such an event. See "The Merger--No Solicitations; Fiduciaries Duties" and "--Termination of Merger Agreement; Fee."

Conditions to the Merger

The respective obligations of Colonial and Liberty Financial to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of certain conditions specified in the Merger Agreement, including the following:

(a) The Merger Agreement and the Merger shall have been approved and adopted by the holders of two-thirds of the outstanding shares of Class A Common Stock and the holders of two-thirds of the outstanding shares of Class B Common Stock and in compliance with the Massachusetts Business Corporation Law and other applicable law.

(b) All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from governmental agencies or regulatory authorities, in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby by Colonial, Liberty Financial and Merger Subsidiary shall have been made or obtained (as the case may be).


(c) The waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been terminated or shall have otherwise expired.


(d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(e) Certain approvals of the boards of trustees and the shareholders of certain mutual funds advised by Colonial and its subsidiaries shall have been obtained and certain other regulatory requirements with respect to such funds under the Investment Company Act shall have been satisfied.

(f) The Registration Statement on Form S-4 covering the LFC Stock to be issued in the Merger shall not be the subject of any stop order or proceedings seeking a stop order.

(g) Colonial and Liberty Financial shall have received from their respective tax counsel favorable opinions dated the closing date concerning the tax consequences of the transactions contemplated by the Merger Agreement.

The conditions described in paragraphs (b) and (c) above have been satisfied in full with respect to requirements of applicable law as in effect as of the date of this Prospectus/Proxy Statement.

The obligations of Liberty Financial, on the one hand, and Colonial, on the other hand, are also subject to the satisfaction of certain further conditions set forth in the Merger Agreement. See "The Merger--Conditions to the Merger."

Termination of the Merger Agreement; Fee

Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) by the mutual written consent of Liberty Financial and Colonial;

(b) by either Colonial or Liberty Financial if:

  (i) any required approval of the stockholders of Colonial, upon a vote at a duly held stockholders meeting or any adjournment thereof, shall not have been obtained; or

  (ii) the Merger shall not have been consummated on or before June 30, 1995, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; or

  (iii) any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action has become final and nonappealable; or

  (iv) if the Colonial Board has (A) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Liberty Financial or Merger Subsidiary, the approval or recommendation by the Colonial Board of the Merger Agreement or the Merger, (B) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal or (C) entered into any agreement with respect to any Acquisition Proposal, after determining, upon the basis of written advice of outside counsel, that such action is necessary in the exercise of its fiduciary obligation under applicable law.

(c) by Liberty Financial, if the value of portfolio assets in certain of Colonial's managed accounts declines below a specified level. See "The Merger--Conversion of Colonial Stock--Adjustment of Merger Consideration."

Fee. Under the Merger Agreement, Colonial has agreed to pay to Liberty Financial on demand $8,000,000, plus up to an additional $1,000,000 for certain expenses of Liberty Financial incurred in connection with the Merger, if an Acquisition Proposal is commenced, publicly proposed or communicated to Colonial (or the willingness of any person to make an Acquisition Proposal is publicly disclosed or communicated by Colonial) and (i) the Colonial Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger, approves or recommends such Acquisition Proposal, enters into an agreement with respect to such Acquisition Proposal or terminates the Merger Agreement, or (ii) the requisite approval of Colonial's stockholders for the Merger Agreement is not obtained at the meeting of Colonial stockholders called for such purpose.

Waiver and Amendment; Revisions to Transaction

The Merger Agreement provides that it may be amended by an instrument in writing by mutual consent of the parties thereto; provided, however, that after the approval of the Merger by the stockholders of Colonial, no amendment may be made which reduces the consideration payable in the Merger or adversely affects the rights of Colonial's stockholders without the approval of such stockholders. Colonial will notify (and seek the approval of) the holders of Common Stock of any such amendment which reduces the consideration payable in the Merger or adversely affects the rights of stockholders under the Merger Agreement. At any time prior to the Effective Time, the parties may, by written instrument,
(a) extend the time for performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant thereto or (c) waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement. As of the date of this Prospectus/Proxy Statement, neither Colonial nor Liberty Financial is aware of any material agreements or conditions contained in the Merger Agreement that are likely to be waived or amended in any material respect prior to the Effective Time; however, there can be no assurance that waivers or amendments will not occur. Stockholders will be notified of any material waivers or amendments which are made prior to the Colonial Meeting. The Colonial Board does not intend to notify stockholders of any other waiver or amendment of the Merger Agreement (subject to the limitations on amendments to the Merger Agreement described above).

Securities to be Issued by Liberty Financial in the Merger

The Merger Agreement provides that each share of Common Stock issued and outstanding at the Effective Time (other than Dissenting Shares and certain shares held by Colonial or any of its subsidiaries or by Liberty Financial or any of its subsidiaries), unless an election for such share is made as described below, shall be converted into the right to receive one share of LFC Common Stock. Each holder of shares of Common Stock may elect to receive, instead of LFC Common Stock, for all or part of the Common Stock held by such holder either, but not both, of (i) $40.00 in cash for each share of Common Stock held by such holder or (ii) 0.77 shares of LFC Preferred Stock for each share of Common Stock held by such holder ($38.50 face amount per share of Common Stock). Holders who elect to receive LFC Preferred Stock may also elect, but shall not be required, to become a party to a Stockholders Agreement. See "Comparison of Stockholders' Rights and Description of LFC Capital Stock" for a description of the LFC Stock and the Stockholders Agreement.

Prior to the Merger, there has been no public market for the LFC Stock. The LFC Common Stock has been approved for listing on the New York Stock Exchange, subject to a condition as to the minimum number of holders thereof and to official notice of issuance. If such condition as to the number of stockholders is not met, the LFC Common Stock will be included on Nasdaq. The LFC Preferred Stock will not be listed on any stock exchange or on Nasdaq and it is not anticipated that any public market will develop for the LFC Preferred Stock.

Certain Federal Income Tax Consequences of the Transactions Contemplated by the Merger Agreement

Consummation of the Merger is conditioned upon delivery to Liberty Financial and Colonial of opinions from their respective tax counsel substantially to the effect that on the basis of certain facts and representations, for federal income tax purposes the Parent Contribution and the transfer of stock of Colonial by its stockholders pursuant to the Merger, taken together, constitute an integrated exchange of property for stock described in Section 351 of the Code as to which no gain or loss shall be recognized, except, in the case of holders of Common Stock, with respect to cash received by such holders in accordance with the Merger Agreement (including cash received by the holders of Dissenting Shares).

BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT COLONIAL STOCKHOLDERS CONSULT THEIR TAX ADVISERS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL, AND FOREIGN) TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Accounting Treatment of the Merger

Liberty Financial intends to treat the Merger as a "purchase" for accounting and financial statement reporting purposes.

Listing of LFC Stock

Under the Merger Agreement, it is a condition precedent that the LFC Common Stock to be issued in the Merger shall have been (i) approved for listing on the New York Stock Exchange or (ii) approved for inclusion on Nasdaq and for listing on the Boston Stock Exchange. The LFC Common Stock has been approved for listing on the New York Stock Exchange, subject to a condition as to the minimum number of holders and to official notice of issuance. If this condition is not met, the LFC Common Stock will be listed on Nasdaq and the Boston Stock Exchange. The LFC Preferred Stock will not be listed on any exchange or on Nasdaq and it is not anticipated that any public market will develop for the LFC Preferred Stock.

Appraisal Rights

Under Massachusetts law, holders of Common Stock who comply with the requirements of Massachusetts law are entitled to appraisal rights with respect to their shares of Common Stock. See "Appraisal Rights."

                             The Colonial Meeting

Date, Time and Place


The Colonial Meeting will be held on March 20, 1995 at 1:00 p.m., local time, at One Financial Center, Second Floor, Room B, Boston, Massachusetts.


Purpose of the Meeting

The purpose of the Colonial Meeting is to consider and vote on a proposal to adopt and approve the Merger Agreement, pursuant to which Colonial will become a wholly-owned subsidiary of Liberty Financial and an indirect majority-owned subsidiary of Liberty Mutual. Each share of Common Stock (other than Dissenting Shares and certain shares owned by Liberty Financial, Colonial or their subsidiaries) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of LFC Common Stock, unless an election is made otherwise by holders of Common Stock. If a Colonial stockholder so elects, any or all of the shares of Common Stock held by such holder shall be converted into either, but not both, of (i) the right to receive $40.00 in cash for each share of Common Stock, or (ii) the right to receive 0.77 shares of LFC Preferred Stock for each share of Common Stock ($38.50 face amount per share of Common Stock). Notwithstanding the foregoing, the total cash paid to Colonial stockholders electing to receive cash will be limited to $100 million and the total number of shares of LFC Preferred Stock to be issued to stockholders electing to receive LFC Preferred Stock will be limited to 1,040,000 shares. If the number of shares subject to elections to receive cash or LFC Preferred Stock would result in more than $100 million in cash being paid and/or more than 1,040,000 shares of LFC Preferred Stock being issued, then, in either case, the number of shares of Common Stock subject to such election shall be reduced ratably, on a whole Common Stock share basis, based on the number of shares of Common Stock elected to be so treated by each stockholder until the aggregate cash consideration being paid no longer exceeds $100 million and/or the aggregate number of shares of LFC Preferred Stock being issued no longer exceeds 1,040,000, respectively. Each share of Common Stock not receiving the consideration for which an election was made as a result of such reduction will be converted into the right to receive one share of LFC Common Stock. Holders who elect to receive shares of LFC Preferred Stock also may elect, but shall not be required, to become parties to a Stockholders Agreement described below under "THE MERGER--Stockholders Agreement." The foregoing per share and aggregate amounts of LFC Common Stock, cash and LFC Preferred Stock to be received by Colonial stockholders may be reduced under certain circumstances. See "THE MERGER--Conversion of Colonial Stock--Adjustment of Merger Consideration."

Record Date; Shares Entitled to Vote; Number of Record Holders

Holders of record of shares of Class A Common Stock at the close of business on January 27, 1995 (the "Record Date") will be entitled to vote as a class at the Colonial Meeting. As of such date, there were approximately 186 holders of record of Class A Common Stock and 7,179,173 shares of Class A Common Stock outstanding. Holders of record of shares of Class B Common Stock at the close of business on January 27, 1995 will be entitled to vote as a class at the Colonial Meeting. As of such date, there were 15 holders of record of Class B Common Stock and 187,967 shares of Class B Common Stock outstanding. Stockholders of record on the Record Date are entitled to one vote per share of Class A Common Stock, and one vote per share of Class B Common Stock, held by them on such date.

Votes Required; Election Form

The affirmative vote of the holders of two-thirds of the shares of Class A Common Stock outstanding on the Record Date and the holders of two-thirds of the shares of Class B Common Stock outstanding on the Record Date, voting as separate classes, is required to adopt and approve the Merger Agreement. Since the requisite votes are required with respect to all outstanding shares of each class of Common Stock, an abstention will have the same effect as a vote against approval of the Merger Agreement. As of the Record Date, directors and officers of Colonial and its subsidiaries as a group were entitled to vote 37.11% of the outstanding shares of Class A Common Stock and 90.82% of the outstanding shares of Class B Common Stock. Directors and officers of Colonial (and certain transferees thereof) owning in the aggregate 25.75% of the outstanding Class A Common Stock and 76.46% of the outstanding Class B Common Stock as of such date have agreed with Liberty Financial to vote their Common Stock in favor of the Merger at the Colonial Meeting. See "THE MERGER--Interests of Certain Persons in the Merger-- Voting Agreement." As a result of such agreement, Colonial believes that the requisite approval of the holders of the Class B Common Stock will be obtained. Unless the Merger Agreement is adopted and approved by the Colonial stockholders, Colonial will not consummate the Merger.

A proxy card for use at the Colonial Meeting accompanies this Prospectus/Proxy Statement. Proxies may be solicited by using the mails and by means of personal interview, telephone and wire. The cost of soliciting proxies from the holders of Common Stock will be borne by Colonial (except that the expenses incurred in connection with the printing and mailing of this Prospectus/Proxy Statement will be shared equally by Colonial and Liberty Financial). Colonial has retained Shareholder Communications Corporation to assist in the solicitation of proxies, and the fee to be paid to such firm is not expected to exceed $5,000, plus reimbursement for reasonable out-of-pocket costs and expenses. Shareholder Communications Corporation also provides proxy solicitation services for certain Colonial mutual funds. Proxies may also be solicited by officers and other employees of Colonial. Officers and other employees of Colonial will not receive additional compensation for the solicitation of proxies. Colonial will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Prospectus/Proxy Statement and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock. A holder of Common Stock may use his or her proxy if he or she does not attend the Colonial Meeting or wishes to have his or her shares voted by proxy even if he or she does attend the Colonial Meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the Clerk of Colonial, or by submitting a proxy having a later date, or by such person appearing at the Colonial Meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED IN FAVOR OF THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT.


Also accompanying this Prospectus/Proxy Statement is a letter of transmittal and election form and other related materials (collectively, the "Election Form") pursuant to which each holder of Common Stock may elect, subject to the terms described herein, to receive cash or LFC Preferred Stock in the Merger. An election by a holder of Colonial shares to receive cash or LFC Preferred Stock shall have been duly made only if the Paying Agent shall have received by 5:00 p.m., New York City time, on the day which is one business day prior to the Colonial Meeting (Friday, March 17, 1995) (the "Election Deadline"), a properly completed and duly executed Election Form accompanied by either (i) the certificate or certificates of Common Stock covered by such Election Form duly endorsed or otherwise acceptable for transfer or (ii) an appropriate guaranty of delivery of such certificate or certificates (provided that such certificates are in fact delivered within five (5) Nasdaq trading days of the date of delivery of the guaranty). Liberty Financial shall have the right to make reasonable determinations and to establish reasonable procedures in guiding the Paying Agent in its determination as to the validity of Election Forms and of any revisions, revocation or withdrawal thereof. Any stockholder who has made an election may change or revoke that election at any time prior to the Election Deadline by submitting a revised Election Form or a notice of revocation, as the case may be, to the Paying Agent prior to such deadline. Any stockholder who fails to make a proper election prior to the Election Deadline will be entitled to receive only LFC Common Stock in the Merger.


In choosing whether to make an election, and, if so, which election to make, stockholders should be aware that the three forms of consideration available in the Merger were not designed to have equal value per share of Common Stock. See "BACKGROUND AND REASONS FOR THE MERGER--Opinions of Colonial Financial Advisers." In addition, neither Liberty Financial nor Colonial can predict the trading prices for the LFC Stock following the Merger, which will be determined by the market and will be influenced by factors beyond their control, and may well be substantially less than the $40 per share of Common Stock available under the cash election. In light of this, as of the date of this Prospectus/Proxy Statement, Liberty Financial and Colonial believe that the likelihood is remote that the option to elect cash will not be oversubscribed. Consequently, holders of Common Stock making such an election should expect to receive LFC Common Stock for some of their shares. Similarly, if the option to elect LFC Preferred Stock is oversubscribed, holders of Common Stock making an election to receive LFC Preferred Stock will receive LFC Common Stock for some of their shares. As of the date of this Prospectus/ Proxy Statement, Liberty Financial and Colonial do not believe that they can predict accurately the extent (if any) to which the option to elect LFC Preferred Stock will be elected or oversubscribed. In light of the foregoing, it is critical for stockholders to make their own valuation of each element of the consideration available in the Merger (including the tax consequences to them of each such element) and to make or forego making an election accordingly.


Two or more holders of Common Stock who are determined to own constructively the Common Stock owned by each other by virtue of Section 318(i) of the Code and who so certify to the Paying Agent's satisfaction, and any single holder of Common Stock who holds such holder's Common Stock in two or more different names and who so certifies to the Paying Agent's satisfaction, may submit a joint Election Form covering the aggregate Common stock owned by all such holders who are a single holder, as the case may be. Each such group of holders which, and each such single holder who, submits a joint Election Form shall be treated as a single holder of Common Stock.

Record holders of Common Stock who are nominees only may submit a separate Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that at the request of the Paying Agent, such record holder shall certify to the satisfaction of the Paying Agent that such record holder holds such Common Stock as nominee for the beneficial owner thereof. Each beneficial owner for which an Election form is submitted will be treated as a separate holder of Common Stock, subject, however, to the immediately preceding paragraph dealing with joint Election Forms.

Holders of Common Stock should not send stock certificates with their proxies. Holders of common stock who wish to elect to receive cash or LFC Preferred Stock, however, are required to send stock certificates (or appropriate guaranties of delivery) with their election forms, as described above. See "The Merger--Conversion of Colonial Stock--Election Forms."

        MARKET PRICE OF COLONIAL COMMON STOCK; COLONIAL CASH DIVIDENDS;
                       PRINCIPAL COLONIAL STOCKHOLDERS

Colonial's Class A Common Stock is traded on Nasdaq (symbol "COGRA") and is listed on the Boston Stock Exchange. The table below sets forth, for the quarters indicated, the high and low sale prices of the Class A Common Stock as reported on Nasdaq. There is no public market for Colonial's Class B Common Stock. The table below also sets forth, for the quarters indicated, cash dividends paid by Colonial on its Class A Common Stock and Class B Common Stock.

                                                                     Cash Dividends
                                              High        Low           Per Share
Fiscal 1995
1st Quarter (through February 7, 1995)       $34.50      $32.25          $0.15(1)

Fiscal 1994
4th Quarter                                  $37.00      $28.75            $0.15
3rd Quarter                                   31.75       25.50            0.15
2nd Quarter                                   27.00       22.50            0.15
1st Quarter                                   29.25       23.38            0.15

Fiscal 1993
4th Quarter                                  $32.63      $28.00            $0.15
3rd Quarter                                   32.00       25.00            0.15
2nd Quarter                                   26.00       23.75            0.15
1st Quarter                                   27.50       23.50            0.15

Fiscal 1992
4th Quarter                                  $26.25      $21.25            $0.15
3rd Quarter                                   22.25       18.50            0.15
2nd Quarter                                   19.75       18.00            0.15
1st Quarter                                   20.50       15.75            0.15

(1) Payable on February 22, 1995 to shareholders of record as of February 8, 1995.


On October 12, 1994, the last business day immediately prior to the date on which the Merger was publicly announced, the last reported sale price of the Class A Common Stock was $32.25 per share. On February 7, 1995, the last reported sale price of the Class A Common Stock was $33.06 per share. Colonial stockholders are urged to obtain current market quotations for the Class A Common Stock.


Security Ownership of Certain Beneficial Owners and Management of Colonial

The following table sets forth the number of shares of Class A and Class B Common Stock beneficially owned as of January 1, 1995 by (i) each stockholder who is known by Colonial to own beneficially more than 5% of the outstanding Common Stock, (ii) certain of Colonial's directors and executive officers and
(iii) all Colonial executive officers and directors as a group. Except as otherwise indicated, to Colonial's knowledge, all shares are beneficially owned, and sole investment and voting power is held, by the persons named as owners.

                            Class B Common Stock (Voting)    Class A Common Stock (Non-Voting)
Name                         Number of Shares    Percent      Number of Shares       Percent
Harold W. Cogger (1)              12,000           6.21%            131,300(2)         1.83%
James C. Emery (3)                  --              --                9,500(4)         0.13%
C. Herbert Emilson
  (1)(5)                          43,780          22.65%            653,170(6)(7)      9.11%
Gordon B. Greer (3)                 --              --              236,791(4)(7)      3.30%
John A. McNeice, Jr.
  (1)(8)                         110,437          57.15%          1,933,170(6)(7)     26.96%
Davey S. Scoon (1)(8)             13,500           6.98%            264,733(9)(10)     3.69%
William W. Treat (3)                --              --               10,000(4)(11)     0.14%
Eagle Asset Management,
  Inc.                              --              --              958,755(12)       13.37%
Heine Securities Corp.              --              --              714,200(13)        9.96%
James H. Orr, Jr.                   --              --              399,765            5.58%
Arthur O. Stern                    3,000           1.55%             78,758(14)        1.10%
All Executive Officers
  and Directors as a
  Group (eight persons)          170,717(15)      88.35%          2,689,261(16)       37.50%

(1) The address of Messrs. Cogger, Emilson, McNeice, Scoon and Stern is c/o The Colonial Group, Inc., One Financial Center, Boston, MA 02111.


(2) Includes exercisable options to purchase 61,800 shares granted under Colonial's 1986 Stock Option Plan, as amended.


(3) The address of Mr. Emery is P.O. Box 2971, Carmel, CA 93921, the address of Mr. Greer is c/o Bingham, Dana & Gould, 150 Federal Street, Boston, MA 02110 and the address of Mr. Treat is P.O. Box 800, Stratham, NH 03885.


(4) Includes, for each of Messrs. Emery, Greer and Treat, exercisable options to purchase 4,500 shares granted under Colonial's 1986 Stock Option Plan, as amended, and 4,000 shares under Colonial's Director Stock Option Plan.



(5) Includes 157,036 shares of Class A Common Stock and 15,000 shares of Class B Common Stock owned of record by Pauline V. Emilson, as to which shares C. Herbert Emilson disclaims any beneficial ownership.


(6) Includes exercisable options to purchase 65,300 shares granted under Colonial's 1986 Stock Option Plan, as amended.

(7) Includes 63,000 shares held in trust under the C. Herbert Emilson and Pauline V. Emilson Charitable Remainder Unitrust, and 161,291 shares held in trust under the C. Herbert Emilson and Pauline V. Emilson Charitable Annuity Trust, as to which shares Mr. Greer, Mr. McNeice and Mrs. Emilson, as trustees, share voting and investment power and disclaim any beneficial ownership.


(8) Includes 179,579 shares of Class A Common Stock and 12,000 shares of Class B Common Stock held in trust under the Irrevocable Trust Agreement for Children dated September 24, 1985 (of C. Herbert Emilson), as to which shares Messrs. McNeice, Scoon and Linda S. Dalby, as trustees, share voting and investment power and disclaim any beneficial ownership.


(9) Includes exercisable options to purchase 68,600 shares granted under Colonial's 1986 Stock Option Plan, as amended.

(10) Includes 16,054 shares owned by Kristine L. Scoon and 500 shares owned by Davey S. Scoon as custodian for Jessica Scoon under UTMA, as to which shares Davey S. Scoon disclaims beneficial ownership.

(11) Includes 1,000 shares owned by Savoy Capital of which Mr. Treat is a General Partner.

(12) The address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, FL 33733-0520. The number of shares of Common Stock held is as reported on a Schedule 13G dated February 8, 1994.

(13) The address of Heine Securities Corp. is 51 JFK Parkway, Short Hills, NJ 07078. The number of shares of Common Stock held is as reported on a Schedule 13G dated May 5, 1994.

(14) Includes exercisable options to purchase 62,200 shares granted under Colonial's 1986 Stock Option Plan, as amended.

(15) Includes (without duplication of beneficial ownership) 12,000 shares held under the Irrevocable Trust Agreement for Children dated September 24, 1985 (of C. Herbert Emilson), as to which shares Messrs. McNeice, Scoon and Linda S. Dalby, as trustees, share voting and investment power and disclaim any beneficial ownership, and (ii) 15,000 shares held of record by Pauline V. Emilson, as to which shares C. Herbert Emilson disclaims any beneficial ownership.

(16) Includes (without duplication of beneficial ownership) (i) 179,579 shares held in trust under the Irrevocable Trust Agreement for Children dated September 24, 1985 (of C. Herbert Emilson), 63,000 shares held in trust under the C. Herbert Emilson and Pauline V. Emilson Charitable Remainder Unitrust and 161,291 shares held in trust under the C. Herbert Emilson and Pauline V. Emilson Charitable Remainder Annuity Trust, (ii) 157,036 shares held of record by Pauline V. Emilson and (iii) exercisable options to purchase 348,700 shares granted under Colonial's 1986 Stock Option Plan, as amended. See footnotes (2), (4), (5), (6), (7), (8), (9), (10) and (11) above.

                              SUMMARY FINANCIAL DATA

The following tables captioned "Liberty Financial Companies, Inc.--Summary Financial Data" and "The Colonial Group, Inc.--Summary Financial Data" set forth a summary of historical financial data for Liberty Financial and Colonial for each of the five years in the period ended December 31, 1993 and for the nine month periods ended September 30, 1993 and 1994. The per share data set forth in "Liberty Financial Companies, Inc.--Summary Financial Data" have not been adjusted for the Parent Contribution which is to be effected immediately prior to the Effective Time of the Merger.


Historical summary financial data has not been presented for New LFC, Inc. as it was formed on January 26, 1995. Parent will contribute (immediately prior to the Effective Time) all of its assets (other than (i) its existing equity interest in Liberty Financial and (ii) a promissory note of a wholly-owned subsidiary of Parent in the principal amount of $30.0 million held by Parent) to Liberty Financial in exchange for 22,812,200 additional shares of LFC Common Stock and the assumption by Liberty Financial of all of Parent's liabilities (including, without limitation, all unknown, contingent or otherwise inchoate liabilities) in existence immediately prior to such contribution. See "CERTAIN INFORMATION REGARDING LIBERTY FINANCIAL--Corporate Structure and History." The transfer of such assets and liabilities will be recorded at historical cost and will be accounted for as if it were a pooling-of-interests. As of the Effective Time, the historical consolidated financial statements of Parent and its subsidiaries will effectively become those of Liberty Financial and its subsidiaries.


The following table captioned "Liberty Financial Companies, Inc.--Pro Forma Condensed Consolidated Summary Financial Data" sets forth pro forma condensed consolidated summary financial data for the year ended December 31, 1993 and for the nine-month period ended September 30, 1994 and as of September 30, 1994, giving effect to the Merger on the basis described in the notes to the unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus/Proxy Statement. Certain pro forma consolidated summary financial data are derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus/Proxy Statement and should be read in conjunction with those statements. See "Unaudited Pro Forma Condensed Consolidated Financial Information." Pro forma per share amounts are presented based on the exchange ratio of one share of LFC Common Stock for each outstanding share of Colonial Common Stock. The pro forma data set forth in the tables do not reflect expenses anticipated to be incurred in connection with the Merger by Liberty Financial and Colonial or the cost savings that may result from the Merger. The pro forma data may not be indicative of the results that actually would have occurred if the Merger had been in effect during periods presented or which may be attained in the future. See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

                              SUMMARY FINANCIAL DATA
                     (in millions, except per share data)

          Liberty Financial Companies, Inc.--Summary Financial Data

                                                                                          Nine Months Ended
                                             Year Ended December 31,                        September 30,
                                1989        1990        1991       1992        1993         1993       1994
                            (unaudited)                                                      (unaudited)
Statement of Operations Data(1)
Revenues:
 Net investment income        $  542.4    $  627.3    $  692.9   $  710.0   $   675.3    $   511.7    $513.0
 Investment management
   revenues and other
  fees(2)                         62.5        72.3        81.8       94.1       106.0         78.0      77.6
 Securities commissions
  and  other revenues(3)          42.1        39.8        64.3       67.0        88.5         64.3      72.9
 Realized investment
  gains  (losses)                (16.6)       (4.9)        8.6        3.4        10.6         11.6       2.9
  Total revenues                 630.4       734.5       847.6      874.5       880.4        665.6     666.4
Expenses:
 Interest credited to
   policyholders                 431.1       503.9       568.9      569.6       501.1        381.4     352.2
 Operating expenses(4)           126.7       136.8       162.4      181.0       215.6        155.3     165.8
 Option plan
  compensation
   expense(5)                    --          --             .2      --           22.1          1.5       6.7
 Amortization of value
  of  insurance in force
  and  deferred policy
  acquisition  costs              36.7        42.9        47.1       49.8        62.5         46.7      53.2
 Amortization of
  intangible  assets(6)           22.4        24.3        25.6       42.3        15.0         13.4       4.4
 Guaranty fund
  expense(7)                        .2          .1         3.2       35.0         3.7          2.7       5.4
 Interest expense(8)              12.7          .4          .2       ---         ---          ---        2.7
  Total expenses                 629.8       708.4       807.6      877.7       820.0        601.0     590.4
 Income (loss) before
  income  taxes(9)                 0.6        26.1        40.0       (3.2)       60.4         64.6      76.0
 Provision for income
  taxes                           11.4        12.0        19.1        9.3        29.1         23.3      27.0
  Net income (loss)           $  (10.8)   $   14.1    $   20.9   $  (12.5)  $    31.3    $    41.3    $ 49.0
Per Share Data(10)
 Net income (loss)(11)        $  (1.20)   $   1.57    $   2.32   $  (1.39)  $    3.33    $    4.59    $ 5.24
 Book value(12)                  31.94       50.22       68.84      68.08       70.98        72.53     71.92

                                                    December 31,                          September 30, 1994
                                1989         1990        1991       1992        1993
Balance Sheet Data(1)
 Total investments            $5,550.9    $6,444.2    $6,929.8   $8,151.6   $ 8,411.7         $ 8,804.0
 Intangible assets(13)           105.1       118.0        92.5       50.2        35.2              30.8
 Total assets                  6,657.7     7,778.1     8,954.4    9,798.3    10,325.0          10,858.3
 Long-term debt(8)               148.0       --          --         --          --                   --
 Stockholder's equity(8)         287.5       452.0       619.6      612.7       638.8             647.4

( 1) Liberty Financial commenced operations in its present form as of January 1, 1990 when Liberty Mutual contributed to Liberty Financial Liberty Mutual's ownership interest in its financial services subsidiaries. See "Certain Information Regarding Liberty Financial--General." Accordingly, the 1989 financial data have been combined to reflect the historical financial information for such subsidiaries as if Liberty Financial had been in existence and Liberty Mutual had contributed to Liberty Financial its interests in such subsidiaries on the dates on which Liberty Mutual initially acquired ownership thereof. The combined financial data for 1989 are unaudited.

( 2) Investment management revenues and other fees for the nine months ended September 30, 1994 include $1.1 million related to certain client relationships that were terminated during the period. See "Certain Information Regarding Liberty Financial--Management's Discussion and Analysis of Results of Operations and Financial Condition."

( 3) Security commissions for the nine months ended September 30, 1994 include $21.3 million (including one bank client's commissions of $17.3 million) related to certain bank relationships that were terminated during the period. In addition, other revenues include $4.1 million of payments received in connection with one of the terminated programs. Other revenues are comprised of premium income and policyholder assessments and other revenues which, collectively, include surrender charges, mortality charges, policy fees earned, contract fees assessed and premiums on life-contingent supplementary contracts and immediate annuities. See "Certain Information Regarding Liberty Financial--Management's Discussion and Analysis of Results of Operations and Financial Condition."

( 4) Operating expenses are comprised of operating expenses, policy benefits and claims and commission expense.

( 5) See "Certain Information Regarding Liberty Financial--Management's Discussion and Analysis of Results of Operations and Financial
Condition--Option Plan Compensation Expense" for a discussion of option plan compensation expense.

( 6) In 1992, Liberty Financial changed its estimate of the carrying value of certain intangible assets related to Stein Roe which resulted in additional amortization expense of $21.0 million in 1992. See "Certain Information Regarding Liberty Financial--Management's Discussion and Analysis of Results of Operations and Financial Condition--Amortization Charge."

( 7) In 1992, Keyport accrued $28.2 million for anticipated guaranty fund assessments in connection with the failure of certain insurance companies. See "Risk Factors--Guaranty Fund Assessments" and "Certain Information Regarding Liberty Financial--Management's Discussion and Analysis of Results of Operations and Financial Condition."

( 8) In 1990, the decrease in long-term debt and interest expense, and the increase in stockholder's equity, reflect the contribution to the capital of Liberty Financial by Liberty Mutual of previously outstanding indebtedness of approximately $145.0 million. The increase in stockholder's equity in 1991 reflects an additional capital contribution from Liberty Mutual of $142.5 million. See "Certain Information Regarding Liberty Financial--Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

( 9) For a discussion relating to Liberty Financial's income taxes, see "Certain Information Regarding Liberty Financial--Management's Discussion and Analysis of Results of Operations and Financial Condition--Provision for Income Taxes" and Note 7 of Notes to Liberty Financial's Consolidated Financial Statements.

(10) The per share data have not been adjusted for the Parent Contribution that is to be effected immediately prior to the Effective Time of the Merger.

(11) Based on the weighted average number of shares of LFC Common Stock and common stock equivalents outstanding during each of the periods.

(12) Book value per share is computed by dividing total stockholder's equity (including intangible assets) by the 9,000,000 shares of LFC Common Stock outstanding at the end of the respective periods, except September 30, 1994, when 9,001,000 shares were outstanding.

(13) Intangible assets represent intangible assets acquired through business combinations accounted for as a purchase.

                The Colonial Group, Inc.--Summary Financial Data
                     (in millions, except per share data)

                                                                                           Nine Months Ended
                                                 Year Ended December 31,                     September 30,
                                    1989       1990       1991       1992       1993        1993       1994
                                                                                              (unaudited)
Statement of Operations Data
Revenues:
 Investment management
   revenues and other fees(1)       $61.2      $59.9      $64.3     $ 76.9      $104.1     $ 75.0       $ 85.1
 Securities commissions and
   other revenues(2)                 12.5       15.8       22.2       28.7        46.7       33.4         37.9
  Total revenues                     73.7       75.7       86.5      105.6       150.8      108.4        123.0
Expenses:
 Operating expenses                  55.0       57.8       65.7       75.8        93.4       67.9         69.4
 Amortization of deferred
   sales commissions(3)               1.1        1.8        2.5        5.7        20.0       13.2         23.8
 Interest (income) expense(4)        (2.0)      (2.6)      (2.1)      (1.1)        4.5        2.9          5.3
  Total expenses                     54.1       57.0       66.1       80.4       117.9       84.0         98.5
 Income before income taxes          19.6       18.7       20.4       25.2        32.9       24.4         24.5
 Provision for income taxes           7.4        7.1        8.1        9.9        12.9        9.7         10.7
 Net income                         $12.2      $11.6      $12.3     $ 15.3      $ 20.0     $ 14.7       $ 13.8
Per Share Data
 Net income(5)                      $1.53      $1.45      $1.58     $ 2.03      $ 2.65     $ 1.95       $ 1.79
 Dividends declared                   .40        .40        .50        .60         .60        .45          .45
 Book value                          5.99       6.93       7.70       8.82       11.24      10.42        12.71
                                                       December 31,                              September 30,
                                    1989       1990       1991       1992        1993              1994
                              (unaudited)
Balance Sheet Data
 Total assets                       $73.6      $83.0      $94.8     $138.9      $243.4                  $239.0
 Long-term debt(4)                    1.1        2.4        2.4       21.7       102.6                   100.0
 Stockholders' equity                47.3       54.6       57.6       63.7        82.2                    93.5

(1) Investment management revenues and other fees are comprised primarily of mutual fund management fees and transfer agency fees.

(2) Securities commissions and other revenues are comprised primarily of sales commissions and asset-based sales charges and service fees.

(3) In May, 1992, Colonial began actively marketing a second class of mutual fund shares ("Class B" shares) that feature a contingent deferred sales charge and an asset-based sales charge in lieu of the typical sales charge at the time of purchase by the shareholder. Prior thereto, only a limited number of Colonial mutual funds had contingent deferred sales charges. Accordingly, deferred sales commissions and the amortization of deferred sales commissions related to Class B share sales increased substantially in 1992 and thereafter.

(4) The introduction of Class B shares in May, 1992 resulted in the issuance of indebtedness to finance commissions pertaining to sales of Class B shares. The related interest expense exceeded the recorded amounts of interest income in 1993 and thereafter.

(5) Based on the weighted average number of common and common stock equivalents outstanding during each of the periods.

                           SUMMARY FINANCIAL DATA
                     (in millions, except per share data)

 Liberty Financial Pro Forma Condensed Consolidated Summary Financial Data(1)

                                                                                Nine Months
                                                           Year Ended              Ended
                                                       December 31, 1993    September 30, 1994
                                                                      (unaudited)
Statement of Operations Data
Revenues:
 Net investment income                                     $  675.3             $   513.0
 Investment management revenues and other fees                210.1                 162.7
 Securities commissions and other revenues                    135.2                 110.8
 Realized investment gains                                     10.6                   2.9
  Total revenues                                            1,031.2                 789.4
Expenses:
 Interest credited to policyholders                           501.1                 352.2
 Operating expenses                                           309.0                 235.2
 Option plan compensation expense                              22.1                   6.7
 Amortization of value of insurance in force and
  deferred  policy acquisition costs                           62.5                  53.2
 Amortization of intangible assets                             38.3                  21.9
 Amortization of deferred sales commissions                     3.4                   4.0
 Guaranty fund expense                                          3.7                   5.4
 Interest expense                                              15.4                  16.2
  Total expenses                                              955.5                 694.8
 Income before income taxes                                    75.7                  94.6
 Provision for income taxes                                    29.1                  27.0
 Net income                                                $   46.6             $    67.6

Per Share Data
 Net income                                                $    1.68            $     2.44
 Book value                                                                          28.50
 Ratio of earnings to combined fixed charges and
  preferred  stock dividends(2)                                 3.31x                 4.19x

Balance Sheet Data                                                           SEPTEMBER 30, 1994
 Total investments                                                              $ 8,823.8
 Intangible assets                                                                  315.1
 Total assets                                                                    11,254.5
 Long-term debt                                                                     230.0
 Stockholders' equity                                                               750.1

(1) These pro forma condensed consolidated summary financial data were derived from the Unaudited Pro Forma Condensed Consolidated Financial Information contained elsewhere in this Prospectus/Proxy Statement.

(2) For purposes of computing the earnings to combined fixed charges and preferred stock dividends: (i) earnings consist of pro forma income before income taxes and fixed charges; and (ii) fixed charges consist of pro forma interest on borrowings, the amount of pro forma pre-tax income necessary to cover preferred stock dividends and accretion of preferred stock carrying amount to redemption amount, and the portion of pro forma rent expense representative of an interest factor.

                           COMPARATIVE PER SHARE DATA
                                 (Unaudited)

The following table sets forth for the year ended December 31, 1993 and the nine-month period ended September 30, 1994 selected historical per share data of Liberty Financial and Colonial and the corresponding pro forma amounts giving effect to the Merger. The data presented are based upon the consolidated financial statements of Liberty Financial included in this Prospectus/Proxy Statement, the consolidated financial statements of Colonial incorporated herein by reference, and the unaudited pro forma condensed consolidated financial information, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma consolidated financial statements and information. These data are not necessarily indicative of the results of the future operations of the combined companies subsequent to the Merger.

                                                        Liberty Financial                      Pro Forma
                                             Parent             As           Historical      Consolidated
                                           Historical      Adjusted(1)      Colonial(2)    Liberty Financial
Net income per share:
 Year ended December 31, 1993                $ 3.33           $ 1.32           $ 2.65         $   1.68
 Nine months ended September 30, 1994          5.24             2.08             1.79             2.44
Book value per common share:
 December 31, 1993                            70.98            28.00            11.24          N/A
 September 30, 1994                           71.92            28.38            12.71            28.50
Cash dividends per common share:
 Year ended December 31, 1993                  --               --               0.60             0.60(3)
 Nine months ended September 30, 1994          --               --               0.45             0.45(3)

(1)Adjusted to reflect the effect of the Parent Contribution and the resultant issuance of 22,816,494 shares of LFC Common Stock immediately prior to the Effective Time.


(2)Colonial's per share historical amounts are not adjusted, as the exchange of Common Stock for LFC Common Stock will be on a one-for-one basis.


(3)Amounts represent Colonial's historical dividends per share.

      ORGANIZATIONAL STRUCTURE OF LIBERTY FINANCIAL FOLLOWING THE MERGER

Set forth below is a functional organizational chart of Liberty Financial following the Effective Time reflecting management controls and reporting lines, as opposed to legal structures of direct and indirect parent/subsidiary relationships. Such legal structures are disclosed on
Exhibit 21.1 of the Registration Statement.

[REPRESENTATION OF GRAPHICAL FLOWCHART]

[Liberty Mutual] [Liberty Financial] [Former Colonial Stockholders]
                                [Keyport]
[Stein Roe] [Colonial] [Bank Marketing Group] [Other Business]

                                  INTRODUCTION

This Prospectus/Proxy Statement is being furnished to stockholders of Colonial in connection with the solicitation by the Colonial Board of proxies for use at the Colonial Meeting to be held at the time and place noted below. This Prospectus/Proxy Statement is also furnished in connection with the registration under the Securities Act of the LFC Stock being offered to the Colonial stockholders in connection with the Merger.

                                 RISK FACTORS

In addition to the other information contained in this Prospectus/Proxy Statement, Colonial stockholders should carefully consider the following factors in determining whether to approve the Merger Agreement and the transactions contemplated thereby. Except as otherwise indicated, cross references in this section are to the applicable discussion under "Certain Information Regarding Liberty Financial" below.

Keyport's Investment Performance and Interest Rate Risk. Net investment income and interest credited to annuity and life insurance policyholders are Liberty Financial's largest revenue and expense items, respectively. For 1992, 1993 and the nine months ended September 30, 1994, net investment income of approximately $710.0 million, $675.3 million and $513.0 million, respectively, accounted for 81.2%, 76.7% and 77.0%, respectively, of total revenues, and interest credited to policyholders of approximately $569.6 million, $501.1 million and $352.2 million, respectively, accounted for 64.9%, 61.1% and 59.7%, respectively, of total expenses. The amount by which net investment income exceeds interest credited to policyholders is the "investment spread." Liberty Financial's results of operations and financial condition are substantially dependent on Keyport's ability to manage effectively its investment spread. Although to date Keyport's investment spread has been positive, there can be no assurances that Keyport will continue to realize investment spreads at levels necessary for Liberty Financial to remain profitable. See "Business--Keyport--General Account Investments."

Interest rate risk occurs when interest rate changes cause asset cash flows (general account investment income, principal payments and calls) and general account liability cash flows (policyholder benefits) to react differently than Keyport had anticipated. Keyport seeks to manage this risk through, among other things, its setting of renewal rates and by investment portfolio actions designed to address the interest rate sensitivity of asset cash flows in relation to liability cash flows. Portfolio actions used to manage interest rate risk include managing the effective duration of the portfolio securities, investing in variable rate securities and utilizing interest rate swaps and caps. Interest rate swaps and caps involve, to varying degrees, elements of credit and market risk which are not reflected in Liberty Financial's consolidated financial statements. Such instruments are entered into for hedging (as opposed to investment or speculative) purposes in connection with the management of Keyport's general account portfolio, and from time to time Keyport incurs gains or losses on such instruments. There can be no assurance that such portfolio actions will adequately limit interest rate risk. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources" and Note 3 of Notes to Liberty Financial's Consolidated Financial Statements for additional information regarding such gains and losses. During a period of declining interest rates, if Keyport's investments are prematurely sold, called, prepaid or redeemed, Keyport would be unable to reinvest the proceeds in securities with comparable rates of return. If interest rates were to decrease, Keyport's inability to lower its crediting rates to policyholders below its guaranteed minimum crediting rates could adversely affect Keyport's ability to earn its targeted investment spread. Conversely, during a period of rising interest rates, Keyport may not be able to restructure effectively its investment portfolio and therefore would not be able to increase its crediting rates to remain competitive with market rates while still maintaining its targeted investment spreads. If Keyport does not increase its crediting rates on existing policies, surrender levels may increase which, in turn, could require Keyport to sell investments at times when the market values of such investments are less than their carrying values. Keyport's analysis as of September 30, 1994 shows that, based on currently anticipated levels of investment spread and surrender rates, the present value of Keyport's in force business would decrease if interest rates were to rise materially. See "--Surrenders" and "Business--Keyport--General Account Investments."

Control by Liberty Mutual; Potential Conflicts of Interest. Following the Merger, based upon shares outstanding as of February 8, 1995, Liberty Mutual will own, indirectly through a wholly-owned subsidiary, approximately 75.4% of the LFC Common Stock assuming that all holders of Common Stock receive only shares of LFC Common Stock in the Merger (approximately 83.0% of the voting power of the LFC Stock if the maximum amount of cash is paid and the maximum number of shares of LFC Preferred Stock is issued in the Merger). Liberty Mutual will have the power to elect the entire Board of Directors and to approve any action requiring shareholder approval, including adopting amendments to the LFC Restated Articles and, subject to receipt of necessary government approvals, approving mergers or sales of all or substantially all of the assets of Liberty Financial or its subsidiaries. If Liberty Financial's public stockholders become dissatisfied with management of Liberty Financial, they will be unable to effect a change in control as long as Liberty Mutual continues to own a majority of Liberty Financial's shares. Twenty of Liberty Financial's 22 current non-employee directors are also directors of Liberty Mutual. However, as of the Effective Time of the Merger, John A. McNeice, Jr., C. Herbert Emilson and Harold W. Cogger, each of whom is currently a director of Colonial, will be elected as directors of Liberty Financial.


Liberty Financial is a party to various agreements with Liberty Mutual and certain of its affiliates. For financial reporting purposes, Liberty Mutual will include its share of Liberty Financial's net income or loss in its combined financial statements. The members of Liberty Financial's Board of Directors who are affiliated with Liberty Mutual may consider both the short-term and long-term impact of operating decisions on Liberty Financial as well as the impact of decisions on the consolidated financial results of Liberty Mutual. During any period in which Liberty Mutual owns, directly or indirectly, at least 50% of the voting power of the outstanding capital stock of Liberty Financial, Liberty Financial must obtain Liberty Mutual's prior written consent to any significant changes in Liberty Financial's accounting principles. Liberty Financial provides certain asset management services to or for the benefit of Liberty Mutual or its affiliates for a fee. The aggregate amount of these fees in 1993 and the nine months ended September 30, 1994 were $6.2 million and $4.6 million, respectively. Such services may be terminated at any time. In addition, based on its controlling interest in Liberty Financial, Liberty Mutual could, if it so desired, cause the fees payable to Liberty Financial for such services to be reduced at any time. The existing agreements between Liberty Financial and Liberty Mutual may be modified in the future and additional agreements or transactions may be entered into between Liberty Financial and Liberty Mutual. Conflicts of interest could arise between Liberty Financial and Liberty Mutual with respect to any of the foregoing, or any future agreements or arrangements between them. Neither Liberty Mutual nor Liberty Financial has instituted, or has any current plans to institute, any formal plan or arrangement to address any possible conflicts of interest. From time to time Liberty Financial has received capital contributions and loans and advances from Liberty Mutual. After the Merger, Liberty Mutual will have no obligation to make further capital contributions or loans or advances or otherwise provide credit support to Liberty Financial. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources," "Management," "Principal Stockholders" and "Relationships with Liberty Mutual".

Industry and Competitive Factors. The insurance and investment management businesses are highly competitive. Liberty Financial competes with a large number of insurance companies, investment management firms, mutual fund companies, commercial banks and others, many of which are larger and have greater financial and other resources than Liberty Financial. Liberty Financial believes that the most important factors affecting competition for clients are: the abilities, performance records and reputations of insurance companies and investment managers, marketing, access to distribution, product innovation, ratings, customer service and pricing policies. Liberty Financial's ability to retain and increase assets under management could be adversely affected if client accounts underperform the market or those of Liberty Financial's competitors. The ability of Liberty Financial's investment management subsidiaries to compete with other firms also is dependent, in part, on the relative attractiveness of the types of investment products such subsidiaries offer and their investment philosophies and strategies under prevailing market conditions. See "Business--Competition."

Reliance on the Bank Distribution Channel and Certain Distributors. A substantial percentage of Liberty Financial's insurance and mutual fund products is currently sold through the bank distribution channel (including the Bank Marketing Group). During 1993 and the nine months ended September 30,

1994, such distribution channel accounted for 38.1% and 39.7%, respectively, of Liberty Financial's proprietary annuity and mutual fund product sales and 77.7% and 70.0%, respectively, of Keyport's annuity sales. In 1993 and for the nine months ended September 30, 1994, three third-party bank marketers (James Mitchell & Co., Invest Financial Corp. and I.F. Agencies Inc.) accounted for 35.9% and 25.8%, respectively, of Keyport's SPDA sales. The Bank Marketing Group accounted for 19.2% and 15.0%, respectively, of Liberty Financial's total proprietary annuity and mutual fund product sales in 1993 and the nine months ended September 30, 1994. The distribution of products through banks is subject to, among other things, economic factors impacting the banking industry (including consolidation within the industry and an emphasis on internalizing fee-generating businesses). Substantially all of the Bank Marketing Group's agreements with client banks may be terminated by such banks at any time upon short notice (typically 30 to 60 days). As of September 30, 1994, Liberty Financial had 57 bank marketing relationships in 27 states, compared to 67 bank marketing relationships in 30 states as of December 31, 1993. A significant loss of access to the bank distribution channel could have a material adverse effect on Liberty Financial's results of operations. The distribution of products through banks is heavily regulated and from time to time proposals are made to impose additional regulation in this area. No assurances can be given that future regulation, or a change in the interpretation of existing regulations, will not have a material adverse effect on Liberty Financial's ability to sell products through the bank channel. See "Business--Keyport--Marketing and Distribution," "Business--Bank Marketing Group" and "Regulation."

Competition is increasing among sponsors of load mutual funds to access and maintain wholesaling relationships with third party distribution firms. Liberty Financial believes that the most important factors affecting competition for such relationships are the performance records and reputations of the fund sponsor, the degree of marketing support and other services the fund sponsor provides to the distribution firm and its customers (fund shareholders), the scope of the fund sponsor's product line, and the fund sponsor's pricing structure. See "Business--Competition." A substantial percentage of Colonial's gross mutual fund sales currently are made through a relatively small number of third party distribution firms. During 1993 and the nine months ended September 30, 1994, ten firms accounted for approximately 55.3% and 52.7%, respectively, of such sales. As of September 30, 1994, client accounts with these ten firms represented approximately 53.7% of Colonial's total assets under management. In January, 1995, the firm which has been Colonial's largest distributor (Edward D. Jones, & Co., Inc. ("E.D. Jones")), accounting for approximately 18.0% and 14.1% of Colonial's gross mutual fund sales during 1993 and the nine months ended September 30, 1994, respectively, and for approximately 18.4% of its assets under management as of September 30, 1994, removed Colonial from its list of preferred providers. However, Colonial will continue to maintain a sales agreement with E.D. Jones. Among other things, preferred provider status allowed Colonial to have frequent direct contacts with E.D. Jones' sales force for purposes such as product training and other marketing support. The loss of preferred provider status can be expected to reduce significantly Colonial's future sales through E.D. Jones, and over time, to produce redemptions of Colonial fund shares held in E.D. Jones client accounts. Three other firms (Merrill Lynch Pierce Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc. and BA Investments (for 1993) and PaineWebber Incorporated (for the nine months ended September 30, 1994)) accounted for approximately 18.6% and 20.0% of Colonial's sales during 1993 and the nine months ended September 30, 1994, respectively, and approximately 19.9% of Colonial's assets under management as of September 30, 1994. Additional impairment of Colonial's significant distribution relationships could have a material adverse effect on Colonial's mutual fund sales and redemptions and, consequently, on Liberty Financial.

Litigation is pending in Florida regarding regulations proposed by the Florida Department of Insurance which would prohibit banks from selling annuities regardless of whether bank personnel or third parties are used. If such regulations take effect, Keyport would be prevented from selling annuities in Florida through its bank distribution channel, and the Bank Marketing Group would be prohibited from selling annuities at Florida banks. Keyport's sales through Florida banks in 1993 and the nine months ended September 30, 1994, were $212.2 million and $94.4 million, respectively, of which $5.9 million and $3.3 million, respectively, were through the Bank Marketing Group. There can be no assurance that such regulations will not take effect or that other states will not seek to promulgate similar regulations. See "Business--Regulation--Bank Distribution."

For the year ended December 31, 1993 and the nine months ended September 30, 1994, three firms (A.G. Edwards & Sons, Inc., Dean Witter Reynolds, Inc. and PaineWebber Incorporated) accounted for 36.0% and 42.0%, respectively, of the third party sales of Keyport's products which were not made through the bank distribution channel. Sales of Keyport's products through these firms are made pursuant to written agreements which are terminable by either party upon 60 days' written notice. If Keyport's relationship with any of such firms were to terminate or any of such firms were to cease selling a substantial amount of Keyport's products and Keyport were not able to establish similar arrangements with comparable firms or alternative distribution sources, Liberty Financial's product sales and results of operations could be materially adversely affected. See "Business--Keyport--Marketing and Distribution."

Importance of Credit Ratings for Annuities. Keyport competes with other insurance companies, financial intermediaries and other institutions on the basis of a number of factors, including the ratings assigned by A.M. Best and the claims-paying ability ratings assigned by nationally recognized statistical rating organizations. Keyport is currently rated "A+" (Superior) by A.M. Best. Ratings by A.M. Best for the industry currently range from "A++" (Superior) to "F" (In Liquidation) and some companies are not rated. See "Glossary of Certain Insurance Terms" for a description of A.M. Best's ratings categories. At present, Keyport is rated "AA-" by Standard & Poor's Corporation ("S&P") and "A1" by Moody's Investors Service, Inc. ("Moody's"). These ratings are not "market" ratings or recommendations to use or invest in Keyport or Liberty Financial, but merely reflect the opinion of the rating company as to the relative financial strength of Keyport and Keyport's ability to meet its contractual obligations to its policyholders. Many financial institutions and broker-dealers focus on the claims-paying ability rating of an insurer in determining whether to market the insurer's annuities. If any of Keyport's ratings were downgraded from their current levels or if the ratings of Keyport's competitors improved and Keyport's did not, sales of Keyport's products (and the level of surrenders on existing policies) could be materially adversely affected. No assurance can be given that Keyport will be able to maintain its financial ratings. See "Business--Keyport--Financial Ratings."

Surrenders. Keyport's annuity policies provide for surrender charges which are assessed on policyholder withdrawals of accumulated values at declining rates, typically during the first five to seven years of the policies' lives, and which cease to apply after a specified period (other than policies included in the 1987 Block (as defined below) and policies issued in replacement of 1987 Block policies, which have relatively high and stable surrender charge schedules which expire, typically, after the fifth year). If the actual rate of surrenders is materially in excess of the levels anticipated by Keyport, Liberty Financial's operations and liquidity could be materially adversely affected. Premature surrender of an annuity policy results in the loss of anticipated investment earnings related to the annuity deposit and in the accelerated recognition of policy acquisition costs which are otherwise recoverable over the life of the policy. Single premium deferred fixed annuity ("SPDA") policyholder withdrawals during 1992, 1993 and the nine months ended September 30, 1994 were $512.1 million, $1,124.0 million and $649.0 million, respectively. The higher withdrawals in the year ended December 31, 1993 and the nine months ended September 30, 1994 related primarily to the expiration of the surrender charge for a portion of a $2.6 billion block of annuities sold by Keyport from 1987 through 1989 (the "1987 Block"). Keyport's experience is that the rate of termination by policyholders increases materially following the expiration of the surrender charge period. As of September 30, 1994, Keyport had approximately $913.6 million of policyholder accumulated values (13.5% of its total fixed SPDA values) which were no longer subject to surrender charges and approximately $643.0 million of policyholder accumulated values as to which the surrender charge will cease to apply during the balance of 1994 and 1995. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources" and "Business--Keyport--Products."

Guaranty Fund Assessments. Under the insurance guaranty fund laws existing in each state, insurers licensed to do business in the state can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. The amounts actually assessed to and paid by Keyport for 1991, 1992 and 1993 and the nine months ended September 30, 1994 were approximately $2.1 million, $6.2 million, $7.3 million and $2.7 million, respectively. Because such assessments are typically not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings, Keyport cannot accurately determine the precise amount or timing of its exposure to known insurance company insolvencies at this time. However, based in part on industry estimates compiled by the National Organization of Life and Health Insurance Guaranty Associations ("NOLHGA"), Keyport increased its reserves in 1992 by $28.2 million, reflecting Keyport's estimate of the future assessments with respect to such known insolvencies. During 1991, 1992, 1993 and the nine months ended September 30, 1994, Keyport recorded $3.2 million, $35.0 million (which amount includes the $28.2 million reserve referred to above), $3.7 million and $5.4 million, respectively, of provisions for state guaranty fund association expenses. Based on information provided by NOLHGA in January, 1994 with respect to aggregate assessments related to known insolvencies, the range of future assessments with respect to known insolvencies is estimated by Keyport to be between $19.0 million and $28.0 million, taking into account the NOLHGA information as well as Keyport's own estimate of its potential share of such aggregate assessments. At September 30, 1994, Keyport's reserve for such assessments was $27.2 million. No assurances can be given that the reserve will be adequate. The reserve does not include any provision for future assessments related to unknown failures or to known failures for which no estimate of Keyport's exposure can currently be made. Liberty Financial is not aware of any significant insurance company insolvencies for which an estimate of Keyport's guaranty fund assessments has not been made. The insolvency of large life insurance companies in future years could result in additional material assessments to Keyport by state guaranty funds that could have a material adverse impact on Liberty Financial's future earnings and liquidity. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business--Regulation--Insurance Activities."

Illiquid or Restricted Securities. Keyport's investment portfolio includes certain securities (including those acquired in private placements) for which there is either no, or a limited, trading market. As of September 30, 1994, Keyport's investment portfolio included approximately $2.0 billion in securities which were not freely tradeable under the Securities Act or which were otherwise illiquid. If Keyport sought to sell such securities, it might be unable to do so at the then current carrying values and might have to dispose of such securities over extended periods of time at uncertain values. In the absence of registration under the Securities Act, Keyport would be required to dispose of its restricted securities pursuant to an exemption from such registration. Keyport's inability to dispose of illiquid and/or restricted securities at desired times and prices could have a material adverse effect on Keyport's investment spread and Liberty Financial's liquidity. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business--Keyport--General Account Investments."

Reliance on Key Personnel. Liberty Financial's ability to attract and retain clients is dependent, to a large extent, on its ability to attract and retain key employees, including experienced portfolio managers. Certain of these employees are responsible for significant client relationships. In general, Liberty Financial's employees are not subject to non-compete arrangements. In July, 1990, Liberty Financial acquired the remaining minority equity interests in Stein Roe. The Stein Roe employees who sold such interests entered into a purchase agreement which, among other things, included certain non- competition provisions. These provisions prohibited them from (i) competing with Stein Roe and (ii) soliciting Stein Roe's clients or personnel. The provisions of the agreement which prohibited competition terminated on December 31, 1993, while the provisions which prohibit solicitation of Stein Roe's clients or employees will continue until the expiration of the two-year period following the termination of any such person's employment with Stein Roe. From January 1, 1994 to the date of this Prospectus/Proxy Statement, nine individuals who were executives of Stein Roe as of December 31, 1993 departed Stein Roe. Stein Roe's assets under management were $26.2 billion as of September 30, 1994, compared to $28.7 billion as of December 31, 1993. A significant portion of the reduction in assets under management was due to such departures. Since September 30, 1994, there has been a further reduction of assets under management associated with these departures. In addition, Stein Roe intends to implement a comprehensive reorganization of its research and investment management activities and its administrative operations and procedures. As is the case with any reorganization of this nature, there is a risk that it could lead to additional resignations of key employees and losses of client relationships. Further loss of key personnel could have a material adverse effect on Liberty Financial. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business--Stein Roe." Liberty Financial does not maintain any "key man" life insurance.

Termination Provisions of Investment Management Agreements. Virtually all of Liberty Financial's investment management revenues are derived from investment management agreements with clients that are terminable at any time or upon 30 to 60 days' notice. Any termination of agreements representing a significant portion of assets under management could have a material adverse impact on Liberty Financial. See "Business--Investment Management Agreements and Fees."


Holding Company Structure; Dividend Restrictions. Liberty Financial is a holding company whose principal assets (and source of funds for the payment of operating expenses, redemption of stock and the making of dividend distributions) consist of its equity interests in Keyport, Stein Roe and its other subsidiaries. Current Rhode Island insurance law applicable to Keyport permits the payment of dividends or distributions which, together with dividends or distributions paid during the preceding 12 months, do not exceed the lesser of (i) 10% of Keyport's statutory surplus as of the preceding December 31 or (ii) Keyport's statutory net gain from operations for the preceding fiscal year. Any proposed dividend in excess of this amount is called an "extraordinary dividend" and may not be paid until it has been approved by the Commissioner of Insurance of the State of Rhode Island. Keyport has not paid any dividends since its acquisition by Liberty Mutual in December, 1988. As of September 30, 1994, the amount of dividends that Keyport could pay without such approval was $51.7 million. Stein Roe is also subject to certain regulatory restrictions on the payment of dividends. As of December 31, 1994, Stein Roe exceeded the most restrictive of these standards by approximately $0.4 million. The terms of Colonial's current senior credit facility place certain limitations on the ability of Colonial to pay dividends. See "Dividend Policy" and "Business--Regulation."


Fluctuation in Operating Results; Possible Volatility of Stock Price. Liberty Financial's results of operations have, in certain cases, fluctuated significantly from quarter to quarter. Such fluctuations have been due, among other things, to amortization of acquired intangibles, activities associated with the management of Keyport's investment spread, the level of surrenders of annuity policies, guaranty fund assessments, the level of realized investment gains and losses and the impact of the performance of the capital markets on Keyport's general account investments and Liberty Financial's fee-based assets under management. The level of net cash inflows or outflows from period to period at Stein Roe also affects these results. Liberty Financial's future results of operations may also fluctuate significantly from quarter to quarter. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 12 of Notes to Liberty Financial's Consolidated Financial Statements. The stock market in general and financial service stocks in particular have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies.


No Available Market Valuation of Liberty Financial or Prior Public Market. Prior to the Effective Time, there has been no public market for Liberty Financial or shares of the LFC Stock. Thus, no market valuations of Liberty Financial or the LFC Stock were available to Colonial or its financial advisers in connection with negotiating or evaluating the terms of the Merger or the LFC Stock. The manner in which Colonial's financial advisers valued Liberty Financial for purposes of rendering their respective fairness opinions on October 12, 1994 is described below under "Background And Reasons For The Merger--Opinions of Colonial Financial Advisers." The analyses of such financial advisers are subject to numerous assumptions with respect to industry performance, general economic conditions and other matters, many of which are beyond the control of Liberty Financial and Colonial. Such analyses are not necessarily indicative of actual values (including the post-Merger trading prices of the LFC Stock). Moreover, such analyses were calculated as of October 12, 1994, the date the fairness opinions were rendered to the Colonial Board, and no attempt has been made to update those valuations. Because such analyses are inherently subject to uncertainty, no person (including, without limitation, Liberty Financial or Colonial, their respective Boards of Directors or managements, or Colonial's financial advisers) assumes responsibility if future events do not conform to judgments reflected in such analyses. In particular, no assurance can be given that the post-Merger trading prices of the LFC Stock will reflect values implied by the analyses of Colonial's financial advisers.


In choosing whether to make an election, and, if so, which election to make, stockholders should be aware that the three forms of consideration available in the Merger were not designed to have equal value per share of Common Stock. See "BACKGROUND AND REASONS FOR THE MERGER--Opinions of Colonial Financial Advisers." In addition, neither Liberty Financial nor Colonial can predict the trading prices for the LFC Stock following the Merger, which will be determined by the market and will be influenced by factors beyond their control, and may well be substantially less than the $40 per share of Common Stock available under the cash election. In light of this, as of the date of this Prospectus/Proxy Statement, Liberty Financial and Colonial believe that the likelihood is remote that the option to elect cash will not be oversubscribed. Consequently, holders of Common Stock making such an election should expect to receive LFC Common Stock for some of their shares. Similarly, if the option to elect LFC Preferred Stock is oversubscribed, holders of Common Stock making an election to receive LFC Preferred Stock will receive LFC Common Stock for some of their shares. As of the date of this Prospectus/ Proxy Statement, Liberty Financial and Colonial do not believe that they can predict accurately the extent (if any) to which the option to elect LFC Preferred Stock will be elected or oversubscribed. In light of the foregoing, it is critical for stockholders to make their own valuation of each element of the consideration available in the Merger (including the tax consequences to them of each such element) and to make or forego making an election accordingly.


The LFC Common Stock has been approved for listing on the New York Stock Exchange, subject to a condition as to the minimum number of holders and to official notice of issuance. In the event that this condition is not met, the LFC Common Stock will be listed on Nasdaq and the Boston Stock Exchange. However, no assurance can be given that an active public market will develop for the LFC Common Stock or that, if such market develops, it will be sustained. The LFC Preferred Stock will not be listed on any exchange or on Nasdaq, and it is not expected that any public market will develop for the LFC Preferred Stock.

Regulation. Keyport is subject to various laws and regulations which, among other things, grant supervisory agencies broad administrative power with respect to granting and revoking licenses, regulating trade practices, licensing agents, approving policy forms, setting reserve requirements, determining the form and content of statutory financial statements and prescribing the type and amount of investments. These powers give the regulatory agencies the ability to limit or restrict such businesses if they fail to comply with applicable laws and regulations. Keyport is regulated by insurance regulators in Rhode Island as well as in other jurisdictions in which it is licensed or authorized to do business. Insurance laws and regulations, among other things, establish minimum capital requirements and limit the amount of dividends and other payments insurance companies can make without prior regulatory approval, and impose restrictions on the amount and type of investments such companies may hold. These regulations are designed primarily to insure the financial stability of insurance companies and otherwise to protect policyholders, not stockholders. The insurance regulatory structure, including transactions between a holding company and its insurance subsidiaries, has been subjected to increased scrutiny in recent years by the National Association of Insurance Commissioners (the "NAIC"), federal and state legislative bodies and state regulatory authorities. Liberty Financial cannot predict, and no assurances can be given as to, the effect that any NAIC recommendations or proposed or future regulations or changes in the interpretation of existing regulations, may have on the financial condition or operations of Liberty Financial. See "Business--Regulation."

Liberty Financial's investment management businesses and the Bank Marketing Group are also subject to extensive regulation, including the Exchange Act, the Advisers Act, and various other federal and state securities and banking laws and regulations. Such laws and regulations generally grant supervisory agencies and bodies broad administrative powers. The broker-dealer subsidiary of Liberty Financial that operates the Bank Marketing Group is also subject to regulation by the National Association of Securities Dealers, Inc. In addition, the recent growth in sales of mutual funds, annuities and other non-bank investments through or at banks has prompted increased scrutiny by federal and state bank regulators and the SEC. Liberty Financial expects that the sale of insurance and investment products through the bank distribution channel may become subject to additional regulation in the future. Liberty Financial cannot predict, and no assurances can be given as to, the effect that future regulation may have on the financial condition or operations of Liberty Financial. See "Business--Regulation."

As required by the Investment Company Act and the Advisers Act, Liberty Financial's investment advisory agreements provide that the agreements terminate automatically upon their "assignment." The Investment Company Act and the Advisers Act define the term "assignment" to include any "direct or indirect transfer" of a "controlling block of the voting securities" of the issuer's outstanding voting securities. The Investment Company Act presumes that any person holding more than 25% of the voting stock of any person "controls" such person. Following completion of the Merger, sales by Liberty Mutual or other stockholders or new issuances of Liberty Financial capital stock by Liberty Financial, among other things, may raise issues relating to assignments of Liberty Financial's investment advisory agreements. The LFC Restated Articles provide that no person or group deemed to be a beneficial owner (as defined therein) of the voting stock of Liberty Financial may vote more than 20% of the total voting shares outstanding. These provisions do not apply to Liberty Mutual, subsidiaries or affiliates of Liberty Mutual, direct or indirect subsidiaries of Liberty Financial and certain employee plans established or to be established by Liberty Financial. Liberty Financial's Board of Directors may approve the exemption of other persons or groups from the provisions described above. While this voting limitation is in place to reduce the likelihood, under certain circumstances, of inadvertent terminations of Liberty Financial's advisory agreements as a result of "assignments" thereof, there can be no assurances that this limitation will prevent such a termination from occurring. In addition, such limitation could be deemed to have an anti-takeover effect and to make changes in management more difficult. See "Business--Regulation" and "Comparison of Stockholders' Rights and Description of LFC Capital Stock--Other Provisions Pertaining to a Change in Control."

Tax Legislation. Under the Code, income tax payable by annuity policyholders on current investment earnings is deferred during the accumulation period of certain annuity products, such as those offered by Keyport. Taxes, if any, are payable by the policyholder on the accumulated tax-deferred earnings when the annuity benefits are actually paid or to be paid, in accordance with the provisions of the Code. From time to time, legislation has been proposed, but not enacted, which would tax currently investment earnings as they are credited to the policyholder. No assurances can be given that these or other similar tax proposals will not be enacted in the future. If the Code were to be amended to eliminate or reduce the tax-deferred status of annuity products, including the products offered by Keyport, market demand for such products could be materially adversely affected. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Federal Income Taxes" and "Business--Keyport--Products."

Anti-Takeover Provisions. Certain provisions of the LFC Restated Articles and By-laws and the Massachusetts Business Corporation Law ("MBCL") could increase the difficulty of effecting a change in control of Liberty Financial. These include "blank check" preferred stock, a classified board of directors, certain limitations on voting rights and other corporate governance provisions. See "Comparison of Stockholders' Rights and Description of LFC Capital Stock--Other Provisions Pertaining to a Change in Control." The insurance laws and regulations of Rhode Island also may impede or delay a business combination involving Liberty Financial or Keyport. See "--Regulation" and "Business--Regulation--Insurance Activities."


Shares Eligible for Future Sale. The sale of substantial shares of LFC Common Stock held directly or indirectly by Liberty Mutual after the Merger, or the perception that such sales could occur, could materially adversely affect the prevailing market price of the LFC Common Stock. It could also make it more difficult for Liberty Financial to sell newly issued equity securities in the future at a time and price which it deems appropriate. As of the closing of the Merger, there will be 22,813,200 shares of LFC Common Stock outstanding and held indirectly by Liberty Mutual, all of which will be "restricted" shares (the "Restricted Shares") under the Securities Act. The shares of LFC Common Stock issued under the Merger Agreement, the Restricted Shares and 3,294 shares of LFC Common Stock held by persons who have exercised options granted under Liberty Financial's 1990 Stock Option Plan will represent all of the outstanding LFC Common Stock immediately following the Merger. The shares of LFC Stock issuable to Colonial stockholders in the Merger will be registered under the Securities Act. Upon issuance, such shares will be freely tradeable under the Securities Act, except for shares issued to any person who may be deemed an "affiliate" of Colonial (the "Colonial Affiliate Shares") within the meaning of Rule 145 promulgated under the Securities Act, and except for other shares of LFC Preferred Stock issued to any person who elects to become a party to the Stockholders Agreement described below. See "The Merger--Resales of LFC Common Stock and LFC Preferred Stock After the Merger." The Restricted Shares and the Colonial Affiliate Shares will first become eligible for sale in the public market pursuant to Rule 144 promulgated under the Securities Act 90 days after the date of this Prospectus/Proxy Statement. Such shares will then be subject to certain volume and other resale restrictions pursuant to Rule 144. In addition, approximately (i) 983,295 shares of LFC Common Stock issuable upon the exercise of stock options outstanding as of the date of this Prospectus/Proxy Statement under Liberty Financial's 1990 Stock Option Plan and (ii) 827,900 shares issuable under Colonial stock option plans to be assumed on a share-for-share basis by Liberty Financial pursuant to the Merger Agreement, which are currently exercisable or which will become exercisable within 90 days following the date of this Prospectus/Proxy Statement, will become eligible for sale in the public market (subject to limitations under Rule 144 with respect to persons who are affiliates of Liberty Financial) beginning on the effective date of registration statements on Form S-8, which Liberty Financial expects to file with the SEC promptly following the Effective Time of the Merger. See "The Merger--Interests of Certain Persons in the Merger," "Management--Executive Compensation," "Principal Stockholders" and "Shares Eligible for Future Sale." Liberty Financial has granted to Liberty Mutual certain rights to have all of its shares registered for sale under the Securities Act. These registration rights include multiple demand registrations, which become exercisable commencing 180 days from the effective date of the Merger, as well as so-called "piggy-back" registrations. See "Relationships with Liberty Mutual--Registration Rights Agreement" for a more detailed description of the terms and conditions of these registration rights. These registration rights could result in secondary offerings of significant share amounts by Liberty Mutual. Liberty Financial is not aware of any current plans by Liberty Mutual to exercise its registration rights. Liberty Financial also has granted to John A. McNeice, Jr. and C. Herbert Emilson certain rights to have shares of LFC Common Stock which such individuals own directly or indirectly registered for sale under the Securities Act. See "The Merger--Interests of Certain Persons in the Merger--Registration Rights Agreement," "Relationships with Liberty Mutual--Registration Rights Agreement" and "Shares Eligible for Future Sale."



                                THE COMPANIES

                                   Colonial

Colonial acts as investment manager or sub-adviser for 31 open-end and 5 closed-end investment companies included in the Colonial family of mutual funds, and to 6 open-end investment companies which are funding vehicles for variable annuity contracts issued by certain affiliates of Liberty Financial. Colonial provides administrative services to each of the Colonial funds, along with distribution and shareholder services to the Colonial open-end funds. Colonial also distributes, on an agency basis, such variable annuity contracts. As of September 30, 1994, Colonial managed or acted as a sub-adviser for funds having approximately $14.2 billion in assets (approximately $13.5 billion as of December 31, 1994) and approximately 648,000 shareholders. As of September 30, 1994, approximately 41% of such assets were invested in tax-exempt bond funds, 38% in taxable bond and money market funds and 21% in equity funds. Colonial and its predecessors or affiliates have been in the investment management business for approximately 64 years, and have provided these or similar services since 1931.

Colonial distributes its open-end funds primarily through securities brokerage firms, banking institutions, financial planners and independent brokers. Most of the Colonial funds offer investors a choice of two pricing options: a traditional front-end load option, in which the investor pays a sales charge at the time of purchase, and a back-end load option, in which the investor pays no sales charge at the time of purchase, but is subject to an asset-based sales charge paid by the fund for eight years after purchase and a declining contingent deferred sales charge paid by the investor if shares are redeemed within six years after purchase. Certain Colonial funds also offer a level-load option, in which the investor pays a small initial sales charge, and is subject to an on-going asset-based sales charge paid by the fund and a small contingent deferred sales charge paid by the investor if shares are redeemed within one year after purchase.

The investment management and advisory services provided by Colonial to the funds generally consist of managing the investment of each fund's assets in accordance with its investment objectives and policies and purchasing and selling securities on behalf of the fund, all subject to the supervision of the fund's Board of Trustees. Administrative services generally include portfolio pricing, accounting and legal services, preparation of shareholder reports and fund tax returns and the provision of office space, facilities and personnel. Marketing and distribution services include preparation and distribution of fund advertising and sales literature and promotion of the funds within each distribution channel.

Transfer agent and shareholder services include maintaining records of fund share ownership, recording of fund share transactions and responding to shareholder inquiries.

Colonial conducts most of its business activities through three wholly-owned subsidiaries. Fund investment management, administration and marketing are conducted through Colonial Management Associates, Inc., which is registered as an investment adviser under the Advisers Act. Fund distribution is conducted through Colonial Investment Services, Inc., which is registered as a broker-dealer under the Exchange Act and is a member of the National Association of Securities Dealers, Inc. Transfer agency and shareholder service activities are conducted through Colonial Investors Service Center, Inc., which is registered as a transfer agent under the Exchange Act.


As of December 31, 1994, Colonial managed or acted as sub-adviser for funds having approximately $13.5 billion in assets. The average fund assets under Colonial's management for the year ended December 31, 1994 were $14.5 billion as compared to $13.5 billion for the year ended December 31, 1993. Gross fund sales for the fourth quarter of 1994 and for the year ended December 31, 1994 were $201 million and $1.6 billion, respectively. Colonial experienced net redemptions of $502 million for the fourth quarter of 1994 and $742 million for the fiscal year ended December 31, 1994. Colonial's revenues for the fourth quarter of 1994 were $38.2 million, representing a decrease of $4.2 million from the fourth quarter of 1993. Colonial's revenues were approximately $161.2 million for 1994, compared to $150.8 million in 1993. Colonial's net income was approximately $11.8 million in 1994, compared to $20.0 million for 1993. Colonial's 1994 operating expenses included non-recurring expenses of $4.6 million and acceleration of stock option expenses of $2.5 million related to the Merger. The effect of these items on net income, after tax benefits, was $4.0 million and $1.5 million, respectively.


For a discussion of various business relationships between Liberty Financial and Colonial maintained during the periods for which financial statements are presented or incorporated by reference in this Prospectus/Proxy Statement, see "Certain Information Regarding Liberty Financial-- Business--Business Relationships with Colonial."

                              Liberty Financial


Liberty Financial is a diversified and integrated asset management organization providing insurance and investment products to individuals and institutions through multiple distribution channels. Liberty Financial has combined product development, asset management and customer service through Keyport, a specialist in single premium fixed and variable annuities, and Stein Roe, a diversified investment advisory firm. Liberty Financial also has distributed products through the Bank Marketing Group, a specialist in the design and implementation of bank marketing programs for insurance and investment products. As of September 30, 1994, Liberty Financial managed approximately $28.9 billion of assets (approximately $25.6 billion as of December 31, 1994).


Liberty Financial's strategy is to increase its assets under management through product innovation, customer service, multiple distribution channels, and focused marketing efforts. Historically, Liberty Financial's largest source of revenues has been the net investment income derived from the investments which support Keyport's fixed annuity business and its closed-block of single premium whole life insurance. Liberty Financial also derives income from fee-based assets under management, including private managed accounts, mutual funds and variable annuities. Liberty Financial seeks to diversify further its sources of income by increasing its fee-based assets under management. The Merger is in furtherance of this strategy. See "--Liberty Financial's Reasons for the Merger."

The appeal of certain insurance and investment products varies according to an individual's age, income, risk tolerance and financial goals. Liberty Financial offers a diversified product line designed to serve these needs at various stages of an individual's life and earnings cycle. For example, Keyport's variable annuities appeal to individuals during their net savings years, while its fixed annuities appeal to older, more conservative customers who seek a more stable source of income in their retirement. Stein Roe offers a variety of mutual funds designed to appeal to a range of financial objectives and risk tolerances. Stein Roe also provides private account management for wealthy individuals and institutions. Liberty Financial believes that it has established a mix of products that will appeal to customers under a variety of economic and market conditions.

Keyport. Keyport offers a diversified line of fixed and variable annuities designed to serve the growing retirement savings market. Annuities are long-term savings vehicles that are particularly attractive to customers seeking tax-deferred savings products to supplement retirement income. Keyport issued more than $800.0 million of fixed annuities in each of the last three years and approximately $868.1 million of fixed annuities during the nine months ended September 30, 1994. Liberty Financial's current profitability is substantially dependent on Keyport's ability to manage effectively its investment spread (the difference between the net investment income derived from Keyport's general account investments and the interest credited to policyholders). Keyport seeks to manage its investment spread through, among other things, the reset (typically annual) of crediting rates paid to annuity holders and the imposition of surrender charges upon early withdrawal of policyholder account balances. At September 30, 1994, the interest crediting rates with respect to 96.7% (approximately $6.5 billion) of fixed annuity policyholder account balances were to be reset within the succeeding twelve months. As of September 30, 1994, 86.5% (approximately $5.8 billion) of fixed annuity policyholder liabilities were subject to surrender charges. Keyport also sells variable annuities, which provide management fee income.

Keyport's distribution strategy employs multiple channels to achieve a broad market presence. In recent years, Keyport has emphasized distribution through the bank channel, using third-party bank marketers and direct relationships with banks as well as the Bank Marketing Group. Keyport products are also distributed through broker-dealers, a channel in which Liberty Financial believes Colonial's substantial presence may provide greater access for Keyport following the Merger.

Liberty Financial believes that Keyport has certain competitive advantages due to its established market presence, reputation for service to distributors and policyholders, and ability to access Liberty Financial's other operating units in response to market opportunities. Keyport is rated "A+" (Superior) by A.M. Best. See "Glossary of Certain Insurance Terms" for a description of A.M. Best rating categories. S&P has rated Keyport's claims-paying ability "AA-," and Moody's has rated Keyport's claims-paying ability "A1." These ratings are not "market" ratings or recommendations to use or invest in Keyport or Liberty Financial and are directed toward the protection of policyholders, not investors.


Stein Roe. Stein Roe was founded in 1932 as an investment counselor to wealthy individuals. The firm has evolved into a diversified investment adviser which seeks to provide quality investment management and client service to individuals and institutions. As of September 30, 1994, Stein Roe had approximately $26.2 billion of assets under management (approximately $22.9 billion at December 31, 1994).


Stein Roe currently is engaged in an ongoing program to restructure and streamline its operations, improve efficiency and customer service, enhance its product offerings, expand its marketing efforts, increase its assets under management and increase its profitability. Liberty Financial believes that Stein Roe's reputation and experience as a money manager can be leveraged to expand its presence in each of the three markets Stein Roe serves: investment counseling for wealthy individuals and families, private account asset management for institutions and mutual fund products and services for retail investors.

Bank Distribution Channel. In the past ten years, banks have emerged as an important distribution channel for insurance and investment products and services. During 1993 and the nine months ended September 30, 1994, such distributon channels (including the Bank Marketing Group) accounted for 38.1% and 39.7%, respectively, of Liberty Financial's total proprietary annuity and mutual fund product sales and 77.7% and 70.0%, respectively, of Keyport's annuity sales.

Liberty Financial developed the Bank Marketing Group as a proprietary distribution vehicle for its products and services. The Bank Marketing Group designs and implements programs which provide both proprietary and third-party sponsored products, licenses and trains sales personnel, and provides administrative support to meet the evolving needs of banks and their customers. Each of Keyport and Colonial has a wholesaling group dedicated to expanding further the distribution of its products through third party bank marketers and through direct relationships with banks. Following the Merger, Liberty Financial may explore opportunities to consolidate marketing efforts in the bank channel.

Liberty Financial's Reasons for the Merger. Liberty Financial seeks to merge with Colonial in furtherance of its strategy to diversify its sources of income by increasing its fee-based assets under management. Liberty Financial seeks through the Merger to acquire a critical mass of mutual fund assets and distribution capabilities required to compete effectively in the financial services industry. Liberty Financial believes that the benefits to it from the Merger will include increased assets under management, further diversification of its sources of revenue, increased distribution for Liberty Financial's existing products, development of new and enhanced products and services that can be offered to the customers of both Liberty Financial and Colonial and cost savings which can be realized by both companies through economies of scale and consolidation of operations.

                             THE COLONIAL MEETING

                             Date, Time and Place


The Colonial Meeting will be held on March 20, 1995, at 1:00 p.m., local time, at One Financial Center, Second Floor, Room B, Boston, Massachusetts.


                            Purpose of the Meeting

The purpose of the Colonial Meeting is to consider and vote upon a proposal to adopt and approve the Merger Agreement.

             Shares Outstanding and Entitled to Vote; Record Date


The close of business on January 27, 1995 has been fixed by the Colonial Board as the record date (the "Record Date") for the determination of holders of shares of Class A Common Stock and Class B Common Stock entitled to notice of and to vote at the Colonial Meeting. At the close of business on the Record Date, there were 7,179,173 shares of Class A Common Stock issued and outstanding held by approximately 186 holders of record and 187,967 shares of Class B Common Stock issued and outstanding held by 15 holders of record. Holders of record of Class A Common Stock and Class B Common Stock on the Record Date are entitled to one vote per share of Class A Common Stock and one vote per share of Class B Common Stock. Subject to compliance with the terms of applicable Massachusetts Law, the holders of Colonial stock are entitled to exercise appraisal rights in connection with the Merger. See "APPRAISAL RIGHTS."


                                Votes Required

The affirmative vote of the holders of two-thirds of the shares of Class A Common Stock outstanding on the Record Date and of the holders of two-thirds of the shares of Class B Common Stock outstanding on the Record Date, voting as separate classes, is required to adopt and approve the Merger Agreement.

As of the Record Date, directors and officers of Colonial and its subsidiaries owned and were entitled to vote an aggregate of 2,664,436 shares of Class A Common Stock and 170,717 shares of Class B Common Stock, representing 37.11% and 90.82%, respectively, of the shares of Class A Common Stock and Class B Common Stock necessary to adopt and approve the Merger Agreement. John A. McNeice, Jr., Chairman and Chief Executive Officer of Colonial, C. Herbert Emilson, Vice-Chairman of Colonial, Harold W. Cogger, President of Colonial and of Colonial Management Associates, Inc., Davey S. Scoon, Executive Vice-President of Colonial Management Associates, Inc., and Arthur O. Stern, Executive Vice- President of Colonial Management Associates, Inc. have executed a voting agreement pursuant to which they have agreed with Liberty Financial in their individual capacities as stockholders of Colonial that all shares of Class A Common Stock and Class B Common Stock owned by them and certain of their transferees (in the aggregate, 1,848,558 shares of Class A Common Stock and 143,717 shares of Class B Common Stock, or 25.75% and 76.46%, respectively, of the Class A Common Stock and Class B Common Stock outstanding on the Record Date) in favor of adoption and approval of the Merger Agreement at the Colonial Meeting. See "THE MERGER--Interests of Certain Persons in the Merger-- Voting Agreement."

                Voting, Solicitation and Revocation of Proxies

A proxy card for use at the Colonial Meeting accompanies this Prospectus/Proxy Statement. Proxies may be solicited by using the mails and by means of personal interview, telephone and wire. The cost of soliciting proxies from the holders of Common Stock will be borne by Colonial (except that the expenses incurred in connection with the printing and mailing of this Prospectus/Proxy Statement will be shared equally by Colonial and Liberty Financial). Colonial has retained Shareholder Communications

Corporation to assist in the solicitation of proxies. The fee to be paid to such firm is not expected to exceed $5,000, plus reimbursement for reasonable out-of-pocket costs and expenses. Shareholder Communications Corporation also provides proxy solicitation services for certain Colonial mutual funds. Proxies may also be solicited by officers and other employees of Colonial. Officers and other employees of Colonial will not receive additional compensation for the solicitation of proxies. Colonial will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Prospectus/Proxy Statement and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock. A holder of Common Stock may use his or her proxy if he or she does not attend the Colonial Meeting or wishes to have his or her shares voted by proxy even if he or she does attend the Colonial Meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the Clerk of Colonial, or by submitting a proxy having a later date, or by such person appearing at the Colonial Meeting and electing to vote in person. Attendance at the Colonial Meeting will not in itself constitute revocation of a proxy. All proxies validly submitted and not revoked will be voted in the manner specified therein. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED IN FAVOR OF THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT.

Under the applicable provisions of the Massachusetts Business Corporation Law (the "MBCL") and Colonial's Articles of Organization and by-laws, the presence, in person or by proxy, of holders of a majority in interest of each of (a) the shares of Class A Common Stock outstanding on the Record Date and
(b) the shares of Class B Common Stock outstanding on the Record Date is necessary to constitute a quorum of stockholders to take action at the Colonial Meeting. For these purposes, shares which are present, or represented by proxy, at the Colonial Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Merger Agreement ("abstentions") or whether a broker with discretionary authority fails to exercise its discretionary authority to vote shares with respect to the Merger Agreement ("broker non-votes"). For voting purposes, only shares voted for the adoption and approval of the Merger Agreement, and neither abstentions nor broker non-votes, will be counted as voting for adoption and approval in determining whether the Merger Agreement is adopted and approved by the holders of Common Stock. As a consequence, abstentions and broker non-votes will have the same effect as votes against adoption and approval of the Merger Agreement.

Also accompanying this Prospectus/Proxy Statement is a letter of transmittal and election form and other related materials pursuant to which Colonial stockholders may, subject to the terms described herein, elect to receive cash or LFC Preferred Stock in the Merger. See "THE MERGER--Conversion of Colonial Stock--Election Forms."

                           Independent Accountants

Representatives of Price Waterhouse LLP, independent accountants for Colonial, will attend the Colonial Meeting and will have the opportunity to make a statement if they desire to do so.

                                Other Matters

The Colonial Board does not know of any matters other than the matters described in this Prospectus/ Proxy Statement which are expected to be presented for consideration at the Colonial Meeting. If any other matters are properly presented for consideration at the Colonial Meeting, the persons named in the accompanying proxy will have discretion to vote on such matters in accordance with their best judgment.

                       Adjournment of Colonial Meeting

It is currently expected that on the scheduled date of the Colonial Meeting votes will be taken and the polls closed on the proposal to adopt and approve the Merger Agreement. It is possible, however, that Colonial management may propose one or more adjournments of the Colonial Meeting, either to allow the inspectors of election to count and report on the votes cast after the polls have been closed, or, without closing the polls, in order to permit further solicitation of proxies with respect to the proposal being considered at such Colonial Meeting or for other reasons. It is also possible that while votes could be taken and the polls closed with respect to one class of stock, the management of Colonial could propose one or more adjournments of the Colonial Meeting, without closing the polls with respect to the other class of stock, in order to permit further solicitation of proxies with respect to the proposal from holders of shares of such other class of stock. In order for any such adjournment to be approved, the votes cast in favor thereof must represent a majority of the total number of votes entitled to be cast by the holders of all classes of stock present at the meeting in person or by proxy, voting together as a single class, each such holder having, for this purpose, one vote per share irrespective of class. If any adjournment is properly proposed at the Colonial Meeting on behalf of any person other than management, the persons named as proxies, acting in such capacity, will have discretion to vote on such adjournment in accordance with their best judgment.

                    BACKGROUND AND REASONS FOR THE MERGER

                           Background of the Merger

At various times during 1992 and 1993, the Colonial Board and Colonial's senior management discussed generally the possibility of entering into a strategic alliance that would enhance Colonial's growth opportunities in an increasingly competitive environment. Certain of Colonial's competitors had experienced extremely rapid growth, during the late 1980s and early 1990s, and the difference in economic power and financial leverage between the largest investment management businesses and other firms had begun to widen. This difference was beginning to manifest itself in an increasing ability on the part of the larger firms to direct substantial financial resources to fund distribution activities. At the same time, given the significant increase over this period in the number of funds competing for a finite number of distributor outlets, retail fund distributors such as broker and dealer firms, banks and financial planners tended to expect increasing levels of support and service in distributing the funds of a particular fund complex. As a result, distribution expenses were increasing significantly. While general discussions occurred during this period among the Colonial Board, senior management and outside consultants regarding the types of alliances that might be structured, no definitive decisions were made.

In the Fall of 1993, Colonial's senior management decided to consider retaining an outside financial advisor to assist in exploring strategic alternatives for growth. From the Fall of 1993 through February, 1994, Colonial senior management had several meetings with representatives from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") regarding the various forms such a strategic alliance might take. On February 28, 1994, the Colonial Board formally approved the engagement of Merrill Lynch to explore a variety of strategic alternatives. Colonial prepared an information booklet containing key financial data.

During the period of March through June, 1994, Merrill Lynch contacted eight firms which it believed might have an interest in pursuing a strategic alliance or relationship with Colonial and which satisfied Colonial's criteria for such an alliance or relationship. The companies contacted included insurance companies, banks and other mutual fund and financial services companies. Various meetings were held during this period between Colonial representatives and representatives of the firms expressing an interest in Colonial.

In late May, 1994, Colonial determined to formally solicit written proposals from four firms (including Liberty Financial) that continued to express a strong interest in pursuing a transaction or alliance with Colonial. These firms were specifically requested to describe (i) their strategic vision and plan, (ii) the structure which an alliance might take, (iii) any issues they considered to be of critical importance, and (iv) if they proposed a combination with Colonial, a preliminary valuation or range of valuations for Colonial.

During June, 1994 and July, 1994, each of these four companies submitted written proposals expressing their potential interest in a combination with Colonial describing generally the basis on which they would be willing to consider such a combination. Following receipt of these proposals, Colonial and Merrill Lynch conducted discussions with each of these companies and their financial advisers.

At a special meeting on July 25, 1994, the Colonial Board reviewed with management and with Merrill Lynch the terms of the four proposals that had been developed. Each of these proposals contemplated a stock merger between Colonial and the other company. One proposal in particular appeared, on balance, to be the most likely to provide a particularly advantageous opportunity to Colonial and its stockholders, largely because it appeared that it would afford the Colonial stockholders, through their interest in the combined company, greater value than the other proposals. The Colonial Board directed Colonial management to pursue negotiations with the company that had made that proposal--a financial services company the common stock of which is listed on the New York Stock Exchange ("Company A"), while still considering other proposals. The Colonial Board emphasized the importance of maintaining the confidentiality of all discussions, because of its belief that widespread public perception of uncertainty as to Colonial's future (in the absence of any definitive merger agreement) could be very harmful to the Colonial organization, including its relationship with distributors and with the mutual funds managed by Colonial.

On July 27, 1994, one of the three potentially interested companies other than Company A revised its offer to indicate a possible willingness to afford a higher amount of consideration to Colonial stockholders than it had originally indicated, as well as a willingness to allow Colonial stockholders to choose between cash and stock of the combined entity. Company A refined its proposal on July 28, 1994, to indicate that Colonial stockholders would receive publicly traded common stock of Company A intended to be worth a specified dollar amount per Colonial share. Company A also submitted a draft merger agreement.

At a special meeting on July 30, 1994, the Colonial Board considered in detail the four proposals that had been made, including consultation with and presentations by Colonial's management and financial and legal advisers regarding the proposals. Based on the presentations by Colonial's management and its advisers and then available information, it was the unanimous consensus of the Colonial Board that Company A's proposal appeared to be the most advantageous to Colonial and its stockholders. That proposal, which was preliminary and highly contingent, contemplated a stock merger in which each outstanding share of Colonial Common Stock would be converted into Company A common stock intended to have a value of $36 per share, although the manner and timing of determining that value remained to be negotiated. Since Company A insisted on a 12-day exclusivity agreement as a condition to pursuing merger negotiations, the Colonial Board approved such an agreement, which was entered into by Colonial and Company A on July 30, 1994. In the course of this meeting, the Colonial Board also considered the terms of the proposed merger agreement that had been received from Company A and gave instructions to Colonial's management and its financial and legal advisers regarding what they considered to be the most important issues to be negotiated with Company A.

At a special meeting on August 5, 1994, Colonial management and its financial and legal advisers reported to the Colonial Board on the status of merger negotiations with Company A. They indicated that a number of issues previously identified by the Colonial Board as significant had not been resolved, including a satisfactory basis for protecting Colonial stockholders from a drop in the intended $36 per share value of Company A's stock between the time of fixing of that value (for purposes of determining the Colonial stock exchange ratio) and the time of closing of the proposed merger, and Company A's ability to withdraw from the transaction in the event the market value of its stock decreased below a specified amount. The Colonial Board instructed management with respect to its positions on the principal open issues and directed management and its advisers to communicate those positions to Company A.

Discussions with representatives of Company A following the August 5 meeting failed to produce a resolution of the principal open issues on the terms approved by the Colonial Board, so negotiations terminated prior to the expiration of the exclusivity period with Company A on August 11, 1994. The principal issues that were not resolved included the "price protection" issue described in the preceding paragraph, as well as certain contingencies required by Company A that were not acceptable to the Colonial Board.

Following expiration of the exclusivity period with Company A, Colonial, through Merrill Lynch, solicited further proposals from Liberty Financial and the other two potentially interested companies. Colonial also informed Company A that it would be prepared to consider further a combination with Company A, if the outstanding merger agreement issues could be satisfactorily resolved (depending on the status of Colonial's discussions with the other potential interested parties). Colonial also entered into confidentiality agreements with each of the four companies, to the extent it had not already done so.

In response to this solicitation, representatives of Company A indicated during the week of August 15 that Company A would be willing to consider a "cash election" merger, in which Colonial stockholders would be permitted to elect cash (subject to an aggregate limit of 50% of the value of Colonial shares so that the transaction would qualify as a tax-free reorganization) or Company A stock, in the amount per Colonial share ($36) that Company A had preliminarily indicated a potential willingness to pay (which it did not increase from its prior proposal).

During the week of August 22, representatives of Liberty Financial communicated a revised proposal which would permit Colonial stockholders to receive $40 in cash per Colonial share, subject to an aggregate limit of $100 million, with the balance of the consideration to consist of preferred stock (also subject to an aggregate limit) and common stock of the combined entity.

On August 31, 1994, one of the other two potentially interested companies also submitted a revised proposal, suggesting a certain amount in cash per Colonial share, subject to an aggregate limit, with the balance of the consideration to be common shares of the combined entity (for which there was no prior public trading market).

Early in September, Colonial, through Merrill Lynch, indicated to all four potentially interested companies that the Colonial Board was likely to decide on a course of action, whether to pursue discussions with one of the companies or to discontinue discussions, at a meeting scheduled for September 18, 1994. Each of the companies was advised that, accordingly, any further proposals or revisions would need to be received by Colonial by then. In taking this action, Colonial was motivated in part by a concern that rumors within and without the Colonial organization reflecting uncertainty as to its future could have a very harmful effect on Colonial, as well as a recognition of the substantial duration of discussions with each of the four companies. Prior to the September 18, 1994 Colonial Board meeting, Colonial and each of the four companies provided to and received from each other substantial financial information and, with its financial, accounting and legal advisers, performed due diligence reviews.

In the week preceding the September 18, 1994 Colonial Board meeting, Liberty Financial and two of the three other potentially interested companies each submitted revised proposals, or clarified a prior proposal, by letter or orally.

At its special meeting on September 18, 1994, the Colonial Board consulted with and considered presentations by Colonial's management and financial and legal advisers regarding, alternatively, a possible business combination with each of the four potentially interested companies. Management summarized its analysis of the relative strengths and advantages each of these companies would bring to a combination with Colonial, concluding that a combination with Liberty Financial appeared to be the most potentially advantageous to the business of Colonial. In reaching this conclusion, management particularly noted the combination of greater capital resources, existing strength in the mutual fund business and enhanced diversification through its other businesses that Liberty Financial would afford, in comparison to other potentially interested parties. The Colonial Board also reviewed analyses by Merrill Lynch and by Colonial management of the financial aspects of the four proposals, which indicated that the Liberty Financial proposal would afford a higher value to the Colonial stockholders than the other proposals. Management also discussed the due diligence reviews performed with respect to the four potentially interested companies. In a separate session not attended by the employee Directors of Colonial, Colonial's legal advisers reviewed with the non-employee Directors those aspects of the proposals dealing with employee benefits arrangements and agreements and their significance.

After considering all of the foregoing, it was the unanimous consensus of the Colonial Board at the September 18 meeting that negotiations should proceed with Liberty Financial. Prior to that meeting, Liberty Financial had submitted a form of exclusivity agreement which it had indicated it would insist upon as a condition to further negotiations. The proposed agreement called for an exclusivity period expiring on October 13, 1994 (the day after the next meeting of the Liberty Financial board of directors) and called for the payment of a substantial termination fee if a definitive merger agreement was not reached (unless because of a rejection by the Liberty Financial board or a mutual determination that a merger was not feasible) and Colonial took certain steps toward an alternative transaction before a certain date. The Colonial Board accepted the exclusivity period demanded by Liberty Financial but rejected the proposed termination fee.

After discussions, Liberty Financial dropped its demand for that termination fee and accordingly Liberty Financial and Colonial entered into an exclusivity agreement expiring October 13, 1994.

Following the September 18 meeting, representatives of Colonial and Liberty Financial completed their due diligence review of each other and negotiated a definitive merger agreement and related agreements. During that time, Colonial was advised that Merrill Lynch was under active consideration by Liberty Financial's parent, Liberty Mutual, to be the principal underwriter on a proposed private debt offering by Liberty Mutual. On September 27, 1994, Colonial retained Berkshire Capital Corporation ("Berkshire Capital") as a second financial adviser to Colonial solely in connection with the delivery of a fairness opinion to the Colonial Board on the possible business combination.

At a special meeting held on October 12, 1994, the Colonial Board considered the possible business combination with Liberty Financial, consulting with and considering presentations by Colonial's management and financial and legal advisers. The Colonial Board was advised that Liberty Financial had proposed a merger in which Colonial stockholders would receive (a) cash in the amount of $40 for each outstanding share of Colonial common stock, subject to an aggregate limit of $100 million; (b) 0.77 shares of Liberty Financial preferred stock, with a face value of $38.50 per Colonial share equivalent, subject to an aggregate limit of $52 million; (c) Liberty Financial common stock at a ratio of one share of Liberty Financial stock for each share of Colonial stock; or (d) some combination of Liberty Financial common stock and preferred stock or of cash and Liberty Financial common stock, subject to the specific election conditions and price reduction provision summarized below under "THE MERGER--Conversion of Colonial Stock." The Colonial Board also considered the other terms of the proposed merger agreement. Management reviewed the negotiations that had resulted in the termination fee, capped at $9 million, described below under "THE MERGER--Termination of the Merger Agreement; Termination Fee." The amount of this fee had been subject to a number of proposals and counterproposals, with Liberty Financial originally demanding a "topping fee" of 25% of the excess in value of any higher proposal by a third party accepted by Colonial over the value of the Liberty Financial proposal, in addition to a termination fee. Later, Liberty Financial had insisted upon a termination fee of $13 million. Colonial had succeeded in reducing the termination fee required by Liberty Financial to $9 million. Liberty Financial required that the principal stockholders of Colonial agree in their individual capacities as stockholders to vote their shares of Colonial Common Stock in favor of the Merger and to refrain from voting in favor of a business combination with a third party, as described below under "THE MERGER-- Interests of Certain Persons in the Merger--Voting Agreement." This voting requirement would, however, terminate upon any termination of the Merger Agreement.

At the October 12 meeting, representatives of management made presentations to the Colonial Board regarding the proposed Merger and Liberty Financial's strategic plans for the combined entity and in particular for Colonial. Colonial management emphasized the opportunities for growth that would result from the much greater capital resources of the combined entity, as well as the benefits in diversification from the non-mutual fund products provided by Liberty Financial.

At the October 12 meeting, the Colonial Board also heard presentations by Merrill Lynch and by Berkshire Capital of their separate analyses of the financial terms of the Merger, and representatives of Merrill Lynch and of Berkshire Capital delivered their respective opinions to the Colonial Board that, as of such date, the consideration to be received by the Colonial stockholders pursuant to the Merger, taken as a whole, was fair to such stockholders from a financial point of view. After further deliberations, the Colonial Board unanimously approved the execution and delivery of the Merger Agreement as being in the best interests of Colonial and its stockholders. The Merger Agreement was executed and delivered at 8:00 a.m. on October 13, 1994. For a description of the factors considered by the Colonial Board in reaching its decision, see"--Reasons For The Merger; Recommendation of Colonial Board" below.

In February, 1995, the Parent, Liberty Financial, Merger Subsidiary and Colonial determined to make certain technical changes in the corporate structure of the Merger and amended and restated the Merger Agreement accordingly (the "Merger Agreement Amendments"). The changes effected by the Merger Agreement Amendments did not substantively affect the rights or interests of Colonial's stockholders.

Reasons for the Merger; Recommendation of Colonial Board

In reaching its decision to adopt and approve the Merger Agreement on October 12, 1994, the Colonial Board consulted with Colonial's management and financial and legal advisers and considered many factors, including, but not limited to, the following:

1. The presentations made by each of Merrill Lynch and Berkshire Capital and their respective opinions that the proposed consideration to be received by the Colonial stockholders pursuant to the Merger, taken as a whole, is fair to the Colonial stockholders from a financial point of view (see "-- Opinions of Colonial Financial Advisers");

2. The Colonial Board's review with its legal and financial advisers of the provisions of the Merger Agreement, including provisions which would not prevent Colonial from considering or the Colonial Board from approving an alternative business combination proposal from a third party, under certain conditions (see "THE MERGER--No Solicitations; Fiduciary Duties" and "--Right of the Colonial Board to Withdraw its Recommendation"). The Colonial Board attached importance to the ability of each Colonial stockholder to elect to receive cash or LFC Preferred Stock, subject to the aggregate limitations discussed below under "THE MERGER--Conversion of Colonial Stock," rather than receiving entirely LFC Common Stock;

3. Historical and prospective financial information regarding Liberty Financial and presentations by Colonial's representatives as to their due diligence review of Liberty Financial's business and financial statements;

4. Presentations by Colonial management regarding the proposed Merger and its advantages to the business of Colonial, including the fact that the combined company would be a diversified asset management organization with approximately $43 billion of assets under management (at September 30, 1994 values), the opportunities for growth in the business of Colonial resulting from the much greater capital resources of the combined organization, the opportunity to offer new products, available through the existing businesses of Liberty Financial, to the present customers of Colonial and the opportunity to improve service to Colonial's customers through a combination of the strengths of the two organizations and possible economies of scale, including potential operating efficiencies and other synergies which could result from combining Liberty Financial and Colonial;

5. The expectation that the Merger will be tax-free for federal income tax purposes to Colonial and its stockholders, in the latter case to the extent they receive LFC Common Stock or LFC Preferred Stock (but not cash);

6. Consideration of the prospects for Colonial if it continued as an independent organization;

7. The effect of the Merger on Colonial's relationships with its mutual funds (including their shareholders), other clients and employees, and the Colonial Board's belief that the Colonial mutual fund trustees would view a merger with Liberty Financial favorably because it would provide Colonial with additional resources to enhance further its investment management, distribution and shareholder service capabilities; and

8. The risks that prolonging the merger negotiation process further could significantly disrupt Colonial's businesses.

The Colonial Board did not assign any specific or relative weight to the factors discussed above.

THE COLONIAL BOARD HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF COLONIAL AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE COLONIAL STOCKHOLDERS VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. Colonial has the right, under certain circumstances, to withdraw or modify the foregoing recommendation of the Colonial Board. See "THE MERGER--Right of the Colonial Board to Withdraw its Recommendation."

                   Opinions of Colonial Financial Advisers

Merrill Lynch Opinion

General. Colonial retained Merrill Lynch in February, 1994 to render financial advisory and investment banking services in connection with exploring strategic opportunities for growth. The Colonial

Board retained Merrill Lynch based upon its experience and expertise. Merrill Lynch is a nationally recognized investment banking and advisory firm and, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, distributions of securities and similar activities. Merrill Lynch acted exclusively for the Colonial Board in rendering its fairness opinion and will receive a fee from Colonial for its services, the largest part of which is contingent upon consummation of the Merger. See "--Fees Payable to Merrill Lynch."


Merrill Lynch acted as financial adviser to Colonial in connection with, and participated in certain of the negotiations leading to, the Merger Agreement. During the course of such negotiations, Merrill Lynch was not asked to determine, and did not propose, the consideration to be paid in the Merger. Prior to the negotiations leading to the Merger Agreement, Merrill Lynch had been in active discussions with Liberty Mutual regarding a potential private placement by Liberty Mutual of debt securities. During the negotiations leading to the Merger Agreement, Merrill Lynch came under active consideration by Liberty Mutual to be the lead underwriter of such proposed private offering. Merrill Lynch has in the past performed various investment banking services for Liberty Mutual and Liberty Financial, including acting as a co-manager in connection with the proposed initial public offering of Liberty Financial's stock in the first quarter of 1994, for which it received customary compensation. Merrill Lynch may perform additional investment services for Liberty Mutual, Liberty Financial and their affiliates in the future. Dr. Michael von Clemm, a director of Liberty Mutual and Liberty Financial, is a director of Merrill Lynch Capital Partners, Inc., a wholly-owned subsidiary of Merrill Lynch, and was an executive officer of Merrill Lynch prior to his retirement in 1992.


Merrill Lynch rendered its written opinion to the Colonial Board that, as of the date of the Merger Agreement, the proposed consideration to be received by the holders of Colonial Common Stock pursuant to the Merger, taken as a whole, was fair to such stockholders from a financial point of view. The full text of Merrill Lynch's opinion is attached as Appendix II hereto. The description of the written opinion set forth herein is qualified in its entirety by reference to the full text of the opinion attached hereto. Colonial stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, by Merrill Lynch in connection therewith. Pursuant to instructions from Colonial, Merrill Lynch contacted a limited number of potential strategic partners for Colonial. Since the execution of the Merger Agreement, Merrill Lynch has not received any proposals from third parties relating to a merger or acquisition transaction with Colonial.

Merrill Lynch's opinion is directed only to the consideration to be paid in the Merger and does not constitute a recommendation to any Colonial stockholder as to how such stockholder should vote at the Colonial Meeting.

Materials and Information Considered. In connection with its opinion, Merrill
Lynch:

(1) Reviewed Colonial's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993 and Forms 10-Q and related unaudited financial information for the quarterly periods ending March 31, 1994 and June 30, 1994;

(2) Reviewed Liberty Financial financial information for the three fiscal years ended December 31, 1993 and other interim reports through August 31, 1994 furnished by Liberty Financial;

(3) Reviewed certain information, including financial forecasts relating to the business, earnings, cash flow, assets and prospects of Colonial and Liberty Financial furnished by Colonial and Liberty Financial;

(4) Conducted discussions with members of senior management of Colonial and Liberty Financial concerning their respective businesses and prospects;

(5) Reviewed the historical market prices and trading activity for Colonial's Class A Common Stock and compared them with those of certain publicly traded companies deemed by Merrill Lynch to be reasonably similar to Colonial;

(6) Compared the results of operations of Colonial and Liberty Financial with those of certain companies deemed by Merrill Lynch to be reasonably similar to Colonial and Liberty Financial;

(7) Compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions deemed by Merrill Lynch to be relevant;

(8) Reviewed the Merger Agreement; and

(9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as deemed necessary by Merrill Lynch, including its assessment of general economic and market conditions.

In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by Colonial and Liberty Financial. Merrill Lynch did not independently verify such information or assume any responsibility therefor, nor did Merrill Lynch undertake an independent appraisal of the assets of Colonial or Liberty Financial. Merrill Lynch assumed that the financial forecasts furnished by Colonial and Liberty Financial were reasonably prepared and reflected as of the dates thereof the best available estimates and judgment of Colonial's or Liberty Financial's management as to the expected future financial performance of Colonial or Liberty Financial, as the case may be.

Summary of Analyses. The following is a summary of the analyses that Merrill Lynch utilized in arriving at its opinion as to the fairness of the consideration to be paid in the Merger, as discussed with the Colonial Board on October 12, 1994.

  Valuation of Colonial. Merrill Lynch arrived at a range of values for Colonial by utilizing two principal valuation methodologies: a comparable transactions analysis and a discounted cash flow analysis. Comparable transactions analysis provides a valuation range based upon financial information of selected companies in the same or similar industries as the company being valued which have been involved in recent merger or acquisition transactions. Discounted cash flow analysis provides insight into the intrinsic value of a company based on projected earnings and the subsequent cash flows generated by the business of the company being valued. No company or transaction used in these analyses for comparison was identical in all respects to Colonial or the contemplated Merger. Accordingly, an analysis of the results of the foregoing involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies and transactions to which Colonial and the Merger were compared. Although Merrill Lynch considered the results of both of these methodologies, Merrill Lynch gave the greater weight to the comparable transactions analysis.

    Comparable Transactions Analysis. This analysis was based on twenty-two selected acquisitions of asset management companies announced after January, 1992, and reflects imputed values based on mean multiples paid on assets under management, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and net income. The transactions included (buyer/seller): Franklin Resources, Inc./Templeton, Galbraith & Hansberger Ltd.; United Asset Management/NWQ; Mellon Bank Corporation/The Boston Company; CDV Acquisition Corporation/The Van Kampen Merritt Companies; Alliance Capital/Equitable Capital Management; Phoenix Home Life Insurance Company/National Securities & Research; Reich & Tang, LP/New England Investment Companies; Alliance Capital/Shields Asset Management; United Asset Management/Heitman Financial; Chemical Banking Corp./AmeriTrust-Texas Corp.; Society Corp./Schaenen Wood & Associates; Management/Keystone Group; First Union Corp./Lieber & Company; Management and TA Associates/AIM Management Group, Inc.; Duff & Phelps Corp./Beutel, Goodman & Co.; CoreStates Financial/Rittenhouse Financial Services; Mellon Bank Corporation/Dreyfus Corporation; Thomson Advisory Group/Four Pacific Mutual Subsidiaries; Kansas City Southern/Berger Associates; PNC Bank Corp./BlackRock Financial Management; The Van Kampen Merritt Companies/American Capital Management & Research and Swiss Bank Corp./Brinson Partners. Analysis of these selected transactions produced mean implied multiples based on net income and EBITDA of 12.9 times and 6.2 times, respectively, and a mean price to assets under management percentage of 1.7%. These implied multiples resulted in a range of values for Colonial of between $144.2 million and $259.9 million (or from $18.18 to $32.78 per fully diluted share). The mean valuation measures compared with implied multiples of price to net income and EBITDA of 13.7 times and 9.4 times, respectively, and a price to assets under management percentage of 2.7% for the Merger.

    Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Merrill Lynch estimated the present value of the future cash flows that Colonial could produce over a projected six-year period from 1995 to 2000 if Colonial were to operate on a stand-alone basis (i.e., without giving effect to any operating or other efficiencies pursuant to the Merger). Merrill Lynch relied upon the earnings projections provided by management of Colonial to perform the discounted cash flow analysis. Merrill Lynch derived certain potential equity market value reference ranges for Colonial Common Stock based upon the sum of the present value (using discount rates ranging from 11% to 15%) of the future cash flows derived from the six-year earnings of Colonial and the discounted value of the final year's EBITDA less distribution and deferred sales charge revenues multiplied by numbers representing price-EBITDA multiples ranging from 5 times to 7 times. This analysis produced potential aggregate equity values ranging from $186.7 million to $324.9 million (or from $23.55 to $40.98 per fully diluted share).

  Valuation of Liberty Financial. Merrill Lynch arrived at a range of values for Liberty Financial by utilizing two principal valuation methodologies: a discounted terminal value analysis and a break- up valuation analysis. The break-up valuation provides a valuation range for Liberty Financial based on the stand-alone imputed values for separate operating divisions of Liberty Financial based on selected companies which Merrill Lynch deemed to be comparable to such divisions. No company used in the breakup valuation analysis as a comparison was identical in all respects to Liberty Financial, any separate operating division of Liberty Financial or the combined Liberty Financial/ Colonial entity. Accordingly, an analysis of the results of the foregoing involves considerations and judgments that could affect the value of the companies to which Liberty Financial was compared. Merrill Lynch also compared the valuations of Liberty Financial as implied in Liberty Financial's 1994 uncompleted initial public offering.

    Discounted Terminal Value Analysis. Using a discounted terminal value analysis, Merrill Lynch estimated the present value of Liberty Financial's 1999 estimated earnings multiplied by numbers which represent a range of price-earnings multiples of 9 times to 13 times. The earnings used in the analysis were provided by the management of Liberty Financial and reflect the earnings that Liberty Financial could produce if Liberty Financial were to operate on a stand- alone basis (i.e., without giving effect to any operating or other efficiencies pursuant to the Merger). In its analysis, Merrill Lynch used discount rates ranging from 11% to 15%. This analysis produced potential aggregate equity values for Liberty Financial ranging from $623.8 million to $1,075.5 million.

    Break-up Valuation. Merrill Lynch compared certain financial information for the insurance and asset management businesses of Liberty Financial with the following group of companies that Merrill Lynch believed to be appropriate for comparison: for the insurance division, Equitable of Iowa, First Colony, SunAmerica and Western National, and for the asset management division, Duff & Phelps, Eaton Vance Corp., Franklin Resources, Inc., The John Nuveen Company, The Pioneer Group, Inc., T. Rowe Price Associates, and United Asset Management. Merrill Lynch used this information to perform three break-up valuations of Liberty Financial. The first valuation analysis reflects the sum of the total stockholder's equity of the insurance business and the net income of the asset management business multiplied by a number which represents a price-earnings multiple of 12.3 times. The second valuation analysis reflects the sum of the total stockholder's equity of the insurance business and the assets under management of the asset management business multiplied by a number which represents a price-assets under management percentage of 1.7%. The third valuation analysis reflects the sum of the net income for the insurance business multiplied by a number which represents a price earnings multiple of 8.8 times and the net income of the asset management business multiplied by a number which represents a price-earnings multiple of 12.3 times. These valuation analyses produced values for Liberty Financial ranging from $749.2 million to $990.4 million.

    Implied Valuation in Uncompleted Initial Public Offering. As an additional valuation exercise, Merrill Lynch compared the value of Liberty Financial as implied in the proposed initial public offering that Liberty Financial initiated in late 1993 against the value of Liberty Financial as implied in the Merger. At the midpoint of the filing range of Liberty Financial's initial public offering, the implied market value of Liberty Financial was $874.3 million. This value represented a price to next fiscal year earnings multiple of 10.9 times and a price-book value multiple of 1.15 times. The valuation of Liberty Financial as implied in the proposed initial public offering compares to a value implied in the Merger of $779.1 million, which represents a price-next fiscal year earnings multiple of 9.8 times and a price-book value multiple of 1.17 times. The value of Liberty Financial as implied in the Merger is based on fully diluted shares to be held by Liberty Mutual after the Merger and the estimated market value of the LFC Common Stock of the combined Liberty Financial/Colonial entity. See "--Valuation of Merger Consideration" for a description of the methodology used to estimate the market value of the LFC Common Stock.

  Valuation of the Combined Companies. Merrill Lynch arrived at a range of values for the combined Liberty Financial/Colonial entity by applying the subsidiaries, provided that such
shares are not held in a fiduciary capacity or held in the ordinary course of business by subsidiaries of Colonial or Liberty Financial that are insurance companies or broker-dealers), unless an election for such share is made as described below, shall be converted into the right to receive one share of LFC Common Stock. Each holder of shares of Common Stock may elect to receive, instead of LFC Common Stock, for all or part of the Common Stock held by such holder either, but not both, of (i) $40.00 in cash for each share of Common Stock held by such holder, or (ii) 0.77 shares of LFC Preferred Stock for each share of Common Stock held by such holder ($38.50 face amount per share of Common Stock). Any holder of Common Stock who holds the Common Stock in two or more different names may make different elections with respect to the Common Stock held in each name. Holders who elect to receive LFC Preferred Stock may also elect, but shall not be required, to become a party to a Stockholders Agreement. See "--Stockholders Agreement." The foregoing amounts of LFC Common Stock, cash and LFC Preferred Stock to be received by Colonial stockholders may be reduced under certain circumstances. See "--Adjustment of Merger Consideration."

If the number of shares of Common Stock subject to elections to receive cash or LFC Preferred Stock would result in the payment of aggregate cash in excess of $100 million or in the issuance of more than 1,040,000 shares of LFC Preferred Stock, then the amount of cash payable or LFC Preferred Stock issuable to each holder making such election will be reduced ratably, without further action by the holder, based on the number of shares of Common Stock elected to be so treated by each stockholder and on a whole Common Stock share basis, until the aggregate cash consideration being paid no longer exceeds $100 million and/or the aggregate number of shares of LFC Preferred Stock no longer exceeds 1,040,000, respectively. Holders electing to receive cash or LFC Preferred Stock will not be given the opportunity to change their elections in the event that the number of shares of Common Stock subject to elections to receive cash or LFC Preferred Stock would exceed the maximum aggregate limits described above. Each share of Common Stock not receiving the consideration for which an election was made as a result of the reduction described in the first sentence of this paragraph will be converted into a right to receive one share of LFC Common Stock. If all holders of Common Stock properly elect to receive cash for each share of Common Stock held by such holders, based on the number of shares of Common Stock outstanding as of the Record Date, each Colonial stockholder would effectively receive for each share of Common Stock $13.57 in cash and 0.66 shares of LFC Common Stock pursuant to the Merger.

The shares of Common Stock held by holders who perfect appraisal rights will not be so converted. See "Appraisal Rights."

An affiliate of Liberty Mutual will lend to Liberty Financial the total amount of cash required to be paid to Colonial stockholders pursuant to the Merger. Such loan will bear interest at an annual rate not exceeding 8.5% and mature on the tenth anniversary of the Effective Time. See "Certain Information Regarding Liberty Financial--Relationships with Liberty Mutual."

Adjustment of Merger Consideration

The number of shares of LFC Common Stock issuable in exchange for each share of Common Stock, the amount of cash payable for each share of Common Stock and the number of shares of LFC Preferred Stock issuable in exchange for each share of Common Stock (collectively, the "Consideration") are each subject to adjustment by an identical proportion if the Specified Assets Under Management (as defined below) on the date two days prior to the closing date of the Merger (the "Adjustment Date") do not exceed 85% of the Specified Assets Under Management on October 12, 1994, after factoring out market fluctuations of the values of portfolio assets (positive or negative) between such dates. In such event, each of the three elements of the Consideration and the maximum aggregate amount of cash payable and LFC Preferred Stock issuable will be reduced by subtracting therefrom the amounts obtained by multiplying the applicable exchange ratio or dollar amount by a fraction, (i) the numerator of which equals the lesser of (A) 17.5 or (B) the difference between (x) 92.5 and (y) the number representing the ratio, expressed as a percentage, of such Specified Assets Under Management as of the Adjustment Date (after factoring out market fluctuations) to such Specified Assets Under Management on October 12, 1994 (the "Adjustment Percentage") and (ii) the denominator of which is 92.5. If the Adjustment Percentage is less than 75%, then there will be no further reduction in the Consideration, but the Merger Agreement will be terminable at the election of Liberty Financial. As of January 27, 1995, the Adjustment Percentage (determined in such manner) was 96.75%.

For example, assuming that Specified Assets Under Management of Colonial on October 12, 1994 were $14 billion, if Specified Assets Under Management at the Adjustment Date are $11.2 billion (after factoring out market fluctuations), or 80% of the Specified Assets Under Management on October 12, 1994, then the exchange ratio for each of the LFC Common Stock and the LFC Preferred Stock and the cash payable for each share of Common Stock would be adjusted by subtracting therefrom the amounts obtained by multiplying the applicable exchange ratio and the dollar amount by .135. Thus, in this example, and assuming that the elections to receive cash and the LFC Preferred Stock are not oversubscribed, each share of Common Stock would be exchangeable for the right to receive .865 shares of LFC Common Stock, .666 shares of LFC Preferred Stock or $34.60 in cash and the maximum aggregate amount of cash payable in the Merger would be $86.5 million and the maximum aggregate number of shares of LFC Preferred Stock issuable in the Merger would be 899,600 shares.

"Specified Assets Under Management" means, as of each time the amount thereof is to be determined, the sum of (i) the aggregate of the net assets of the registered open-end investment companies to which Colonial or any of its subsidiaries serves as an investment adviser or sub-adviser, calculated in accordance with the Investment Company Act and the Rules and Regulations of the SEC promulgated thereunder, plus (ii) the aggregate of the net assets of other investment management clients for which Colonial or any of its subsidiaries serves as investment adviser, determined in substantially the same manner, plus (iii) without duplication, the aggregate of the net assets of the registered open-end investment companies to which Colonial or any of its subsidiaries serves as an investment adviser or sub-adviser and which are underlying funding vehicles of the variable annuity or variable life insurance products offered by Keyport and certain of its affiliates (collectively, "Liberty Variable Funds"), determined in substantially the same manner, without giving effect to any action taken by Liberty Financial or any of its affiliates which results in those assets no longer being included in Specified Assets Under Management. The effects on Specified Assets Under Management occasioned by changes (positive or negative) in the market value of portfolio assets constituting Specified Assets Under Management between the close of business on October 12, 1994 and the close of business on the Adjustment Date shall be entirely factored out of Specified Assets Under Management as of the close of business on the Adjustment Date, as shall be set forth in a certificate, prepared in a manner consistent with past practices of Colonial and practices prevailing generally in the mutual fund industry, to be delivered by Colonial to Liberty Financial not later than the close of business on the date following the Adjustment Date (which certificate shall be subject to review by, and the concurrence of, Liberty Financial, such concurrence not to be unreasonably withheld). Notwithstanding the foregoing, Specified Assets Under Management shall not include (i) assets which are controlled by Liberty Financial or any of its affiliates (other than net assets in the Liberty Variable Funds), and (ii) the assets of Colonial's sole institutional advisory client.

Election Forms

Accompanying this Prospectus/Proxy Statement is a letter of transmittal and election form (collectively, the "Election Form") pursuant to which each holder of Common Stock may elect to receive cash or LFC Preferred Stock in lieu of LFC Common Stock and other related materials. AN ELECTION BY A HOLDER OF COLONIAL SHARES TO RECEIVE CASH OR LFC PREFERRED STOCK SHALL HAVE BEEN DULY MADE ONLY IF THE PAYING AGENT SHALL HAVE RECEIVED BY 5:00 P.M., NEW YORK CITY TIME, ON THE DAY WHICH IS ONE BUSINESS DAY PRIOR TO THE COLONIAL MEETING (FRIDAY, MARCH 17, 1995) (THE "ELECTION DEADLINE"), A PROPERLY COMPLETED AND DULY EXECUTED ELECTION FORM ACCOMPANIED BY EITHER (I) THE CERTIFICATE OR CERTIFICATES OF COMMON STOCK COVERED BY SUCH ELECTION FORM DULY ENDORSED OR OTHERWISE ACCEPTABLE FOR TRANSFER OR (II) AN APPROPRIATE GUARANTY OF DELIVERY OF SUCH CERTIFICATE OR CERTIFICATES (PROVIDED THAT SUCH CERTIFICATES ARE IN FACT DELIVERED WITHIN FIVE (5) NASDAQ TRADING DAYS OF THE DATE OF DELIVERY OF THE GUARANTY), LIBERTY FINANCIAL SHALL HAVE THE RIGHT TO MAKE REASONABLE DETERMINATIONS AND TO ESTABLISH REASONABLE PROCEDURES IN GUIDING THE PAYING AGENT IN ITS DETERMINATION AS TO THE VALIDITY OF ELECTION FORMS AND OF ANY REVISION, REVOCATION OR WITHDRAWAL THEREOF. ANY STOCKHOLDER WHO HAS MADE AN ELECTION MAY CHANGE OR REVOKE THAT ELECTION AT ANY TIME PRIOR TO THE ELECTION DEADLINE BY SUBMITTING A REVISED ELECTION FORM OR A NOTICE OF REVOCATION, AS THE CASE MAY BE, TO THE PAYING AGENT PRIOR TO SUCH DEADLINE. ANY STOCKHOLDER WHO FAILS TO DELIVER BY THE ELECTION DEADLINE A PROPERLY COMPLETED AND DULY EXECUTED ELECTION FORM AND STOCK CERTIFICATES OR GUARANTY AS PROVIDED ABOVE SHALL NOT BE ENTITLED TO RECEIVE CASH OR LFC PREFERRED STOCK IN THE MERGER AND SHALL RECEIVE ONLY LFC COMMON STOCK.

Treatment of Fractional Shares

No fractional shares of LFC Common Stock will be issued in the Merger. Holders of Common Stock who would otherwise have been entitled to receive a fraction of a share of LFC Common Stock (after taking into account all certificates delivered by such holder) will receive in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of LFC Common Stock multiplied by $40.00 (subject to reduction in certain circumstances as provided above). Fractional shares of LFC Preferred Stock may be issued.

Dissenting Shares; Appraisal Rights

No conversion of Common Stock into a right to receive LFC Common Stock, cash or LFC Preferred Stock will be made with respect to any shares of Common Stock as to which a stockholder of Colonial has properly elected to exercise any rights to appraisal in accordance with the Massachusetts General Laws ("Dissenting Shares"). Under the Massachusetts General Laws, including in particular the MBCL, any Colonial stockholder (i) who files with Colonial an objection to the Merger in writing before the approval of the Merger by the stockholders of Colonial and who states in such objection that such stockholder intends to demand payment for his or her shares if the Merger is concluded and (ii) whose shares are not voted in favor of the Merger, shall be entitled to demand payment for his or her shares of Common Stock and an appraisal of the value thereof, in accordance with the provisions of Sections 85 through 98 of the MBCL. See "Appraisal Rights." If, after the Effective Time, a holder of Dissenting Shares fails to perfect or loses any such right of appraisal, each Dissenting Share of such stockholder shall be treated as a share that had been converted as of the Effective Time into the right to receive LFC

Common Stock, even if the stockholder shall have made a timely election to receive cash or LFC Preferred Stock.

       Terms of Liberty Financial Series A Convertible Preferred Stock

In connection with the Merger, Liberty Financial will issue up to 1,040,000 shares of the LFC Preferred Stock. See "Comparison of Stockholders' Rights and Description of LFC Capital Stock" for a description of the preferences, voting powers, qualifications and special or relative rights and privileges of the LFC Preferred Stock.

                            Stockholders Agreement

Each holder of Common Stock who elects to receive LFC Preferred Stock shall also be entitled (but shall not be obligated) to become a party to the Stockholders Agreement among Liberty Financial, Liberty Mutual and those other Colonial stockholders making such election. An election to become a party to the Stockholders Agreement may be made by properly completing the appropriate provisions of the Election Form and delivering the same to the Paying Agent as provided above.

The Stockholders Agreement provides that the holder of shares of LFC Preferred Stock who becomes a party to the Stockholders Agreement (a "Holder") may not voluntarily or involuntarily Transfer (as hereinafter defined) the Holder's LFC Preferred Stock without the prior written consent of Liberty Financial prior to the fifth anniversary of the closing date of the Merger, except to a Permitted Transferee (as hereinafter defined). "Permitted Transferee" means (i) if the Holder is an individual, a trust or similar entity for the benefit, primarily, of the Holder or the Holder's Immediate Family, (ii) a person or entity to whom a Transfer is made by operation of law or legal process, including, without limitation, a decree of divorce, order in a proceeding under Title 11 of the United States Code (or any successor statute), the laws of descent and distribution or otherwise by reason of the Holder's death or legal incompetency, (iii) if the Holder is a corporation, a successor corporation in the event of a reorganization of such corporate Holder, (iv) a corporation or trust qualified under section 501(c)(3) of the Code, or (v) a bona fide pledgee. "Transfer" means any voluntary or involuntary sale, transfer, disposition, pledge or assignment, by gift or otherwise, provided, however, that the term shall not include ordinary proxies or powers of attorney with respect to voting of shares. "Immediate Family" means, with respect to an individual, such individual's spouse, children, adopted children and parents.

A precondition to each Transfer of LFC Preferred Stock to a Permitted Transferee shall be that the Permitted Transferee shall have duly executed and delivered to LFC an agreement in a form reasonably satisfactory to Liberty Financial by which such Permitted Transferee shall become a party to the Stockholders Agreement and such LFC Preferred Stock shall be made subject to the Stockholders Agreement, provided, however, that a person or entity to whom a Transfer is made by operation of law or legal process as described above shall have the option of not becoming a party to the Stockholders Agreement, exercisable by written notice to Liberty Financial in connection with the registration of such Transfer to such Permitted Transferee, in which case such Permitted Transferee and such LFC Preferred Stock shall cease to be subject to the restrictions, or entitled to the benefits, of the Stockholders Agreement. The Stockholders Agreement also provides that at any time during the first 60 days after the fifth anniversary of the closing date of the Merger, any Holder may elect to sell to Liberty Mutual, and Liberty Mutual shall be obligated to purchase, all, but no less than all, of the LFC Preferred Stock then owned by such Holder (the "Put Shares") at a price of $50.00 per Put Share (adjusted for any stock splits, dividends or similar recapitalization events affecting the Put Shares), plus accrued but unpaid dividends through the date of purchase in respect of the Put Shares.


The restrictions on Transfer and the provisions requiring the purchase of the Put Shares by Liberty Mutual contained in the Stockholders Agreement do not apply to any shares of LFC Common Stock acquired upon conversion of LFC Preferred Stock and nothing contained in the Stockholders Agreement restricts such conversion.


See "Comparison of Stockholders' Rights and Description of LFC Capital Stock" for a more detailed description of the Stockholders Agreement.

Procedures for Exchange of Certificates

Manner of Exchange

As soon as practicable after the Effective Time, each holder of an outstanding certificate which prior thereto represented shares of Common Stock shall, upon surrender to the Paying Agent of such certificate or certificate (if not previously surrendered), be entitled to receive a certificate or certificates representing the appropriate number of shares of LFC Common Stock to which such holder is entitled and cash in lieu of any fractional shares of LFC Common Stock. To the extent the holder has validly elected to receive cash or LFC Preferred Stock, the holder will receive (subject to reduction in certain circumstances as provided in this Prospectus/Proxy Statement), respectively, (i) the amount of cash which the aggregate number of shares of Common Stock previously represented by such certificate(s) surrendered shall have been converted into the right to receive or (ii) a certificate or certificates representing the appropriate number of shares of LFC Preferred Stock which the aggregate number of shares of Common Stock previously represented by such certificate(s) shall have been converted into the right to receive. No interest will accrue on any cash payable as consideration for Common Stock or in lieu of fractional shares of LFC Common Stock.

Common Stock certificates or guarantees of delivery should be forwarded to the Paying Agent with the accompanying Election Form and should not be returned with the accompanying proxy.

The Paying Agent shall accept certificates previously representing Common Stock upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any portion of the Consideration to be paid in the Merger is to be delivered to any person other than the person in whose name the certificate representing shares of Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise in a proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of Colonial or its transfer agent of certificates representing shares of Common Stock and if such certificates are presented to Colonial for transfer, they shall be cancelled against delivery of the Consideration as provided above.

As soon as practicable after the Effective Time, the Paying Agent will mail transmittal instructions and a form of letter of transmittal to each person who was a Colonial stockholder immediately prior to the Effective Time who did not properly complete and return an Election Form prior to the Election Deadline. The transmittal instructions will describe the procedures for surrendering the certificates that prior to the Merger represented Common Stock in exchange for the Colonial certificates representing LFC Common Stock. Delivery shall be effected, and risk of loss and title to the Liberty Financial certificates shall pass, only upon actual delivery of the Colonial certificates to the Paying Agent. Upon surrender of the Colonial certificates for cancellation to the Paying Agent, together with a duly executed letter of transmittal and such other documents as the Paying Agent may reasonably require, such Colonial certificates will be cancelled and the holder of such Colonial certificates will receive a certificate representing that number of whole shares of LFC Common Stock to which the former Colonial stockholder is entitled pursuant to the provisions of the Merger Agreement, in addition to payment in cash for any fractional share of LFC Common Stock.

Rights of Holders of Common Stock Prior to Surrender

After the Effective Time, no dividends or distributions with a record date after the Effective Time with respect to LFC Common Stock or LFC Preferred Stock, as the case may be, shall be paid to the holder of any unsurrendered certificate representing Common Stock until the surrender for exchange of such certificate has been made. Following surrender for exchange of any such certificate, the holder of such certificate will receive, without interest,
(i) at the time of surrender, the dividends and other distributions theretofore paid with respect to such shares of LFC Common Stock or LFC Preferred Stock, as the case may be, since the Effective Time and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender, payable with respect to such shares of either LFC Common Stock or LFC Preferred Stock. Under the terms of the Merger Agreement, Colonial as it exists after the Effective Time (the "Surviving Corporation") will pay any dividends on Common Stock with a record date prior to the Effective Time and which remain unpaid at the Effective Time.

Lost, Stolen or Destroyed Certificates

Any Colonial stockholder whose certificate for any of his or her shares of Common Stock has been lost, stolen or destroyed should immediately call State Street Bank and Trust Company, Colonial's Transfer Agent, at 1 (800) 426-5523 for information regarding the procedures to be followed for replacing the certificate. Until a replacement certificate is obtained, the Colonial stockholder will be unable to properly surrender the certificate to the Paying Agent.

                    Conversion of Liberty Financial Stock


Pursuant to the Merger Agreement and immediately prior to the Effective Time, Liberty Financial will (i) amend and restate its Articles of Organization to change the authorized capital stock of Liberty Financial to 100,000,000 shares of LFC Common Stock, and 10,000,000 shares of preferred stock, $.01 par value and (ii) effect the Parent Contribution pursuant to which Parent will contribute all of its assets (other than the Excluded Assets, as defined below) to Liberty Financial in exchange for an aggregate of 22,812,200 additional shares of LFC Common Stock and the assumption by Liberty Financial of all of Parent's liabilities (including, without limitation, all unknown, contingent or otherwise inchoate liabilities) in existence immediately prior to the Parent Contribution ("Assumed Liabilities"). "Excluded Assets" consist of (i) Parent's existing equity interest in Liberty Financial and (ii) a $30 million promissory note of SteinRoe Services, Inc., a wholly-owned subsidiary of Parent, bearing interest, payable, semi-annually, at 8% per annum and due (without scheduled mandatory prepayments) on March 31, 2000 (the "SSI Note"). As part of the Parent Contribution, Liberty Financial will assume the Assumed Liabilities, including all obligations under benefit plans and the assumption of all outstanding stock options to acquire Parent Common Stock. Thereafter, but also prior to the Effective Time, Liberty Financial will file and cause to become effective with the Massachusetts Secretary of State a certificate of designation providing the preferences, voting powers, qualifications, special and relative rights and privileges and other terms of the LFC Preferred Stock. See "--Terms of Liberty Financial Series A Convertible Preferred Stock."



The Merger Agreement also provides for an adjustment (the "Effective Time Adjustment") of all outstanding stock options for Liberty Financial capital stock granted under Liberty Financial's 1990 Stock Option Plan (the "LFC Stock Options") as of the Effective Time. After giving effect to the Effective Time Adjustment, the LFC Stock Options outstanding on the date of this Prospectus/Proxy Statement will consist of options to purchase an aggregate of 1,402,211 shares of LFC Common Stock at a weighted- average exercise price per share of $18.01. In addition, Liberty Financial reserved the right under the Merger Agreement to make additional adjustments (the "Additional Adjustments") to the number of shares issuable upon exercise of each such LFC Stock Option during the 30-day period following the Effective Time in a manner determined by the Compensation Committee of Liberty Financial's Board of Directors. The Compensation Committee has determined to make such Additional Adjustments based, in part, on average trading prices for the LFC Common Stock for a specified period following the Effective Time.



Such Effective Time and Additional Adjustments are being made to keep the optionholder in the same economic position as before the Merger. After these adjustments, the difference between the aggregate exercise price of the options and the aggregate value of the shares issuable thereunder after the Merger (as measured by such average trading prices) will be the same as the difference between the aggregate original exercise price of such options and the aggregate value of the shares issuable before the Merger (as measured by the formula value determined under Liberty Financial's 1990 Stock Option
Plan).To the extent the Additional Adjustments result in an increase in the number of shares subject to the LFC Stock Options (as adjusted by the Effective Time Adjustment), Parent will contribute to Liberty Financial's capital a number of shares of LFC Common Stock equal to the incremental amount of LFC Common Stock equivalents of such LFC Stock Options resulting from the Additional Adjustments, determined in accordance with GAAP employing the treasury stock method of accounting for such options.

As indicated above and as provided in the Merger Agreement, immediately prior to the Effective Time, Parent will contribute all of its assets (other than the Excluded Assets) to Liberty Financial in exchange for 22,812,200 additional shares of LFC Common Stock and the assumption by Liberty Financial of the Assumed Liabilities. The indebtedness evidenced by the SSI Note was taken into account in the negotiations which resulted in the agreement reflected in the Merger Agreement regarding the relative ownership interests in Liberty Financial of Parent, on the one hand, and the holders of Common Stock, on the other hand, immediately after the Effective Time.


                      Conduct of Business Pending Merger

Colonial

The Merger Agreement contains certain restrictions on the conduct of the business of Colonial and its subsidiaries pending consummation of the Merger. In particular, Colonial has agreed that it and each of its subsidiaries will act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations and assets, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them.

The Merger Agreement also prohibits Colonial from engaging in certain activities prior to the Effective Time without the prior written consent of Liberty Financial. Specifically, without such consent, Colonial may not, and may not permit its subsidiaries to:

(a) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of Colonial's outstanding capital stock (other than Colonial's ordinary quarterly cash dividend in the amount of $.15 per share of Common Stock, in accordance with usual record and payment dates and in accordance with Colonial's usual dividend practice; provided, however, that Colonial may declare, and the Surviving Corporation will pay, a cash dividend at an annual rate of $.60 per share for the period from Colonial's final regular quarterly dividend payment date prior to the date of the closing of the Merger (the "Closing Date") through the Closing Date, payable to holders of record of the Common Stock as of immediately prior to the Effective Time), (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares except, in the case of clause (z), for the acquisition of shares of Common Stock (i) in accordance with the Amended and Restated Stock Purchase Agreement dated November 19, 1982 among Colonial and certain individuals party thereto, as amended and in effect on October 12, 1994 (the "Company Stock Purchase Agreement"), and (ii) from holders of unexercised outstanding stock options to purchase shares of Common Stock ("Company Stock Options") in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options outstanding on October 12, 1994;

(b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of shares of Common Stock (i) in accordance with the Company Stock Purchase Agreement or
(ii) upon exercise of Company Stock Options outstanding on October 12, 1994 (and without limiting the generality of the foregoing, Colonial may not issue any stock options or similar securities or interests from and after October 12, 1994);

(c) amend its articles of organization, by-laws or other comparable charter or organizational documents;

(d) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except as disclosed previously to Liberty Financial;

(e) sell, mortgage or otherwise encumber or subject to any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") or otherwise dispose of any of its properties or assets that are material to Colonial and its subsidiaries taken as a whole, except in the ordinary course of business or as previously disclosed to Liberty Financial;

(f) except as previously disclosed to Liberty Financial, (i) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than pursuant to Colonial's Credit Agreement dated as of May 5, 1993, as amended and restated as of December 17, 1993, as amended through the date of this Prospectus/Proxy Statement, with certain lenders named therein and The First National Bank of Boston, as Agent, in an aggregate principal amount not to exceed $120,000,000 at any time outstanding, and pursuant to Colonial's Promissory Note dated May 1, 1994 in favor of The First National Bank of Boston, in an aggregate principal not to exceed $10,000,000 at any time outstanding or (ii) make any loans or advances to any other person, other than to any direct or indirect wholly-owned subsidiary of Colonial and other than routine advances to employees;


(g) except as previously disclosed to Liberty Financial, make any tax election (other than elections required by law and made in the ordinary course of business not giving rise to additional material tax liabilities) or settle or compromise any tax liability that could reasonably be expected to be material to Colonial and its subsidiaries taken as a whole;

(h) except as previously disclosed to Liberty Financial, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms (or in terms more favorable to Colonial), of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Colonial included in the Filed SEC Documents (as such term is defined in the Merger Agreement) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(i) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which Colonial or any subsidiary is a party or waive, release or assign any material claims or rights thereunder; or

(j) authorize any of, or commit or agree to take any of, the foregoing actions.

Liberty Financial

The Merger Agreement contains certain restrictions on the conduct of the business of Parent, Liberty Financial and its subsidiaries pending consummation of the Merger. In particular, Parent has agreed that it and each of its subsidiaries will carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and, to the extent consistent therewith, use all reasonable efforts to preserve intact their business organizations, keep available the services of their officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their good will and on-going businesses shall be unimpaired at the Effective Time.

The Merger Agreement also prohibits Parent and Liberty Financial from engaging in certain activities prior to the Effective Time. Specifically, except for transactions previously disclosed to Colonial, neither Parent nor Liberty Financial may:


(a) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any outstanding capital stock of Parent or Liberty Financial (except that Parent may distribute the SSI Note to Liberty Mutual Equity Corporation, its principal stockholder) or (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's or Liberty Financial's outstanding capital stock (other than effecting the Parent Contribution as contemplated in the Merger Agreement (see "--Conversion of Liberty Financial Stock" and "Certain Information Regarding Liberty Financial--Relationships with Liberty Mutual"));


(b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for effecting the Parent Contribution and any adjustments to stock options of Parent (including the assumption thereof by Liberty Financial pursuant to the Parent Contribution) contemplated by the Merger Agreement;

(c) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could reasonably be expected to require amendment of this Prospectus/Proxy Statement; or

(d) authorize any of, or commit or agree to take any of, the foregoing actions.

                      No Solicitations; Fiduciary Duties

Colonial has agreed in the Merger Agreement that, except as described below, neither Colonial nor any of its subsidiaries shall permit any officer, director, employee, or any investment banker, attorney or other advisor or representative of Colonial or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving Colonial or any subsidiary of Colonial, or any purchase of all or any significant portion of the assets of Colonial or any subsidiary of Colonial, or any equity interest in Colonial or any subsidiary of Colonial other than the transactions contemplated by the Merger Agreement (an "Acquisition Proposal") or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

Colonial has also agreed pursuant to the Merger Agreement that the Colonial Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Liberty Financial or Merger Subsidiary, the approval or recommendation by the Colonial Board of the Merger Agreement or the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless Colonial receives an Acquisition Proposal and the Colonial Board determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Colonial Board to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate the Merger Agreement. In the event that the Colonial Board makes such a determination, Colonial, any of its subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Colonial or any of its subsidiaries, may participate in negotiations regarding such Acquisition Proposal. Colonial will, upon demand by Liberty Financial, pay a termination fee to Liberty Financial in such an event. See "
- -- Termination of the Merger Agreement; Fee."

Colonial has further agreed to notify Liberty Financial of the receipt of any Acquisition Proposal or any inquiry which could lead to an Acquisition Proposal and to inform Liberty Financial of the status of any such laws. In particular, the discussion set forth below may not apply to special classes of taxpayers, including, without limitation, foreign persons, tax-exempt entities, and holders who acquired their Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation. No rulings have been or will be requested from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein. The discussion is based upon federal income tax laws as in effect on the date hereof, and there can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy or validity of the statements contained herein.

In General


Bingham, Dana & Gould, counsel for Colonial, and Mayer, Brown & Platt, special tax counsel to Liberty Financial, are of the opinion that (i) the Parent Contribution together with the transfer of stock of Colonial by its stockholders pursuant to the Merger constitute an integrated exchange of property for stock described in Section 351 of the Code as to which no gain or loss will be recognized to the stockholders of Colonial except, in the case of holders of Common Stock (including, without limitation, holders of Dissenting Shares), with respect to cash received by such holders in accordance with the Merger Agreement, and (ii) no gain or income will be recognized by Liberty Financial, Colonial or Merger Subsidiary as a result of the Merger or the Parent Contribution. These opinions and the discussion below are based on certain facts and representations received from Colonial, Parent, Liberty Financial, and Merger Subsidiary. Except as provided below, the following discussion assumes, in accordance with the opinions described above, that the transfer of stock pursuant to the Merger will be treated as a transaction to which Section 351 applies. If the cash component of the Merger is not fully subscribed, the Merger could also be treated as a tax-free reorganization within the meaning of Section 368 of the Code. The tax consequences of the Merger qualifying as a tax-free reorganization within the meaning of Section 368 are set forth below under the caption "--Tax Consequences to Holders of Common Stock if the Merger Qualifies as a Tax-Free Reorganization."

                   Tax Treatment of Holders of Common Stock

Exchanges of Common Stock pursuant to the Merger will have the federal income tax consequences described below. This discussion assumes that the Common Stock exchanged by each holder in the Merger is held as a capital asset.

Exchange of Common Stock Solely for LFC Common Stock

A holder of Common Stock who exchanges all of his Common Stock solely for LFC Common Stock in the Merger will not recognize gain or loss on the exchange. The aggregate tax basis of the LFC Common Stock received will be equal to the aggregate tax basis of the Common Stock exchanged therefor, and the holding period of the LFC Common Stock received will include the holding period of the Common Stock exchanged. See also the discussion under the caption "--Cash Received in Lieu of Fractional Shares of LFC Common Stock."

Exchange of Common Stock Solely for Cash

A holder of Common Stock who exchanges all of his Common Stock solely for cash in the Merger, including pursuant to the exercise of appraisal rights, if any, will recognize capital gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the Common Stock surrendered.

Exchange of Common Stock for a Combination of Cash and LFC Common Stock

A holder of Common Stock who exchanges his Common Stock for cash and LFC Common Stock in the Merger will not recognize any loss. Such a holder will realize gain measured by the excess, if any, of (i) the sum of the amount of cash and the fair market value of the LFC Common Stock received in the Merger over (ii) the holder's adjusted tax basis in the Common Stock. However, any such gain will be recognized (and thus subject to tax) only to the extent of the cash received. The recognized gain will constitute long- or short- term capital gain, depending on whether the holder held the Common Stock for more than one year. The holder's adjusted tax basis in the LFC Common Stock received generally will be the same as the adjusted tax basis of the Common Stock surrendered, decreased by the amount of cash received and increased by the amount of gain recognized. The holding period of the LFC Common Stock received will include the period during which the Common Stock surrendered was held.

Exchange of Common Stock for LFC Preferred Stock or for a Combination of LFC Common Stock and LFC Preferred Stock

A holder of Common Stock who exchanges his Common Stock for LFC Preferred Stock or for a combination of LFC Common Stock and LFC Preferred Stock in the Merger will not recognize any gain or loss on the exchange. The aggregate tax basis of the LFC Preferred Stock and the LFC Common Stock (if any) received will be equal to the aggregate tax basis of the Common Stock exchanged therefor (allocated among the LFC Preferred Stock and any LFC Common Stock in proportion to their respective fair market values), and the holding period of the LFC Preferred Stock and any LFC Common Stock received will include the holding period of the Common Stock exchanged. See also the discussion below under the caption "--Cash Received in Lieu of Fractional Shares of LFC Common Stock."

If the redemption price of the LFC Preferred Stock (potentially including any dividend arrearages) exceeds its issue price, all or a portion of the excess may be taxable as a dividend; any such dividend may be included in income over the life of the LFC Preferred Stock. For this purpose, the life of the LFC Preferred Stock will be no more than ten years, and, in the case of holders who become parties to the Stockholders Agreement, will be no more than five years.

Corporate holders of LFC Preferred Stock should be aware that it is possible, but not certain, that if they become parties to the Stockholders Agreement their holding period for purposes of the dividends received deduction for corporations could be suspended. Under those circumstances, such holders may not be eligible for the dividends received deduction for corporations with respect to dividends on the LFC Preferred Stock.

Cash Received in Lieu of Fractional Shares of LFC Common Stock

No fractional shares of LFC Common Stock will be issued in the Merger. A holder who receives cash in lieu of a fractional share of LFC Common Stock will be treated as having received the fractional share of LFC Common Stock and having sold it to Liberty Financial. The holder generally will recognize capital gain or loss equal to the difference between the amount of cash received in the deemed sale to Liberty Financial of the fractional share of LFC Common Stock and the adjusted tax basis allocated to the fractional share, and the holder's basis in LFC Common Stock received will be decreased by the amount of basis so allocated to the fractional share.

Tax Consequences to Holders of Common Stock if the Merger Qualifies as a Tax-Free Reorganization


If the cash component of the Merger is not fully subscribed, the Merger could also be treated as a tax-free reorganization within the meaning of Section 368 of the Code if certain other conditions are met. If the Merger so qualifies, the tax consequences to a holder of Common Stock will be essentially the same as the tax consequences described above except that (i) any gain recognized by a holder of Common Stock as a result of the Merger could be taxed as a dividend (albeit such treatment is unlikely) and (ii) the LFC Preferred Stock received by some holders in the Merger could conceivably be "Section 306 stock." Holders of Section 306 stock may incur certain adverse tax consequences with respect to certain sales or redemptions of the stock, including ordinary income treatment with respect to all or a portion of the amount realized on the sale or redemption.


Backup Withholding

In order to avoid "backup withholding" of federal income tax on payments of cash to a holder who exchanges all or a portion of his Common Stock for cash in the Merger or pursuant to appraisal rights, the holder must, unless an exception applies under applicable law and regulations, provide the payor of the cash with such holder's correct taxpayer identification number ("TIN") on a Form W-9 and certify under penalties of perjury that the number is correct and that the holder is not subject to backup withholding. A Form W-9 is included as part of the materials accompanying the Election Form. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a holder by the IRS and any cash payments received by the holder in exchange for Common Stock in the Merger (or pursuant to appraisal rights) may be subject to "backup withholding" at a rate of 31%.


      Tax Treatment of Liberty Financial, Colonial and Merger Subsidiary



No gain or loss will be recognized by Liberty Financial, Colonial, or Merger Subsidiary as a result of the Merger or the Parent Contribution.



                               APPRAISAL RIGHTS

If the Merger becomes effective, a stockholder of Colonial who does not vote in favor of the Merger and who follows the procedures prescribed under Massachusetts law may require the Surviving Corporation to pay the fair value, determined as provided under the MBCL, for the shares held by such stockholder. The following is a summary of certain features of the relevant sections of the MBCL, the provisions of which are set forth in full in Appendix IV annexed hereto, and such summary is subject to and qualified in its entirety by reference to such law. In order to exercise such statutory appraisal rights, strict adherence to the statutory provisions is required, and each stockholder who may desire to exercise such rights should carefully review and adhere to such provisions.

A stockholder of Colonial who desires to pursue the appraisal rights available to such stockholder must adhere to the following procedures: (1) file a written objection to the Merger with Colonial before the taking of the stockholders' vote on the Merger Agreement, stating the intention of such stockholder to demand payment for shares owned by such stockholder if the Merger Agreement is approved and the Merger is consummated; (2) refrain from voting in favor of the Merger Agreement; and (3) within twenty days of the date of mailing of a notice by the Surviving Corporation to objecting stockholders that the Merger has become effective, make written demand (the "Demand") to the Surviving Corporation for payment for said stockholder's shares. Such written objection and the Demand should be delivered to The Colonial Group, Inc., One Financial Center, Boston, Massachusetts 02111, Attention: General Counsel, and it is recommended that such objection and demand be sent by registered or certified mail, return receipt requested.

A stockholder who files the required written objection with Colonial prior to the stockholder vote need not vote against the Merger, but a vote in favor of the Merger will constitute a waiver of such stockholder's statutory appraisal rights. (If a stockholder returns a proxy which is signed but on which no preference is specified as to the proposal on the Merger and thereafter does not revoke such proxy, it will be voted for the Merger, and the stockholder will have failed to satisfy this condition.) A vote against the Merger does not, alone, constitute a written objection. Pursuant to the applicable statutory provisions, notice that the Merger has become effective will be sent to the objecting stockholders of Colonial within ten days after the date on which the Merger becomes effective. Objecting stockholders must then deliver a Demand to the Surviving Corporation, in accordance with the procedures described above.

The value of the Common Stock will be determined initially by the Surviving Corporation and the dissenting stockholder. If, during the period of thirty days after the expiration of the period during which the Demand may be made, the Surviving Corporation and the stockholder fail to agree on an appraisal value, either of them may file a bill in equity in the Superior Court of Suffolk County, Massachusetts, asking that the Court determine the matter in issue. The bill in equity must be filed within four months after the date of expiration of the foregoing thirty-day period. If the bill in equity is timely filed, the court or an appointed special master will hold a hearing. After the hearing, the court shall enter a decree determining the fair value of the Common Stock and shall order the Surviving Corporation to make payment of such value, with interest, from the date of the vote approving the Merger, if any, to the stockholders entitled to said payment, upon transfer by them to the Surviving Corporation of the certificate or certificates representing the Common Stock held by said stockholders.

For appraisal proceeding purposes, value is determined as of the day before the approval of the Merger by stockholders, excluding any element of value arising from the expectation or accomplishment of the Merger.

The enforcement by a stockholder of his or her request to receive payment for shares of Common Stock as provided under the applicable statutory provisions shall be an exclusive remedy except that such remedy shall not exclude the right of a stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that said corporate action will be or is illegal or fraudulent as to said stockholder. However, in Coggins v. New England Patriots Football Club, Inc., 397 Mass. 525 (1986), the Massachusetts Supreme Judicial Court held that dissenting stockholders are not limited to the statutory remedy of judicial appraisal where violations of fiduciary duty exist.

A final judgment by the court or a special master determining the fair value of the Common Stock would be binding on and enforceable by stockholders who have perfected their statutory appraisal rights and the Surviving Corporation, even if such fair value were determined to be less than the amount provided for in the Merger Agreement. A stockholder who perfects his rights as a dissenting stockholder will not, after the Effective Date, be entitled to notices of meetings, to vote, or to receive dividends.

The law pertaining to the statutory appraisal remedy also contains provisions regarding costs, dividends on dissenting shares, rights under dissenting shares prior to purchase, discontinuance of dissenters' rights, and certain miscellaneous matters.

Each share held by stockholders who seek to exercise appraisal rights and, after the Effective Time, fail to perfect or lose any such right to appraisal, shall be treated as a share that had been converted as of the Effective Time into the right to receive LFC Common Stock as provided in the Merger Agreement, even if a holder shall have made a timely election to receive cash or LFC Preferred Stock prior to the vote on the Merger Agreement. Such stockholders will not, therefore, have the right to receive cash or LFC Preferred Stock under the Merger Agreement.

CERTAIN INFORMATION REGARDING
                              LIBERTY FINANCIAL

                                   General

Liberty Financial is a diversified and integrated asset management organization providing insurance and investment products to individuals and institutions through multiple distribution channels. Liberty Financial has combined product development, asset management and customer service through Keyport, a specialist in single premium fixed and variable annuities, and Stein Roe, a diversified investment advisory firm. Liberty Financial also has distributed products through the Bank Marketing Group, a specialist in the design and implementation of bank marketing programs for insurance and investment products. As of September 30, 1994, Liberty Financial managed approximately $28.9 billion of assets (approximately $22.9 billion as of December 31, 1994).

Liberty Financial's strategy is to increase its assets under management through ongoing product innovation, customer service, multiple distribution channels, and focused marketing efforts. Historically, Liberty Financial's largest source of revenues has been the net investment income derived from the investments which support Keyport's fixed annuity business (principally SPDAs) and its closed-block of single premium whole life insurance ("SPWLs"). Liberty Financial also derives fee income from asset management products and services, including private managed accounts, mutual funds and variable annuities. The sale of products through banks is an important element of Liberty Financial's distribution strategy. During 1993 and the nine months ended September 30, 1994, such distribution channels accounted for 38.1% and 39.7%, respectively, of Liberty Financial's total proprietary annuity and mutual fund product sales and 77.7% and 70.0%, respectively, of Keyport's annuity sales. Liberty Financial seeks to diversify further its sources of income by increasing its fee-based assets under management. Income before income taxes (as a percentage of Liberty Financial's total pretax income) derived from fee-based assets and services was 10.7% in 1991, 21.1% in 1993 and 19.7% for the nine months ended September 30, 1994. See "Business--Industry Segment Information." The Merger is in furtherance of this strategy.

The appeal of certain insurance and investment products varies according to an individual's age, income, risk tolerance and financial goals. Liberty Financial offers a diversified product line designed to serve these needs at various stages of an individual's life and earnings cycle. For example, Keyport's variable annuities appeal to individuals during their net savings years, while its fixed annuities appeal to older, more conservative customers who seek a more stable source of income in their retirement. Stein Roe offers a variety of mutual funds designed to appeal to a range of financial objectives and risk tolerances. Stein Roe also provides private account management for wealthy individuals and institutions. Liberty Financial believes that it has established a mix of products that will appeal to customers under a variety of economic and market conditions.

                       Corporate Structure and History

Parent was organized as a Delaware corporation in 1989 to become the holding company for the direct and indirect financial services subsidiaries of Liberty Mutual and was reincorporated in Massachusetts in 1991. The capital stock of these subsidiaries was contributed to Parent as of January 1, 1990, the date as of which Parent commenced operations. The subsidiaries included Keyport, Stein Roe and Liberty Securities Corporation ("LSC"), a registered broker-dealer that operates the Bank Marketing Group.

The Merger Agreement was originally executed by and among Parent, a subsidiary of Parent and Colonial. In connection with the parties' determination to make certain technical changes in the corporate structure of the Merger, Parent formed Liberty Financial as a wholly-owned subsidiary of Parent, and Liberty Financial formed Merger Subsidiary as a wholly-owned subsidiary of Liberty Financial. On February 8, an amendment and restatement of the Merger Agreement was executed pursuant to which, among other things, each of Liberty Financial and Merger Subsidiary became a party to the Merger Agreement and succeeded to certain of the rights and obligations of Parent and such other subsidiary. Under the terms of the Merger Agreement, immediately prior to the Effective Time, Parent will contribute all of its assets (other than the Excluded Assets) to Liberty Financial in exchange for 22,812,200 additional shares of LFC Common Stock and the assumption by Liberty Financial of the Assumed Liabilities. Also immediately prior to the Effective Time, Parent will change its name to "LFC Holdings, Inc." and Liberty Financial will change its name to "Liberty Financial Companies, Inc." Unless otherwise indicated, all references to Liberty Financial in this Prospectus/Proxy Statement give effect to the Parent Contribution and include Liberty Financial, its predecessors and its subsidiaries, and all references to the Consolidated Financial Statements of Liberty Financial shall be deemed references to the consolidated financial statements of the Parent and its subsidiaries.


Liberty Financial's businesses have been built internally and through acquisitions. These acquisitions included Keyport (acquired in 1988), Stein Roe (80% acquired in 1986, with the remaining equity interests acquired through 1990) and The PAMCO Group, Inc., a bank distribution marketer acquired in 1988 and combined with the Bank Marketing Group in 1991. All pre-1990 financial data and all pre-1990 descriptions of business activities contained in this Prospectus/Proxy Statement reflect the historical information of the constituent subsidiaries as if Liberty Financial had been in existence on the dates on which Liberty Mutual acquired its interests in such companies and as if Liberty Mutual had contributed such interests to Liberty Financial at such times.


Liberty Financial is an indirect subsidiary of Liberty Mutual. As of the date of this Prospectus/Proxy Statement the sole stockholder of Liberty Financial is Parent, whose principal stockholder is Liberty Mutual Equity Corporation ("LMEC"). Following completion of the Merger, based on shares outstanding on February 8, 1995, assuming that all holders of Colonial Common Stock receive only shares of LFC Common Stock in the Merger, Liberty Mutual, through LMEC and Parent, will own approximately 75.4% of the outstanding LFC Common Stock (approximately 83.0% of the voting power of the LFC Stock if the maximum amount of cash is paid and the maximum number of shares of LFC Preferred Stock is issued in the Merger). Unless otherwise indicated, references in this Prospectus/Proxy Statement to Liberty Mutual's ownership of Liberty Financial shall be deemed to be references to its indirect ownership through LMEC and Parent. See "RISK FACTORS--Control by Liberty Mutual; Potential Conflicts of Interest" and "Relationships with Liberty Mutual."


Liberty Financial's principal executive offices are located at 600 Atlantic Avenue, Boston, Massachusetts 02210-2214, and its telephone number is (617) 722-6000. Unless otherwise indicated, all cross references contained under this caption of "CERTAIN INFORMATION REGARDING LIBERTY FINANCIAL" refer to the applicable sub-section hereof.

                               Dividend Policy

Pursuant to the Merger Agreement, Liberty Financial has agreed to cause the Surviving Corporation to pay, as soon as practicable following the Closing Date, Colonial's regular cash dividend at an annualized rate of $.60 per share for the period from Colonial's most recent ex-dividend date through the Closing Date. Such dividend will be payable to holders of the Colonial Common Stock immediately prior to the Effective Time of the Merger.

The holders of shares of LFC Preferred Stock will be entitled to receive cumulative cash dividends on the shares of LFC Preferred Stock at the rate of $2.875 per annum per share, payable in equal quarterly installments on March 31, June 30, September 30 and December 31, in each year, commencing on the first such date following the 30th business day following the Closing Date. The Board of Directors of Liberty Financial will declare such quarterly dividends in each case from and to the extent Liberty Financial has funds legally available therefor. The terms of the LFC Preferred Stock will prevent the payment of any dividends on the LFC Common Stock unless full cumulative dividends on the outstanding LFC Preferred Stock have been paid or declared in full. See "Comparison of Stockholders' Rights and Description of LFC Capital Stock--General Provisions Regarding LFC Common Stock and LFC Preferred Stock; Description of Series A Convertible Preferred Stock" for a more detailed description of the dividend rights of holders of the LFC Preferred Stock.

Liberty Financial currently intends to establish an initial policy of declaring and paying quarterly cash dividends of $0.15 per share of LFC Common Stock beginning in the second quarter of 1995 (with the result being that Colonial stockholders will continue to receive the annual dividends currently paid to them by Colonial). The declaration and payment of any dividends will be dependent upon Liberty Financial's results of operations, financial condition, cash requirements, capital requirements of subsidiaries, regulatory considerations and other relevant factors, and in all events will be subject to the discretion of the Board of Directors and to any preferential dividend rights of then outstanding LFC Preferred Stock. In addition, the terms of any future indebtedness that Liberty Financial may incur could also impose limits on Liberty Financial's ability to pay dividends. Accordingly, there is no requirement, and no assurances can be given, that dividends will be paid. Liberty Financial has not paid dividends on its Common Stock during the last two fiscal years or during the nine months ended September 30, 1994.


Liberty Financial's Board of Directors intends to establish an optional dividend reinvestment plan (the "Dividend Plan") for holders of LFC Common Stock following the Merger. Prior to the time at which Liberty Financial is eligible to register under the Securities Act the offer and sale of shares pursuant to the Dividend Plan on a Form S-3 Registration Statement (at least one year after the Closing Date), participation in the Dividend Plan will be conditioned upon ownership of at least 2,500,000 shares of LFC Common Stock and the execution by the participant of an agreement containing representations and warranties which are customary in connection with the private sale of securities. This condition will effectively restrict participation in the Dividend Plan to Liberty Mutual prior to such time as a Form S-3 Registration Statement covering the Dividend Plan shares is effective. Liberty Mutual has indicated that its present intention is to participate in the Dividend Plan during 1995. Such participation, if commenced, may be terminated at any time. Based upon Liberty Financial's current expectations as to its liquidity and cash needs, Liberty Financial's ability to pay dividends on the LFC Common Stock is dependent upon Liberty Mutual electing to participate in the Dividend Plan. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

As a holding company, Liberty Financial's ability to pay dividends will depend largely upon the ability of its subsidiaries to make distributions to it. In this regard, payments by Keyport to Liberty Financial are restricted by the insurance laws of the State of Rhode Island, Keyport's state of domicile. See "Risk Factors--Holding Company Structure; Dividend Restrictions." Keyport has not paid any dividends since its acquisition by Liberty Mutual in December, 1988. As of September 30, 1994, the amount of dividends that Keyport could pay under such restrictions without the approval of the Commissioner of Insurance of the State of Rhode Island was $51.7 million. Stein Roe is also subject to certain regulatory standards which may restrict its ability to pay dividends. As of December 31, 1994, Stein Roe exceeded the most restrictive of these standards by approximately $1.4 million. Stein Roe makes regular interest payments to Liberty Financial in the amount of $10.8 million annually for an intra-company note with a principal balance of $127.6 million as of September 30, 1994. After the Effective Time, unrestricted cash balances and cash flows (if any) of Colonial will also be available to Liberty Financial to make its regular dividend payments.The terms of Colonial's existing senior credit facility place certain limitations on the ability of Colonial to pay dividends.

Selected Financial Data

The selected statement of operations data, per share data and balance sheet data presented below for each of the years ended December 31, 1991, 1992 and 1993 and as of December 31, 1992 and 1993 have been derived from Liberty Financial's Consolidated Financial Statements which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and which appear elsewhere in this Prospectus/Proxy Statement , together with its report thereon, and such financial data are qualified by reference to such financial statements. The selected statement of operations data, per share data and balance sheet data presented below for the year ended December 31, 1990 and as of December 31, 1990 and 1991 are derived from Liberty Financial's audited consolidated financial statements which are not included in this Prospectus/Proxy Statement. The selected statement of operations data, per share data and balance sheet data presented below for the year ended and as of December 31, 1989, have been derived from Liberty Financial's unaudited combined financial statements not included in this Prospectus/Proxy Statement. The selected statement of operations data, per share data and balance sheet data for the nine months ended September 30, 1993 and 1994 and as of September 30, 1994 have been derived from Liberty Financial's unaudited consolidated financial statements included elsewhere in this Prospectus/Proxy Statement. Such unaudited combined or consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which Liberty Financial considers necessary for a fair presentation of the results of Liberty Financial for such unaudited periods. The results for the nine-month period ended September 30, 1994 are not necessarily indicative of the results to be expected for the entire year. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."


Historical selected financial data has not been presented for New LFC, Inc., as it was formed on January 26, 1995. Immediately prior to the Effective Time, Parent will contribute all of its assets (other than the Excluded Assets) to Liberty Financial in exchange for 22,812,200 additional shares of LFC Common Stock and the assumption by Liberty Financial of the Assumed Liabilities. The transfer of such assets and liabilities will be recorded at historical cost and will be accounted for as if it were a pooling-of-interests. As of the Effective Time, the historical consolidated financial statements of Parent and its subsidiaries will effectively become those of Liberty Financial and its subsidiaries.


The data set forth below should be read in conjunction with Liberty Financial's Consolidated Financial Statements, including the notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this Prospectus/Proxy Statement. The per share data set forth below have not been adjusted for the Parent Contribution which is to be effected immediately prior to the Effective Time of the Merger.

     Liberty Financial Companies, Inc.--Selected Historical Financial Data

                                                                                          Nine Months Ended
                                        Year Ended December 31,                             September 30,
                         1989         1990       1991        1992         1993           1993           1994
                      (unaudited)                                                            (unaudited)
Statement of Operations Data(1)                            (in thousands, except per share data)
Revenues:
 Net investment
  income                 $542,444   $627,297   $692,920    $710,013       $675,309      $511,671         $512,994
 Investment
  management
   revenues and
  other  fees(2)           62,474     72,322     81,770      94,072        105,962        77,969           77,563
 Securities,
  commissions and
  other
  revenues(3)              42,143     39,846     64,338      66,981         88,569        64,337           72,904
 Realized
  investment
   gains (losses)         (16,636)    (4,962)     8,621       3,444         10,553        11,621            2,910
 Total revenues           630,425    734,503    847,649     874,510        880,393       665,598          666,371
Expenses:
 Interest credited
  to
   policyholders          431,126    503,900    568,844     569,563        501,073       381,358          352,237
 Operating
  expenses(4)             126,738    136,761    162,415     181,036        215,555       155,284          165,821
 Option plan
  compensation
   expense(5)               --         --           189          36         22,071         1,495            6,686
 Amortization of
  value of
   insurance in
  force and
   deferred policy
   acquisition
  costs                    36,678     42,854     47,146      49,800         62,528        46,699           53,213
 Amortization of
  intangible
   assets(6)               22,381     24,338     25,580      42,265         15,018        13,462            4,363
 Guaranty fund
  expense(7)                  235        147      3,224      35,000          3,714         2,700            5,400
 Interest
  expense(8)               12,660        412        174       --             --             ---             2,700
 Total expenses           629,818    708,412    807,572     877,700        819,959       600,998          590,420
Income (loss)
  before income
  taxes                       607     26,091     40,077      (3,190)        60,434        64,600           75,951
Provision for
  income taxes(9)          11,449     11,985     19,172       9,343         29,154        23,252           26,982
Net income (loss)        $(10,842)  $  14,106  $  20,905   $(12,533)      $  31,280     $  41,348        $  48,969
Per Share Data(10)
 Net income
  (loss)(11)             $  (1.20)  $   1.57   $   2.32    $  (1.39)      $   3.33      $   4.59         $   5.24
 Book value(12)             31.94      50.22      68.84       68.08          70.98         72.53            71.92

                                                                                                September
                                              Year Ended December 31,                               30,
                         1989           1990           1991           1992           1993           1994
Balance Sheet
  Data(1)
 Total Investments                                                                              $
                       $5,550,920     $6,444,204     $6,929,814     $8,151,591   $ 8,411,668      8,804,029
 Intangible
  assets(13)              105,057        117,964         92,451         50,186        35,168         30,805
 Total assets           6,657,667      7,778,058      8,954,411      9,798,335    10,324,994     10,858,277
 Long-term debt(8)        148,043         --             --             --            --             --
 Stockholder's
  equity(8)               287,468        452,019        619,566        612,689       638,828        647,359


              Liberty Financial Companies, Inc. --Selected Historical Financial Data (continued)

(1) Liberty Financial commenced operations in its present form as of January 1, 1990 when Liberty Mutual contributed to Liberty Financial its ownership interest in its financial services subsidiaries. See "General." Accordingly, the 1989 financial data have been combined to reflect the historical financial information for such subsidiaries as if Liberty Financial had been in existence and Liberty Mutual had contributed to Liberty Financial its interests in such subsidiaries on the dates on which Liberty Mutual initially acquired ownership thereof. The combined financial data for 1989 are unaudited.

(2) Investment management revenues and other fees for the nine months ended September 30, 1994 include $1.1 million related to certain client relationships that were terminated during the period. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

(3) Security commissions for the nine months ended September 30, 1994 include $21.3 million (including one bank client's commissions of $17.3 million) related to certain bank relationships that were terminated during the period. In addition, other revenues include $4.1 million of payments received in connection with one of the terminated programs. Other revenues are comprised of premium income and policyholder assessments and other revenues which, collectively, include surrender charges, mortality charges, policy fees earned, contract fees assessed and premiums on life-contingent supplementary contracts and immediate annuities. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

(4) Operating expenses are comprised of operating expenses, policy benefits and claims and commission expense.

(5) See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Option Plan Compensation Expense" for a discussion of option plan compensation expense.

(6) In 1992, Liberty Financial changed its estimate of the carrying value of certain intangible assets related to Stein Roe which resulted in additional amortization expense of $21.0 million in 1992. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Amortization Charge."

(7) In 1992, Keyport accrued $28.2 million for anticipated guaranty fund assessments in connection with the failure of certain insurance companies. See "Risk Factors--Guaranty Fund Assessments" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

(8) In 1990, the decrease in long-term debt and interest expense, and the increase in stockholder's equity, reflect the contribution to the capital of Liberty Financial by Liberty Mutual of previously outstanding indebtedness of approximately $145.0 million. The increase in stockholder's equity in 1991 reflects an additional capital contribution from Liberty Mutual of $142.5 million. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

(9) For a discussion relating to Liberty Financial's income taxes, see "Management's Discussion and Analysis of Results of Operations and Financial Condition--Provision for Income Taxes" and Note 7 of Notes to Liberty Financial's Consolidated Financial Statements.

(10) The per share data have not been adjusted for the Parent Contribution that is to be effected prior to the Effective Time of the Merger.

(11) Based on the weighted average number of shares of LFC Common Stock and common stock equivalents outstanding during each of the periods.

(12) Book value per share is computed by dividing total stockholder's equity (including intangible assets) by the 9,000,000 shares of LFC Common Stock outstanding at the end of the respective periods, except September 30, 1994, when 9,001,000 shares were outstanding.

(13) Intangible assets represent intangible assets acquired through business combinations accounted for as a purchase.

                   Management's Discussion and Analysis of
                Results of Operations and Financial Condition

Overview

A substantial portion of Liberty Financial's operating earnings (80.3% for the nine months ended September 30, 1994 and 78.9% for the year ended December 31, 1993) relates to the net investment income derived from the investments which support Keyport's fixed annuity business and its closed block of single premium whole life ("SPWL") insurance. See "Business--Industry Segment Information." Liberty Financial seeks to grow its assets under management and further diversify its sources of income by increasing its fee-based assets under management. Income before income taxes (as a percentage of Liberty Financial's total pretax income) derived from fee-based assets and services was 10.7% in 1991, 21.1% in 1993 and 19.7% for the nine months ended September 30, 1994. See "Business--Industry Segment Information" for information with respect to the contribution of Liberty Financial's asset management operations for the past three fiscal years and the nine months ended September 30, 1994. Under GAAP, premiums received on SPDAs (the majority of Keyport's fixed annuity sales) are considered investment contracts and are not recognized as revenue at the time of sale, but as premium deposits. Such premiums received are reflected on Liberty Financial's consolidated balance sheet as an increase in assets, equal to the premiums received, and as a corresponding increase in policy liabilities. Policy acquisition costs, principally commissions, related to the sales of SPDAs are not recognized as expenses but are capitalized as deferred policy acquisition costs ("DAC"). As a result of this deferral of costs and the non-recognition of revenue for premiums received, no profit or loss is realized on these policies at the time of sale.

Over the life of an annuity, net investment income, realized investment gains (losses) and policyholder assessments are recognized as revenues (expenses), and interest credited to policyholders and amortization of DAC are recognized as expenses. DAC is amortized in relation to the present value of estimated gross profits, including realized investment gains (losses), on the applicable annuity contracts and is adjusted for actual experience, in the then current period, by recomputing or "unlocking" such amortization retrospectively to the date the amortization schedule of such costs was originally determined or most recently redetermined. For example, to the extent gross profits are accelerated through the realization of investment gains, a portion of the related amortization of DAC will also be accelerated.

Net investment income and interest credited to policyholders are Liberty Financial's largest revenue and expense items, respectively. The amount by which net investment income exceeds interest credited to policyholders is the "investment spread." The investment spread percentage is the excess of the weighted average investment yield over the weighted average interest rate credited. Net investment income is determined primarily by interest rates, the maturities of Keyport's portfolio, market conditions and the overall investment policy of Keyport. Interest credited to policyholders is determined primarily by the interest rate environment, market conditions and competitive conditions. Liberty Financial's profitability is substantially dependent on its ability to manage effectively Keyport's investment spread. Keyport seeks to manage investment spread through, among other things, its setting of renewal rates and by investment portfolio actions, including utilizing interest rate swaps and caps designed to address the interest rate sensitivity of asset cash flows in relation to liability cash flows. See "--Liquidity and Capital Resources" and "Business--Keyport--General Account Investments."

As reflected in the table below, net investment income, interest credited to policyholders and investment spread increased in 1992 compared to 1991. For the year ended December 31, 1993, net investment income and interest credited decreased compared to 1992, while the investment spread percentage increased. For the nine months ended September 30, 1994, net investment income increased and interest credited decreased compared to the nine months ended September 30, 1993, while the investment spread percentage increased.

                                                                              Nine Months Ended
                                             Year Ended December 31,            September 30,
                                          1991        1992        1993        1993         1994
                                                       ($ in millions)           (unaudited)
Net investment income                     $692.9      $710.0      $675.3      $511.7        $513.0
Interest credited to policyholders         568.9       569.6       501.1       381.4         352.2
Investment spread                         $124.0      $140.4      $174.2      $130.3        $160.8
Investment spread percentage                1.61%       1.61%       1.91%       1.89%         2.26%

Liberty Financial's investment spread and the investment spread percentage for the periods shown above were influenced by the following factors:

1. A decline in interest rates during the period covered by this discussion through February 1994 resulted in an increase in investment spread due to Keyport's ability during this period to reduce its interest crediting rates more quickly than the decline in its weighted average portfolio yield. The beneficial impact of this interest rate decline was realized through September 30, 1994.

2. Between December 31, 1990 and September 30, 1994, the percentage of high yield, below investment grade bonds held in the investment portfolio was reduced from 12.4% to 6.8%. This reduction resulted in lower portfolio yields as the proceeds of such sales or repayments were reinvested in higher-quality, lower-yielding investments.

3. Keyport no longer offers SPWLs. The ratio of SPWL policy liabilities in force to total policy liabilities in force was approximately 25.6%, 23.6% and 23.4% as of December 31, 1991, 1992 and 1993, respectively, and 22.0% as of September 30, 1994. Because SPWL policies are generally managed for wider investment spreads than SPDAs to reflect their life insurance risk, the overall investment spread percentage of Keyport has been reduced.

4. In an effort to reduce its exposure to rising interest rates, Keyport has sold, from time to time, a portion of its longer-term portfolio securities. The proceeds were reinvested in shorter term or floating rate investments which produced lower yields. As a consequence, the effective duration of Keyport's asset portfolio was 3.6 years at December 31, 1990, 2.8 years at December 31, 1993 and 3.1 years at September 30, 1994. The weighted average portfolio yield was 9.59% in 1991, 7.46% in 1993 and 7.71% for the nine-months ended September 30, 1994, while the weighted average crediting rate on policy liabilities was 7.98%, 6.01% and 5.45%, respectively.

5. The initial crediting rate on Keyport's principal annuity product was 7.9% in the beginning of 1991, 5.0% at December 31, 1993 and 6.5% as of September 30, 1994. Renewal rates on existing policies have also been reduced to reflect lower market interest rates prevailing during most of the period. The effects of a lower interest rate environment on Keyport are reduced investment yield and lowered interest- crediting rates on policyholder liabilities.

6. The higher investment spread realized during the nine-months ended September 30, 1994 compared to the nine-month period in 1993, and during the year ended December 31, 1993 compared to the year ended December 31, 1992, was primarily due to Keyport's ability to reduce crediting rates on new and renewing policyholder liabilities more quickly than the decline in the realized weighted average portfolio yield. Keyport's ability to reduce crediting rates was due, in part, to falling interest rates during 1993. Liberty Financial believes, however, that Keyport's interest crediting rates and customer service are important factors in attracting and retaining business, and that its interest crediting rates are competitive.

Liberty Financial believes that the higher investment spread percentage realized during the nine months ended September 30, 1994 compared to the nine months ended September 30, 1993, and the prior periods presented, continued during the fourth quarter of 1994. However, as a result of the increasing interest rate environment beginning in February 1994, Keyport anticipates a slight decrease in the investment spread percentage for the full year, compared to 2.26% for the nine months ended September 30, 1994. For 1995, assuming a constant interest rate environment, Keyport anticipates an overall investment yield comparable to 1994 and a moderately higher weighted average crediting rate. As a consequence, it is expected that the investment spread percentage will decrease in 1995.

Liberty Financial's net income has, in certain cases, fluctuated significantly from quarter to quarter. Such fluctuations have been due, among other things, to amortization of acquired intangibles, activities associated with Keyport's management of its investment spread, the level of surrenders of annuity policies, guaranty fund assessments and the impact of the performance of the capital markets on Keyport's general account investments and Liberty Financial's fee-generating assets under management. The level of net cash inflows or outflows from period to period at Stein Roe also affects these results. Liberty Financial's future results of operations may also fluctuate significantly from quarter to quarter. See "--Fourth Quarter 1994 Results" and Note 12 of Notes to Liberty Financial's Consolidated Financial Statements.

Amortization Charge

In connection with the purchase of Stein Roe, Liberty Financial recorded certain intangible assets, such as customer lists and goodwill, the value of which was based on anticipated future gross profits attributable to such assets. In 1992, Liberty Financial changed its estimate of the levels of anticipated future gross margins relating to these intangible assets, and accordingly amortization expense was increased by approximately $21.0 million. This charge was determined primarily by comparing the present value of the expected gross profits attributable to the intangible assets to the carrying value of the assets. See Notes 2 and 6 of Notes to Liberty Financial's Consolidated Financial Statements.

Option Plan Compensation Expense

Liberty Financial recognizes periodic compensation expense under Liberty Financial's 1990 Stock Option Plan. Under the 1990 Stock Option Plan, options are granted at a price not less than the fair market value of the LFC Common Stock as of the then most recent valuation date, and compensation expense is based upon the annual change in the fair market value of the LFC Common Stock. The fair market value is determined annually as of December 31 in accordance with the formula contained in the 1990 Stock Option Plan. Compensation expense was $189,000 and $36,000 in 1991 and 1992, respectively. Effective December 31, 1993, the Board of Directors revised the method of calculating such formula value from an earnings-based formula to one based upon 104% of the book value per share of the LFC Common Stock, as adjusted for the effects of previously-recognized option plan compensation expense. This change was made as a result of discussions in December 1993 between Liberty Financial and its financial advisors regarding the indicated fair market value of LFC Common Stock. Option plan expense for 1993 was $22.1 million using this revised formula. Had the original formula value been used in measuring 1993 option plan compensation expense, such expense would have been approximately $3.3 million. For the nine months ended September 30, 1994, option plan compensation expense, using a current estimate of fair market value of LFC Common Stock, was $6.7 million. Compensation expense has been recognized under the 1990 Stock Option Plan because Plan participants have the right to receive a cash payment equal to the appreciation in value of the Common Stock from the initial grant to the date the participants exercise the right. At the Effective Time, participants will no longer be entitled to this cash-out right and, accordingly, Liberty Financial will no longer recognize compensation expense under the 1990 Stock Option Plan.

Restructuring Charges

In the fourth quarter of 1994, Liberty Financial will recognize restructuring charges of approximately $900,000 in connection with the Merger. In addition, Liberty Financial will recognize a charge of approximately $2.0 million in the fourth quarter relating to a decision to offer for sale substantially all the properties managed by Liberty Financial's real estate asset and property management company in order to take advantage of the recent strengthening of property values.

The restructuring charge of approximately $900,000 incurred in connection with the Merger relates to the transfer to Colonial of the administration and shareholder servicing functions for the load mutual funds sponsored by Liberty Financial. These funds will be merged into certain Company Funds or newly created Colonial funds. See "Business--Stein Roe--Mutual Funds Division." Accordingly, subsequent to the Merger, these functions will be transferred to Colonial to realize cost savings and to take advantage of the experience and advanced capabilities of Colonial's administration and shareholder servicing functions. The restructuring charge consists of the severance costs of the 37 affected employees and other direct expenses to be incurred in connection with the fund mergers. Future cost savings expected to be realized total $5.6 million and will consist primarily of employee compensation and benefits due to the reduction of employees. Liberty Financial does not anticipate a decrease in management or administration fees resulting from this action.

The restructuring charge of approximately $2.0 million in the real estate asset and property management business relates to a decision made during the fourth quarter of 1994 to take advantage of the recent strengthening of property values and to offer for sale substantially all of the properties managed by Liberty Financial's real estate asset and property management company. See "Business--Other Asset Management Businesses." This charge reflects anticipated severance costs associated with staff reductions of the 51 affected employees. The effect of these property sales upon completion will be to reduce materially property management fees earned and the associated compensation and benefits expense attributable to the terminated employees. The sales of these properties and the related reduction in asset and property management fees do not represent a disposal of a segment of a business, such activities being reflected as a component of Liberty Financial's asset management industry segment. The reduction of annual property management fees is expected to be approximately $6.7 million, or less than 1% of Liberty Financial's total revenues. The reduction of annual operating expenses is expected to be approximately $5.9 million.

In addition, Liberty Financial intends to recognize a charge to income in the first quarter of 1995 of approximately $3.0 million in connection with the restructuring of its asset management business at Stein Roe and approximately $300,000 in connection with the restructuring of its Bank Marketing Group.

The restructuring charge at Stein Roe relates to a comprehensive efficiency-improvement study that was begun in the fall of 1994 and completed in 1995, and reflects anticipated severance costs of $2.6 million, project costs of $125,000, and other direct expenses of $260,000 to be incurred in implementing the recommendations contained in this study. See "Business--Stein Roe." This study was performed to develop a program for building a more efficient organization with enhanced customer service and improved profitability. The program for implementing these recommendations will involve a comprehensive reorganization of Stein Roe's research and investment management activities and its administrative operations and procedures. This charge pertains solely to identified direct and incremental costs associated with the program, which will commence in the first quarter of 1995. The most significant portion of future expense reductions, which are expected to total approximately $10.0 million annually upon full implementation of the program, will consist of employee compensation and benefits due to a reduction of employees. As is the case with any reorganization of this nature, there is a risk that it could lead to additional resignations of key employees and losses of client relationships. See "Risk Factors--Reliance on Key Personnel." Although no assurances can be given, Liberty Financial does not anticipate a material decrease in net revenues as a result of this program.

The restructuring charge of approximately $300,000 in the Bank Marketing Group to be recognized in the first quarter of 1995 primarily reflects anticipated severance costs of 13 administrative employees who are being terminated in the first quarter of 1995. This action results from the excess capacity resulting from the program terminations that occurred during 1994. See "Business--Bank Distribution Channel--Bank Marketing Group." It is expected that there will be a decrease in employee compensation and benefits expenses in the Bank Marketing Group of approximately $770,000 in 1995 as a result of this action.


1994 Results



Liberty Financial expects to record income before income taxes of approximately $83.3 million and net income of approximately $50.8 million for the year ended December 31, 1994. Accordingly, income before income taxes for the three months ended December 31, 1994 was approximately $7.3 million, and net income for the three months ended December 31, 1994 was approximately $1.9 million. Included in the fourth quarter results are the restructuring charges discussed above of approximately $2.9 million relating to the Merger and the real estate and property management business. In addition, results for the fourth quarter include realized investment losses at Keyport in the pretax amount of $14.2 million. These losses reflect, in part, sales transactions effected to improve portfolio quality and include writedowns of certain securities in the amount of $6.5 million which experienced declines in value determined to be other than temporary.

Results of Operations

Nine Months Ended September 30, 1994 Compared to Nine Months Ended September 30, 1993

Revenues

Net investment income was $513.0 million during the nine months ended September 30, 1994 compared to $511.7 million for the nine months ended September 30, 1993, an increase of $1.3 million or 0.3%. This increase in net investment income was primarily due to a higher level of portfolio assets during the period. The impact of this higher level of assets on net investment income was approximately $20.8 million. This favorable impact was offset in part by a decline in Keyport's overall portfolio yield during 1994. The impact of this lower yield was approximately $19.5 million. For the nine months ended September 30, 1994, the overall yield on investments (the ratio of net investment income to average monthly total investments) was 7.71% compared to 8.03% for the nine months ended September 30, 1993.

Investment management revenues and other fees were $77.6 million for the nine months ended September 30, 1994 compared to $78.0 million for the nine months ended September 30, 1993, a decrease of $400,000 or approximately 0.5%. This revenue decrease reflects a decrease in fee-based assets under management of approximately $2.5 billion to $19.6 billion at September 30, 1994 from $22.1 billion at September 30, 1993. This decrease in fee-based assets was primarily attributable to net outflows of assets under management of approximately $1.7 billion and a decrease of $800 million in the market value of the assets managed. Outflows of $2.2 billion (representing annualized investment revenues of $6.1 million) occurred in the investment counsel and institutional asset management businesses at Stein Roe and were offset, in part, by net subscriptions in the SteinRoe mutual funds and in Liberty Financial's variable annuity products of approximately $461 million. The outflows in Stein Roe's institutional asset management businesses were, in part, attributable to the loss of client relationships associated with the departure of four portfolio managers and the withdrawal of $600.0 million of a client's assets in the fourth quarter of 1993 (the investment management revenues relating to these clients' assets were $1.1 million and $534,000, respectively). Favorably impacting the amount of investment management revenues for the nine months ended September 30, 1994 was the mix of assets managed. During the fourth quarter of 1994, institutional and investment counsel clients withdrew assets of approximately $2.7 billion as of September 30, 1994. Of this amount, approximately $1.2 billion of assets was attributable to client relationships that moved with a portfolio manager who resigned prior to September 30, 1994, and an additional $1.3 billion of assets were attributable to client relationships that moved with three other portfolio managers who resigned following September 30, 1994. In connection with this latter withdrawal of assets, these four portfolio managers have agreed to make certain payments to Stein Roe based on a specified formula. Amounts owed to Stein Roe under this formula through December 31, 1994 were approximately $5.6 million. Such amount is subject to adjustment in certain circumstances. The $2.7 billion of asset withdrawal in the fourth quarter is anticipated to result in an annualized revenue reduction of approximately $6.3 million. Liberty Financial believes that the resignations of such six portfolio managers are due to the expiration as of December 31, 1993 of the non-competition covenants described below under "Business--Stein Roe."

Included in investment management revenues and other fees are shareholder servicing fees, transfer agency fees and administrative service fees earned in Liberty Financial's mutual fund businesses. Such fees totaled approximately $6.8 million during 1994 compared to $6.9 million in 1993, a decrease related to the decrease in the average number of shareholder accounts under service fee arrangements at Stein Roe.

Premium income and policyholder assessments were $26.2 million for the nine months ended September 30, 1994 compared to $23.6 million for the nine months ended September 30, 1993, an increase of $2.6 million or 11.1%. This increase was primarily due to increased separate account fees earned on higher levels of variable annuity and variable life policyholder account balances. Premium income and policyholder assessments also include surrender charges on fixed and variable annuities and life insurance contracts. Surrender charges are assessed on policyholder withdrawals of accumulated values at declining rates, typically during the first five to seven years of the policy's life and cease to apply after a specified period. Surrender charge income on withdrawals totaled $6.2 million in the 1994 period compared to $5.4 million in the 1993 period.

Securities commissions were $41.5 million for the nine months ended September 30, 1994 compared to $39.1 million for the nine months ended September 30, 1993, an increase of $2.3 million, or 6.2%. Of this increase, $2.0 million relates to asset-based service fees on Liberty Financial's load mutual funds, which were instituted during the fourth quarter of 1993. Commissions earned on the sale of investment and insurance products by the Bank Marketing Group were $39.5 million for the nine months ended September 30, 1994 compared to $39.1 million during the nine months ended September 30, 1993, an increase of $0.4 million or 1.1%. This increase was due to increased sales of higher commission annuity products compared to mutual funds. However, the 1994 period experienced a decline in total product sales of 9.0% from $927.5 million during the nine months ended September 30, 1993 to $843.9 million during the nine months ended September 30, 1994. Liberty Financial believes this overall sales decrease is attributable, in part, to the higher interest rate environment which diminished investor interest in the fixed income mutual fund products sponsored by Liberty Financial. Total product sales include sales related to a program with Chemical Bank N.A. (the "Chemical Program"), an arrangement which terminated on July 31, 1994. Product sales attributable to this program during the nine months ended September 30, 1993 and 1994, were $126.6 million and $358.2 million, respectively. Excluding these sales relating to the Chemical Program, total product sales for the nine month periods would have been $800.9 million and $485.7 million, respectively, or a decrease of 39.4%.

Other revenues were $5.2 million for the nine months ended September 30, 1994 compared to $1.6 million for the nine months ended September 30, 1993. This increase was due primarily to $4.1 million received from Chemical Bank in connection with the termination of the Chemical Program. See "Business--Bank Distribution Channel --Program Structures."

Realized investment gains were $2.9 million for the nine months ended September 30, 1994 compared to realized investment gains of $11.6 million for the nine months ended September 30, 1993. The realized gains in the 1994 period were primarily due to calls on portfolio bonds. The realized gains in 1993 were primarily attributable to the higher level of calls on portfolio bonds during the period and, to a lesser extent, sales of fixed maturities classified as "held to maturity" which were sold because of deteriorating credit quality. Realized investment gains include gross gains and losses and, for periods prior to 1994, provisions for possible investment losses. The provision was $11.7 million for the nine months ended September 30, 1993.

Expenses

Interest credited to policyholders was $352.2 million for the nine months ended September 30, 1994 and $381.4 million for the nine months ended September 30, 1993, a decrease of $29.2 million or 7.7%. This decrease was primarily due to a reduction in the weighted average crediting rate on policyholder liabilities to 5.45% during 1994 from 6.14% in the 1993 period. This reduction had an impact of $42.2 million. Total interest credited also reflected growth in policyholder liabilities which had the effect of increasing interest credited by $13.0 million during the period. This decrease in interest credited and the increase in net investment income discussed above resulted in an increase in investment spread of approximately $30.5 million and an increase in the investment spread percentage in the 1994 period to 2.26% from 1.89% in 1993.

Operating expenses were $116.6 million for the nine months ended September 30, 1994 compared to $105.0 million for the nine months ended September 30, 1993, an increase of $11.6 million, or 11.0%. These expenses primarily represented compensation and other general and administrative expenses, and increased primarily due to higher personnel costs, higher levels of professional fees and general cost increases. In addition, operating expenses in 1994 include interest expense of $2.7 million relating to the $75.0 million note payable to an affiliate of Liberty Mutual. See "--Liquidity and Capital Resources."

Guaranty fund expense was $5.4 million for the nine months ended September 30, 1994 compared to $2.7 million in the 1993 period, an increase of $2.7 million. This increase relates to a provision for a possible future assessment regarding an insurance company which became insolvent during the period.

Option plan compensation expense was $6.7 million for the nine months ended September 30, 1994 compared to $1.5 million for the nine months ended September 30, 1993. This increase was due to the change in the method used to determine the fair market value of the LFC Common Stock described above under "--Option Plan Compensation Expense" and in Note 9 of Notes to Liberty Financial's Consolidated Financial Statements and to the additional vesting which occurred during the period.

Policy benefits and claims were $13.9 million for the nine months ended September 30, 1994 compared to $15.2 million for the nine months ended September 30, 1993, a decrease of $1.3 million or 8.9%. This decrease was primarily due to the decrease in policy reserves associated with the issuance of limited pay contracts, such as immediate annuities with life contingencies.

Commission expense relates to the sale of investment and insurance products. For the nine months ended September 30, 1994, commission expense totaled $38.0 million compared to $35.0 million for the nine months ended September 30, 1993, an increase of $3.0 million, or 8.5%. Of this increase $1.1 million relates to the asset-based service fees instituted in the fourth quarter of 1993. The remainder of this increase is primarily attributable to a revised commission structure introduced during the first quarter of 1994 and increased commissions on sales through the Chemical Program, which paid a higher rate as compared to the Bank Marketing Group's other programs.

Amortization of value of insurance in force was $12.7 million for the nine months ended September 30, 1994 compared to $17.2 million for the nine months ended September 30, 1993, a decrease of $4.5 million or 26.3%. This decrease was attributable primarily to the scheduled amortization of specific blocks of business which were no longer subject to surrender charges beginning in the fourth quarter of 1992. See "--Liquidity and Capital Resources." The value of insurance in force was recorded in connection with the acquisition of Keyport in 1988 and is amortized in relation to the estimated gross profits to be realized over the life of the related policies.

Amortization of deferred policy acquisition costs were $40.5 million for the nine months ended September 30, 1994, compared to $29.5 million for the nine months ended September 30, 1993, an increase of $11.0 million. This increase in amortization is related to the higher levels of investment spread in 1994 and the growth of business in force during 1994 and 1993. As a result of the acceleration of profits associated with existing contracts, the amortization of DAC was adjusted to reflect actual investment experience.

Amortization of intangible assets was $4.4 million for the nine months ended September 30, 1994, compared to $13.4 million in the 1993 period, a decrease of $9.0 million. This decrease was primarily attributable to certain intangibles becoming fully amortized during 1993 and 1994. Intangible assets were recorded primarily in connection with the acquisition of Stein Roe and, to a lesser extent, Keyport.
Net income

Net income was $49.0 million for the nine months ended September 30, 1994 compared to net income of $41.3 million for the nine months ended September 30, 1993. The higher net income during the 1994 period primarily reflected the higher levels of investment spread (offset in part by increased amortization of deferred policy acquisition costs) and decreased amortization of value of insurance in force and intangible assets, offset in part by increased operating expenses, option plan compensation expense and guaranty fund expense, and decreased realized investment gains.

Year Ended December 31, 1993 Compared to Year Ended December 31, 1992

Revenues

Net investment income was $675.3 million in 1993 compared to $710.0 million in 1992, a decrease of $34.7 million, or 4.9%. This decrease in net investment income was primarily due to a decline in Keyport's overall portfolio yield associated with the lower interest rate environment prevailing during 1993. The impact of this lower yield was approximately $61.7 million. This unfavorable impact was offset in part by a higher level of portfolio assets, which had a favorable impact on net investment income of approximately $27.0 million. In 1993, the overall yield on investments was 7.92% compared to 8.69% in 1992.

Investment management revenues and other fees were $106.0 million in 1993 compared to $94.1 million in 1992, an increase of $11.9 million, or 12.6%. This revenue increase was primarily attributable to an increase in mutual fund assets, which in general earn higher investment management fees relative to Liberty Financial's other fee-based assets, and which accounted for approximately 37.0% of total fee- based assets compared to 31.0% as of December 31, 1992. Total fee-based assets declined by $400.0 million, or 1.6%, to $21.5 billion at December 31, 1993 from $21.9 billion at December 31, 1992. The decrease in fee-based assets reflected net cash outflows of $1.3 billion, offset in part by an increase of approximately $840.0 million in the market value of the assets managed. The net cash outflows of $1.3 billion were attributable to withdrawals by the institutional and investment counsel clients at Stein Roe of $2.2 billion, offset in part by mutual fund net subscriptions of $900.0 million.

Shareholder servicing fees, transfer agency fees and administrative service fees totaled approximately $9.7 million in 1993 compared to $8.2 million in 1992, an increase of 18.3%. This increase was primarily attributable to growth in assets under management and to an increase in the average number of shareholder accounts under service fee arrangements.

Premium income and policyholder assessments were $31.3 million in 1993 compared to $21.5 million in 1992, an increase of $9.8 million or 45.7%. This increase was due to higher sales of limited pay contracts, such as immediate annuities with life contingencies, which are recognized as revenues at the time of sale in accordance with GAAP. Surrender charge income on withdrawals totaled $7.3 million in 1993 compared to $7.5 million in 1992.

Securities commissions earned on the sales of investment and insurance products were $55.0 million in 1993 compared to $42.4 million in 1992, an increase of $12.6 million, of which $12.0 million relates to the Chemical Program, which was entered into in May, 1993. This increase was primarily related to a 29.5% increase in total product sales through the Bank Marketing Group to $1.3 billion in 1993 from $1.0 billion in 1992, an increase of $299.1 million, of which $288.1 million related to the Chemical Program. See "Business--Bank Marketing Group."

Realized investment gains were $10.6 million in 1993 compared to $3.4 million in 1992. The realized gains in 1993 were primarily attributable to the higher level of calls on portfolio bonds and, to a lesser extent, sales of fixed maturities classified as "held to maturity" which were sold because of deteriorating credit quality. In addition, in 1993, realized gains included sales of equity securities, principally redemptions of the "seed money" invested in mutual funds sponsored by Liberty Financial. Partially offsetting these gains were losses on interest rate swaps and caps. These swaps were unwound because the underlying assets and liabilities no longer existed, and the caps were sold because of the decline in interest rates since their acquisition. The realized gains in 1992 were primarily due to sales of high-yield bonds, interest-only securities and interest rate caps. Realized investment gains include gross gains and losses as well as provisions for possible investment losses. Such provisions totaled $10.4 million and $9.1 million in 1992 and 1993, respectively. See Note 3 of Notes to Liberty Financial's Consolidated Financial Statements.
Expenses

Interest credited to policyholders was $501.1 million in 1993 compared to $569.6 million in 1992, a decrease of $68.5 million, or 12.0%. This decrease was primarily due to a decline in the weighted average crediting rate on policyholder liabilities to 6.01% from 7.08% in 1992, which had an impact of $85.6 million. The effect of the decline in the weighted average crediting rate was partially offset by growth in policyholder liabilities which had the effect of increasing the amount of interest credited by $17.1 million in 1993. The decrease in interest credited exceeded the decrease in net investment income discussed above, thereby increasing investment spread by $33.8 million, from $140.4 million in 1992 to $174.2 million in 1993, and increasing the investment spread percentage in 1993 to 1.91% from 1.61% in 1992.

Operating expenses were $147.1 million in 1993 compared to $132.2 million in 1992, an increase of $14.9 million, or 11.2%. These expenses primarily represented compensation and other general and administrative expenses, and increased primarily due to higher personnel costs, higher levels of professional fees and general cost increases. Of the total increase, $2.7 million was related to the expenses associated with the Chemical Program.

Guaranty fund expense decreased by $31.3 million to $3.7 million in 1993 compared to $35.0 million in 1992. The $35.0 million included a $28.2 million provision for future assessments recorded in 1992 with respect to known insurance company insolvencies. The amount actually assessed to Liberty Financial for the year ended December 31, 1992 was approximately $6.2 million. However, based on information provided by NOLHGA, which information became available to Liberty Financial during the third quarter of 1992, Liberty Financial recorded a $28.2 million charge as its estimate of the ultimate liability associated with respect to known insurance company insolvencies. See "--Insurance Company Guaranty Fund Assessments" and "Business--Regulation--Insurance Activities."

Option plan compensation expense was $22.1 million in 1993 compared to $36,000 in 1992. The increase in 1993 was primarily due to the change in the method used to determine the fair market value of the LFC Common Stock under the 1990 Stock Option Plan discussed above.

Policy benefits and claims were $19.7 million in 1993 compared to $11.8 million in 1992, an increase of $7.9 million, or 67.2%. This increase was primarily due to the increase in policy reserves associated with the sale of limited pay contracts.

Commission expense totaled $48.8 million in 1993 compared to $37.0 million in 1992. This increase of $11.8 million, or 31.8%, correlated with the increase in commission income and was attributable to the increased volume of total product sales during the period.

Amortization of value of insurance in force was $22.3 million in 1993 compared to $32.4 million in 1992, a decrease of $10.1 million, or 31.2%. This decrease was attributable primarily to the scheduled amortization of specific blocks of business which were no longer subject to surrender charges beginning in the fourth quarter of 1992. See"--Liquidity and Capital Resources."

Amortization of deferred policy acquisition costs was $40.2 million in 1993 compared to $17.4 million in 1992, an increase of $22.8 million. This increase in amortization was related to the growth of policies in force during each of 1992 and 1993, the higher than initially estimated levels of investment spread in 1993 and higher realized investment gains in 1993 compared to 1992. As a result of the acceleration of profits associated with existing contracts, the amortization of DAC was adjusted to reflect actual investment experience.

Amortization of intangible assets was $15.0 million in 1993 compared to $42.3 million in 1992, a decrease of 64.5%. This decrease of $27.3 million was primarily attributable to the charge of $21.0 million recorded in 1992 relating to a change in estimate of the carrying value of certain intangible assets at Stein Roe. This charge decreased the carrying value of these intangible assets subject to future amortization. See "--Amortization Charge."

Net income (loss)

Net income was $31.3 million in 1993 compared to a net loss of $12.5 million in 1992. The net income in 1993 reflected the higher levels of investment spread and realized investment gains and the decreased levels of amortization of value of insurance in force and intangible assets, partially offset by the higher amortization of deferred policy acquisition costs and the increased recognition of option plan compensation expense which is not deductible for tax purposes. The net loss in 1992 included an after- tax charge of $18.6 million for the accrual of expected future insurance guaranty fund assessments relating to then known insurance company insolvencies.

Year Ended December 31, 1992 Compared to Year Ended December 31, 1991

Revenues

Net investment income was $710.0 million in 1992 compared to $692.9 million in 1991, an increase of $17.1 million, or 2.5%. This increase was primarily due to the higher level of Keyport's portfolio assets during 1992, which had a favorable impact on net investment income of approximately $79.4 million. The increase was partially offset by reduced yields on portfolio investments due to decreases in market interest rates, which had an unfavorable impact on net investment income of approximately $62.3 million. In 1992, the overall yield on investments was 8.69% compared to 9.59% in 1991.

Investment management revenues and other fees were $94.1 million in 1992 compared to $81.8 million in 1991, an increase of $12.3 million, or 15.0%. This increase was primarily attributable to an increase of $2.0 billion in fee-based assets under management to $21.9 billion at December 31, 1992 compared to $19.9 billion at December 31, 1991. This increase in fee-based assets was primarily attributable to net inflows of new assets managed of $1.5 billion and to increased market values of assets managed of approximately $500.0 million. The net inflow of $1.5 billion was split approximately evenly between Liberty Financial's mutual funds and the institutional and investment counsel businesses at Stein Roe. Approximately 60% of the mutual fund net subscriptions occurred in the load funds. Also contributing to the increase in investment management fees in 1992 was the mix of assets managed. As of December 31, 1992, higher-fee mutual fund assets represented 31.0% of total fee-based assets compared to 30.0% as of December 31, 1991.

Shareholder servicing fees, transfer agency fees and administrative service fees totaled approximately $8.2 million in 1992 compared to $7.4 million in 1991, an increase of 10.8%. This increase was primarily attributable to growth in assets under management and to an increase in the average number of shareholder accounts under service fee arrangements.

Premium income and policyholder assessments were $21.5 million in 1992 compared to $27.5 million in 1991, a decrease of $6.0 million, or 21.9%. Approximately $5.0 million of the decrease related to reduced surrender charge income compared to 1991 when the level of surrenders subject to surrender charges was higher. Liberty Financial believes the level of surrenders in 1991 reflected policyholder concern, in part, attributable to unfavorable publicity related to insurance company insolvencies during that year. Although total policyholder withdrawals in 1992 were $678.3 million compared to $491.2 million in 1991, these 1992 withdrawals primarily reflected policies for which the surrender charge period no longer applied beginning in the fourth quarter of 1992. See "--Liquidity and Capital Resources."

Securities commissions earned on the sales of investment and insurance products were $42.4 million in 1992 compared to $35.4 million in 1991, an increase of $7.0 million, or 19.8%. This increase was directly related to a 23.6% increase in product sales to $1.0 billion in 1992 from $809.0 million in 1991.

Realized investment gains were $3.4 million in 1992 compared to $8.6 million in 1991. These amounts included gross realized gains and losses as well as provisions for possible investment losses. Gross realized gains in 1992 were $42.2 million and were offset, in part, by gross realized losses of $25.9 million and provisions for possible investment losses of $10.4 million. The gross realized gains in 1992 were primarily attributable to calls on portfolio bonds and sales of bonds to adjust portfolio quality and duration. The gross realized losses in 1992 related to sales of high-yield bonds, interest-only securities and interest rate caps. The 1991 period included gross realized gains of $57.0 million and gross realized losses of $11.4 million. The 1991 realized gains and losses were primarily due to a restructuring of the portfolio as part of an effort to improve overall credit quality and increase liquidity. Provisions for possible investment losses were $37.6 million in 1991 and related to fixed maturities which defaulted during that period.
Expenses

Interest credited to policyholders was $569.6 million in 1992 compared to $568.9 million in 1991, an increase of approximately $700,000. The increase in interest credited in 1992 resulted from higher levels of policyholder liabilities during the year on which more interest was credited, almost wholly offset by reduced crediting rates resulting from lower market interest rates. The average crediting rate on policyholder liabilities was 7.08% in 1992 and 7.98% in 1991. Combined with the increase in net investment income of $17.1 million discussed above, investment spread increased in 1992 by approximately $16.4 million. The average investment spread percentage was 1.61% in each of 1992 and 1991.

Operating expenses increased by $14.3 million, or 12.1%, to $132.3 million in 1992 compared to $118.0 million in 1991. This increase primarily reflected increased personnel costs associated with the growth in Liberty Financial's businesses, costs of approximately $2.5 million incurred at Stein Roe in connection with reorganizing its businesses, and general inflationary cost increases.

Guaranty fund expense increased to $35.0 million in 1992 from $3.2 million in 1991. This increase of $31.8 million was primarily attributable to the charge, accrued in the third quarter of 1992, of $28.2 million for future state guaranty fund assessments with respect to known insurance company insolvencies. See "--Insurance Company Guaranty Fund Assessments" and "Business--Regulation-- Insurance Activities."

Commission expense totaled $37.0 million in 1992 compared to $32.7 million in 1991. This increase of $4.3 million correlated with the increase in commission income and was attributable to the increased volume of total product sales during the year.

Amortization of deferred policy acquisition costs was $17.4 million in 1992 compared to $13.8 million in 1991, an increase of $3.6 million, or 26.1%. This increase was attributable to the full year amortization in 1992 of certain of such costs deferred in 1991, and reflects the increase in policy acquisition costs incurred in 1992 and amortized in part in 1992. In 1992, total policy acquisition costs incurred were $74.5 million, a 21.0% increase over the $61.7 million incurred in 1991. This increase was primarily due to an increase in the amount of higher-commission business sold through banks and other institutions ($48.7 million of acquisition costs deferred were sold through this channel in 1992 compared to $33.1 million in 1991), and to an increase in business in force.

Amortization of intangible assets was $42.3 million in 1992 compared to $25.6 million in 1991. The 1992 amount reflected a change in estimate of the carrying value of certain intangible assets related to Stein Roe which resulted in additional amortization expense of $21.0 million.
See"--Amortization Charge."

Net income (loss)

The net loss in 1992 was $12.5 million compared to net income in 1991 of $20.9 million. The net loss in 1992 included an after-tax charge of $18.6 million for the accrual of a charge pertaining to expected future insurance guaranty fund assessments. The net loss in 1992 also included a provision for income taxes of $9.3 million on a consolidated pretax loss of $3.2 million. The provision for income taxes relates primarily to Keyport, which was required to file a separate federal income tax return through 1993 and thus was not consolidated with Liberty Financial's asset management businesses. See "--Provision for Income Taxes." A significant portion of the provision for income taxes was recorded in the fourth quarter of 1992 and was primarily attributable to realized investment gains and higher investment spread at Keyport.

Provision for Income Taxes

Liberty Financial (except for Keyport, which was required to file a separate federal income tax return through 1993) has been included in the consolidated federal income tax return filed by Liberty Mutual. In accordance with the Code, Liberty Mutual expects to continue to include Liberty Financial in Liberty Mutual's consolidated federal income tax return as long as Liberty Mutual continues to own at least 80% of the outstanding stock of Liberty Financial (determined by both vote and value). Pursuant to a Tax Sharing Agreement to be entered into between Liberty Mutual and Liberty Financial, Liberty Financial will pay to Liberty Mutual an amount generally equal to the taxes that Liberty Financial would be required to pay if Liberty Financial were to file a separate consolidated federal income tax return (as if Liberty Financial were the common parent of an affiliated group filing its own separate consolidated return). For periods prior to 1994, when Keyport became eligible for inclusion in Liberty Mutual's consolidated federal income tax return, Keyport determined separately its individual liability for federal income taxes. Accordingly, the provision for federal income taxes included in Liberty Financial's consolidated statements of operations has been computed by combining the separate tax provisions for Keyport and for Liberty Financial and all of its other subsidiaries, and not by computing a consolidated tax provision as if Liberty Financial had filed its own consolidated return including Keyport. See "Relationships with Liberty Mutual--Tax Sharing Agreement" and Note 7 of Notes to Liberty Financial's Consolidated Financial Statements.

Insurance Company Guaranty Fund Assessments

Under insurance guaranty fund laws existing in each state, insurers licensed to do business in the state can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. The amounts actually assessed to and paid by Keyport to guaranty fund associations under such laws for the years ended December 31, 1991, 1992, 1993 and for the nine months ended September 30, 1994, were approximately $2.1 million, $6.2 million, $7.3 million and $2.7 million, respectively.

Assessments are typically not made for several years after an institution fails and depend upon the final outcome of liquidation or rehabilitation proceedings. Therefore, Liberty Financial cannot accurately determine their precise amount or timing at this time or whether, with respect to known insolvencies, Liberty Financial's existing reserve will be sufficient to cover the actual assessments. In 1992, based, among other things, on information then provided by NOLHGA, Liberty Financial recorded a charge to income of approximately $28.2 million as its estimate of these future assessments for known insolvencies. Based on information provided by NOLHGA through January, 1994 with respect to aggregate assessments related to known insolvencies, the range of future assessments with respect to known insolvencies is estimated by Keyport to be between $19.0 million and $28.0 million, taking into account the NOLHGA information as well as Keyport's own estimate of its potential share of such aggregate assessments. At September 30, 1994, Keyport's reserve for such assessments was $27.2 million. This reserve does not include any provision for future assessments related to unknown failures or to known failures for which Keyport is not able to estimate its exposure. Liberty Financial is not aware of any significant insurance company insolvencies for which an estimate of Keyport's guaranty fund assessments has not been made. No assurances can be given that the reserve will be adequate to cover future assessments. Keyport reviews at least quarterly information regarding known failures of insurers and will revise its estimate of future guaranty fund assessments accordingly. In 1991, 1992, 1993 and during the nine months ended September 30, 1994, Keyport recorded guaranty fund expense of approximately $3.2 million, $35.0 million (which amount includes the $28.2 million charge referred to above), $3.7 million and $5.4 million, respectively. See "Risk Factors--Guaranty Fund Assessments" and "Business--Regulation--Insurance Activities."

Liquidity and Capital Resources

Liberty Financial's sources of cash are its operating and financing activities. Operating activities generate cash primarily from investment income and asset management fees, while financing activities generate cash primarily as a result of deposits to policyholder accounts. Liberty Financial uses cash in its investing and financing activities, which consist primarily of Keyport's buying and selling of portfolio investments. The table below summarizes Liberty Financial's cash flows for the periods indicated.

                                                                                                 Nine Months
                                                                                                    Ended
                                                               Year Ended December 31,          September 30,
                                                            1991         1992        1993           1994
                                                                    (in millions)                (unaudited)
Cash and cash equivalents at beginning of year             $  488      $ 1,108      $ 660           $ 542
Net cash provided by operating activities                     600          630        541             386
Net cash used in investing activities                        (384)      (1,278)      (295)           (575)
Net cash provided by (used in) financing activities           404          200       (364)            119
Net increase (decrease) in cash and cash equivalents          620         (448)      (118)            (70)
Cash and cash equivalents at end of period                 $1,108      $    660     $ 542           $ 472

Liberty Financial seeks to maintain sufficient liquidity in order to meet Keyport's policyholder obligations and to pay Liberty Financial's other operating expenses when they come due. Cash received by Keyport for annuity premiums, from the maturity and sale of investments and from net investment income have historically been sufficient to meet Keyport's requirements. Keyport monitors cash and cash equivalents in an effort to maintain sufficient liquidity for these purposes. In addition, as of September 30, 1994, Keyport also managed $542.1 million of its fixed maturities investments, which were classified as a short duration portfolio. This portfolio's effective duration is 0.13 years and has similar liquidity characteristics as the cash equivalents while providing enhanced yield. Consistent with the nature of its obligations, Keyport has invested a substantial amount of its general account assets in readily marketable securities. As of September 30, 1994, 76.4% of Keyport's total investments, including short- term investments, are considered readily marketable. See "Business--Keyport--General Account Investments."

Liberty Financial classifies Keyport's general account investments as "held to maturity" and "available for sale." See Notes 2 and 3 of Notes to Liberty Financial's Consolidated Financial Statements. Keyport manages its available for sale portfolio, in part, based on the effective duration of its portfolio investments and the anticipated effective duration of its policyholder liabilities. Investments are sold from time to time to pay policyholder benefits and surrenders, to adjust portfolio quality and duration, to improve the return on portfolio investments and to respond to a change in the credit risk of an issuer. Investments in short-term securities are made in order to fulfill liquidity needs that may arise, among other things, in connection with policy surrenders and operating expenses. To the extent unanticipated surrenders cause Keyport to sell a material amount of securities prior to their maturity, such surrenders could have a material adverse effect on Liberty Financial's operations and liquidity. See "Risk Factors--Surrenders" and "Business--Keyport--General Account Investments."

Keyport has sought to reduce its exposure to interest rate risk in the event of an increasing rate environment by purchasing portfolio investments with shorter maturities, by purchasing interest rate caps, by entering into interest rate swaps and by selling portfolio investments with longer maturities. As a result, as of September 30, 1994, the effective duration of Keyport's portfolio was 3.1 years compared to 3.6 years at December 31, 1990. As of September 30, 1994, Keyport owned interest rate caps with a notional balance of $200 million and interest rate swaps with a notional balance of $1,275 million. With respect to the swaps, there are four distinct classes. First, Keyport pays a floating rate based on six month LIBOR and receives a floating rate based on the ten year swap rate on a notional balance of $300 million. Second, Keyport receives a fixed rate of interest and pays variable rates based on five and ten year "constant maturity treasury" or swap rates, on a notional balance of $775 million. Third, Keyport executed a $50 million notional current coupon mortgage swap under which Keyport pays the total return of a seven year swap to receive the total return of a current coupon FNMA mortgage. Fourth, in May, 1993, Keyport entered into a $150 million notional swap that terminates in 1995. The swap is designed to hedge the increase in the seven year swap spread over U.S. Treasury rates. The agreement guarantees the value of a seven year swap in which Keyport would pay 0.26% over the 7.5% U.S. Treasury Note maturing November 15, 2001. Currently, the counterparties with whom Keyport has entered into swaps and caps are rated "A+" or above by S&P. See Note 4 of Notes to Liberty Financial's Consolidated Financial Statements.

Interest rate swaps are used to hedge interest rate risk on certain investments and to reduce fluctuations in investment spread. The net differential to be paid or received on interest rate swaps, which are classified as a hedge for financial reporting purposes, is recorded monthly as interest rates change. From time to time, swap positions may be unwound. If the unwound swap has been effective in hedging interest rate risk and the assets or liabilities hedged continue to be held, realized gains or losses relating to such positions are amortized over the remaining life of the swap. Conversely, if the unwound swap has not been effective in hedging interest rate risk, or assets and liabilities which were hedged no longer exist, the swap position is marked to market, and the realized gains or losses are immediately recognized in income. Sales of swaps that result in gains increase current earnings, liquidity and capital resources but may reduce future investment yield if the sales proceeds are reinvested during a declining interest rate environment. Interest rate swaps and caps involve, to varying degrees, elements of credit and market risk which are not reflected in Liberty Financial's consolidated financial statements. Such instruments are primarily entered into for hedging (instead of investment or speculative) purposes in connection with the management of Keyport's general account portfolio, and from time to time Keyport incurs gains or losses on such instruments. Such gains or losses for the nine months ended September 30, 1994 were not material. In 1993, losses of $16.2 million and $6.1 million were recognized on interest rate swaps and interest rate caps, respectively. In 1992, a loss on interest rate caps of $4.4 million was recognized, and a gain on interest rate swaps of $16.2 million was realized and is being amortized over the remaining lives of the applicable swap agreements.

As of September 30, 1994, net unrealized losses in Keyport's general account investment portfolio of fixed income securities totaled $164.4 million. See
Note 3 of Notes to Liberty Financial's Consolidated Financial Statements. These unrealized losses reflect a total portfolio yield which is lower than current market rates for similar securities. The impact on investment yields, current and future earnings and liquidity and capital resources associated with sales of portfolio investments is influenced by future market conditions and the interest rate environment. In general, in an increasing interest rate environment, sales of fixed income securities with net unrealized losses decrease current earnings, liquidity and capital resources, but may increase future investment yield resulting from the reinvestment of the proceeds in higher-yielding securities. During the fourth quarter of 1994, Keyport had net realized losses on investments of $14.2 million. Additional material sales of securities at a loss and material shifts in the average maturity of such securities are not currently contemplated by Keyport. However, sales or shifts in the average maturity of such securities are undertaken from time to time in response to changing market conditions.

Unrealized gains in Keyport's general account investment portfolio generally result from decreases in interest rates. Unrealized losses generally result from increases in interest rates or deteriorating credit quality of the issuer. Keyport's realized losses in the periods covered by this discussion were principally due to credit quality factors and related primarily to fixed maturities rather than equities. Keyport's realized gains generally arose from calls associated with interest rate decreases, repositioning of the portfolio investments or from tax planning strategies to offset losses. See "Business--Keyport--General Account Investments."

As discussed above, Keyport seeks to maintain sufficient liquidity in order to meet its policyholder obligations, including payments for SPDA policy withdrawals. To the extent that unanticipated surrenders cause Keyport to sell a material amount of securities prior to their maturity for liquidity purposes, such surrenders could have a material adverse effect on Liberty Financial.

In 1991, for reasons which Liberty Financial believes are partly attributable to unfavorable publicity associated with insurance company insolvencies during that year, withdrawals increased by approximately $114.0 million to $298.8 million. In response, Keyport increased its liquidity by maintaining higher levels of cash and short-term investments. SPDA policyholder withdrawals were $298.8 million, $512.1 million, $1,124.0 million and $649.0 million for the years ended December 31, 1991, 1992 and 1993, and the nine-months ended September 30, 1994, respectively. Substantially all of the 1992 increase was experienced during the fourth quarter. The higher withdrawals beginning with the fourth quarter of 1992 related primarily to the expiration of the surrender charges of a portion of a $2.6 billion block of annuities sold from 1987 through 1989 which contained a relatively high and stable surrender charge schedule which expired after the fifth year (the "1987 Block"). The 1987 Block represented approximately 79.4% of the total SPDAs sold by Keyport during that period. Of this block of business, the surrender charge period with respect to $2.1 billion of annuities expired during the two years ended September 30, 1994. Surrenders of the 1987 Block represented approximately 52.4% of the surrenders during such two year period. The remaining portion of the 1987 Block had approximately $72.7 million of policyholder accumulated values as of September 30, 1994. For the years ended December 31, 1992 and 1993, and for the nine months ended September 30, 1994, Keyport's overall surrender ratio was 8.6%, 17.7% and 13.2%, respectively. Excluding the 1987 Block, the surrender ratio would have been 6.4% in 1992, 5.7% in 1993 and 6.8% for the nine months ended September 30, 1994.

In 1992, Keyport introduced a new program in an effort to retain the 1987 Block. This program offers existing policyholders competitive renewal crediting rates in conjunction with new surrender charge schedules. Through September 30, 1994, Keyport has retained business representing approximately 42% of the 1987 Block policies for which the surrender charge expired following September 30, 1992. Since 1989, Keyport has sold limited amounts ($38.6 million in 1993 and $92.4 million for the nine months ended September 30, 1994) of new policies with surrender charge schedules comparable to those contained in the 1987 Block and renewed, through September 30, 1994, an aggregate of $964.8 million of 1987 Block policies with surrender terms comparable to those contained in the original policies.

As of September 30, 1994, approximately $5.8 billion (86.5%) of SPDA policyholder liabilities were subject to surrender charges. As of that date, the schedule of policyholder liabilities then in force which will cease to be subject to surrender charges is as follows: 1994--$100 million; 1995--$543 million; 1996--$621 million; 1997--$822 million; 1998--$1,021 million;
1999--$1,041 million; and thereafter-- $1,681 million. Although Liberty Financial believes that Keyport will have adequate liquidity to meet anticipated surrender levels, a material increase in actual surrenders could have a material adverse effect on Liberty Financial's operations and liquidity.

Keyport invests in certain below investment grade securities to enhance overall portfolio yield. Investments in below investment grade securities have greater risks than investments in investment grade securities. The risk of loss upon default by the borrower is significantly higher with respect to below investment grade securities because, among other things, such securities generally are unsecured and are often subordinated to other creditors of the issuer. In addition, issuers of below investment grade securities tend to have a higher level of debt and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment grade issuers. In order to improve the quality of its portfolio, in 1991 Keyport sold a portion of its investment in these securities. This improvement in overall portfolio quality increased liquidity, but resulted in lower levels of investment income since the sales proceeds were reinvested in lower-yielding securities. As of September 30, 1994, approximately 7.0% ($645.2 million) of Keyport's investments was invested in high-yield below investment grade securities compared to 12.4% ($751.2 million) as of December 31, 1990.


On December 29, 1993, an affiliate of Liberty Mutual made a loan in the principal amount of $75.0 million to Liberty Financial. Liberty Financial applied the full amount of this loan on such date to make a capital contribution to Keyport to strengthen Keyport's capital base. In January, 1995, SteinRoe Services, Inc., a wholly-owned subsidiary of Parent ("SSI"), issued to Parent the $30.0 million principal amount SSI Note. The SSI Note is an Excluded Asset, and as such, the SSI Note will not be contributed to Liberty Financial in the Parent Contribution. In addition, immediately prior to the Effective Time, an affiliate of Liberty Mutual will loan up to $100.0 million to Liberty Financial (the proceeds of the loan will be used to pay the cash portion of the Consideration in the Merger). Finally, as described below under "Business--Other Asset Management Businesses," Liberty Financial has entered into an agreement to acquire an investment management company for cash. In connection with this acquisition, an affiliate of Liberty Mutual will loan $24.0 million to Liberty Financial. See "Relationships with Liberty Mutual-- Certain Other Transactions" for a description of all such indebtedness.


In 1990, Liberty Mutual contributed to the capital of Liberty Financial approximately $145.0 million of previously outstanding indebtedness of Liberty Financial to Liberty Mutual. In addition, Liberty Mutual contributed $142.5 million, and $1.8 million in cash to Liberty Financial during 1991 and 1992, respectively. Of the $142.5 million received by Liberty Financial in 1991, $100.0 million was contributed to the capital of Keyport, and $40.0 million was used to extinguish certain indebtedness incurred in 1990 to finance the acquisition of the remaining ownership interests in Stein Roe. See "General--Corporate Structure and History." The contribution to the capital of Keyport in 1991 was used to finance Keyport's acquisition of mortgage notes in the aggregate principal amount of $100.0 million issued by certain indirect subsidiaries of Liberty Mutual. See "Relationship with Liberty Mutual--Certain Other Transactions."

Although Liberty Mutual's past capital contributions and loans to Liberty Financial have been a material source of funds for Liberty Financial's growth and operations, Liberty Financial believes that, as a public corporation, it will have greater access to the capital markets and other potential sources of financing. Liberty Financial believes that such external sources of funds will be adequate for any currently anticipated cash needs which cannot be met through anticipated cash flow from operating activities, although no assurances to that effect can be given. Consequently, Liberty Financial believes that the fact that Liberty Mutual has no obligation to make future capital contributions or loans or otherwise provide credit support to Liberty Financial will not have a material adverse effect on Liberty Financial's financial condition or liquidity.


Liberty Financial is a holding company whose principal assets consist of its equity interests in Keyport, Stein Roe and its other subsidiaries. Regulatory authorities restrict dividend payments from Keyport to Liberty Financial in excess of the lesser of (i) 10% of statutory surplus as of the preceding December 31 or (ii) the net gain from operations for the preceding fiscal year and have established minimum net capital standards for LSC (6.67% of its aggregate indebtedness). Liberty Financial considers these requirements in managing its cash flows and liquidity needs. At September 30, 1994, Keyport could not declare dividends in excess of $51.7 million without the approval of the Commissioner of Insurance of the State of Rhode Island. Stein Roe is also subject to certain regulatory standards which may restrict its ability to pay dividends. As of December 31, 1994, Stein Roe exceeded the most restrictive of these standards by approximately $0.4 million. Keyport has not paid any dividends since its acquisition by Liberty Mutual in 1988. See "Risk Factors--Holding Company Structure; Dividend Restrictions" and "--Dividend Policy."

Based upon the historical cash flow of Liberty Financial, Liberty Financial's current financial condition and Liberty Financial's expectation that there will not be a material adverse change in the results of operations of Liberty Financial and its subsidiaries (including Colonial after the Merger) during the next twelve months, Liberty Financial believes that cash flow provided by operating activities over this period will provide sufficient liquidity for Liberty Financial to meet its working capital, capital investment and other operational cash needs, its debt service obligations, its obligations to pay dividends on the Series A Convertible Preferred Stock, and (assuming Liberty Mutual elects to participate in 1995 in the Dividend Plan described above under "Dividend Policy") its intentions to pay dividends on the LFC Common Stock. Liberty Financial's cash flow may be influenced by, among other things, general economic conditions, realized investment gains and losses, the interest rate environment, level of assets under management, market changes, regulatory changes and tax law changes. A material adverse change in one or more of such factors could have a material adverse impact on Liberty Financial's financial condition and liquidity.

Effects of Inflation

Inflation has not had a significant impact on the operations of Liberty Financial to date. Liberty Financial's assets consist primarily of cash and investments which are monetary in nature. However, to the extent inflation results in rising interest rates with the attendant adverse effects on the securities markets and on the value of fixed maturity investments held in Keyport's general account, inflation may adversely affect Liberty Financial's financial position and results of operations. Inflation also may result in increased operating expenses (primarily personnel-related costs) that may not be readily recoverable in the prices of the services charged by Liberty Financial.

Recent Accounting Pronouncement

SFAS No. 119. In October 1994, the Financial Accounting Standards Board ("FASB") issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 requires specific disclosures about derivative financial instruments such as forward, swap and option contracts. It requires distinguishing between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading. There are separate disclosure requirements for each classification. SFAS No. 119 is effective for fiscal years ending after December 15, 1994. Liberty Financial intends to adopt SFAS No. 119 as of December 31, 1994. Liberty Financial has held certain derivative financial instruments during the period covered by this discussion; financial statement disclosures with respect to such instruments are set forth in Notes 2 and 3 to Liberty Financial's Consolidated Financial Statements.

Federal Income Taxes

In August 1993, the Omnibus Budget Reconciliation Act of 1993 was enacted. This law increased Liberty Financial's maximum marginal federal income tax rate from 34% to 35% retroactive to January 1, 1993. The effect of this change in the tax rates on Liberty Financial's consolidated financial statements was not material. Liberty Financial's future marginal tax rate also will increase as a result of this legislation. Liberty Financial does not believe that such law will have a material adverse effect on its business or financial condition.

Currently, under the Code, income taxes payable by policyholders on current investment earnings is deferred during the accumulation period of certain annuity products, such as those offered by Keyport. This favorable federal income tax treatment may enhance the competitiveness of certain of Liberty Financial's products as compared with other retirement savings products that do not offer such benefits. If the Code were to be amended to eliminate or reduce the tax deferred status of annuity products, including the products offered by Keyport, market demand for such products could be materially adversely affected. See "Risk Factors--Tax Legislation."

Business

Industry Segment Information

Through its operating subsidiaries, Liberty Financial conducts its business in two industry segments: insurance operations and asset management. The following table sets forth certain industry segment information for the periods indicated. The data set forth below should be read in conjunction with Liberty Financial's Consolidated Financial Statements, including the notes thereto, "Selected Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                                          Nine Months Ended
                                                    Year Ended December 31,                 September 30,
                                               1991          1992          1993          1993           1994
                                                                                             (unaudited)
Statement of Operations Data:                                           (in thousands)
Revenues:
 Insurance operations                        $747,164      $752,028      $743,093      $562,347       $578,923
 Asset management:
 Unaffiliated                                  94,585       114,878       130,157        97,931         83,150
 Intersegment                                  18,361        22,480        22,986        16,104         14,277
  Total asset management                      112,946       137,358       153,143       114,035         97,427
 Other operations and corporate                   840         2,063         1,501         1,097            134
 Intercompany eliminations                    (13,301)      (16,939)      (17,344)      (11,881)       (10,113)
  Total revenues                             $847,649      $874,510      $880,393      $665,598       $666,371
Income (loss) before income taxes:
 Insurance operations:
 Income before amortization of
   intangible assets and guaranty fund
   provision(1)                              $ 64,891      $ 60,402      $ 84,839      $ 68,604       $ 78,582
 Amortization of intangible assets             (4,820)       (2,130)       (1,406)       (1,033)          (970)
 Guaranty fund provision(2)                                 (28,217)
  Subtotal--Insurance operations               60,071        30,055        83,433        67,571         77,612
 Asset Management:
 Income before amortization of
   intangible assets                            7,777        14,281        22,636        18,077         19,275
 Amortization of intangible assets(3)         (20,524)      (39,899)      (13,376)      (12,252)        (3,216)
   Subtotal--asset management                 (12,747)      (25,618)        9,260         5,825         16,059
Other operations and corporate:
 Income before amortization of
   intangible assets(4)                        (7,011)       (7,391)      (32,023)       (8,619)       (17,543)
 Amortization of intangible assets               (236)         (236)         (236)         (177)          (177)
   Subtotal--other operations                  (7,247)       (7,627)      (32,259)       (8,796)       (17,720)
  Total income (loss) before taxes           $ 40,077      $ (3,190)     $ 60,434      $ 64,600       $ 75,951

(1) The increase in income before amortization of intangible assets and guaranty fund provision in 1993 compared to 1992 was primarily attributable to the increase in investment spread and realized investment gains, offset in part by the increase in 1993 in amortization of deferred policy acquisition costs.
(2) See "Business--Regulation--Insurance Activities" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" for a description of the guaranty fund provision.
(3) The increase in amortization of intangible assets in 1992 compared to 1991 was attributable to a change in estimate of their useful lives. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Amortization Charge."
(4) Includes, in 1993, a provision for Option Plan Compensation Expense in the amount of $22.1 million. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Option Plan Compensation Expense."

                                                       December 31,                     September 30,
                                          1991            1992             1993              1994
                                                                                          (unaudited)
Balance Sheet Data:                                              (in thousands)
Identifiable Assets:
 Insurance operations                  $8,839,110      $9,708,145      $10,227,327        $10,764,827
 Asset management                      $  111,841          76,812           86,295             72,638
 Other operations and corporate            14,119          21,985           19,850             26,587
 Intercompany elimination                 (10,659)         (8,607)          (8,478)            (5,775)
  Total                                $8,954,411      $9,798,335      $10,324,994        $10,858,277

Keyport

Keyport is an insurance company which offers a diversified line of fixed and variable annuity products designed to serve the growing retirement savings market. Annuities are long-term savings vehicles that are particularly attractive to customers seeking tax deferred savings products to supplement retirement income. Keyport seeks to (i) maintain its presence in the fixed annuity market while expanding its sales of variable annuities, (ii) achieve a broader market presence through the use of diversified distribution channels and (iii) maintain a conservative approach to investment and liability management.

Liberty Financial believes that Keyport has certain competitive advantages due to its established market presence, reputation for service to distributors and policyholders, financial rating of "A+" (Superior) by A.M. Best, "AA-" by S&P and "A1" by Moody's, and the ability to access Liberty Financial's other operating units in response to the market's demands for product innovation. Liberty Financial also believes that the Merger will allow Keyport to broaden its market presence through Colonial's distribution channels.
Products

Fixed Annuities. Keyport's principal product is a line of SPDAs. SPDAs are savings vehicles in which the policyholder or annuitant makes a single premium payment to Keyport at the time of issuance, and Keyport obligates itself to credit interest to the policyholder's account in an amount based upon a stated annual interest crediting rate which is adjusted from year to year, subject to a guaranteed minimum rate. Under current law, interest credited is not subject to federal or state income tax during the accumulation period. At the pay-out date, the policyholder is entitled to receive the principal value plus accumulated credited interest, and may elect to take the proceeds of the annuity in the form of a single lump-sum or a series of payments. The income component of such distributions is taxable at the recipient's then applicable tax rate. Keyport offers SPDAs with varying levels of benefits, credited rates, commission structures and surrender provisions. Fixed annuities are particularly attractive to customers over the age of 50 who are planning for retirement and seeking more secure, tax-deferred savings products.

As of September 30, 1994, Keyport's general account investments of approximately $9.2 billion supported approximately $6.9 billion of SPDA liabilities and a closed block of approximately $2.2 billion of SPWL liabilities. These general account investments provide Liberty Financial with a substantial base of assets currently generating spread income. Keyport issued $814.9 million, $851.6 million, $852.4 million and $868.1 million of fixed annuities in 1991, 1992, 1993, and the nine months ended September 30, 1994, respectively.

A significant portion of Liberty Financial's current profits relates to Keyport's management of the spread between its obligations to SPDA policyholders and its earnings on general account assets acquired with SPDA premium deposits. The setting of initial and renewal interest-crediting rates is a major element of this process. Managing these rates also is critical to keeping Keyport's SPDAs competitive in the marketplace, both for selling new policies and for retaining existing policies (especially policies which then may be surrendered without penalty). As often as once a week, Keyport reviews its crediting rates to be offered with respect to its new and renewing policies. In determining interest crediting rates on new policies, Keyport considers its competitive position, prevailing market rates and the anticipated profitability of the policies. In establishing renewal crediting rates ("renewal rates"), Keyport also considers the then current rate and the renewal term. At September 30, 1994, all of Keyport's fixed annuity products had minimum guaranteed crediting rates ranging from 3.5% to 4.0% for the life of the contract. At September 30, 1994, the interest crediting rates with respect to 96.7% (approximately $6.5 billion) of policyholder account balances were to be reset within the succeeding twelve months. This ability to adjust interest crediting rates assists Keyport in its efforts to manage investment spread in a variety of interest rate environments.

The following table sets forth certain information regarding the range of interest rates credited to Keyport's SPDAs for the periods indicated.

                                                         Nine Months Ended
                          Year Ended December 31,          September 30,
                         1991       1992       1993       1993       1994
High                     9.25%      9.25%      8.90%      8.90%       8.35%
Low                      4.75%      4.00%      3.75%      3.75%       3.75%
Weighted average         7.91%      7.27%      6.16%      6.29%       5.62%

Variable Annuities. A variable annuity involves the deposit of the policyholder's premium payment in a separate account of the issuing insurance company, and the policyholder's allocation of this amount among several available dedicated mutual funds. The value of a variable annuity policy depends on the performance of these underlying investments, which the policyholder may reconfigure from time to time. Similarly, during the variable annuity's payout period, the payments distributed to the annuitant fluctuate with such performance. Variable annuities provide Liberty Financial with fee-based revenue in the form of management and administration fees charged by Keyport to the policyholder's account. Industry sales of variable annuities have increased in recent years as the "baby-boom" generation has begun to enter its peak earning years, which typically are a period of net savings for retirement and other family needs.

Keyport's sales of variable annuities have grown from $75.7 million in 1991 to $149.4 million in 1992, and to $226.1 million in 1993. For the nine months ended September 30, 1994 lower variable annuity sales of $130.8 million (compared to $152.0 million for the nine months ended September 30, 1993) reflected prevailing stock market conditions and relatively high crediting rates available on fixed annuities. Unlike SPDAs, variable annuities require significantly less capital support beyond the funding of the acquisition costs and do not expose Keyport to market risk on the underlying investments. Liberty Financial believes variable annuities complement Keyport's fixed annuity business by broadening the appeal of Keyport's products to individuals who are seeking to save on a tax deferred basis and are willing to take greater investment risk. Liberty Financial seeks to increase sales of Keyport's variable annuity products.

Currently, Keyport's variable annuity policyholders may select from among the mutual funds available in two fund groups, one managed by Stein Roe and the other managed by Colonial. The Stein Roe group currently consists of seven funds, including equity, fixed-income, flexible-portfolio and money- market funds, and had aggregate net assets of approximately $704.0 million at September 30, 1994. The Colonial group currently is comprised of six funds, including a U.S. government securities fund, a utilities fund, a growth and income fund, a domestic equity fund, an international equity fund and a diversified bond fund. The first three of these funds initially became available to Keyport's variable annuity customers on July 1, 1993, and the others were introduced in the summer of 1994. The Colonial group had aggregate net assets of approximately $155.7 million at September 30, 1994 (of which approximately $61.4 million was seed money deposited by Keyport).

Surrender Charges. Keyport incorporates a number of features into its annuity products designed to reduce the occurrence and adverse effect of premature policy terminations. Premature termination of an annuity policy results in the loss of Keyport's anticipated future earnings related to the annuity deposit and the accelerated recognition of expenses related to policy acquisition, principally commissions, which are otherwise amortized over the life of the policy. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Overview." The primary feature incorporated by Keyport into its products to minimize premature terminations is a surrender charge. While the policyholder is permitted at any time to withdraw all or part of the accumulated value of his policy, such withdrawals are generally subject to a surrender charge equal to a percentage of the total accumulated value. Surrender charges apply for the number of years specified in the policy and typically decline to zero over a period of five to seven years. All annuities currently issued by Keyport include surrender charges, and approximately 86.5% of Keyport's fixed annuities in force as of September 30, 1994 had surrender charges in effect. In certain contracts, the surrender charge is waived for a period of 45 to 60 days following the initial determination of a renewal interest rate that falls below a specified interest crediting rate (the so-called "bailout" rate). As of September 30, 1994, less than 0.1% of Keyport's in-force SPDAs had a bailout feature in effect. Surrender charges also generally do not apply to withdrawals by policyowners of up to 10% per year of the then accumulated value of the annuity. In addition, certain of Keyport's products allow the policyholder to withdraw accumulated earnings in excess of the initial deposit without a surrender charge or may provide for charge-free withdrawals in special circumstances.

Keyport's annualized withdrawal ratio for its SPDAs, calculated by dividing surrenders and withdrawals by average aggregate account balances, was 8.6%, 17.7% and 13.2% in 1992, 1993, and the nine months ended September 30, 1994, respectively. Excluding surrenders related to the 1987 Block, the annualized withdrawal ratio for SPDAs would have been 6.4%, 5.7% and 6.8% for such periods, respectively. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources" for a discussion of the factors which Liberty Financial believes produced the higher withdrawal ratio associated with the 1987 Block during the fourth quarter of 1992, 1993 and the first three quarters of 1994. In addition, all of Keyport's SPDAs are initially subject to "free look" risk. "Free look" refers to the legal right of a policyholder to return a policy and receive back the premium deposit, without interest, for a period of up to one year from the date of issuance. To the extent a policyholder exercises the "free look" option, Keyport may realize a loss as a result of any investment losses on the underlying assets during the free look period, as well as the commissions paid on the sale of the policy to the extent not covered by reinsurance. Keyport has an annuity reinsurance treaty in force pursuant to which it cedes the "free look" risk (the difference between the policyholder liability and the relevant statutory reserve for the respective account) on all SPDA policies. See "--Reinsurance and Underwriting." In addition, variable annuities as well as fixed annuities are subject to a 30-day "free look" under California law.

Closed Block of Life Insurance Policies. Keyport commenced operations in 1957 and sold only traditional life insurance products until 1978, when it began selling single premium whole life insurance, an investment-oriented, tax-advantaged product. The 1986 Tax Reform Act eliminated certain of the attractive investment features of SPWLs. Keyport currently does not offer life insurance products, but it continues to manage a closed block of approximately $2.1 billion in SPWL policy liabilities as of September 30, 1994. This business currently provides spread income to Keyport. Keyport reviews and determines renewal interest-crediting rates on its SPWL polices in a manner substantially similar to the manner in which it determines renewal rates on its SPDA policies. See "--Fixed Annuities."

New Product Introductions. Keyport seeks to introduce new annuity products and refine its existing product line to accommodate new market opportunities and demands. For example, in 1993 Keyport launched its Preferred Income Plan variable payout program, which is a variable annuity product designed to respond to consumer demands for supplemental retirement income with inflation protection, liquidity to accommodate emergencies and a potential estate planning benefit. The product provides a variable payout that the annuitant may curtail at any point and receive the residual account value. Upon the death of the annuitant, the beneficiary may elect to receive the remaining account balance in a lump sum or in accordance with the established payment schedule. In the first or second quarter of 1995, Keyport intends to introduce a new SPDA product which will offer policyholders a guarantee of principal, a minimum guaranteed rate, and the opportunity to receive payments indexed to increases in the S&P 500 Index. This product will be positioned between Keyport's traditional fixed rate annuities and variable annuities.

Marketing and Distribution

The individual annuity market in the United States is highly fragmented. According to A.M. Best, the insurer with the largest market share in each year during the five-year period ended December 31, 1993 (the most recent period for which A.M. Best rankings currently are available) captured less than 6.0% of the market. In 1993, according to A.M. Best, writers of individual annuities collected aggregate premiums of approximately $71.8 billion. Based on total individual annuity premiums for 1993 (according to A.M. Best), Keyport ranked 16th in the individual annuity industry with a 1.5% market share.

Keyport's sales strategy is to use multiple distribution channels to achieve broader market presence. In recent years, Keyport has emphasized distribution through the bank channel (using the Bank Marketing Group and other entities which concentrate on this channel and direct relationship with banks). During 1993 and the nine months ended September 30, 1994, the bank channel accounted for 77.7% and 70.0%, respectively, of Keyport's annuity sales. Keyport has a wholesaling group dedicated to expand further the distribution of its products through the bank channel. The overall growth of annuity sales through banks has prompted several other insurance companies to seek to penetrate this distribution channel, including a number of companies that are larger and have greater resources and access to capital than Liberty Financial. Keyport seeks to compete for market share in these channels by offering innovative products and superior services. The sale of insurance and investment products through the bank distribution channel is highly regulated. See "--Regulation." Keyport also sells through broker-dealer firms and other distributors of insurance products, such as financial planners and insurance agents. Keyport currently maintains a staff of ten regional vice presidents and six regional sales managers who collectively provide nationwide wholesaling support to Keyport's distributors.

The following table presents certain information regarding Keyport's distribution channels for the periods indicated.

                                                Sales of Fixed Annuities
                                                                     Nine Months Ended
                                      Year Ended December 31,          September 30,
                                    1991        1992        1993            1994
                                                      (in millions)
Bank channel:
 Bank Marketing Group              $161.4      $147.8      $ 95.6          $145.5
 Third party bank marketers         269.1       508.7       618.1           489.9

Other channels:
 Broker-dealers                     321.6       137.0       106.8           142.9
 Other distributors                  62.8        58.1        31.9            89.8

                                              Sales of Variable Annuities
                                                                    Nine Months Ended
                                      Year Ended December 31,         September 30,
                                    1991       1992       1993             1994
                                                     (in millions)
Bank channel:
 Bank Marketing Group              $42.3      $78.4      $110.2           $55.4
 Third party bank marketers          2.3       21.7        14.1             8.1

Other channels:
 Broker-dealers                     31.1       49.3       101.8            64.8
 Other distributors                  --         --         --               2.5

Prior to 1991, the majority of Keyport's third-party distribution of SPDAs was through broker-dealer firms. However, as a result of the well-publicized insolvencies of certain insurance companies, the declining interest rate environment in the early 1990s, and the establishment by certain broker-dealer firms of proprietary SPDA products, sales of Keyport's SPDAs through this channel have materially declined. Keyport responded to these market developments by redirecting a substantial portion of its third-party SPDA sales through entities which, like the Bank Marketing Group, sell insurance products through the bank channel. In 1993 and for the nine months ended September 30, 1994, three third-party bank marketers (James Mitchell & Co., Invest Financial Corp. and I.F. Agencies Inc.) accounted for 35.9% and 25.8%, respectively, of Keyport's SPDA sales. Keyport seeks to diversify its distribution channels by increasing its sales of SPDAs through broker-dealers and other non-bank channel distributors. For the year ended December 31, 1993 and the nine months ended September 30, 1994, three firms (A.G. Edwards & Sons, Inc., Dean Witter Reynolds, Inc. and PaineWebber Incorporated) accounted for 36.0% and 42.0%, respectively, of the third party sales of Keyport's products which were not made through the bank distribution channel. Sales of Keyport's products through these firms are made pursuant to written agreements which are terminable by either party upon 60 days' written notice. While no assurances can be given, Liberty Financial believes that the Merger will lead to new SPDA distribution for Keyport as a result of Colonial's distribution relationships. See "Risk Factors--Reliance on the Bank Distribution Channels and Certain Distributors."

In the case of variable annuities, three broker-dealer firms accounted for 19.4% and 23.4% of Keyport's variable annuity sales in 1993 and for the nine months ended September 30, 1994, respectively. As part of its effort to broaden its distribution channels, Keyport introduced Colonial-managed funds as an investment option for its variable annuities in July 1993 and created additional Colonial-managed funds in 1994. In April, 1994 Keyport and Colonial entered into an agreement providing for the distribution of Keyport's variable annuities through Colonial's wholesaling force.
Licensing

Keyport is licensed as a life insurance company in all states except New York and is also licensed in the District of Columbia. Keyport's state license authority includes life insurance and annuities (both fixed and variable), as well as variable life insurance, except that Keyport is not licensed to sell variable life products in the District of Columbia.

Keyport has an arrangement with Liberty Life Assurance Company of Boston ("Liberty Life"), a subsidiary of Liberty Mutual which is authorized to offer variable annuities in the State of New York. Liberty Life issues variable annuities in New York which are administered by Keyport and have substantially the same policy terms and underlying investment options as Keyport's variable products. All contractual obligations in respect of such annuities are those of Liberty Life rather than of Keyport. The premiums for New York sales are deposited in a separate account of Liberty Life. Liberty Life charges the fees payable under the policies, from which it pays Keyport an administration fee designed to cover Keyport's expenses and retains the balance. See "--Regulation--Insurance Activities" and "Relationships with Liberty Mutual-- Certain Other Transactions."
Customer Service

Liberty Financial believes one of Keyport's competitive advantages in marketing annuities is a reputation for service to distributors and policyholders. Liberty Financial believes that Keyport's service reputation results from a program of training employees in all aspects of customer relations and with respect to Keyport's products. Policyholders can access account information through either manned telephone lines or touch-tone activated response systems, which Keyport believes provides more rapid processing of customer inquiries. Keyport's data processing systems are designed to allow its customer service personnel to access electronically all relevant policyholder data and to resolve the policyholder's inquiry through one telephone call. Newsletters directed at customers, customer surveys and other personalized strategies are used to increase customer awareness and loyalty. Keyport's distributors are serviced through its ten regional vice presidents and six regional sales managers, who assist with training sales personnel and provide product information. Keyport offers its distributors a number of options for the payment of commissions. Virtually all of the commissions paid in respect of annuities issued by Keyport during 1993 and the nine months ended September 30, 1994 were paid to the distributor at the time of sale or within one week.

Liberty Financial believes that effective use of technology provides Keyport with certain advantages. More than half of Keyport's new business generated in the bank distribution channel is processed at the time of sale using Keyport-developed software, and Keyport seeks to expand this capability.

Contract and Policy Liabilities; Reserves

Liberty Financial's consolidated financial statements include reserves in respect of Keyport's future obligations under outstanding annuity and life insurance policies, which reserves are calculated in accordance with GAAP. These GAAP reserves principally include policyholder account balances which consist of deposits received plus interest credited less accumulated policyholder assessments and withdrawals. In accordance with regulations applicable to insurance companies, Keyport also maintains statutory financial statements and is required to satisfy certain minimum statutory surplus levels. See "--Regulation." Keyport records as liabilities in its statutory financial statements actuarially determined reserves in respect of such future obligations. These reserves are based on statutorily recognized methods using prescribed mortality tables, as applicable, and assumed interest rates. Statutory reserves differ from GAAP reserves due to the use of different assumptions regarding mortality and interest rates and the absence of lapse assumptions from the statutory reserve calculation. Liberty Financial believes that Keyport's statutory reserves satisfy applicable requirements.

The following table sets forth certain information regarding the development of Keyport's annuity and life insurance business and its reserves calculated in accordance with GAAP for the periods indicated. Such reserves are classified in Liberty Financial's consolidated financial statements as policy liabilities.

                                                                                        As of or for the
                                                As of or for the Year Ended            Nine Months Ended
                                                       December 31,                      September 30,
                                           1991            1992            1993               1994
                                                      ($ in thousands, except policy data)
Fixed Annuities in Force:
  Aggregate amount                      $5,604,654      $6,325,629      $6,375,415         $6,810,899
  Average policy amount                 $   38,253      $   38,025      $   34,057         $   33,366
  Number of policies                       146,514         166,355         187,199            204,126
  Aggregate amount subject to
   surrender charge                     $5,131,972      $5,140,599      $5,366,446         $5,834,432
Variable Annuities in Force:
  Aggregate amount                      $  441,304      $  560,874      $  765,134         $  827,444
  Average policy amount                 $   31,137      $   31,485      $   33,246         $   32,771
  Number of policies                        14,173          17,814          23,014             25,249
Life Insurance in Force:
  Aggregate amount                      $2,024,992      $2,046,550      $2,204,813         $2,180,498
  Average policy amount                 $   61,161      $   64,674      $   68,149         $   70,498
  Number of policies                        33,109          31,644          32,353             30,930
Premiums:
  Fixed annuities                       $  814,888      $  851,562      $  852,369         $  868,115
  Variable annuities                    $   75,703      $  149,437      $  226,070         $  130,784
  Life Insurance                        $    5,193      $     (185)     $     (496)        $     (394)
New Contracts and Policies:
  Fixed annuities                           28,272          45,841          31,139             35,494
  Variable annuities                         2,766           5,666           7,918              3,528
  Life insurance                               137               6          --                 --
Withdrawals and Terminations:
 Fixed annuities:
  Death                                 $    8,006      $    9,626      $   10,074         $   10,197
  Maturity                              $   17,323      $   17,593      $   27,635         $   20,767
  Surrender                             $  298,783      $  512,105      $1,123,964         $  648,687
 Variable Annuities:
  Death                                 $    2,283      $    2,149      $      389         $      329
  Maturity                              $    1,823      $    1,031      $    3,911         $    9,448
  Surrender                             $   80,700      $   59,254      $   67,666         $   54,670

                                     107

Life Insurance:
  Death                                 $   26,645      $   43,128      $   34,972         $   35,058
  Surrender                             $  128,380      $   93,495      $   78,229         $   66,516
  Other                                 $      101      $       55      $       37         $       13
Policy Liabilities:
  Fixed annuities                       $5,685,373      $6,413,218      $6,470,165         $6,930,409
  Variable annuities                    $  441,304      $  560,874      $  765,134         $  827,444
  Life insurance                        $2,028,238      $2,053,539      $2,210,843         $2,189,815
Surrender Rates:
  Fixed annuities                             5.78%           8.58%          17.70%             13.17%
  Variable annuities                         19.37%          11.83%          10.20%              9.51%
  Life insurance                              6.39%           4.59%           3.74%              3.88%
Life insurance loans outstanding        $  339,423      $  375,238      $  440,338         $  465,220

General Account Investments

Keyport's net investment income and interest credited to policyholders are Liberty Financial's largest revenue and expense items, respectively. To maintain its profitability, Keyport must maintain a positive spread between its investment results and the interest credited on its products and its other expenses. Although to date Keyport's investment spread has been positive, there can be no assurances that Keyport will continue to realize investment spreads at levels necessary for Liberty Financial to remain profitable. See "Risk Factors--Investment Performance and Interest Rate Risk" and "Management's Discussion and Analysis of Results of Operations and Financial Condition--Overview."

Keyport manages interest rate risk and monitors investment activities to conform with its investment policies. Stein Roe manages a substantial amount of Keyport's general account portfolio (approximately $8.1 billion of a total of approximately $9.2 billion as of September 30, 1994) within Keyport's overall investment policies. Stein Roe employs three senior portfolio managers in its Institutional Asset Management division for this function. See "--Stein Roe--Institutional Asset Management Division." A portion of Keyport's general account assets (senior secured bank loans with an aggregate fair value of approximately $262.6 million, subordinated collateralized mortgage obligations with an aggregate fair value of approximately $239.0 million and commercial mortgage backed securities with an aggregate fair value of approximately $20.9 million as of September 30, 1994) are managed by separate unaffiliated investment advisers who specialize in those respective types of investments. As of September 30, 1994, Keyport's general account also included approximately $468.5 million of policyholder loans and approximately $131.7 million of mortgage loans.

Asset/Liability Management. Keyport's general account investment strategy takes into account the anticipated cash flow requirements of its SPDA and SPWL policies. The cash outflows are affected by actual maturities, surrender experience and interest crediting rates. Simulation models are used to estimate policy cash flows under a wide range of future interest rate scenarios. Based on the results of these analyses, investment strategies are designed to meet policy obligations while maintaining the desired investment spread between assets and liabilities, and to limit the potential adverse impact of changing interest rates.

Interest rate risk occurs when interest rate changes cause asset cash flows (general account investment income, principal payments and calls) to react differently than general account liability cash flows (policyholder benefits). Keyport seeks to manage this risk through, among other things, its setting of renewal rates and by investment portfolio actions designed to address the interest rate sensitivity of asset cash flows in relation to liability cash flows. Portfolio actions used to manage interest rate risk include managing the effective duration of the portfolio securities, investing in variable rate securities and utilizing interest rate swaps and caps. Interest rate swaps and caps involve, to varying degrees, elements of credit and market risk which are not reflected in Liberty Financial's conslidated financial statements. Keyport's analysis as of September 30, 1994, based on currently anticipated levels of investment spread and surrender rates, shows that the present value of Keyport's in force business would decrease if interest rates were to rise materially.

At September 30, 1994, Keyport's fixed income portfolio (calculated including cash and short-term investments), represented 93.2% of Keyport's total general account assets and had an effective duration of approximately 3.1 years.

The following table summarizes certain information with respect to Keyport's general account investment results for the periods indicated.

                                                                                Nine Months Ended
                                           Year Ended December 31,                September 30,
                                    1991            1992            1993               1994
                                                         ($ in thousands)
Average invested assets(1)       $7,470,974      $8,403,217      $8,848,115         $9,066,535
Net investment income(2)         $  692,920      $  710,013      $  675,309         $  512,994
Yield(3)                               9.59%           8.69%           7.92%              7.71%
Net realized gains               $    8,621      $    3,444      $   10,553         $    2,910
Change in net unrealized
  gains (losses)                 $    4,192      $    1,512      $   (5,141)        $  (40,472)

(1) Average of portfolio investments and short-term securities at beginning and end of period.
(2) Investment income after deduction of investment expenses, but before applicable income tax.
(3) A compounded average yield calculated by dividing monthly net investment income by the total of average monthly investments and short-term securities. For a discussion of net investment spread, see "Management's Discussion of Results of Operations and Financial Condition--Overview."


The following table sets forth the composition, carrying value and fair value of Keyport's investment portfolio as of September 30, 1994.

                                 Carrying Value                    Fair Value (1)
                                           Percent of                        Percent of
                             Amount        Portfolio         Amount          Portfolio
                                                 ($ in thousands)
Fixed maturities:
 Held to maturity:
  Investment grade
  bonds (2)                $1,187,087          12.8%        $1,192,845           12.9%
  U.S. government and
  agency
    securities                250,420           2.7            261,157            2.8
  Below investment
  grade bonds                  33,952           0.4             35,188            0.4
   Total held to
  maturity                  1,471,459          15.9          1,489,190           16.1
 Available for sale:
  Investment grade
  bonds                     4,591,315          49.7          4,591,315           49.5
  U.S. government and
  agency
    securities              1,503,683          16.3          1,503,683           16.2
  Below investment
  grade bonds                 611,282           6.6            611,282            6.6
   Total available
  for sale                  6,706,280          72.6          6,706,280           72.3
    Total fixed
  maturities                8,177,739          88.5          8,195,470           88.4
Mortgage loans                131,658           1.4            141,204            1.5
Cash and cash
  equivalents                 433,295           4.7            433,295            4.7
Equity securities              14,009           0.2             14,009            0.2
Policy loans                  468,452           5.1            468,452            5.1
Other                          12,171           0.1             12,171            0.1
   Total investment
  portfolio (3)            $9,237,324         100.0%        $9,264,601          100.0%

(1) For purposes of the statistical data presented under this caption "General Account Investments," fair values of publicly traded securities are as reported by an independent pricing service. Fair values of conventional mortgage-backed securities which are not actively traded in a liquid market are typically determined by obtaining broker-dealer quotations. Fair values of private placement bonds are typically determined by obtaining market indications from various broker-dealers. Keyport attempts to validate these valuations by selectively monitoring trades in the secondary private placement market that involve these holdings.

(2) Securities that are rated 1 or 2 by the Securities Valuation Office (the "SVO") of the NAIC, or, if not so rated, securities that are rated "BBB-" or above by S&P, or "Baa3" or above by Moody's (using the lower of the S&P or Moody's rating) are considered "investment grade" securities.

(3) Includes private placement bonds with a carrying value of approximately $2.0 billion (21.9% of the portfolio) and an estimated fair value of approximately $2.0 billion (21.9% of the portfolio).

The following table shows the ratings assigned by S&P or the NAIC, in the case of securities not rated by S&P, to the securities in Keyport's fixed maturities portfolio as of September 30, 1994.

                                         Carrying Value                        Fair Value (1)
                                 Amount      Percent of Portfolio     Amount      Percent of Portfolio
Held to maturity:                                          ($ in thousands)
 Ratings assigned by
  S&P(1):
  AAA                          $  348,158              4.3%          $  355,638             4.3%
  AA                              110,796              1.4              108,285             1.4
  A                               152,407              1.9              151,671             1.9
  BBB                              99,493              1.2               97,643             1.2
 Issues not rated by S&P
  (NAIC rating) (2):
  Rated 1                         396,131              4.8              420,972             5.1
  Rated 2                         330,522              4.0              319,793             3.9
  Rated 3                          33,952              0.4               35,188             0.4
  Rated 4                               0              0.0                    0             0.0
  Rated 5                               0              0.0                    0             0.0
   Total fixed maturities
  held to maturity              1,471,459             18.0            1,489,190            18.2
Available for sale:
 Ratings assigned by
  S&P(1):
  AAA                           1,962,983             24.0            1,962,983            24.1
  AA                              569,088              7.0              569,088             6.9
  A                             1,223,424             15.0            1,223,424            14.9
  BBB                           1,034,060             12.6            1,034,060            12.6
  BB                              421,453              5.2              421,453             5.1
  B                               151,052              1.8              151,052             1.8
  D                                25,210              0.3               25,210             0.3
 Issues not rated by S&P
  (NAIC rating)(2):
  Rated 1                       1,155,682             14.1            1,155,682            14.1
  Rated 2                         115,439              1.4              115,439             1.4
  Rated 3                          22,345              0.3               22,345             0.3
  Rated 4                           4,525              0.1                4,525             0.1
  Rated 5                          18,852              0.2               18,852             0.2
  Rated 6                           2,163              0.0                2,165             0.0
   Total fixed maturities
  available for sale            6,706,280             82.0            6,706,280            81.8
    Total fixed maturities     $8,177,739            100.0%          $8,195,470           100.0%

(1) S&P rates debt securities from "AAA" (the highest) to "D" (in payment default). A "+" or a "-" indicates the debt's relative standing within the category. A rating may be subject to revision or withdrawal at any time by S&P.

(2) The SVO has six numerical classifications which generally reflect the ratings of agencies such as S&P (as indicated) and Moody's.

Each month, Keyport reviews investments which have been upgraded or downgraded by S&P, Moody's or Stein Roe as well as investments which have been subject to any publicly disclosed credit- related events or have raised the concerns of Stein Roe or Keyport's other asset managers. For each investment security where a decline in value is determined to be other than temporary, Keyport writes down the security to fair value as the adjusted cost basis. See Note 2 of Notes to Liberty Financial's Consolidated Financial Statements. At September 30, 1994, approximately .04% of Keyport's total general account investment portfolio was delinquent (defined as failure to make any payment when due with respect to corporate, government or government agency bonds and as 90 days or more behind schedule on payments with respect to commercial mortgages).

At September 30, 1994, 7.0% of Keyport's general account assets consisted of below investment grade securities (as defined above). The fair value of Keyport's portfolio of below investment grade securities was approximately $646.7 million at September 30, 1994, or approximately 100.2% of the carrying value of such securities. Investments in below investment grade securities have greater risks than investments in investment grade securities. The risk of loss upon default by the borrower is significantly higher with respect to below investment grade securities, because such securities are generally unsecured and are often subordinated to other creditors of the issuer. In addition, issuers of below investment grade securities tend to have a higher level of debt and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment grade issuers. Keyport believes that, through adequate diversification, additional yields received from investing in these securities often provide a risk-adjusted rate of return which is greater than that which could be achieved by investing in lower-yielding securities with less risk. Keyport attempts to reduce the overall risk of its below investment grade securities portfolio, as in all of its investments, through credit analysis, investment policy guidelines, and diversification by company and industry. In 1991, Keyport restructured a portion of its general account portfolio, in part, to reduce its holdings in below investment grade bonds. See "Management's Discussion and Analysis of Results of Operation and Financial Condition."

Mortgage-Backed Securities. The carrying value and fair value of Keyport's mortgage-backed securities ("MBS") (including collateralized mortgage obligations ("CMOs")) as of September 30, 1994, were as follows:

                                                           Carrying Value     Fair Value
                                                                    (in thousands)
Held to maturity:
 Agency Backed:
  PAC(1)                                                       $   61,845        $   62,768
  Sequential pay and pass through                                 170,861           180,168
 Non-Agency Backed
  PAC(1)                                                            1,142             1,131
  Sequential pay and pass through                                  80,806            77,207
   Total mortgage backed securities held to maturity              314,654           321,274
Available for sale:
 Agency Backed:
  PAC(1)                                                          806,583           806,583
  Sequential pay and pass through                                 378,250           378,250
  Other                                                            26,445            26,445
 Non-Agency Backed:
  PAC(1)                                                           79,003            79,003
  Sequential pay and pass through                                 851,891           851,891
  Other                                                           153,878           153,878
   Total mortgage backed securities available for sale          2,296,050         2,296,050
    Total mortgage backed securities                           $2,610,704        $2,617,324

(1) Planned Amortization Class CMOs, described below.

As of September 30, 1994, Keyport owned approximately $2.6 billion of MBS (28.4% of its total general account investments), 98.3% of which were investment grade. MBS are debt obligations collateralized by mortgage loans or mortgage pass-through securities. MBS may be issued by agencies or instrumentalities of the U.S. government, or by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage banks, commercial banks, investment banks and special purpose subsidiaries of the foregoing. Keyport's MBS include approximately $2.2 billion of CMOs. In a CMO, a series of bonds or certificates is issued in multiple classes. Each class of CMOs, often referred to as a "tranche," is issued at a specified fixed or floating coupon rate and has a stated maturity or final distribution date. Payments of principal and of interest on the underlying mortgage pool, and any reinvestment income thereon, provide the funds to pay debt service on the CMOs or make scheduled distributions on the multiclass pass-through securities.

Of Keyport's MBS as of September 30, 1994, approximately $1.4 billion were government- or government agency-backed securities. Approximately 45% of Keyport's MBS investments were in non-US agency backed securities as of September 30, 1994. While the credit risks associated with such securities are greater than those with the explicit or implicit guaranty of the U.S. government or an agency or instrumentality thereof, 96.3% of Keyport's non-agency MBS were investment grade as of September 30, 1994.

Mortgage-backed securities often provide superior yields compared to investment alternatives of comparable credit quality. However, these securities are subject, among other things, to prepayment risk, since the mortgages backing such securities may be prepaid. In addition, non-agency CMOs tend to prepay faster than agency CMOs. As a result, during periods of falling interest rates, proceeds from such prepayments generally must be reinvested at lower prevailing yields. Keyport has reduced its exposure to this risk through the purchase of a category of CMOs known as Planned Amortization Class ("PAC") bonds, which are designed to have relatively stable cash flow characteristics by shifting prepayment risk with respect to the mortgage pool to investors in other tranches ("support classes"). As of September 30, 1994, approximately 36.3% of the CMOs in Keyport's general account were PAC bonds. The predictability of PAC cash flows can be adversely affected, however, if the actual prepayment experience on the underlying mortgage loans is at a rate faster or slower than the range assumed in structuring the tranche or series or if deviations in other assumed variables occur.

As of September 30, 1994, Keyport owned approximately $113.4 million of support class CMOs. Support class CMOs are structured with two or more tranches of securities. Support class bonds receive principal and/or interest payments from the underlying mortgage pools after scheduled payments for each payment date have been made to some or all of the related PAC bonds. Consequently, support class bonds can have relatively unstable cash flows. When prepayments are greater than expected, support class bonds receive principal prepayments beyond those required to meet PAC bond schedules. When prepayments are slower than expected, support class bonds do not receive principal payments until PAC bond schedules have been met. As of September 30, 1994, Keyport owned approximately $33.3 million of interest only ("IO") support class CMOs. IO classes receive all of the interest from the designated CMO tranche. IOs are highly sensitive to changes in prepayment and interest rates. Under certain interest rate or prepayment rate scenarios, Keyport may fail to recoup its investment in IO securities, notwithstanding that such securities may be of the highest credit quality.

Investments in two different mortgage pools (all of which are government agency-backed) were each in excess of ten percent of Liberty Financial's stockholder's equity as of September 30, 1994. See Note 3 of Notes to Liberty Financial's Consolidated Financial Statements.

Other Investments. As of September 30, 1994, Keyport owned approximately $131.7 million of mortgage loans (1.4% of its total general account investments), including $87.0 million of mortgage notes issued by indirect subsidiaries of Liberty Mutual (the "Affiliated Obligors"). Two other affiliates of Liberty Mutual (the "Contributing Affiliates") have executed a mortgage maintenance agreement with Keyport pursuant to which the Contributing Affiliates agreed to provide the Affiliated Obligors with such funds as from time to time shall be necessary in order to meet any shortfall in cash available to the Affiliated Obligors to make interest payments due to Keyport under the mortgage notes and any deficiency balance owed to Keyport after any sale or foreclosure of the underlying property securing a mortgage loan. In addition, Liberty Mutual has agreed to advance to the Contributing Affiliates such amounts as shall from time to time be owed by them under the mortgage maintenance agreement. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources" and "Relationships With Liberty Mutual--Certain Other Transactions." The remaining mortgage loans consist of two pools of residential first mortgages acquired in 1985 and 1993, respectively. As of September 30, 1994, there were no loans in foreclosure, but at that date, approximately $12,541 of interest payments on a total of 16 loans in the aggregate outstanding principal amount of $313,010 were overdue by more than three months. Keyport does not utilize a loss allowance since its total foreclosures in each of 1991, 1992, 1993 and for the nine months ended September 30, 1994 were less than $100,000, which Keyport does not consider to be material.

As of September 30, 1994, Keyport owned approximately $262.6 million of participation interests in senior secured bank loans. These senior secured loans were primarily originated by money center banks and typically are senior to subordinated debt and equity, and are secured by all or a portion of the assets of the corporate borrowers. None of the loans was in payment default as of September 30, 1994.

Keyport's general account investments as of September 30, 1994 included approximately $1.3 billion of asset-backed securities. All of these asset-backed securities are collateralized by pools of loans such as credit card receivables and automobile loans and have a weighted average rating of "AA" by S&P. At September 30, 1994, 8.3% (approximately $110.3 million) of the outstanding principal amount of the asset-backed securities were supported by guaranty insurance or letters of credit. No payment defaults had occurred under any of these securities through September 30, 1994.

As of September 30, 1994, Keyport's general account included approximately $2.0 billion of private placement securities, all of which were fixed income securities. Of these amounts, approximately $354.2 million are currently eligible for sale in accordance with Rule 144A under the Securities Act. See "Risk Factors--Illiquid and Restricted Securities" for a discussion of certain liquidity risks associated with private placement securities. As of September 30, 1994, 94.3% of Keyport's private placement securities were investment grade.

The scheduled maturities of Keyport's fixed maturity securities as of September 30, 1994 were as follows:

                                                   Carrying Value                 Fair Value
                                                Amount        Percent        Amount        Percent
                                                                 ($ in thousands)
Held to maturity:
 Due in one year or less                      $   25,000         0.3 %     $   25,500          0.3%
 Due after one year through five years           218,526         2.7          219,244          2.7
 Due after five year through ten years           489,859         6.0          498,680          6.1
 Due after ten years                             196,879         2.4          201,344          2.5
 Mortgage and assets backed
   securities                                    541,195         6.6          544,422          6.6
  Total held to maturity                       1,471,459        18.0        1,489,190         18.2
Available for sale:
 Due in one year or less                         228,736         2.8          228,736          2.8
 Due after one year through five years         1,235,560        15.1        1,235,560         15.1
 Due after five year through ten years         1,441,646        17.6        1,441,646         17.6
 Due after ten years                             398,666         4.9          398,666          4.9
 Mortgage and asset backed securities          3,401,672        41.6        3,401,672         41.4
  Total available for sale                     6,706,280        82.0        6,706,280         81.8
   Total fixed maturities                     $8,177,739       100.0%      $8,195,470        100.0%

As of September 30, 1994, Keyport owned approximately $523.6 million of securities issued by financial services companies and $329.8 million of securities issued by electrical services utilities. These securities had a weighted average rating of "A" and "BBB" by S&P, respectively. Four electrical services utilities issues with an aggregate carrying value of approximately $25.2 million (approximately $47.5 million at par) were in payment default as of that date.
Financial Ratings

A.M. Best is an independent insurance rating agency which assigns fifteen letter ratings to insurance companies. A.M. Best's ratings currently range from "A++" (Superior) to "F" (In Liquidation) and some insurance companies are not rated. Based on information provided to A.M. Best, A.M. Best performs a quantitative and qualitative evaluation for each company it rates. The quantitative evaluation compares a company's performance to industry standards established by A.M. Best in three areas: profitability, leverage, and liquidity. The qualitative evaluation examines eight factors for each company: spread of risk, quality and appropriateness of the reinsurance program, quality and diversification of assets, adequacy of policy or loss reserves, adequacy of surplus, capital structure, management's experience and objectives, and policyholders' confidence. A.M. Best also may review other qualitative factors.

Publications of A.M. Best indicate that "A+" and "A++" ratings are assigned to those companies which, in A.M. Best's opinion, have achieved superior overall performance when compared to the standards established by A.M. Best and generally have demonstrated a strong ability to meet their contract and policyholder obligations over a long period of time. Keyport has received A.M. Best's quality rating of "A+" (Superior) since 1976, the first year Keyport was rated by A.M. Best. S&P currently rates Keyport "AA-" and Moody's currently rates Keyport "A1." These ratings are not "market" ratings or recommendations to use or invest in Keyport or Liberty Financial, but merely reflect the opinion of the rating company as to the relative financial strength of Keyport and Keyport's ability to meets its contractual obligations to its policyholders. See "Glossary of Certain Insurance Terms" for a description of A.M. Best's rating categories. No assurances can be given that Keyport will be able to maintain its current financial ratings. See "Risk Factors--Importance of Credit Ratings."
Underwriting and Reinsurance

Keyport is not committed or obligated to accept any business submitted to it. Keyport retains the absolute right to accept or reject submitted business whether or not it meets Keyport's guidelines or limitations. Generally, if conditions relating to contract terms, crediting rate, commission structure and estimated profitability are met, the business will be accepted. Liberty Financial seeks to maximize the profitability of its SPDAs while conservatively managing its capital and therefore will not increase sales if it believes competitive conditions would render the incremental business unprofitable. Keyport has established certain limits pertaining to new annuity policies which cannot be exceeded unless specifically approved by Keyport's management. For instance, Keyport has the right to limit the size of the premium or purchase payment.

Liberty Financial believes that Keyport employed underwriting standards generally accepted in the life insurance industry when issuing its outstanding SPWL policies. Keyport's experience to date with respect to the closed block of these policies has been consistent with or more favorable than Keyport's estimates as to lapse and mortality.

In accordance with general practices in the life insurance industry, Keyport attempts to limit its maximum net loss exposure with respect to its life insurance obligations from large mortality risks by reinsuring portions of the life insurance risks with unaffiliated insurance carriers under traditional reinsurance agreements. Such reinsurance provides for a portion of the risk to be retained by Keyport, with the excess being ceded to the reinsurer at a premium based upon the age and risk classification of the insured. Reinsurance coverage for life insurance varies with retention limits ranging up to $150,000 of coverage per individual life. Keyport reinsures under a number of different arrangements with various companies. Reinsurance does not discharge Keyport from the liability to the policyholder for the full amount of the policy, but the reinsurance carrier is obligated to Keyport for the portion assumed by such carrier. To the extent that any reinsurance carrier is unable to meet its obligation, Keyport would remain liable for the reinsured amount.

Keyport currently has seven life reinsurance ceded treaties. Six of the seven treaties are annually renewable term which cede a portion of the mortality risk on Keyport's single premium life insurance. For 1993 and the nine months ended September 30, 1994, Keyport paid premiums of $663,719 and $775,716 respectively, and received benefits of $633,654 and $1,118,557, respectively. At September 30, 1994, all of the reinsurers to which Keyport had ceded insurance were rated "A" or better by A.M. Best, except for one reinsurer which is not rated, but whose obligations were fully cash-collateralized. At September 30, 1994, life insurance in force ceded amounted to $283.4 million or approximately 9.3% of total life insurance in force. In addition, at that date, Keyport had one co-insurance treaty in force, which is fully paid up. No benefits were received during 1993 or the nine months ended September 30, 1994, and approximately $1.8 million of life insurance was ceded thereunder at September 30, 1994. Keyport has never experienced any default under any of its reinsurance or co-insurance treaties. Keyport had one life insurance assumed treaty in force in 1994 on an annually renewable term basis, for which it received $12,329 of premiums, and paid benefits of $10,339 for the nine months ended September 30, l994, with approximately $1.1 million insurance assumed as of September 30, 1994.

As of September 30, 1994, Keyport had an annuity reinsurance treaty in force which ceded the "free look" risk on all SPDA policies. See "--Products." During 1993 and the nine months ended September 30, 1994, Keyport paid approximately $5.9 million and $1.8 million, respectively, in premiums and received approximately $5.1 million and $1.5 million in payments from the reinsurer thereunder.

In December 1992, FASB issued SFAS No. 113, "Accounting and Reporting for Reinsurance of Short- Duration and Long-Duration Contracts." The provisions of SFAS No. 113 are not material to Keyport's life reinsurance treaties and are not applicable to Keyport's "free look" reinsurance treaty.

Stein Roe

Stein Roe was founded in 1932 as an investment counselor to wealthy individuals. The firm has evolved into a diversified investment adviser which seeks to provide quality investment management and client service to individuals and institutions. As of September 30, 1994, Stein Roe had approximately $26.2 billion of assets under management (approximately $22.9 billion as of December 31, 1994), including $8.8 billion (at market value) relating to Keyport's products, $4.1 billion for private investment counsel clients (primarily wealthy individuals and families), $7.2 billion for unaffiliated institutional investors and $6.1 billion in load and no-load mutual funds. Stein Roe's investment management operations are organized into three separate divisions according to the clients they serve. The Mutual Fund division manages no-load and load mutual funds targeted primarily at middle and upper income individuals. Stein Roe's Investment Counsel division provides private account management primarily to wealthy individuals and families. The Institutional Asset Management division manages private accounts for institutional investors such as insurance companies, retirement funds, endowments and foundations.

The following table provides a summary of Stein Roe's assets under management as of the dates indicated:

                      Stein Roe Assets Under Management
(in millions)

                                                                                   As of
                                               As of December 31,              September 30,
                                         1991         1992         1993            1994
Mutual Fund division:
 No-Load mutual funds(1 )              $ 4,111      $ 4,329      $ 4,924          $ 4,730
 Load mutual funds                         753        1,221        1,576            1,347
 Keyport variable annuity funds            366          476          690              706
  Total mutual funds                     5,230        6,026        7,190            6,783
Investment Counsel division(2 )          6,385        6,105        5,155            4,125
Institutional Asset
 Management division:
 Keyport general account                 7,663        8,248        8,388            8,072
 Other clients(2)                        7,238        8,622        8,003            7,246
  Total                                $26,516      $29,001      $28,736          $26,226

(1) Includes assets under management for Investment Counsel division clients which were invested in Stein Roe's no-load mutual funds. As of December 31, 1991, 1992 and 1993 and September 30, 1994, these assets totaled approximately $1.3 billion, $1.3 billion, $1.4 billion and $1.2 billion, respectively.
(2) In 1993, approximately $544.0 million managed assets were transferred from the Investment Counsel division to the Institutional Asset Management division.

As shown in the above table, Stein Roe's assets under management decreased by approximately $2.5 billion between December 31, 1993 and September 30, 1994. This decrease is attributable to net outflows of assets under management of approximately $1.0 billion and a decrease of approximately $1.5 billion in the market value of managed assets. Based on asset balances at September 30, 1994, institutional and investment counsel clients withdrew additional assets of approximately $2.7 billion during the fourth quarter of 1994. Of this amount, approximately $1.0 billion of assets were attributable to client relationships that moved with a portfolio manager who resigned prior to September 30, 1994, and an additional $1.3 billion of assets were attributable to client relationships that moved with four other portfolio managers who resigned after September 30, 1994. In connection with this latter departure of assets, these four portfolio managers have agreed make certain payments to Stein Roe based on a specified formula. The amount owed to Stein Roe under this formula through December 31, 1994 was approximately $5.6 million. Such amount is subject to adjustment in certain circumstances. The $2.7 billion of asset withdrawals in the fourth quarter is anticipated to result in an annualized revenue reduction of approximately $6.3 million. See "Management Discussion and Analysis of Results of Operations and Financial Condition--Results of Operations."

Liberty Financial believes that these resignations are due primarily to the expiration on December 31, 1993 of the non-competition covenants, described below, to which such persons had been subject. The non-competition covenants were entered into in July, 1990 when Liberty Financial acquired the remaining minority equity interests in Stein Roe. See "General--Corporate Structure and History." The Stein Roe employees who sold such interests entered into a purchase agreement which, among other things, prohibited them from (i) competing with Stein Roe and (ii) soliciting Stein Roe's clients or personnel. The non-competition covenants terminated on December 31, 1993, while the provisions which prohibit solicitation of Stein Roe's clients or employees will continue until the expiration of the two-year period following the termination of any such person's employment with Stein Roe. As of the date of this Prospectus/Proxy Statement, nine former Stein Roe executives (including six portfolio managers) have resigned from the firm since December 31, 1993, and 36 of Stein Roe's current executives, portfolio managers and research analysts remain subject to this agreement.

Stein Roe currently is engaged in an ongoing program to restructure and streamline its operations, enhance its product offerings, expand its marketing efforts, increase assets under management and increase its profitability. As part of this process, during the past two years Stein Roe has introduced new and enhanced advisory products and services and expanded its marketing efforts. In addition, Stein Roe undertook a comprehensive efficiency improvement study begun in the fall of 1994 and completed in January, 1995. This study was performed to develop a program for building a more efficient organization with enhanced customer service and improved profitability. This program, which will begin to be implemented in the first quarter of 1995, will involve a comprehensive reorganization of Stein Roe's research and investment management activities and its administrative operations and procedures. Liberty Financial intends to recognize a charge to income of approximately $3.0 million in connection with this program, reflecting anticipated severance costs, project costs, consulting fees and other direct expenses incurred in its implementation. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Restructuring Charges." As is the case with any reorganization of this nature, there is a risk that it could lead to additional resignations of key employees and losses of client relationships. See "Risk Factors--Reliance on Key Personnel."
Mutual Fund Division

Stein Roe's Mutual Fund division develops and sponsors mutual fund products for no-load, load and variable annuity customers. As of September 30, 1994, the division managed approximately $6.8 billion of net assets in 17 no-load mutual funds marketed under the "SteinRoe Funds" name, five load mutual funds marketed under the "Liberty Financial Trust" name, and seven of the 13 mutual funds which support Keyport's variable annuities. Stein Roe seeks to expand both its no-load and load mutual fund assets and manage new assets generated by Keyport's sale of variable annuities, thereby leveraging Stein Roe's mutual fund management expertise and Liberty Financial's product development and distribution capabilities.

SteinRoe Funds. The 17 SteinRoe Funds, which had net assets of approximately $4.7 billion at September 30, 1994, include equity growth, growth and income, international equity, taxable bond, money market, and municipal bond funds.

Historically, the SteinRoe Funds have been marketed through direct mail and newspaper and magazine advertising. In August 1992, Stein Roe began selling the SteinRoe Funds through discount brokerage firms, including Charles Schwab & Co., Inc. ("Schwab"). As of September 30, 1994, the Schwab arrangement had generated over $415.2 million in no-load fund assets under management. 45.7% of Stein Roe's sales through Schwab were shares of the SteinRoe Special Fund, a value-oriented fund, which invests in special situations.

Stein Roe introduced its Counselor(SM) mutual fund advisory service in February 1993. The basic Counselor service offers asset allocation guidance for no additional fee to investors who commit a minimum of $50,000 to the SteinRoe Funds. Each investor completes a questionnaire regarding his or her investment time horizon, risk tolerance, individual circumstances and financial goals. Stein Roe analyzes the client's data and provides recommendations for allocating investments among the various SteinRoe Funds. The client receives monthly updates of these recommendations and is assigned a personal investment professional who is available to discuss allocation recommendations. Liberty Financial believes the Counselor programs allow Stein Roe to extend to the retail marketplace and its existing clientele a level of advisory service formerly reserved for larger private accounts. The Counselor programs had approximately $319.4 million in assets under management at September 30, 1994 (approximately $274.9 million of which were derived from existing clients of the Investment Counsel and Mutual Fund divisions).

Liberty Financial Trust Funds. The five Liberty Financial Trust mutual funds (the "LFT Funds"), which had net assets of approximately $1.3 billion at September 30, 1994, include tax-exempt income, U.S. government securities, utilities, insured municipal securities, and growth and income funds. Historically, the LFT Funds have been distributed almost exclusively through the Bank Marketing Group.

Liberty Financial currently is soliciting consents from shareholders of four of the five LFT Funds for the merger of each such fund into a Company Fund having similar investment objectives. As of

September 30, 1994, these four LFT Funds had net assets of approximately $1.1 billion. In the case of the other LFT Fund, Liberty Financial currently is soliciting consents from its shareholders to merge such fund into a newly-created Colonial fund having multiple classes of shares similar to the shares offered by the Company Funds, although Stein Roe would continue to manage such fund. Obtaining such consents is not a condition precedent to the Merger, and there can be no assurances that such shareholder consents will be obtained.
Investment Counsel Division

The Investment Counsel division continues the tradition of the firm's founders by providing personal attention in developing and managing investment portfolios primarily for wealthy individuals and families. The Investment Counsel division, which managed approximately $4.1 billion of assets at September 30, 1994, services its clients from Stein Roe's headquarters in Chicago, as well as from regional offices in Cleveland, Fort Lauderdale and New York.

The Investment Counsel division currently targets clients with at least one million dollars in investable assets. Liberty Financial believes that Stein Roe's strengths in managing assets for wealthy individuals are its client service, investment performance and independence.

Historically, the majority of Stein Roe's new high net worth accounts have been generated by referrals from existing clients and other persons doing business with the firm. Stein Roe has been expanding its internal sales force and developing marketing programs designed to increase its visibility among potential private counseling clients. Stein Roe frequently invests portions of the assets of Investment Counsel clients in shares of the SteinRoe funds to obtain the benefits of diversification and for other investment reasons. Smaller Investment Counsel accounts (those of less than $1 million) may be invested exclusively in shares of SteinRoe funds.
Institutional Asset Management Division

In 1949, Stein Roe expanded its focus beyond individual accounts to serve the needs of insurance companies, public and private retirement funds, endowments, foundations and other institutions. The Institutional Asset Management Division, which at September 30, 1994, managed approximately $15.3 billion of assets is currently organized into four groups.

The largest group is dedicated to managing assets for Keyport's general account ($8.1 billion as of September 30, 1994). See "--Keyport--General Account Investments." The other three groups are designed to serve separate segments in the institutional marketplace and managed an aggregate of $7.2 billion as of September 30, 1994. The Insurance Asset Management group, with assets under management of approximately $2.3 billion as of September 30, 1994, manages general account fixed- income securities for insurance companies by coordinating investment strategy with liability management and applicable regulatory constraints. The group managed assets for 21 insurance companies at September 30, 1994. The Fixed-Income Management group, with approximately $2.0 billion of assets under management as of September 30, 1994, manages portfolios of high-grade debt securities with the objectives of minimizing credit risk and seeking enhanced value through exploiting market inefficiencies in securities pricing. The Capital Management group, with approximately $1.6 billion of managed assets as of September 30, 1994, manages portfolios of large capitalization growth stocks. Because certain institutional clients have become more specialized in their portfolio management and servicing requirements, Liberty Financial believes that these market-oriented groups will more effectively serve the specific needs of each targeted client segment.

Institutional investors increasingly rely on a competitive review process when selecting investment advisory firms. This process often includes the assistance of independent investment management consultants, which analyze, rank and recommend advisers as well as conduct searches for advisers on behalf of their clients. The consultants classify firms according to their investment style and place heavy emphasis on a demonstrated record of investment performance within a particular style. The targeted clients of Stein Roe's Fixed-Income Management, Capital Management and Insurance Asset Management groups generally rely heavily on consultants.

Bank Distribution Channel

In the past 10 years, banks have emerged as an important distribution channel for insurance and investment products and services. In recent years, Keyport has emphasized distribution through banks. Keyport has a wholesaling group dedicated to expanding further the distribution of its products through the bank channel. See "--Keyport--Marketing and Distribution." Substantially all of the sales of the LFT Funds have been through the Bank Marketing Group. During 1993 and the nine months ended September 30, 1994, the bank distribution channel (including the Bank Marketing Group) accounted for 38.1% and 39.7%, respectively, of Liberty Financial's total proprietary annuity and mutual fund product sales and 77.7% and 70.0%, respectively, of Keyport's annuity sales. Liberty Financial developed the Bank Marketing Group as a proprietary distribution vehicle for its products and services in the bank channel. The Bank Marketing Group accounted for 19.2% and 15.0%, respectively, of Liberty Financial's total proprietary annuity and mutual fund product sales in 1993 and the nine months ended September 30, 1994.

In the early 1990s, declining interest rates offered on traditional retail banking products such as certificates of deposit and other interest-bearing accounts led many bank customers to transfer assets into alternative products offered by mutual funds, life insurance companies and other investment firms. To counter the outflow of customer deposits, many banks implemented alternative marketing programs designed to generate fee income while preserving their traditional customer relationships. Liberty Financial believes that the expansion into such fee-generating businesses is a permanent development in the banking industry and that bank distribution will continue to be an important distribution channel for Liberty Financial's proprietary products. The distribution of products through banks is subject to economic factors impacting the banking industry (including consolidation within the industry and an emphasis within banks on internalizing fee-generating businesses) and also is heavily regulated. No assurances can be given as to the impact of these developments on Liberty Financial's ability to sell products through the bank channel. See "Risk Factors--Reliance on Bank Distribution Channels and Certain Distributors" and "--Regulation."
Bank Marketing Group

The Bank Marketing Group designs and implements programs that market both proprietary and third-party sponsored products, licenses and trains sales personnel and provides administrative support to meet the evolving needs of banks and their customers. As of September 30, 1994, the Bank Marketing Group had 57 relationships in 27 states. The table below sets forth certain information with respect to product sales by the Bank Marketing Group for the periods indicated.

                             Bank Marketing Group
Product Sales and Number of Programs

                                                                         Nine Months Ended
                                    Year Ended December 31,                September 30,
                               1991         1992          1993          1993           1994
                                                       (in millions)
Mutual Funds:
 Proprietary ((1))            $369.3      $  517.4      $  431.4      $  369.0       $   97.7
 Third-Party Sponsored         328.1         354.1         620.3         393.5          462.8
Annuities:
 Proprietary                   203.8         226.2         213.7         154.9          205.0
 Third-Party Sponsored          93.2         115.9         235.3         139.5          273.9
  Total                       $994.4      $1,213.6      $1,500.7      $1,056.9       $1,039.4
Number of Client Banks          50            56            67            68             57

(1) Consists of shares of the LFT Funds. As described above under "SteinRoe--Mutual Funds Division," Liberty Financial proposes to merge the LFT Funds with certain Company Funds or newly created Colonial Funds.

The purpose of the Bank Marketing Group is to sell proprietary products which will generate additional spread- or fee-based income for Liberty Financial. Although sales of non-proprietary products generate commission revenues, such revenues are not material to Liberty Financial's results of operations. Between December 31, 1993 and September 30, 1994, there occurred a net decline of 10 programs operated by the Bank Marketing Group. Terminated programs accounted for $214.1 million and $75.9 million, respectively, of the Bank Marketing Group's proprietary product sales in 1993 and the nine months ended September 30, 1994. The primary cause of these program terminations has been decisions by client banks to internalize their programs. In addition, certain client banks have been acquired by larger banks having their own internal programs or programs with other bank marketing companies. It is anticipated that seven additional bank programs which accounted for $127.6 million and $43.9 million, respectively, of proprietary product sales in 1993 and the nine months ended September 30, 1994 will be terminated between the date of this Prospectus/Proxy Statement and April, 1995.

Liberty Financial believes that the decrease in proprietary mutual fund sales in the nine months ended September 30, 1994 compared to the comparable period in 1993 reflected in the table above is attributable primarily to an increasing interest rate environment and general market conditions which resulted in mutual funds with a fixed income orientation, such as four of the five LFT Funds, being less attractive to bank customers. Such lower mutual fund sales have been offset in part by higher sales of Keyport's annuities (predominantly SPDAs, sales of which have benefited from such interest rate environment). As described above under "--Stein Roe--Mutual Fund Division," Liberty Financial is soliciting consents from the shareholders of the LFT Funds to merge such funds into existing or newly created Colonial funds.

As a result of these terminated programs and the decrease in proprietary mutual fund sales, the Bank Marketing Group has experienced overcapacity in its administrative operations. Accordingly, Liberty Financial will recognize, in the fourth quarter of 1994, a restructuring charge of approximately $300,000. This charge primarily reflects anticipated severance costs of certain Bank Marketing Group administrative employees. See "Management's Discussion of Results of Operations and Financial Condition--Restructuring Charges."

The Merger will reduce the relative importance of the Bank Marketing Group as a distributor of Liberty Financial's proprietary products. In this regard, Colonial has developed relationships in the bank channel similar to those of Keyport. Following the Merger, Liberty Financial may explore opportunities to consolidate marketing efforts through the bank channel.

Program Structures. The Bank Marketing Group's programs typically include sales of Liberty Financial's proprietary load mutual funds and annuities, third party-sponsored load mutual funds and annuities and, in certain cases, the client bank's proprietary mutual funds. Product sales through the Bank Marketing Group generate sales commissions, the rates and structures of which vary according to the type of product. A portion of the total commission is paid as compensation to the salesperson. In addition, the Bank Marketing Group typically makes rental or license fee payments to its client banks based either on a percentage of commission revenues or on a fixed-rate basis. Each program is conducted pursuant to a written agreement with the client bank, which typically is terminable by either party upon 60 days' notice.

The Bank Marketing Group has developed three general program structures which are customized for each bank client. In fully-managed programs, all salespersons are Bank Marketing Group employees. In platform programs, bank employees who perform standard banking functions in the branch (the "platform") also sell mutual funds and/or annuities. In dedicated programs, salespeople employed by the bank or a bank affiliate sell securities and/or insurance products and do not perform banking functions. In platform and dedicated programs, sales persons may be licensed to sell investment or insurance products either through a bank affiliate or through the Bank Marketing Group.

Fully-managed programs are "turnkey" arrangements in which the bank leases or otherwise makes available to the Bank Marketing Group space in its branches. Client banks in these programs wish to provide investment and insurance products to their customers, but have not chosen to develop their own retail sales force and product distribution infrastructure. Sales are made by the Bank Marketing Group investment executives.

In platform and dedicated programs, the Bank Marketing Group provides proprietary and third-party sponsored investment products, assistance in obtaining licensing for sales personnel, and marketing, training and administrative support (including order processing). The services which the Bank Marketing Group provides to a bank client in such programs will depend on the size, experience and requirements of that client. Some clients elect hybrid programs containing elements of both platform and dedicated programs. In certain cases, the Bank Marketing Group's role may be limited to one of wholesaler of the Liberty Financial's proprietary products. In addition, the Bank Marketing Group operates a program for one client bank that combines elements of fully managed and platform sales.

Licensing. The Bank Marketing Group is an operational unit of Liberty Financial conducted through LSC and certain other subsidiaries of Liberty Financial. LSC is registered as a broker-dealer with the SEC, and is a member of the National Association of Securities Dealers, Inc. LSC is licensed as a broker-dealer in all 50 states, the District of Columbia and The Commonwealth of Puerto Rico, and LSC and such other subsidiaries collectively are licensed as insurance agencies in 46 states and the District of Columbia.

Other Asset Management Businesses

Liberty Financial also manages investment assets through two other business units: Liberty Asset Management Company ("LAMCO"), which provides investment management services to three investment funds with approximately $885.7 million of managed assets as of September 30, 1994; and Liberty Real Estate Group, Inc. ("Liberty Real Estate") with approximately $532.2 million of managed assets as of that date.

LAMCO manages two investment funds employing a "multi-management" investment methodology: the Liberty ALL-STAR Equity Fund, which is a closed-end fund listed on the New York Stock Exchange that had approximately $729.2 million in net assets as of September 30, 1994, and the Liberty ALL-STAR World Portfolio, which is an open-end fund organized under the laws of Luxembourg that had $34.7 million in net assets as of September 30, 1994. LAMCO's "multi-management" approach involves the selection by LAMCO of a team of independent investment management firms to manage each fund. Each firm is selected for its success and consistency in the application of a distinct investment management style. LAMCO typically maintains an approximately equal allocation among the different styles by shifting assets among the portfolio managers from time to time. This multi-management approach of selecting independent investment management firms, combining different investment management styles within a specific fund and then maintaining the allocation of the assets among the portfolio managers is designed to achieve good long-term investment performance with greater consistency and less volatility than management by a single advisory firm employing only one investment style.

In June, 1994, pursuant to an agreement (the "GSO Agreement") by and among LAMCO, Charles Allmon and Growth Stock Outlook, Inc. ("GSO"), investment adviser to The Charles Allmon Trust, Inc. (the "Allmon Trust"), a New York Stock Exchange-listed closed-end fund, LAMCO became an investment adviser with respect to a portion of the portfolio assets of the Allmon Trust. LAMCO has implemented its multi-management approach with respect to this portion of the Allmon Trust portfolio ($24.8 million as of September 30, 1994). GSO continues to manage the remainder of such portfolio ($97.0 million as of September 30, 1994). Under the terms of the GSO Agreement, subject to certain conditions (including the approval of the shareholders of the Allmon Trust), LAMCO is expected to replace GSO as investment adviser for the remainder of the Allmon Trust in May, 1995.

LAMCO's management fee income was approximately $5.3 million and $4.3 million in 1993 and the nine months ended September 30, 1994, respectively (40% of which was paid to the independent investment management firms).

Liberty Real Estate was organized in 1990 to provide asset management services and property management services to real estate limited partnerships (the "Affiliated Partnerships") for which an affiliate of Liberty Mutual serves as general partner. Liberty Real Estate also provides such services to other real estate investors and owners. See "Relationship With Liberty Mutual--Certain Other Transactions." Properties managed by Liberty Real Estate include office, retail, residential, hotel and health care properties in 21 states. Liberty Real Estate's asset management and property management fees totaled approximately $8.3 million and $6.4 million in 1993 and the nine months ended September 30, 1994, respectively. To take advantage of the recent strengthening of real estate values, it has been determined to offer for sale substantially all of the properties held by the Affiliated Partnerships and

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managed by Liberty Real Estate. The effect of these property sales, upon completion, will be to reduce materially the management fees earned by Liberty Real Estate and the concomitant compensation and benefits expense of the terminated employees. Accordingly, Liberty Financial intends to recognize, in the fourth quarter of 1994, a restructuring charge of approximately $2.0 million. This charge reflects anticipated severance costs associated with the staff reductions at Liberty Real Estate.

On November 11, 1994, Liberty Financial entered into an agreement to acquire for cash all the outstanding capital stock of Newport Holdings Ltd. ("Newport Holdings"), the parent company of Newport Pacific Management, Inc. ("Newport Pacific"). Newport Pacific is a registered investment adviser under the Investment Advisers Act and owns 75.1% of the outstanding capital stock of Newport Fund Management, Inc. ("NFM"). Simultaneously, Liberty Financial entered into an agreement to acquire the remaining 24.9% of NFM not owned by Newport Pacific. NFM acts as investment adviser to the Newport Tiger Fund, an open-end investment company with total net assets of $454.0 million as of September 30, 1994. As of September 30, 1994, NFM also managed $119.8 million for other clients. For the year ended December 31, 1993, Newport Pacific recorded total management fees and other income of $2.5 million, including $1.7 million with respect to Newport Tiger Fund. Although no assurances can be given, Liberty Financial anticipates that this acquisition, which is not material to Liberty Financial's operations or financial condition, will be consummated following the Closing Date. This transaction is subject to the approval of the stockholders of the Newport Tiger Fund and certain other conditions.

Business Relationships with Colonial

Liberty Financial and Colonial have maintained various business relationships during the periods for which financial statements are presented or incorporated by reference in this Prospectus/Proxy Statement. As described above under "--Keyport--Products--Variable Annuities," since July, 1993 Colonial has managed certain mutual funds sponsored by Keyport that are available as investment options underlying its variable annuities. During 1993 and the nine months ended September 30, 1994, an affiliate of Keyport paid $181,285 and $438,050, respectively, to Colonial for investment management services provided by Colonial. These amounts constituted a portion of the total management fees paid by the funds to such Keyport affiliate.

As described above under "The Companies--Colonial," Colonial also distributes Keyport's variable annuities (an arrangement commenced in April, 1994). During the nine months ended September 30, 1994, Liberty Financial paid Colonial $138,420 for these services.

The Bank Marketing Group also distributes shares of the Company Funds. During 1991, 1992, 1993 and the nine months ended September 30, 1994, Colonial paid the bank marketing group sales commissions and similar fees in the aggregate amount of $11,409, $250,970, $449,262 and $893,246, respectively.

Investment Management Agreements and Fees

Liberty Financial's investment management accounts are each managed pursuant to a written investment management agreement with the client which, with very limited exceptions, is terminable at any time or upon relatively short notice (typically 30 to 60 days) by either party. Services generally are offered on a discretionary basis, where the investment management firm makes the investment decisions for the assets under management. The contracts may not be assigned without the consent of the client. Investment management agreements with mutual funds may be terminated at any time by the mutual fund upon 60 days' notice, terminate automatically in the event of their assignment, and are subject to annual renewal by the disinterested trustees of the mutual fund. For purposes of all contracts entered into by those Liberty Financial subsidiaries which are SEC-registered investment advisors, "assignment" of investment management contracts is defined to include certain changes in ownership of Liberty Financial or of such subsidiaries. See "Risk Factors--Regulation" and "--Regulation--Asset Management."

In providing investment management services, Liberty Financial's investment management firms are principally compensated on the basis of fees calculated as a percentage of assets under management. Fees of clients other than mutual funds are generally billed and are payable quarterly and typically are calculated on the asset value of an account at the beginning or end of a quarter. Assets are valued at

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their current market values. The fee schedules typically provide lower incremental fees above certain levels of managed assets. Management fees for mutual funds are calculated based upon fund average daily net assets. Fees paid by a fund must be approved by the fund's Board of Trustees, including a majority of the disinterested trustees. Increases in the fees must be approved by the fund's shareholders.

Regulation

Liberty Financial's business activities are subject to extensive regulation. Set forth below is a summary discussion of the principal regulatory requirements applicable to Liberty Financial.
Insurance Activities

Keyport is subject to the insurance laws and regulations of the State of Rhode Island, where it is organized, and of the other jurisdictions in which it transacts business. (Keyport is currently licensed to conduct business in every state except New York and in the District of Columbia.) Such laws and regulations and the level of supervisory authority that may be exercised by the state insurance agencies vary from jurisdiction to jurisdiction. The primary regulator of Keyport's operations is the Department of Business Regulation for the State of Rhode Island.

State insurance laws generally provide regulators with broad administrative and supervisory powers related to the grant and revocation of licenses to transact business, the supervision of guaranty fund associations, the approval of contract and policy forms, the establishment of reserve requirements, the prescription of the form and content of required financial statements and reports, the determination of the reasonableness and adequacy of statutory capital and surplus, the regulation of both the type and amount of investments and the rehabilitation and liquidation of insolvent insurance companies. The state regulators also make periodic examinations of individual companies and review annual and other reports on the financial conditions of all companies operating within their respective jurisdictions. The Rhode Island Department of Business Regulation (the "Rhode Island Department") completed an examination of Keyport in February 1991 for the period ended December 31, 1989. Keyport responded to all the recommendations contained in the report. The Rhode Island Department is currently conducting an examination of Keyport for the period ended December 31, 1993.

Liberty Financial is not licensed to offer variable annuities in New York. Liberty Life, a subsidiary of Liberty Mutual which is authorized to offer variable annuities in the State of New York, issues variable annuities having substantially the same terms and the same underlying investment options to those issued by Keyport in other jurisdictions. See "--Keyport--Licensing" and "Relationships with Liberty Mutual--Certain Other Transactions."

Insurance Holding Company Regulation. Applicable insurance holding company laws grant additional powers to state insurance commissioners to regulate acquisitions, sales and other dispositions of insurance companies. These laws impose prior approval requirements for certain transactions with affiliates and generally regulate dividend payments by an insurance subsidiary to its parent company. Keyport may not make dividend payments in excess of the lesser of (i) 10% of its statutory surplus as of the preceding December 31 or
(ii) its statutory net gain from operations for the preceding fiscal year without prior approval by the Commissioner of Insurance of the State of Rhode Island. As of September 30, 1994, such restriction would limit dividends without such approval to approximately $51.7 million. Keyport has not paid any dividends since its acquisition by Liberty Mutual in December 1988. See "Dividend Policy."

Guaranty Fund Assessments. Under the insurance guaranty fund laws existing in each state, insurers licensed to do business in the state can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. The amounts actually assessed to and paid by Keyport for the years ended December 31, 1991, 1992 and 1993 and for the nine months ended September 30, 1994 were approximately $2.1 million, $6.2 million, $7.3 million and $2.7 million, respectively. Because such assessments are typically not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings, Keyport cannot accurately determine the precise amount or timing of its exposure to known insurance company insolvencies at this time. However, based in part on industry estimates compiled by NOLHGA, Keyport increased its reserves

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in 1992 by a $28.2 million provision reflecting Keyport's estimate of the future assessments with respect to such known insolvencies. During 1991, 1992 and 1993 and the nine months ended September 30, 1994, Keyport recorded $3.2 million, $35.0 million (which amount includes the $28.2 million referred to above), $3.7 million and $5.4 million, respectively, of provisions for state guaranty fund association expenses. Based on information provided by NOLHGA as of January, 1994 with respect to aggregate assessments related to known insolvencies, the range of future assessments with respect to known insolvencies is estimated by Keyport to be between $19.0 million and $28.0 million, taking into account the NOLHGA information as well as Keyport's own estimate of its potential share of such aggregate assessments. At September 30, 1994, Keyport's reserve for such assessments was $27.2 million. No assurances can be given that the reserve will be adequate. The reserve does not include any provision for future assessments related to unknown failures or to known failures for which no estimate of Keyport's exposure currently can be made. Liberty Financial is not aware of any significant insurance company insolvencies for which an estimate of Keyport's guaranty fund assessments has not been made. The insolvency of large life insurance companies in future years could result in additional material assessments to Keyport by state guaranty funds that could have a material adverse impact on Liberty Financial's future earnings and financial condition. Keyport reviews at least quarterly information regarding known failures of insurers and revises its estimate of future guaranty fund assessments accordingly. See "Risk Factors--Guaranty Fund Assessments" and "Management's Discussion and Analysis of Results of Operations and Financial Condition--Insurance Company Guaranty Fund Assessments."

NAIC Initiatives. Recently, the insurance regulatory framework has been placed under increased scrutiny by various states and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the state's authority to regulate insurance companies. The NAIC recently approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies. These initiatives include new investment reserve requirements, risk-based capital standards, and additional restrictions on an insurance company's ability to pay dividends or other distributions to its stockholders. A discussion draft of a model investment law also has been issued by a NAIC subcommittee. These initiatives may be adopted by the states in which Keyport is licensed to transact business, but the timing and final form of any statutes and regulations resulting from these initiatives is uncertain at this time.

  IRIS Ratios. The NAIC's Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators primarily to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 13 industry ratios and specifies "usual ranges" for each ratio. Departure from the usual values on four or more of the ratios in any year could lead to inquiries from individual state insurance commissioners as to certain aspects of Keyport's business. The IRIS ratios were designed to advise state insurance regulators of significant changes in the operations of an insurance company which may or may not reflect a potential insolvency or financial deficiency. Such changes may merely indicate changes in certain ratios outside ranges defined as normal by the NAIC for reasons which do not necessarily reflect unfavorably on an insurance company's financial condition. Keyport fell outside the usual values for one of the 13 ratios in 1992 and for two of such ratios in 1991. Keyport fell within the usual values for all 13 ratios in 1993. During 1991 and 1992 Keyport's change in reserving ratio was outside the usual value range. This value range represents the number of percentage points difference between the reserving ratio for current and prior years. For each of these years, the "reserving ratio" is equal to the aggregate increase in reserves for individual life insurance taken as a percentage of renewal and single premiums for individual life policies. Keyport's results were outside the usual range due to the significant decrease in its SPWL sales. This decrease was largely due to changes in the Code enacted in 1986 which eliminated certain of the attractive investment features of SPWLs. For 1991, Keyport's gross change in capital and surplus of 92% exceeded the usual maximum value of 50%. The increase in capital and surplus exceeded the usual value due to the $100 million capital contribution from Liberty Financial, the funds for which Liberty Financial received from Liberty Mutual and which were applied to purchase certain mortgages from certain affiliate of Liberty Mutual. See

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"Relationships with Liberty Mutual--Certain Other Transactions." State regulators typically do not initiate investigations unless an insurer departs from usual values on four or more of the NAIC IRIS ratios, Keyport has not received any inquiries from any state regulatory authorities as a result of its falling outside the usual values for such ratios in 1991 and 1992.

  Mandatory Investment Reserves. Under rules adopted by the NAIC and implemented in 1992, a life insurance company is required to calculate an asset valuation reserve ("AVR"), and an interest maintenance reserve ("IMR"). These reserves are not recorded under the provisions of GAAP and therefore have no impact on Liberty Financial's reported results of operations or financial position. These reserves affect the determination of statutory policyholders' surplus, and changes in such reserves may impact the ability of Keyport to pay dividends or make other distributions to Liberty Financial. The extent of the impact of AVR will depend upon the future composition of Keyport's investment portfolio. The extent of the impact of IMR will depend on the amount of future interest- related realized gains and losses on fixed maturity investments. Based on Keyport's current investment portfolio, Liberty Financial does not anticipate that either the AVR or IMR will materially adversely affect the ability of Keyport to pay dividends or make other distributions to Liberty Financial.

  Risk-Based Capital Requirements. The NAIC has adopted risk-based capital ("RBC") requirements that require insurance companies to calculate and report information under a risk-based formula that attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. Under the formula, a company first determines its "risk-based capital" by taking into account (i) the risk with respect to the insurer's assets; (ii) the risk of adverse insurance experience with respect to the insurer's liabilities and obligations; (iii) the interest rate risk with respect to the insurer's business; and (iv) all other business risks and such other relevant risks as are set forth in the RBC instructions. A company's "Total Adjusted Capital" is defined for these purposes as the sum of statutory capital and surplus and such other items as the RBC instructions may provide. The RBC formula also defines each company's "Authorized Control Level RBC." The formula is intended to allow state insurance regulators to identify inadequately capitalized companies that require regulatory attention. The reporting requirement became effective for statutory-basis financial statements beginning with year-end 1993.

  The requirements provide for four different levels of regulatory attention. Generally, the "Company Action Level" is triggered if a company's Total Adjusted Capital is less than 2.0 times its Authorized Control Level RBC but greater than or equal to 1.5 times its Authorized Control Level RBC. At the Company Action Level, the company must submit a comprehensive plan to the regulatory authority which proposes corrective actions to improve its capital position. The "Regulatory Action Level" is triggered if a company's Total Adjusted Capital is less than 1.5 times but greater than or equal to 1.0 times its Authorized Control Level RBC. At the Regulatory Action Level, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The "Authorized Control Level" is triggered if a company's Total Adjusted Capital is less than 1.0 times but greater than or equal to 0.7 times its Authorized Control Level RBC, and the regulatory authority may take action it deems necessary, including placing the company under regulatory control. The "Mandatory Control Level" is triggered if a company's Total Adjusted Capital is less than 0.7 times its Authorized Control Level RBC, and the regulatory authority is mandated to place the company under its control. As of September 30, 1994, Keyport's Total Adjusted Capital was approximately 2.9 times the level at which the Company Action Level would be triggered.

Federal Regulation. Although the federal government generally does not directly regulate the insurance industry, federal initiatives often have an impact on the business. Congress and certain federal agencies are investigating the current condition of the insurance industry in the United States in order to decide whether some form of federal role in the regulation of insurance companies would be appropriate. It is not possible to predict the outcome of any such congressional activity or the potential effects thereof on Liberty Financial.

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Asset Management

Liberty Financial's asset management business is also subject to extensive regulation. Each of Stein Roe, LAMCO, Keyport Advisory Services Corporation ("KASC"), a wholly owned subsidiary of Keyport, and Liberty Financial Advisers, Inc. ("LFA"), an indirect wholly-owned subsidiary of Liberty Financial, is registered with the SEC under the Advisers Act and is registered under certain state securities laws. Each of the mutual funds managed by a Liberty Financial subsidiary is registered with the SEC under the Investment Company Act and, in most cases, under certain state securities laws. Stein Roe, LAMCO, KASC and LFA are subject to the Investment Company Act insofar as it relates to investment advisors to registered investment companies. A wholly-owned subsidiary of Stein Roe is registered as a commodities trading advisor with the Commodity Futures Trading Commission.

LSC is a registered broker-dealer under the Exchange Act and certain state securities laws. Keyport Financial Services Corp. ("KFSC"), a wholly-owned subsidiary of Keyport and the principal underwriter of Keyport's annuities, is similarly registered as a broker-dealer. Each of LSC and KFSC is subject to minimum net capital requirements imposed by the SEC on broker-dealers, and currently is in compliance with such requirements. In addition, each of LSC and KFSC is subject to oversight by both the SEC and the National Association of Securities Dealers, Inc. These securities regulators require that, in addition to net capital requirements discussed above, LSC and KFSC comply with a variety of operational standards, including proper record-keeping and the licensing, registration and/or approval of their employees and representatives. The regulators make periodic examinations of LSC and KFSC and review annual, monthly and other reports on their operations and financial condition.

Stein Roe is subject to ERISA and to regulations promulgated thereunder, insofar as it is a "fiduciary" under ERISA with respect to its clients which are employee benefit plans subject to ERISA.

The securities laws and regulations referred to above generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict a firm from conducting its business in the event that it fails to comply with such laws and regulations. In addition to maintaining registrations, the regulatory requirements include reporting, maintenance of books and records in prescribed forms, mandatory custodial arrangements, approval of employees, representatives and, in some cases, owners, and other compliance procedures. Possible sanctions that may be imposed in the event of noncompliance include the suspension of individual employees, limitations on the firm's engaging in business for specified periods of time, revocation of the firm's registration as an investment advisor, broker-dealer or commodity trading advisor, censures and fines. The regulators make periodic examinations and review annual, monthly and other reports on the operations of Liberty Financial or its subsidiaries. Changes in or a failure to comply with these laws or regulations could have a material adverse impact on the profitability and mode of operations of Liberty Financial.


As a registered investment adviser, Stein Roe is subject to various minimum capital, net capital or net worth standards under the securities laws of various states in which it conducts business. Compliance with such standards may restrict Stein Roe's ability to pay dividends or other distributions to Liberty Financial. As of December 31, 1994, Stein Roe exceeded the most restrictive of these requirements by approximately $0.4 million. Such standards may restrict Stein Roe's ability to make such payments to Liberty Financial in an amount necessary to fund contemplated dividends on the LFC Stock. See "Dividend Policy."


The Advisers Act provides that every investment management agreement between a registered investment advisor and its client must expressly provide that it may not be assigned by the investment advisor without the consent of the client. Under the Advisers Act and the Investment Company Act, an investment management agreement of any firm is deemed to have been assigned when there is a "change in control" of the firm, either directly or indirectly, as through a transfer of a "controlling block" of the firm's voting securities or, under certain circumstances, upon the transfer of a "controlling block" of the voting securities of its parent corporation. The Investment Company Act presumes that any person holding more than 25% of the voting stock of any person "controls" such person. The Advisers Act provides, in substance, that if such a change in control were to occur, all investment management agreements between the firm and its clients would terminate, unless the clients consent to the

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continuation of the agreements. Under the Investment Company Act, substantially similar change of control principles apply with respect to investment management agreements with registered investment companies and mandate approval by the board of trustees and fund shareholders approval for deemed assignments of such investment management agreements. Following completion of the Merger, sales by Liberty Mutual or other stockholders or new issuances of equity securities by Liberty Financial, among other things, may raise issues relating to a deemed assignment of the investment advisory agreements of Liberty Financial or its subsidiaries under such statutes. The LFC Restated Articles provide that no person or group deemed to be a beneficial owner (as defined therein) of LFC Stock may vote more than 20% of the total voting power of the LFC Stock outstanding. These provisions of the LFC Restated Articles do not apply to Liberty Mutual, subsidiaries or affiliates of Liberty Mutual, direct or indirect subsidiaries of Liberty Financial and certain employee plans established or to be established by Liberty Financial. Liberty Financial's Board of Directors may approve the exemption of other persons or groups from the provisions described above. While this voting limitation is in place to reduce the likelihood, under certain circumstances, of inadvertent terminations of advisory agreements of Liberty Financial or its subsidiaries as a result of "assignments" of such investment advisory contracts, there can be no guarantees that this limitation will prevent such a termination from occurring. In addition, such limitation could be deemed to have an anti-takeover effect and to make changes in management more difficult. See "Risk Factors--Regulation" and "Comparison of Stockholders' Rights and Description of LFC Capital Stock--Other Provisions Pertaining to a Change in Control."

The officers, directors and employees of Liberty Financial's investment management subsidiaries may from time to time own securities which are also owned by one or more of their clients. Each subsidiary has internal policies with respect to individual investments and requires reporting of securities transactions and restricts certain transactions so as to reduce the possibility of conflicts of interest.
Bank Distribution

A substantial percentage of Liberty Financial's insurance and mutual fund products is currently sold through the bank distribution channel involving banks, including the Bank Marketing Group. During 1993 and the nine months ended September 30, 1994, sales through this channel accounted for 38.1% and 39.7%, respectively, of Liberty Financial's sales and 77.7% and 70.0%, respectively, of Keyport's annuity sales.

The recent growth in sales of mutual funds, annuities and other insurance and investment products through or at banks has prompted increased scrutiny by federal bank regulators and the SEC. The Office of the Comptroller of the Currency (the regulator of national banks), the Office of Thrift Supervision (the regulator of federally-chartered savings associations and banks), the Board of Governors of the Federal Reserve System (the federal regulator of state-chartered banks that are members of the Federal Reserve System), and the Federal Deposit Insurance Corporation (the federal regulator of state-chartered, non- member banks) in February 1994 jointly issued guidelines which pertain to sales activities for non-deposit investment products to retail bank customers. These guidelines, among other things, (i) require the implementation of procedures to insure that the bank customers to whom the mutual funds, annuities and other non-deposit investment products are being offered or sold are informed that such products do not carry deposit insurance, are not obligations of the bank and involve investment risk, (ii) regulate the setting and manner of presentation in which such products may be sold inside retail banking offices, (iii) restrict bank employees who accept retail bank deposits from also selling non-bank deposit investments and the manner in which such employees may be compensated for referring customers to personnel who can offer non-deposit investment products and (iv) impose on the management of the banks a duty to train their personnel involved in sales of non-deposit investment products and to establish compliance procedures, including procedures for monitoring the non-deposit investment product sales activities conducted from the bank by third parties such as the Bank Marketing Group. Subsequent to the issuance of these guidelines, the various federal banking regulators have published additional interpretations and procedures relative to the sale of non-deposit investment products, and bank examiners have inspected numerous sales programs conducted in bank lobbies by the Bank Marketing Group and other marketing companies that distribute Liberty Financial's products. Liberty Financial believes that these regulations and guidelines, as currently in effect, will not have a material adverse effect on its business.

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The Bank Marketing Group's lease arrangements with its bank clients are subject to, among other things, federal and state securities and banking laws and state insurance laws. Securities sales activities through the Bank Marketing Group are operated in accordance with the provisions of a "no-action" letter issued to LSC by the staff of the SEC requiring, among other things, that all the Bank Marketing Group's securities sales activities be conducted by sales personnel who are registered representatives of LSC and are subject to the supervision and control of LSC and limiting the functions of non-registered bank personnel to ministerial duties. The "no action" letter provides, in effect, that the SEC staff will not recommend enforcement action against Liberty Financial if it operates in accordance with the letter. The letter is not binding, however, on the courts and no assurances can be given that the SEC will not change its position with respect to such "no action" letter.

The Bank Marketing Group's insurance sales activities are subject to state insurance laws, which in general require the licensing of all sales personnel and, in many states, prohibit the insurance licensing of banks and their affiliates and employees. LSC and certain other Liberty Financial subsidiaries collectively are registered as insurance agencies in 46 states with authority to sell annuities in those states and the District of Columbia.

The Bank Marketing Group's staff includes persons who oversee and implement legal compliance programs for Liberty Financial and assist its client banks in the development and operation of their own programs. The Bank Marketing Group's compliance procedures provide that all customers of its programs complete a customer disclosure form prior to their initial purchase of insurance or investment products.

In the last session of Congress, legislation was introduced which, among other things, would prohibit bank tellers and other bank employees who accept deposits from referring bank customers to persons offering non-deposit investments unless the customer explicitly requests such a referral. Similar legislation may be introduced in the future. Such provisions, if enacted, could materially adversely affect Liberty Financial's distribution of products in the bank marketing channel.

The legal authority of banks to sell annuities has been challenged in the courts. In NationsBank of North Carolina, N.A. v. Variable Annuity Life Insurance Co., the Supreme Court of the United States recently deferred to the Comptroller of the Currency's determination that the selling of annuity contracts by a national bank did not involve the bank in insurance activities that would be impermissable for a national bank under federal law. Certain courts have recently ruled that state law restrictions on the licensing of insurance agents may prevent banks from being registered insurance agents if the law of the state imposes restrictions on banks. To Liberty Financial's knowledge, to date no bank has been prohibited from leasing space to a party such as the Bank Marketing Group which sells annuities as a result of such litigation.

The Florida Department of Insurance has proposed regulations effectively prohibiting sales of insurance products in Florida at all banks (whether federal or state) doing business in Florida. Liberty Financial and certain other bank marketers have challenged the department's authority to adopt these regulations. A decision by a Florida administrative hearing officer upholding certain portions of these regulations and striking down certain other portions has been rendered and subsequently appealed to the Florida courts by Liberty Financial and various other parties in interest. If these appeals are decided adversely to Liberty Financial, and the proposed regulations take effect, Keyport would be prevented from selling its annuities in Florida through the bank channel and the Bank Marketing Group would be prohibited from selling annuities at Florida banks. Keyport's sales through Florida banks were $212.2 million in 1993 and $94.4 million in the nine months ended September 30, 1994, of which $5.9 million and $3.3 million, respectively, were through the Bank Marketing Group. The Bank Marketing Group's sales commissions on annuity sales at Florida banks were $300,000 and $200,000 in 1993 and the nine months ended September 30, 1994, respectively. There can be no assurance that Liberty Financial's appeals will be successful or that other states will not seek to promulgate similar regulations.

Competition

All of Liberty Financial's business activities are conducted in extremely competitive markets.

Keyport competes with a large number of other life insurance companies, some of which are larger and more highly capitalized and have higher ratings than Keyport. No one company dominates the industry. In addition, Keyport's products compete with alternative investment vehicles available through financial institutions, brokerage firms and investment managers. Liberty Financial believes that Keyport competes principally with respect to product features, pricing, ratings and service. According to A.M. Best, Keyport ranked 16th among U.S. life insurers in sales of individual annuities in 1993 (the most recent period reported by A.M.
Best). Keyport's 1993 market share in this highly fragmented market was 1.5% as reported by A.M. Best. (The market share of the highest ranking firm was 4.8% as so reported.) As indicated above, Keyport relies heavily on distribution of its annuities through the bank channel. The overall growth of annuity sales through banks has caused several other insurance companies to emphasize this distribution channel, including a number of companies which are larger and have greater access to capital than Liberty Financial. Liberty Financial believes that Keyport can continue to compete successfully in this market by offering innovative products and superior services. Liberty Financial also believes that the Merger will allow Keyport to broaden its market presence through Colonial's distribution channels, particularly with respect to sales of variable annuities. In addition, financial institutions and broker-dealers focus on the insurer's ratings for claims-paying ability in determining whether to market the insurer's annuities. At present, Keyport is rated "A+" (Superior) by A.M. Best, "AA-" by S&P and "A1" by Moody's. Keyport's ratings can be withdrawn or downgraded at any time by the applicable rating agency. If any of Keyport's ratings were downgraded from their current levels or if the ratings of Keyport's competitors improved and Keyport's did not, sales of Keyport's products (and the level of surrenders on existing policies) could be materially adversely affected. These ratings are not "market" ratings or recommendations to use or invest in Keyport or Liberty Financial, but merely reflect the opinion of the rating company as to the relative financial strength of Keyport and Keyport's ability to meet its contractual obligations to its policyholders. See "Risk Factors--Importance of Credit Ratings" and "--Keyport-- Financial Ratings."

Liberty Financial's investment management operations compete with a large number of other investment management firms, commercial banks, insurance companies, broker-dealers and others in the business. Many of these firms are larger and have access to greater resources than Liberty Financial. Stein Roe directly competes with more than 100 investment advisory firms of similar or larger size (in terms of client assets under management) and scope (in terms of range of investment advisory services offered), and with as many as several thousand firms which are of smaller size or more limited scope. The investment advisory industry is characterized by relatively low cost of entry, and the formation of new investment advisory entities which may compete directly with Stein Roe is a frequent occurrence. Liberty Financial believes that the most important factors affecting competition for investment management clients are the performance records and reputations of investment managers, marketing and access to distribution, product innovation, customer service, and pricing policies. Liberty Financial's ability to increase and retain clients' assets could be materially adversely affected if client accounts underperform the market or if key investment managers leave the firm. As indicated above, since December 31, 1993, nine former Stein Roe executives (including six portfolio managers) have left Stein Roe. See "--Stein Roe." The ability of Liberty Financial's investment management subsidiaries to compete with other investment management firms also is dependent, in part, on the relative attractiveness of their investment philosophies and methods under prevailing market conditions.

A large number of mutual funds are sold to the public by investment management firms, broker- dealers, insurance companies and banks in competition with Liberty Financial's funds. Many of Liberty Financial's competitors apply substantial resources to advertising and marketing their mutual funds which may adversely affect the ability of Liberty Financial-sponsored funds to attract new assets. Load mutual funds have for some time faced significant competition from no-load funds, resulting in the reduction of front-end sales loads and leading to consideration of alternative load structures. Shareholder account service is also important to retaining mutual fund customers. A number of banks with which the Bank Marketing Group maintains marketing programs have launched or intend to launch proprietary mutual funds that will compete directly with Liberty Financial-sponsored funds. Liberty Financial expects that there will be increasing pressures among mutual fund sponsors to obtain and hold market share.

In addition, competition is increasing among sponsors of load mutual funds to access and maintain wholesaling relationships with third party distribution firms. Liberty Financial believes that the most important factors affecting competition for such relationships are the performance records and reputations of the fund sponsor, the degree of marketing support and other services the fund sponsor provides to the distribution firm and its customers (fund shareholders), the scope of the fund sponsor's product line, and the fund sponsor's pricing structure. A substantial percentage of Colonial's mutual fund product sales currently are made through a relatively small number of third party distribution firms. In January, 1995, the firm which has been Colonial's largest distributor, accounting for approximately 14.1% of Colonial's gross mutual fund sales during the nine months ended September 30, 1994 and for approximately 18.4% of its assets under management as of September 30, 1994, removed Colonial from its list of preferred providers. Additional impairment of Colonial's significant distribution relationships could have a material adverse effect on Colonial's product sales and redemptions and, consequently, on Liberty Financial. See "RISK FACTORS--Reliance on the Bank Distribution Channel and Certain Distributors."

Several firms sponsor bank marketing programs in competition with those sponsored by the Bank Marketing Group. Liberty Financial believes that the most important factors in attracting client banks are flexibility in meeting the bank's needs in structuring and implementing programs, the quality of service and support to the bank and its customers and the ability to make available a wide range of insurance and investment products.

Employees

As of September 30, 1994, the Liberty Financial had 1,239 full-time employees summarized by activity as follows: 320 in insurance operations; 498 in asset management activities; 354 employees in marketing and distribution operations; and 67 in general corporate. Liberty Financial provides its employees with a broad range of employee benefit programs. Liberty Financial believes that its relations with its employees are excellent.

Properties

As of September 30, 1994, Liberty Financial maintained its executive, administrative and sales offices at 13 locations, all of which were leased. See Note 15 of Notes to Liberty Financial's Consolidated Financial Statements for a discussion of the obligations of Liberty Financial under such leases. Liberty Financial believes that its offices and facilities are adequate to serve its present needs.

Legal Proceedings

Liberty Financial is from time to time involved in litigation incidental to its businesses. In the opinion of Liberty Financial's management, the resolution of such litigation is not expected to have a material adverse effect on Liberty Financial.

Management

Executive Officers and Directors

The following table sets forth certain information regarding the persons who will be executive officers of Liberty Financial (including an executive officer of Colonial who will be elected as an executive officer of Liberty Financial) as of the Effective Time.

 Name                       Age     Position
Gary L. Countryman            55     Chairman and Director
Kenneth R. Leibler            45     Chief Executive Officer, President and Director
John A. Benning                      Senior Vice President, General Counsel and
                              60     Clerk
C. Allen Merritt, Jr.         54     Senior Vice President and Treasurer
Porter P. Morgan              54     Senior Vice President, Marketing
Lindsay Cook                  42     Senior Vice President, Mutual Funds
Hans P. Ziegler               54     Chief Executive Officer of Stein Roe
John W. Rosensteel                   President and Chief Executive Officer of
                              54     Keyport
Harold W. Cogger              59     Executive Vice President

The following table sets forth certain information regarding the persons who will be directors of Liberty Financial (including three directors of Colonial who will be elected as directors of Liberty Financial) as of the Effective Time.

                                          Expiration of
Name                             Age     Term of Office
Gary L. Countryman(1)(2)          55           1997
Kenneth R. Leibler(1)             45           1998
Gregory H. Adamian(2)             68           1998
Gerald E. Anderson                63           1998
Michael J. Babcock(2)             53           1997
Michael von Clemm                 59           1998
Harold W. Cogger(1)(4)            59           1997
Paul J. Darling, II               58           1996
C. Herbert Emilson(1)(4)          66           1996
David F. Figgins(3)               65           1996
John B. Gray(3)                   67           1996
John P. Hamill(2)                 54           1997
Marian L. Heard                   54           1997
Raymond H. Hefner, Jr.            67           1996
Edmund F. Kelly(1)                49           1997
Stuart L. Lerner                  64           1996
Sabino Marinella(1)               65           1997
John A. McNeice, Jr.(1)(4)        62           1998
Edward W. Mulligan                70           1996
Ray B. Mundt(2)                   66           1998
Richard A. Smith                  70           1997
Ira Stepanian(3)                  58           1996
Glenn P. Strehle (3)              58           1998
Stephen J. Sweeney(3)             66           1996
Stanley A. Wainer(2)              68           1997

  (1) Member of the Executive Committee.
  (2) Member of the Compensation and Stock Option Committee.
  (3) Member of the Audit Committee.
  (4) Will be elected as a director as of the Effective Time.

The terms of office of members of the Board of Directors are staggered so that as nearly as possible one-third of the Board will be elected at each annual meeting of stockholders, beginning in 1996. Officers are elected or appointed by the Board of Directors and serve at the discretion of the Board until their successors are duly elected and qualified. The President, the Treasurer and the Clerk are elected annually by the Board of Directors at the first meeting following the annual meeting of stockholders. Other officers are elected or appointed by the Board of Directors at the aforesaid meeting or at any other time. Mr. Countryman and 19 non-officer members of the Board are also members of the Board of Directors of Liberty Mutual, with terms of office which approximate those with respect to Liberty Financial.

All references contained under the caption "MANAGEMENT" to a person's term of office, compensation or other position or relationship with Liberty Financial shall be deemed references to such person's term of office, compensation or other position or relationship with Parent for periods prior to the Effective Time. As of the date hereof, Kenneth R. Leibler, John A. Benning and C. Allen Merritt, Jr. are the sole directors of Liberty Financial.

Mr. Countryman has been the Chairman of Liberty Financial since October, 1989 and prior thereto was a director of Liberty Financial Services, Inc., from 1985 to October, 1989. He has been Chief Executive Officer of Liberty Mutual and Liberty Mutual Fire Insurance Company, an affiliate of Liberty Mutual, since 1986, and has been Chairman of both companies since 1991. He has also served as Chairman and Chief Executive Officer of Liberty Life since March, 1987. He currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company, Liberty Life, Bank of Boston Corporation, The First National Bank of Boston, Boston Edison Company and The Neiman Marcus Group, Inc.

Mr. Leibler became Chief Executive Officer of Liberty Financial on January 1, 1995, has been President of Liberty Financial since August, 1990, and was Chief Operating Officer from August, 1990, until December, 1994. He was elected to the Board of Directors in May, 1991. Prior thereto, he was President and Chief Operating Officer of the American Stock Exchange, Inc. Mr. Leibler currently serves as a director of the Boston Stock Exchange and a Governor of the Investment Company Institute.

Mr. Benning has been Senior Vice President, General Counsel and Clerk of Liberty Financial since October, 1989. From 1985 to that time he held the same positions with Liberty Financial Services, Inc.

Mr. Merritt has been Senior Vice President and Treasurer of Liberty Financial since March, 1993. From 1988 until that time, he served as Senior Vice President of Liberty Financial Services, Inc.

Mr. Morgan has been Senior Vice President, Marketing of Liberty Financial since January, 1991. From 1985 through December, 1990, he was Executive Vice President of the American Stock Exchange, Inc., where he was responsible for world-wide marketing, market research and investor relations.

Mr. Cook became Senior Vice President, Mutual Funds of Liberty Financial in February, 1994. From 1985 to that time he was a Vice President of Liberty Financial and Liberty Financial Services, Inc., with responsibilities pertaining to mutual fund product development.

Mr. Rosensteel joined Keyport in September, 1992 as Chief Operating Officer. He was appointed President and Chief Executive Officer of Keyport effective January 1, 1993. From 1986 until 1992, he served as Senior Vice President of Aetna International, Inc., a subsidiary of Aetna Life and Casualty Company, where he was responsible for world-wide marketing and operational support for European affiliates.

Mr. Ziegler has been Chief Executive Officer of Stein Roe since June, 1994. Mr. Ziegler was President of Stein Roe's Investment Counsel division from July, 1993 to July, 1994. From 1989 to July, 1993 Mr. Ziegler was President and Chief Executive Officer with the Pitcairn Trust Company.

Mr. Cogger was elected President of Colonial in 1994 and of Colonial Management Associates, Inc. in 1989. He has held various positions with Colonial Management Associates, Inc., including Executive Vice President, since joining Colonial in 1983. He will be elected to the Board of Directors of Liberty Financial on the Closing Date. He serves as a Governor of The Investment Company Institute.

Dr. Adamian was elected to the Board of Directors in May, 1991. Dr. Adamian has been the Chancellor of Bentley College since 1991 and prior thereto, from 1970 to 1991, served as President thereof. He currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company and Liberty Life.

Mr. Anderson was elected to the Board of Directors in May, 1991. From 1974 until his retirement in 1992, Mr. Anderson served as President, Chief Executive Officer and Trustee of Commonwealth Energy System, a public utility holding company. He currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company and Liberty Life.

Mr. Babcock was elected to the Board of Directors in May, 1991. Mr. Babcock became President and Chief Operating Officer of Leslie Fay Companies, Inc., a specialty retailer, in January, 1993. He served as Chairman and Chief Executive Officer of Gallerios Preciados, a Spanish department store chain, from 1991 to 1992. From 1987 to 1991, he was President and Chief Executive Officer of L. J. Hooker Retail Group, a retail department store. He currently serves as a director of Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company and Liberty Life. On April 5, 1993, Leslie Fay Companies, Inc. filed for protection from creditors under Chapter 11 of the federal Bankruptcy Code.

Dr. von Clemm was elected to the Board of Directors in February, 1993. Currently Dr. von Clemm is a consultant. He was Executive Vice President of Merrill Lynch from March, 1986 until his retirement at the end of 1992. He currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company, Liberty Life, Rust International, Inc. and Eastman Chemical Company, a trustee of the Massachusetts General Hospital, and is a member of the Board of Fellows of the Harvard Medical School.

Mr. Darling was elected to the Board of Directors in May, 1991. Since 1983 Mr. Darling has served as President and Chief Executive Officer of Corey Steel Company, a manufacturer of steel bars and a metal service center. He currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company, Liberty Life and Alco Standard Corporation.

Mr. Emilson was elected Vice Chairman of Colonial in November, 1994, and was President and Chief Operating Officer from 1983 through October, 1994. He will be elected to the Board of Directors of Liberty Financial on the Closing Date. He currently serves as a director of the South Shore Health and Educational Foundation and the South Shore YMCA and is a member of the Board of Overseers of WGBH Educational Foundation, Inc.

Mr. Figgins was elected to the Board of Directors in May, 1991. Since 1991 Mr. Figgins has served as President of Trafalgar House Construction, Inc., a construction company. From 1989 to 1991, Mr. Figgins served as President and Chief Executive Officer of Figgins Construction Group, a construction company. Prior thereto, since 1957, he was with the Mellon-Stuart Company, serving as Chairman and Chief Executive Officer from 1986 to 1988. Mr. Figgins currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company, Liberty Life and Bell Federal Savings and Loan Association.

Mr. Gray was elected to the Board of Directors in May, 1991. From 1986 until his retirement in 1990, Mr. Gray served as President of Dennison Manufacturing Company, a manufacturer of self-adhesive materials and office supplies. He currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company, Liberty Life, EG&G Inc. and Stackpole Corporation.

Mr. Hamill was elected to the Board of Directors in May, 1991. He became President of Fleet Bank of Massachusetts, N.A. in October, 1992. Prior thereto, he was President and Chief Executive Officer of Shawmut Bank, N.A. from 1986 to 1988 and served as Vice Chairman of Shawmut National Corporation, a regional bank holding company, from 1988 to October, 1992. Mr. Hamill currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company, Liberty Life, Greater Boston Chamber of Commerce and the Massachusetts Bankers Association.

Mrs. Heard was elected to the Board of Directors in November, 1994. She became President and Chief Executive Officer of the United Way of Massachusetts Bay and Chief Executive Officer of the United Ways of New England in February, 1992. Prior thereto, she joined the United Way of Eastern Fairfield County in Bridgeport, Connecticut and served as its President and Chief Executive Officer from 1989 to 1992. She currently serves as a director of Liberty Mutual Insurance Company, Fleet Bank of Massachusetts, N.A. and Fleet National Bank, Blue Cross and Blue Shield of Massachusetts, Inc., the New England Aquarium and Heal the World Foundation.

Mr. Hefner was elected to the Board of Directors in May, 1991. He has served as Chairman of Bonray Drilling Corporation, an oil and gas-drilling company, since its inception in 1980 and President of Bonray,

Inc., an oil and gas exploration company. He founded Bonray Energy Corporation, a company engaged in oil and gas exploration and production in 1957, and served as Chairman of the Board, Chief Executive Officer and Treasurer until its sale in November, 1991. Mr. Hefner currently serves as President of Bonray, Inc., an oil and gas investment company, President of Canadian Valley Ranch, Inc., and Managing General Partner of Hefner Enterprises. He currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company, Liberty Life, Liberty Bancorp, Inc., Liberty Bank and Trust Company of Oklahoma City, N.A., and Liberty Bank and Trust Company of Tulsa, N.A.

Mr. Kelly was elected to the Board of Directors in May, 1992. In April, 1992 he was elected President and Chief Operating Officer of Liberty Mutual and Liberty Mutual Fire Insurance Company and to their Boards of Directors. He also is a director of Liberty Life. Prior thereto, Mr. Kelly held various positions with the Aetna Life and Casualty Company since 1974, most recently as Group Executive.

Mr. Lerner was elected to the Board of Directors in May, 1991. Since 1982 he has served as President and Chief Administrative Officer of Liberty Life. He currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company and Liberty Life.

Mr. Marinella became Vice Chairman of Liberty Financial on January 1, 1995. From October, 1989 to December, 1994, he was Chief Executive Officer of Liberty Financial. He was elected to the Board of Directors in May, 1990. He was President and Chief Executive Officer of Liberty Financial Services, Inc., from 1985 to October, 1989. Liberty Financial Services, Inc. was a subsidiary of Liberty Mutual which, prior to Liberty Financial's formation, served as the holding company for certain of Liberty Mutual's direct and indirect financial services subsidiaries.

Mr. McNeice has been Chairman and Chief Executive Officer of Colonial since 1983, having served the firm in various offices since 1956. He will be elected to the Board of Directors of Liberty Financial on the Closing Date. He currently serves as a director and trustee of many local Boston non-profit institutions, including the United Way of Massachusetts Bay, American Ireland Fund, the Peter F. Drucker Foundation For Not For Profit Management, Boston College and the Pope John XXIII Medical-Moral Research and Education Center.

Mr. Mulligan was elected to the Board of Directors in May, 1991. Since 1985 he has been President and Chief Executive Officer of Newburyport
Silversmiths, a silverware and silver plate manufacturer. He currently serves as a director of First and Ocean National Bank, Liberty Mutual, Liberty Mutual Fire Insurance Company and Liberty Life.

Mr. Mundt was elected to the Board of Directors in May, 1991. From 1985 until September, 1993 Mr. Mundt served as Chairman and Chief Executive Officer and since September, 1993 has served as Chairman of Alco Standard Corporation, a distributor of paper packaging products and office equipment. He currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company, Liberty Life Assurance Company of Boston, Clark Equipment Company, Corestates Bank, Alco Standard Corporation and Nocopi International.

Mr. Smith was elected to the Board of Directors in May, 1991. Mr. Smith has been since September, 1993 the Chairman of the Board, President and Chief Executive Officer of GC Companies, Inc., which operates a leading motion picture circuit in the United States. He has also served as Chairman of the Board of Directors of Harcourt General Inc., a diversified holding company (formerly General Cinema Corporation) ("Harcourt General"), since 1961 and as Chairman of the Board of the Neiman Marcus Group, Inc. ("Neiman Marcus"), a chain of retail specialty stores and majority owned subsidiary of Harcourt General, since its formation in 1987. Mr. Smith also served as Chief Executive Officer of Harcourt General and Neiman Marcus until November 1991. Mr. Smith is a director of Liberty Mutual, Liberty Life Assurance Company of Boston, Bank of Boston Corporation and The First National Bank of Boston.

Mr. Stepanian was elected to the Board of Directors in May, 1991. Since 1987 Mr. Stepanian has been Chief Executive Officer of Bank of Boston Corporation, a bank holding company, and of its principal subsidiary, The First National Bank of Boston; in 1989 he was also named Chairman of the Board of both corporations. He currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company, Liberty Life and New York and New England Telephone and Telegraph Company.

Mr. Strehle was elected to the Board of Directors in May, 1991. Since 1975 Mr. Strehle has been Treasurer of the Massachusetts Institute of Technology and Vice President since 1986 (becoming Vice President for Finance and Treasurer in June, 1994). He currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company, Liberty Life, BayBanks, Inc., and SofTech, Inc., and a Trustee of Property Capital Trust.

Mr. Sweeney was elected to the Board of Directors in May, 1991. Mr. Sweeney has held various management positions with Boston Edison Company, an electric utility company, serving as President and Chief Executive Officer from 1984 to 1986, as Chairman and Chief Executive Officer from 1987 to 1990, and as Chairman from 1990 until his retirement in 1992. Mr. Sweeney currently serves as a director of Liberty Mutual, Liberty Mutual Fire Insurance Company, Liberty Life, Boston Edison Company, the Boston Stock Exchange, Bank of Boston Corporation, The First National Bank of Boston, Uno Restaurants, Inc. and Selecterm, Inc.


Mr. Wainer was elected to the Board of Directors in May, 1991. Mr. Wainer currently serves as Chairman of the Executive Committee of Wyle Electronics, a distributor of electronic components and computer systems. Prior to his retirement in 1991 he held executive management positions with Wyle Electronics, serving as Chairman from 1988 to 1991. Mr. Wainer currently serves as a director of Wyle Electronics, Liberty Mutual, Liberty Mutual Fire Insurance Company and Liberty Life.


Certain Transactions

Dr. Michael von Clemm, who was elected to Liberty Financial's Board of Directors in February, 1993, was an executive vice president of Merrill Lynch from March, 1986, until his retirement at the end of 1992. Since January 1, 1990, Merrill Lynch has performed various investment banking services for Liberty Mutual and Liberty Financial, for which it has received customary compensation. Merrill Lynch may perform additional investment banking services for Liberty Mutual and Liberty Financial in the future. Dr. von Clemm is a director of Merrill Lynch Capital Partners, Inc., a wholly-owned subsidiary of Merrill Lynch.

In 1994, the Bank Marketing Group entered into a program with The First National Bank of Boston and certain of its affiliates. Ira Stepanian, a director of Liberty Financial, is the Chairman of the Board of each of such entities. During the nine months ended September 30, 1994, the aggregate sales of Liberty Financial's proprietary products through this program were $803,000 and the aggregate commissions earned under the program were $38,000.

On September 26, 1994, Liberty Financial entered into a separation agreement with Ronald S. Robbins, a former executive officer of Liberty Financial. The agreement provides for the termination of Mr. Robbins' employment and the payment to Mr. Robbins of $20,250 per month through September 30, 1995. If Mr. Robbins is not employed by September 30, 1995, Liberty Financial shall continue to make monthly payments of $20,250 until Mr. Robbins is employed or until December 31, 1995, whichever comes first. Under the agreement, Mr. Robbins is entitled to certain other benefits, including payment for accrued vacation and of vested account balances under Liberty Financial savings plans and health and life insurance.

On October 14, 1994, Stein Roe entered into a separation agreement with Timothy A. Schlindwein, the former Chairman and Chief Executive Officer of Stein Roe. The agreement provides for the termination of Mr. Schlindwein's employment and the payment to Mr. Schlindwein of $12,083.33 semi-monthly through December 31, 1994, a lump sum of $309,042.33 in January 1995, and a bonus of between $187,920 and $208,800 in March, 1995. Under the agreement, Mr. Schlindwein is entitled to certain other benefits, including health insurance.

Directors' Compensation

As indicated above, 20 of the 22 non-employee members of Liberty Financial's Board of Directors are also members of the Board of Directors of Liberty Mutual and, in many cases, certain affiliates of Liberty Mutual. Each member of the Board of Directors who is not an officer of Liberty Financial or Liberty Mutual has been paid by Liberty Mutual an annual retainer in the amount of $18,000. Liberty Mutual will continue to make such payments to such directors following the Merger. Liberty Financial has paid each such director a $200 fee for each Board or committee meeting attended. Liberty Financial will continue to make such payments to such directors following the Merger.

Committees of the Board of Directors

There are three standing committees of the Board of Directors. The functions of these committees are described below:

Executive Committee. The Executive Committee has and may exercise all the powers of the full Board of Directors, except as otherwise limited by the MBCL or the LFC Restated Articles or Liberty Financial's Restated By-laws.

Compensation and Stock Option Committee. The Compensation and Stock Option Committee (i) reviews and approves all director and management compensation, including salaries, incentive compensation, pension and fringe benefit policies and procedures, (ii) administers the 1990 Stock Option Plan, the 1995 Stock Incentive Plan and the 1995 Employee Stock Purchase Plan and has the power and authority to grant options (and determine the terms thereof) to eligible officers and key employees thereunder, and (iii) acts on such other matters as the Board of Directors may request.

Audit Committee. The Audit Committee is responsible for obtaining and reviewing independent analysis of Liberty Financial's accounting policies and procedures, financial controls and financial information provided to the Board of Directors. The Audit Committee makes reports and recommendations to the Board of Directors, at least annually, with respect to such reviews, including matters such as: accounting records, practices and procedures; the annual appointment of outside auditors, together with the scope, adequacy, cost and results of the annual audit and the relationship between management and such outside auditors; the scope and adequacy of internal audit procedures; controls for disbursement procedures and asset safekeeping; and such other matters as the Board of Directors may request.

Executive Compensation

Summary Compensation Table. The following table sets forth certain information with respect to annual and long-term compensation of Liberty Financial's Chief Executive Officer and the four other most highly-compensated executive officers for the fiscal year ending December 31, 1994. None of the named executive officers received any perquisites during 1994 exceeding the lesser of $50,000 or 10% of such officer's total salary and bonus for such year.

                          Summary Compensation Table
                              1994 Compensation

                                                                            Long-Term
                                         Annual Compensation              Compensation
                                                                             Awards
            Name and
           Principal                   Base                                Securities                All Other
      Position during 1994          Salary ($)      Bonus ($)(1)     Underlying Options (#)     Compensation ($)(2)
Sabino Marinella                      710,000          454,000               44,221                   33,156
Chief Executive Officer
Kenneth R. Leibler                    593,500          350,000               66,332                   26,417
President and Chief Operating
  Officer
John W. Rosensteel                    346,500          220,000               22,111                   24,245
President and Chief Executive
  Officer of Keyport
Hans P. Ziegler                       275,000          375,000               22,111(3)                19,668
Chief Executive Officer of
  Stein Roe
John A. Benning                       288,000          139,680               13,266                   14,217
Senior Vice President,
  General Counsel and Clerk

(1) Except for Mr. Ziegler, the amounts presented are bonuses earned for 1993 and paid during 1994. Except for Mr. Ziegler, the bonuses earned with respect to 1994, which have not yet been determined, will be paid in 1995. The amount for Mr. Ziegler represents his actual bonus for 1994.
(2) Consists of (a) insurance premiums paid by Liberty Financial during the fiscal year with respect to term life insurance for the benefit of the named executive officers, individually as follows: Mr. Marinella, $3,428; Mr. Leibler, $2,960; Mr. Ziegler, $0, Mr. Rosensteel, $5,000 and Mr. Benning, $1,378; and (b) contributions by Liberty Financial during the fiscal year to defined benefit plans or defined contribution plans for the benefit of the named executive officers, individually as follows: Mr. Marinella, $29,728; Mr. Leibler, $23,457; Mr. Ziegler, $19,668; Mr. Rosensteel, $19,245; and Mr. Benning, $12,839.
(3) Does not include compensation accrued by Mr. Ziegler under a long-term incentive plan to be adopted by Stein Roe. See "--Long-Term Incentive Plan."

Option Grant Table. The following table sets forth certain information regarding options to purchase LFC Common Stock granted during the fiscal year ended December 31, 1994 by Liberty Financial to the individuals named in the above summary compensation table. All numbers reflect the Effective Time Adjustment described above under "The Merger--Conversion of Liberty Financial Stock," but do not reflect the Additional Adjustments.

                      Option Grants in Last Fiscal Year

                                                                                                      Potential
                                                                                                     Realizable
                                                                                                  Value at Assumed
                                                                                                    Annual Rates
                                                                                                   of Stock Price
                                                                                                    Appreciation
                                                                                                     for Option
                                                                                                       Term(2)
                                      Percent of Total
                          Options     Options Granted
                          Granted            to            Exercise Price     Expiration
Name                        (#)      Employees in 1994      Per Share($)       Date(1)           5%             10%
Sabino Marinella          44,221            21.7%              $34.52          6/07/04       $  960,016      $2,432,868
Kenneth R. Leibler        66,332            32.6%              $34.52          6/07/04        1,440,023       3,649,302
John W. Rosensteel        22,111            10.9%              $34.52          6/07/04          480,008       1,216,434
Hans P. Ziegler           22,111            10.9%              $34.52          6/07/04          480,008       1,216,434
John A. Benning           13,266             6.5%              $34.52          6/07/04          288,005         729,860

(1) Each option becomes exercisable in four equal annual installments, commencing on March 9, 1994, and vests in full upon the death, disability or retirement of the optionee or a change of control of Liberty Financial.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if such options are not exercised until the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% set by the SEC, compounded annually from the dates the respective options were granted until their respective expiration dates and, therefore, are not intended to forecast possible future appreciation, if any, in the LFC Common Stock. This table does not take into account any appreciation in the price of the LFC Common Stock after the date of grant.

Year-End Option Table. The following table sets forth certain information regarding the stock options held as of December 31, 1994 by the individuals named in the above summary compensation table. No options were exercised in 1994 by such individuals. All numbers reflect the Effective Time Adjustment, but do not reflect the Additional Adjustments.

Aggregate Option Values at Fiscal Year-End

                                     Number of                      Value of Unexercised
                                Unexercised Options                 In-the-Money Options
                                  at Year-End(#)                     at Year-End($)(1)
Name                      Exercisable      Unexercisable      Exercisable       Unexercisable
Sabino Marinella            146,086           170,433          $2,981,612        $3,478,548
Kenneth R. Leibler           74,693           146,619           1,292,929         2,537,971
John W. Rosensteel            5,533            38,734              74,425           520,975
Hans P. Ziegler               2,767            30,440              28,475           313,225
John A. Benning              29,872            36,510             576,234           704,286

(1) Based, for purposes of this table, on an assumed value of $32.50 per share. Such amount corresponds to the value of the Common Stock used in the preparation of the pro forma condensed consolidated information contained elsewhere in this Prospectus/Proxy Statement.

Long-Term Incentive Plan

Stein Roe is in the process of developing a long-term incentive plan (the "Stein Roe LTIP") for a total of approximately 39 key employees (including Mr. Ziegler) to whom it has made commitments to provide such an incentive compensation program. It is expected that such plan will be finalized during 1995. Liberty Financial anticipates that the Stein Roe LTIP will provide for the annual allocation of fixed amounts to 18 of such key employees for the years 1993, 1994 and 1995 only, and to 21 of such key employees for the year 1993 only. Pursuant to the Stein Roe LTIP, Stein Roe management will determine the size of awards. Stein Roe LTIP awards become payable during the first ninety days of the third calendar year following the year in which the award was made (or sooner in the case of death, disability or involuntary termination without cause). In anticipation of the adoption of the Stein Roe LTIP, Liberty Financial accrued $150,000 for Mr. Ziegler under the Stein Roe LTIP for 1994.

Defined Contribution Plans

Liberty Financial maintains defined contribution plans which cover substantially all of its full-time employees (except Stein Roe employees who participate in their own plans discussed below) and are intended, in part, to qualify under Section 401 of the Code and, in part, to offer additional non-qualifying benefits. Contributions to such plans up to a statutory limit, and the income earned thereon, are not taxable to employees until withdrawn, and contributions by Liberty Financial and its subsidiaries up to a statutory limit are deductible when made. Participants elect to contribute up to specified percentages of their compensation to these plans; Liberty Financial makes additional matching contributions and may make additional discretionary contributions under these plans. All amounts contributed by Liberty Financial pursuant to such plans during 1994 are included in the Summary Compensation Table above.

Stein Roe Profit Sharing Plans

In addition to the plans discussed under "Defined Contribution Plans" above, Stein Roe has adopted profit sharing plans (the "Stein Roe Plans") that permit participants to make contributions up to a specified percentage of their compensation not exceeding the statutory limits, which contributions are matched by Stein Roe, with all such employee and Stein Roe contributions intended to qualify under Section 401 of the Code. In addition, the Stein Roe Plans also provide that Stein Roe will contribute annually an amount equal to 7.5% of each participant's annual compensation to an account and that the participant will become vested in such amount over a seven year period. All amounts contributed by Liberty Financial to Mr. Ziegler's account pursuant to the Stein Roe Plans during 1994 are included in the Summary Compensation Table above.

Defined Benefit Retirement Programs

With the exception of Mr. Ziegler, each of the executive officers of Liberty Financial named in the above Summary Compensation Table participates in Liberty Financial's Pension Plan and Supplemental Pension Plan (collectively, the "Pension Plans"). The following table shows the estimated annual pension benefits payable upon retirement for the specified compensation and years of service classifications under Liberty Financial's Pension Plans.

Estimated Annual Retirement Benefits at Age 65
Under Liberty Financial's Pension Plan and Supplemental Pension

                                                       Years of Credited Service
Five-Year Average Compensation          15           20           25           30            35
$ 200,000                            $ 52,380     $ 69,840     $ 87,300     $ 93,967        $100,633
400,000                               106,380      141,840      177,300      190,833         203,967
600,000                               160,380      213,840      267,300      287,300         307,300
800,000                               214,380      285,840      357,300      383,967         410,633
1,000,000                             268,380      357,840      447,300      480,633         513,967
1,200,000                             322,380      429,840      537,300      577,300         617,300

Benefits under the Pension Plans are based on an employee's average pay for the five highest consecutive years during the last ten years of employment, the employee's estimated social security retirement benefit and years of credited service with Liberty Financial. The current compensation covered by the Pension Plans for each participating executive officer of Liberty Financial named in the above Summary Compensation Table is as follows: Sabino Marinella, $894,000; Kenneth R. Leibler, $715,688; John W. Rosensteel, $389,000; and John A. Benning, $358,730. For purposes of determining benefits payable upon retirement under such Pension Plans, compensation includes base salary and bonus, subject to a deduction for primary Social Security benefits. Benefits are payable in the form of a single-life annuity providing for monthly payments. Actuarially equivalent methods of payment may be elected by the recipient. As of the date of this Prospectus/Proxy Statement, the executive officers of Liberty Financial named in the above summary compensation table who participate in the Pension Plans had the following full credited years of service under the Pension Plans: Mr. Marinella, 9 years; Mr. Leibler, 4 years; Mr. Rosensteel, 2 years; and Mr. Benning, 9 years. See Note 8 of Notes to Liberty Financial's Consolidated Financial Statements.

Additional Retirement Benefits

Liberty Financial has agreed to pay Sabino Marinella, the Vice Chairman and former Chief Executive Officer of Liberty Financial, over Mr. Marinella's lifetime, an amount that, when added to Mr. Marinella's retirement benefits from Liberty Financial's Pension Plans, will total $473,042 annually. The benefit is payable as a life annuity, but actuarially equivalent optional forms offered under Liberty Financial's Pension Plans may be elected. In addition, Liberty Financial has agreed that, when calculating the pension benefits for Mr. Benning, the benefit computation shall be figured using October 1, 1973 as Mr. Benning's date of hire for determining years and credited service and the highest three consecutive years' earnings, less certain benefits previously received. (Mr. Benning's actual date of hire was October 1, 1973). In exchange for above described benefits, each of Mr. Marinella and Mr. Benning has agreed to release Liberty Financial from the benefits and obligations flowing to him under an executive life insurance program maintained by Liberty Financial.

1990 Stock Option Plan

Liberty Financial's 1990 Stock Option Plan, as amended (the "1990 Plan"), was adopted by the Board of Directors and approved by the stockholders. The 1990 Plan provides for the grant of options to officers and other key employees of Liberty Financial for the purchase of shares of LFC Common Stock. The following summary of the 1990 Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 1990 Plan, a copy of which is attached as an Exhibit to the Registration Statement.

Administration. The 1990 Plan is administered by the Compensation and Stock Option Committee (the "Committee"). The Committee is comprised solely of Directors qualified to administer the 1990 Plan pursuant to Rule 16b-3(c)(2) of the Exchange Act.

Shares Subject to the 1990 Plan. The 1990 Plan authorizes the grant of up to 1,000,000 shares of LFC Common Stock (subject to appropriate adjustments necessary to effect the Effective Time Adjustment and the Additional Adjustments). If any corporate transaction occurs that causes a change in the capitalization of Liberty Financial, the Committee is authorized to make such adjustments to the number and class of shares of LFC Common Stock delivered, and the number and class and/or price of shares of LFC Common Stock subject to outstanding awards granted under the 1990 Plan, as it deems appropriate and equitable to prevent dilution or enlargement of participants' rights.

Amendment and Termination. No additional options will be granted under the 1990 Plan. The Board may amend, modify or terminate the 1990 Plan at any time, provided that, without the approval of the stockholders of Liberty Financial, no amendment may increase the total number of shares of Common Stock that may be issued under the 1990 Plan, decrease the option price to less than 100% of fair market value on the date of grant, change the class of employees eligible to participate in the Plan, or extend the option term beyond 10 years, and no amendment, modification or termination which would impair the rights of a participant under an option previously granted will be made without the participant's consent.

Grants of Stock Options. The Committee was authorized to grant incentive stock options ("ISOs"), nonqualified stock options or a combination thereof under the 1990 Plan. Options are granted at a price not less than the value (the "Formula Value") of the LFC Common Stock based on book value with certain adjustments as of the most recent valuation date. The Formula Value of such Common Stock is determined annually pursuant to the formula specified in the 1990 Plan. Options granted under the 1990 Plan begin to become exercisable in installments one to four years after the date of grant and expire ten years after the grant date. Options are not transferable by the participant, except by will or by the laws of descent and distribution. During a participant's lifetime, options are exercisable only by the participant.

Change in Control. Upon a change of control of Liberty Financial (defined as the transfer of 50% or more of the equity ownership of Liberty Financial other than solely pursuant to a public offering in which securities are issued for cash), all non-vested options will automatically vest and the Committee may, in its discretion, elect to cancel all outstanding options by paying the holders thereof an amount equal to the difference between the Formula Value of the LFC Common Stock and the exercise price of the Options.


Grant Information. As of the date of this Prospectus/Proxy Statement, options to acquire an aggregate of 1,402,211 shares of the LFC Common Stock were outstanding under the 1990 Plan at a weighted average per share exercise price of $18.01 (after giving effect to the changes in the outstanding LFC Stock Options to be made as of the Effective Time, but without giving effect to the Additional Adjustments).



The following table sets forth the number of outstanding options granted in 1994 under the 1990 Plan. All numbers reflect the Effective Time Adjustment, but do not reflect the Additional Adjustments.

 Name                                             Number of Options
Sabino Marinella                                        44,221
Kenneth R. Leibler                                      66,332
John W. Rosensteel                                      22,111
Hans P. Ziegler                                         22,111
John A. Benning                                         13,266
All current officers as a group (6 persons)            181,307
All employees who were not executive officers
  as a group (1 person)                                  8,840

See "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Option Plan Compensation Expenses" for a discussion of certain compensation expense charges and related accounting adjustments taken and to be taken pertaining to options granted under the 1990 Plan.


As discussed below, Liberty Financial has adopted a 1995 Stock Incentive Plan. There will be no further grants of options under the 1990 Plan.

1995 Stock Incentive Plan

Liberty Financial's 1995 Stock Incentive Plan, as amended (the "1995 Incentive Plan"), was adopted by the Board of Directors and approved by the stockholders. The 1995 Incentive Plan provides for the grant of stock options (both nonqualified and incentive), stock appreciation rights, restricted stock, unrestricted stock, performance shares and cash and other awards to key employees, directors and other individuals performing services for Liberty Financial and its affiliates. The following summary of the 1995 Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 1995 Incentive Plan, a copy of which is attached as an Exhibit to the Registration Statement.

Administration. The 1995 Incentive Plan is administered by the Committee, which has complete discretion to select the eligible individuals to receive grants under the 1995 Incentive Plan and to establish the terms of the grants. The Committee is comprised solely of Directors qualified to administer the 1995 Incentive Plan pursuant to Rule 16b-3(c)(2) of the Exchange Act.


Shares Subject to the 1995 Incentive Plan. The aggregate number of shares of LFC Common Stock reserved for issuance under the 1995 Incentive Plan is the sum of (x) the amount of the Assumed Options (827,900 shares as of February 8, 1995) and (y) 3,145,558 (less the sum of (i) shares subject to outstanding awards under the 1990 Plan, (ii) shares issued upon exercise of options granted under the 1990 Plan or upon exercise of the Assumed Options and (iii) shares subject to Assumed Options which expire or are forfeited in accordance with their terms). If any corporate transaction occurs that causes a change in the capitalization of Liberty Financial, the Committee is authorized to make such adjustments to the number and class of shares of LFC Common Stock delivered and the number and class and/or price of shares of LFC Common Stock subject to outstanding awards granted under the 1995 Incentive Plan, as it deems appropriate and equitable to prevent dilution or enlargement of participant's rights.


Amendment and Termination. In no event may any option or other award under the 1995 Incentive Plan be granted on or after February 8, 2005. The Board may amend, modify or terminate the 1995 Incentive Plan at any time, provided that no amendment shall be effective unless and until it is approved by the stockholders of Liberty Financial where the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 under the Exchange Act or the amendment would increase the total number of shares reserved for issuance under the plan, decrease the option price of any nonqualified stock option to less than 50% of fair market value on the date of grant of the option, change the class of persons who may be eligible to participate in the plan, or extend the termination date of the plan beyond ten years, and no amendment, termination or modification shall adversely affect in a material manner any right of a participant with respect to any outstanding award without the consent of the participant.

Stock Options. The Committee may grant ISOs, nonqualified stock options or a combination thereof under the 1995 Incentive Plan. The exercise price for nonqualified stock options issued under the 1995 Incentive Plan must be at least 50% of the fair market value of the underlying stock at the time of grant, and the exercise price for ISOs under the 1995 Incentive Plan cannot be less than 100% of the fair market value of the underlying stock at the time of grant. Options granted under the 1995 Incentive Plan will expire ten years after the grant date. The Committee will establish other terms for options including the schedule for vesting or exercisability of options, terms for payment of the option price and periods for exercise following the optionholder's termination of employment. Options are not transferable by the participant, except by will or by the laws of descent and distribution. During a participant's lifetime, options are exercisable only by the participant.

Stock Appreciation Rights. Stock appreciation rights ("SARs") issued under the 1995 Incentive Plan entitle the recipient to receive a cash payment equal to the appreciation in value of a share of LFC Common Stock from the initial grant to the date the recipient elects to exercise the SAR, or until the date the SAR expires. SARs may be granted either on a stand-alone basis or in tandem with stock options or other types of awards; for example, the recipient may exercise a stock option and thereby acquire shares of LFC Common Stock, or, alternatively, he may exercise an SAR and receive a payment equal to the appreciation in value of the option shares. When the SAR is exercised, Liberty Financial may elect to pay the award in the form of shares of LFC Common Stock or cash, or some combination. SARs are not transferable by the participant, except by will or by the laws of descent and distribution. During a participant's lifetime, SARs are exercisable only by the participant.

Restricted and Unrestricted Stock. Grants of restricted stock involve the issuance of shares of LFC Common Stock to the recipient subject to transfer restrictions and Liberty Financial's right to repurchase the shares at the original issue price if certain conditions (such as continuation of employment) are not satisfied by the recipient. As the conditions are satisfied, the repurchase restrictions "lapse" and the recipient is then free to hold or sell the shares free of the restrictions. Grants of unrestricted stock involve the issuance of shares of LFC Common Stock, free of any transfer or repurchase restrictions.

Performance Shares. Grants of performance shares involve setting performance goals and a certain amount of bonus to be paid if the performance goals are fully satisfied, or some part of the bonus if the performance goals are not fully satisfied. The performance goals may be individual or group- or divisional- or Liberty Financial-wide goals. The award may be converted into a specified number of shares of LFC Common Stock at the time the goals are established, with the payoff, after satisfaction of the goals, being made in the number of shares of LFC Common Stock or their current value at that time. All rights with respect to performance shares shall be available only during a participant's lifetime, and each performance shares award agreement shall specify the participant's (and his or her beneficiary's) rights in the event or retirement, death or other termination of employment.

Other Awards. The 1995 Incentive Plan also authorizes supplemental cash grants which are cash payments that may be made to assist a recipient in the payment of income taxes. In addition, the 1995 Incentive Plan authorizes the grant of other types of awards that are consistent with the terms of the 1995 Incentive Plan.


Awards to Employees Covered by Section 162(m) of the Code. Section 162(m) of the Code generally limits the income tax deduction for compensation paid by an employer which is a publicly held corporation to certain key executives to $1,000,000 per executive per year. The deduction limitation of Section 162(m) does not apply, however, to certain performance-based compensation arrangements, including plans providing for stock options and SARs having an exercise price of not less than 100% of fair market value, which establish specific performance goals and/or limits on the amount of awards, which are administered by a committee composed exclusively of "outside" directors, and which are disclosed to and approved by the stockholders of the public company. In addition, the deduction limitation of Section 162(m) does not apply with respect to compensation received by the key executives of a public company from stock options, SARs, restricted stock or other awards granted under a plan which was adopted before the company became a public company; however, this exemption will only apply with respect to grants or awards made during a specified reliance period (generally up to three years) after the company becomes a public company.


The 1995 Incentive Plan includes provisions and limits on awards which are intended to enable such awards to be exempt from the deduction limitation of
Section 162(m) of the Code, subject, however, to the further requirement that the 1995 Incentive Plan be disclosed to and approved by the shareholders of Liberty Financial after it becomes a public company under the Exchange Act. Furthermore, because the 1995 Incentive Plan was adopted before Liberty Financial will become a public company under the Exchange Act, options, SARs and restricted stock as well as other awards made under the 1995 Incentive Plan to key executives before the end of the reliance period will not be subject to the deduction limit of Section 162(m). Before the end of the reliance period, Liberty Financial will seek shareholder approval of the 1995 Incentive Plan, to assure that stock options and SARs and possibly other awards made subsequently under the 1995 Incentive Plan will qualify as performance-based compensation that is exempt from the deduction limitation of Section 162(m) of the Code.

Grant Information. To date, no stock options, SARs, restricted or unrestricted stock, performance shares or other awards have granted under the 1995 Incentive Plan. The Merger Agreement provides that all outstanding Colonial options issued pursuant to Colonial's 1986 Stock Option Plan and Director Option Plan shall be assumed by Liberty Financial at the Effective Time. All such Colonial options shall be deemed issued pursuant to the 1995 Incentive Plan. See "THE MERGER--Effects of the Merger on Colonial Employee Benefits--Colonial Stock Option Plans."

1995 Employee Stock Purchase Plan

The Board of Directors and the stockholders of Liberty Financial have approved the adoption of Liberty Financial's 1995 Employee Stock Purchase Plan, as amended (the "1995 Purchase Plan"). The 1995 Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The following description of the 1995 Purchase Plan does not purport to be complete and is qualified in its entirely by reference to the text of the 1995 Purchase Plan, a copy of which is attached as an Exhibit to the Registration Statement.

Administration. The 1995 Purchase Plan is administered by the Committee, which is appointed by the Board.

Shares Subject to the 1995 Purchase Plan. The aggregate number of shares of LFC Common Stock to be issued under 1995 Purchase Plan is 25,000 shares. To date, no offering periods have established and no eligible employees have elected to participate in the 1995 Purchase Plan. Under the terms of the 1995 Purchase Plan, the initial offering of LFC Common Stock under the plan will not occur until at least one month after Liberty Financial has become a public company under the Exchange Act. If any corporate transaction occurs that causes a change in Liberty Financial's capitalization, an appropriate adjustment shall be made in the number of shares and option price per share.

Eligibility and Participation. All employees of Liberty Financial and of designated subsidiaries who are customarily employed for more than 20 hours per week and more than five (5) months per year (other than those who may own or hold options to acquire 5% or more of the outstanding LFC Common Stock) may elect to participate in the 1995 Purchase Plan.

Amendment and Termination. The 1995 Purchase Plan will terminate when all of the shares of stock reserved for issuance have been purchased, provided that in no event will any offering period commence after December 31, 1996. The Board may amend, modify or terminate the 1995 Purchase Plan at any time, provided that no amendment shall be effective unless and until it is approved by the shareholders of Liberty Financial where the amendment would increase the total number of shares reserved for issuance under the plan, decrease the option price of any Purchase Option to less than 85% of fair market value on the date of grant or exercise (whichever is lower) of the option, change the class of persons who may be eligible to participate in the plan, or materially increase the benefits accruing to employees under the plan.

Purchases Under the 1995 Purchase Plan. The 1995 Purchase Plan provides that during six month or other "offering periods," Liberty Financial will grant to each eligible employee who has elected to be a participant in the 1995 Purchase Plan an option (a "Purchase Option") to purchase LFC Common Stock on the last day of such offering period at an option price equal to 85% (or higher percentage as determined by the Board) of the lesser of (i) the fair market value of the stock at the beginning of the offering period or (ii) the fair market value of the stock at the end of the offering period. Employees who elect to participate in the 1995 Purchase Plan will save regularly by payroll deductions of between 1% and 10% of their compensation. Participants may not be granted an option to purchase stock at a rate that exceeds $25,000 of the fair market value of the stock for each calendar year in which the option is outstanding. At the end of each six-month period these savings will be used to acquire LFC Common Stock.

Federal Income Tax Consequences under the 1990 Plan, the 1995 Incentive Plan and the 1995 Purchase Plan

The following is a brief description of the federal income tax consequences related to options awarded under the 1990 Plan, the 1995 Incentive Plan and the 1995 Purchase Plan.

Consequences to the Optionholder. There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs, nonqualified options or Purchase Options under the 1990 Plan, the 1995 Incentive Plan or the 1995 Purchase Plan. The exercise of an ISO or a Purchase Option is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the restriction providing that the optionholder generally must exercise the option no later than three (3) months following the termination of his employment. However, the exercise of an ISO may give rise to an alternative minimum tax liability (see discussion below).

Upon the exercise of a nonqualified option, the optionholder will generally recognize ordinary income in an amount equal to the excess of fair market value of the shares of LFC Common Stock at the time of exercise over the amount paid as the exercise price. The ordinary income recognized in connection with the exercise by an optionholder of a nonqualified option will be subject to both income and employment tax withholding. The optionholder's tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of a nonqualified option, the amount of ordinary income recognized by the optionholder upon exercise.

If an optionholder disposes of shares of LFC Common Stock acquired upon the exercise of an ISO or Purchase Option in a taxable transaction, and such disposition occurs more than two years from the date on which the option is granted and more than one year after the date on which the shares are transferred to the optionholder pursuant to the exercise of the ISO or Purchase Option (a "qualifying disposition"), the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder's adjusted basis in such shares (generally the exercise price). In the case of LFC Common Stock acquired under the 1995 Purchase Plan for less than 100% of the fair market value at the time the Purchase Option was granted, any disposition of such shares of LFC Common Stock in a qualifying disposition will result in the optionholder being required to include as ordinary income (and not as gain) in his or her gross income the excess of the lesser of (i) fair market value of such shares of LFC Common Stock at the time of disposition or (ii) the fair market value of the shares of LFC Common Stock at the time the Purchase Option was granted over the Purchase Option Price.

If the optionholder disposes of shares of LFC Common Stock acquired upon the exercise of an ISO or Purchase Option (other than in certain tax-free transactions) within two years from the date on which the ISO or Purchase Option is granted or within one year after the transfer of the shares to the optionholder pursuant to the exercise of the ISO or Purchase Option (a "disqualifying disposition"), then at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of
(i) the excess of such shares' fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder's actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized on a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise, then the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), then the loss will be a capital loss. In the case of certain disqualifying dispositions of shares acquired upon the exercise of a Purchase Option where the value of the shares at the date of exercise exceeded the option price, but the value at the date of the disqualifying disposition is less than the value at the date of exercise, the optionholder may recognize both ordinary income and a capital loss on the taxable disposition.

If an optionholder disposes of shares of LFC Common Stock acquired upon exercise of a nonqualified option in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between his basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of LFC Common Stock acquired upon exercise of ISOs as discussed above) will be long-term depending on whether the shares of LFC Common Stock were held for more than one year from the date such shares were transferred to the optionholder.

Alternative minimum tax ("AMT") is imposed in addition to, but only to the extent it exceeds, the optionholder's regular tax for the taxable year. Generally, AMT is computed at the rate of 26% on the excess of a taxpayer's alternative minimum taxable income ("AMTI") over the exemption amount, but only if such excess amount does not exceed $175,000 ($87,500, in the case of married individuals filing separate returns). The AMT tax rate is 28% of such excess amount over the $175,000 ($87,500) amount.

For these purposes, the exemption amount is $45,000 for joint returns or returns of surviving spouses ($33,750 for single taxpayers and $22,500 for married individuals filing separate returns), reduced by 25% of the excess of AMTI over $150,000 for joint returns or returns of surviving spouses ($112,500 for single taxpayers and $75,000 for married individuals filing separate returns). A taxpayer's AMTI is essentially the taxpayer's taxable income adjusted pursuant to the AMT provisions and increased by items of tax preference.

The exercise of ISOs (but not nonqualified options or Purchase Options) will generally result in an upward adjustment to the optionholder's AMTI in the year of exercise by an amount equal to the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price. The basis of the stock acquired, for AMT purposes, will equal the exercise price increased by the prior upward adjustment of the taxpayer's AMTI due to the exercise of the option. This will result in a corresponding downward adjustment to the optionholder's AMTI in the year the stock is disposed. The AMT paid with respect to the exercise of an ISO is allowed as a credit against the regular tax liability of the optionholder in a subsequent year when he disposes of the stock; therefore, imposition of the AMT at the time of exercise of an ISO may not increase the aggregate amount of income tax paid by the optionholder, but instead may only affect the timing of such payments.

Consequences to Liberty Financial. There are no federal income tax consequences to Liberty Financial by reason of the grant of ISOs, Purchase Options or nonqualified options or the exercise of ISOs or Purchase Options (other than disqualifying dispositions). At the time the optionholder recognizes ordinary income from the exercise of a nonqualified option, Liberty Financial will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that Liberty Financial satisfies its tax reporting obligations described below. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of ISOs or Purchase Options, Liberty Financial will be entitled to a corresponding deduction in the year in which the disposition occurs, provided that Liberty Financial satisfies a tax reporting obligation described below. Liberty Financial will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of a nonqualified option or the disqualifying disposition of stock acquired upon exercise of ISOs or Purchase Options. Liberty Financial will be required to withhold income and employment taxes (and pay the employer's share of employment taxes) with respect to ordinary income recognized by the optionholder upon the exercise of nonqualified options.

Tax Treatment of Restricted Stock. An employee who receives a restricted stock award under the 1995 Incentive Plan generally will not recognize taxable income at the time the award is received, but will recognize ordinary compensation income when the transfer and forfeiture restrictions lapse in an amount equal to the excess of the aggregate fair market value, as of the date the restrictions lapse, over the amount, if any, paid by the employee for the restricted stock. Alternatively, an employee receiving stock may elect, in accordance with Section 83(b) of the Code, to be taxed on the excess of the fair market value of the shares of restricted stock at the time of grant over the amount, if any, paid by the employee, notwithstanding the transfer and forfeiture restrictions on the stock. All such taxable amounts are deductible by Liberty Financial at the time and in the amount of the ordinary compensation income recognized by the employee. The full amount of dividends or other distributions of property made with respect to restricted stock prior to the lapse of the transfer and forfeiture restrictions will constitute ordinary compensation income to the employee and Liberty Financial will be entitled to a deduction at the same time and in the same amount.

Tax Treatment of Unrestricted Stock. Upon receiving an award of unrestricted stock under the 1995 Incentive Plan, the employee will realize ordinary compensation income to the extent of the fair market value (determined at the time of transfer to the employee) of such shares, over the amount, if any, paid by the employee for the shares. Such taxable amounts are deductible as compensation by Liberty Financial.

Tax Treatment of SARs. No income is realized by an employee upon the grant of an SAR. Upon exercise of an SAR, the employee will realize ordinary compensation income in the amount of any cash received and, if any shares of LFC Common Stock are received, the employee will generally realize taxable income to the extent of the fair market value (determined at the time of transfer to the employee) of such shares. All such taxable amounts are deductible as compensation by Liberty Financial.


Limitation on Deduction Under Section 162(m) of the Code. Section 162(m) of the Code generally limits an employer's income tax deduction for compensation paid to certain key executives of a public company to $1,000,000 per executive per year. The deduction limitation of Section 162(m) does not apply, however, to certain performance-based compensation arrangements, including plans providing for stock options and SARs having an exercise price of not less than 100% of fair market value, which establish specific performance goals and/or limits on awards, which are administered by a committee composed exclusively of "outside" directors, and are disclosed to and approved by the shareholders of the public company. In addition, the deduction limitation of Section 162(m) does not apply with respect to compensation received by the key executives of a public company from options, SARs, restricted stock or other awards granted under a plan which was adopted before the company became a public company; however, this exemption will only apply with respect to grants or awards made during a specified reliance period (generally up to three years) after the company becomes a public company (the "reliance period").


The 1995 Incentive Plan includes provisions and limits on awards which are intended to enable such awards to be exempt from the deduction limitation of
Section 162(m) of the Code, subject, however, to the further requirement that the 1995 Incentive Plan be disclosed to and approved by the shareholders of Liberty Financial after it becomes a public company under the Exchange Act. Furthermore, because the 1995 Incentive Plan was adopted before Liberty Financial will become a public company under the Exchange Act, options, SARs and restricted stock as well as other awards made under the 1995 Incentive Plan to key executives before the end of the reliance period will not be subject to the deduction limit of Section 162(m). Before the end of the reliance period, Liberty Financial will seek shareholder approval of the 1995 Incentive Plan, to assure that stock options and SARs and possibly other awards made subsequently under the 1995 Incentive Plan will qualify as performance-based compensation that is exempt from the deduction limitation of Section 162(m) of the Code.

Other Tax Consequences. The foregoing discussion is not a complete description of the federal income tax aspects of ISOs, Purchase Options and nonqualified options under the 1990 Plan, the 1995 Incentive Plan and the 1995 Purchase Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.

Compensation Committee Interlocks and Insider Participation

During 1994, Gregory H. Adamian, Michael J. Babcock, Gary L. Countryman, John
P. Hamill, Ray B. Mundt and Stanley A. Wainer served as members of the Compensation and Stock Option Plan Committee of the Board of Directors. Mr. Countryman is an executive officer of Liberty Financial. The membership of such Committees is identical to the membership of the Compensation Committee of the Board of Directors of Liberty Mutual. Mr. Countryman serves on the Board of Directors and the Compensation Committee of Bank of Boston Corporation and The First National Bank of Boston. Ira Stepanian, a director of Liberty Financial, is the chairman of the board of each of these companies. Mr. Countryman also serves on the Compensation Committee of the Board of Directors of The Neiman Marcus Group, Inc. ("Neiman Marcus"). Richard A. Smith, a director of Liberty Financial, is Chairman of the Board of Neiman Marcus. Mr. Countryman does not receive compensation from Liberty Financial.

                            Principal Stockholders

The following table sets forth certain information with respect to the beneficial ownership of LFC Common Stock by Liberty Mutual, each director of Liberty Financial, each executive officer of Liberty Financial named in the above Summary Compensation Table, and all directors and executive officers as a group as of the date of this Prospectus/Proxy Statement, and as adjusted assuming (a) that all holders of Colonial Common Stock receive only shares of LFC Common Stock in the Merger and (b) the payment of the maximum amount of cash and the issuance of the maximum number of shares of LFC Preferred Stock in the Merger. Each holder of LFC Common Stock has or will have sole voting and investment power with respect to the shares of LFC Common Stock set forth below.

                                                                                Percentage After the Merger(1)
                                                 Shares       Percentage                            Maximum
                                                 Owned        Before the      Maximum LFC         Cash and LFC
                                              Beneficially     Merger(1)      Common Stock     Preferred Stock(1)
LFC Holdings, Inc.                             22,813,200        99.9%            75.4%               83.0%
 c/o Liberty Mutual
   175 Berkeley Street
 Boston, MA 02117
Sabino Marinella(2)                               214,091         *                *                   *
Kenneth R. Leibler(2)                             113,411         *                *                   *
John A. Benning(2)                                 43,149         *                *                   *
John W. Rosensteel(2)                              11,064         *                *                   *
Hans P. Ziegler(2)                                  2,766         *                *                   *
All executive officers and directors as a
  group (31 persons)(2)                           458,888         2.0%             1.5%                1.6%

* Less than 1%.


(1) Percentages are calculated pursuant to Rule 13d-3 under the Exchange Act and assume, for each person and group, that all shares which may be acquired by such person or group pursuant to options presently exercisable or which become exercisable within 60 days following the date of this Prospectus/Proxy Statement are outstanding for the purpose of computing the percentage of LFC Common Stock owned by such persons or group, but are not deemed to be outstanding for the purpose of computing the percentage of LFC Common Stock owned by any other person.
(2) Consists of options to purchase shares of LFC Common Stock which are presently exercisable or which become exercisable within 60 days following the date of this Prospectus/Proxy Statement, after giving effect to the Effective Time Adjustment but not the Additional Adjustments. Assuming all outstanding options held by executive officers and directors were fully vested and exercisable, all executive officers and directors as a group would beneficially own 788,739 shares of the LFC Common Stock, or 2.5% of the LFC Common Stock outstanding after the Merger, assuming that all holders of Common Stock receive only shares of LFC Common Stock in the Merger (or 2.8% of the voting power assuming the maximum amount of cash is paid and the maximum number of shares of LFC Preferred Stock is issued in the Merger).



                      Relationships With Liberty Mutual

General


Prior to the Effective Time of the Merger, Liberty Financial has been an indirect subsidiary of Liberty Mutual. Following the consummation of the Merger and assuming that all holders of Common Stock receive only shares of LFC Common Stock in the Merger, Liberty Mutual will own approximately 75.4% of the outstanding shares of LFC Common Stock (approximately 83.0% of the voting power of the LFC Stock if the maximum amount of cash is paid and the maximum number of shares of LFC Preferred Stock is issued in the Merger). Liberty Financial has been advised by Liberty Mutual that Liberty Mutual has no specific plans regarding the disposition of its LFC Common Stock following the Merger. However, Liberty Mutual may, from time to time depending on future conditions, further reduce or increase its beneficial ownership of the LFC Common Stock. Liberty Mutual has certain rights to have its shares of LFC Common Stock registered under the Securities Act. See "Shares Eligible for Future Sale."


Liberty Mutual is a Massachusetts-chartered mutual property and casualty insurance company with more than $17.4 billion in assets and $2.9 billion in surplus at September 30, 1994. The principal business activities of Liberty Mutual's subsidiaries (other than Liberty Financial) are property-casualty insurance, insurance services and life insurance (including group life and health insurance products) marketed through its own sales force.

Although 20 of Liberty Financial's 22 non-employee directors are also directors of Liberty Mutual, Liberty Financial's operations are separate from and generally have been conducted independently of Liberty Mutual and its other business activities. Liberty Financial and its operating subsidiaries have their own personnel responsible for operations, marketing, finance, administration, strategic planning, human resources, legal, accounting and other management functions.

Reimbursement of Direct Costs

Liberty Mutual from time to time provides management, legal, audit and treasury services to Liberty Financial, as well as to other Liberty Mutual subsidiaries which are of the type normally performed by a parent company's corporate staff. Liberty Mutual's cost allocation policy is based on state insurance law requirements that all cost allocations be on a fair and reasonable basis between entities and product lines within Liberty Mutual's holding company structure. Reimbursements to Liberty Mutual for these services and charges totaled approximately $1.4 million, $1.6 million, $1.6 million and $648,000 in 1991, 1992, 1993 and the nine months ended September 30, 1994, respectively. These reimbursements are based on direct and indirect costs incurred by Liberty Mutual and are allocated to Liberty Financial primarily based upon the amount of time spent by Liberty Mutual's employees on Liberty Financial's behalf. As described under "--Intercompany Agreement," Liberty Mutual and Liberty Financial will enter into an agreement with respect to the provision of such services following the Merger.

Liberty Financial provides asset management services to real estate limited partnerships for which an affiliate of Liberty Mutual serves as the general partner. See "Business--Other Asset Management Activities." An affiliate of Liberty Mutual paid Liberty Financial fees for such services which totaled approximately $6.3 million, $6.1 million, $6.1 million and $4.4 million in 1991, 1992, 1993 and the nine months ended September 30, 1994, respectively. In addition, Liberty Financial provides investment advisory services to oil and gas investment subsidiaries of Liberty Mutual. These subsidiaries reimburse Liberty Financial for all direct out-of-pocket costs for these services. These cost reimbursements totaled $255,000, $100,000 and $218,000 in 1992, 1993 and the nine months ended September 30, 1994, respectively.

Volume Discounts and Special Rates

As an indirect subsidiary of Liberty Mutual, Liberty Financial has paid favorable prices or rates for certain services and products used in its business and provided by third parties, including telephone services and computer and other equipment, and received certain other benefits, including insurance coverage. Following completion of the Merger, these favorable prices and rates for the telephone services and provision of computer equipment and insurance coverage may not continue to be available to Liberty Financial if ownership of Liberty Financial by Liberty Mutual falls below 50% or if Liberty Mutual replaces these arrangements with those negotiated with different suppliers. However, Liberty Financial believes that the discontinuance of any of these arrangements will not have a material adverse effect on Liberty Financial's financial condition or results of operations.

Tax Sharing Agreement

The Parent and its subsidiaries (except for Keyport which filed a separate federal income tax return through 1993) have been included in the consolidated federal income tax return filed by Liberty Mutual. In accordance with the Code, Liberty Mutual expects to include Liberty Financial and its subsidiaries in its consolidated federal income tax return so long as Liberty Mutual continues to own at least 80% of the outstanding stock of Liberty Financial (determined by both vote and value). Prior to 1994, when Keyport became eligible for inclusion in Liberty Mutual's consolidated tax return, Keyport determined separately its individual liability for federal income taxes. See Note 7 of Notes to Liberty Financial's Consolidated Financial Statements.


Prior to the Merger, Liberty Financial, Parent and Liberty Mutual will enter into a formal Tax Sharing Agreement (the "Tax Sharing Agreement"). The Tax Sharing Agreement, effective for taxable years beginning on or after January 1, 1990, provides for the allocation of responsibility between Liberty

Financial (either directly or as a successor to Parent for periods prior to the Merger) and Liberty Mutual for paying federal income taxes and foreign, state, and local income, franchise, or excise taxes, and details the methodology and procedures for determining the payments or reimbursements to be made by or to Liberty Financial (either directly or as a successor to Parent) with respect to such taxes.



The Tax Sharing Agreement generally provides, among other things, that Liberty Financial (either directly or as a successor to Parent) will pay to Liberty Mutual an amount for federal income tax purposes determined as if Liberty Financial (or Parent for periods prior to the Merger) filed a separate consolidated federal income tax return for Liberty Financial (or Parent) and its subsidiaries (i.e., as if Liberty Financial (or Parent) were the common parent of an affiliated group including its subsidiaries but not including Liberty Mutual and its other subsidiaries (in each case excluding Keyport and its subsidiaries for periods prior to 1994)), regardless of the amount of federal income tax shown on the actual consolidated federal income tax return filed by Liberty Mutual on behalf of its entire affiliated group including Liberty Financial (or Parent) and its subsidiaries. The determination of the amounts to be paid by Liberty Financial (either directly or as a successor to Parent) pursuant to the Tax Sharing Agreement will generally take into account carryovers and carrybacks of net operating losses and other attributes, again as if Liberty Financial (or Parent for periods prior to the Merger) and its subsidiaries (other than Keyport and its subsidiaries for periods prior to 1994) independently filed a consolidated federal income tax return, as detailed in the Tax Sharing Agreement.



The Tax Sharing Agreement further provides that Liberty Financial (either directly or as a successor to Parent) will pay to Liberty Mutual amounts for foreign, state, or local income, franchise, or excise taxes on a basis consistent with the methodology for determining federal income tax payments, except that Liberty Financial generally will not be required to pay for a taxable year an amount that exceeds the total liability shown on the combined, joint, consolidated, or similar return actually filed on behalf of Liberty Mutual and/or any of its other subsidiaries together with Liberty Financial (or Parent for periods prior to the Merger) and/or any of its subsidiaries (with subsequent adjustments as appropriate, however, to be taken into account where tax payments have been thus limited in a prior year).



The Tax Sharing Agreement also provides for procedures with respect to adjustments to tax payments or reimbursements resulting from audits or other proceedings with respect to taxable years for which Liberty Financial (or Parent for periods prior to the Merger) and/or its subsidiaries have been included with Liberty Mutual and/or its other subsidiaries in any consolidated federal income tax return or any combined, joint, consolidated, or similar foreign, state, or local income, franchise, or excise tax return. In addition, while the Tax Sharing Agreement generally applies to taxable years in which Liberty Financial (or Parent for periods prior to the Merger) has been or will be included in a consolidated federal income tax return filed by Liberty Mutual, it also contains provisions that may affect carryovers or carrybacks of net operating losses or other tax attributes from or to taxable years prior or subsequent to such consolidation.



As the common parent of an affiliated group filing a consolidated federal income tax return and under the terms of the Tax Sharing Agreement, Liberty Mutual has various rights. Among other things, it is the sole and exclusive agent for Liberty Financial (either directly or as a successor to Parent) in any and all matters relating to the U.S. income tax liability of Liberty Financial (or Parent for periods prior to the Merger), it has sole and exclusive responsibility for the preparation and filing of the U.S. consolidated federal income tax return, and it has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate, or compromise any claim for refund on behalf of Liberty Financial (either directly or as a successor to Parent).


Intercompany Agreement

In connection with the Merger, Liberty Financial and Liberty Mutual intend to enter into an Intercompany Agreement (the "Intercompany Agreement") pertaining to the matters described below.

Services. The Intercompany Agreement will govern services provided by Liberty Mutual to Liberty Financial following the Merger. Such services will be provided only as requested by Liberty Financial and may include legal, tax, auditing, treasury and certain other services. Liberty Financial will pay Liberty Mutual a fee based upon Liberty Mutual's direct costs allocable to the services provided, and will reimburse Liberty Mutual for all out of pocket fees and expenses incurred by it. The agreement will provide for estimated quarterly payments and subsequent adjustments thereto based upon actual experience.

Financial Information. The Intercompany Agreement will provide that, during any period in which Liberty Mutual owns at least 20% of the voting power of the outstanding capital stock of Liberty Financial, Liberty Financial will provide Liberty Mutual with certain financial and other information. During any period in which Liberty Mutual owns at least 50% of the voting power of the outstanding capital stock of Liberty Financial or in which Liberty Mutual is required or elects to consolidate Liberty Financial's financial statements with its own financial statements, Liberty Financial must obtain Liberty Mutual's prior written consent to any significant changes in accounting principles of Liberty Financial.

Indemnification. The Intercompany Agreement will provide that Liberty Financial will indemnify Liberty Mutual, its subsidiaries other than Liberty Financial and its subsidiaries, and each of their respective officers, directors, employees, and agents against losses from third-party claims based on, arising out of or resulting from (i) the activities of Liberty Financial or its subsidiaries (including without limitation liabilities under the Securities Act and other securities laws) and (ii) any other acts or omissions arising out of performance of the Intercompany Agreement.

Registration Rights Agreement

In connection with the Merger, Liberty Financial and Liberty Mutual will enter into a Registration Rights Agreement (the "Registration Rights Agreement") which, among other things, will provide that after 180 days from the date of the Merger, Liberty Financial will, upon Liberty Mutual's request, register under the Securities Act any of the shares of LFC Common Stock currently held indirectly or hereafter acquired directly or indirectly by Liberty Mutual for sale in accordance with Liberty Mutual's intended method of disposition thereof, and will take such other actions necessary to permit the sale thereof in other jurisdictions. Liberty Mutual has the right to request up to three such registrations per year, beginning 180 days from the effective date of the Merger, subject to certain minimum share requirements. Liberty Mutual also has the right, which it may exercise at any time and from time to time in the future, to include the shares of LFC Common Stock held directly or indirectly by it in certain other registrations of common equity securities of Liberty Financial initiated by Liberty Financial on its own behalf. Liberty Mutual has agreed to pay its pro rata share of all costs and expenses in connection with each such registration.

Each of Liberty Financial and Liberty Mutual will indemnify the other, and the officers, directors and controlling persons of the other, against certain liabilities arising in respect of any registration or other offering covered by the registration rights under the Registration Rights Agreement. Liberty Financial has the right (exercisable not more than once in any 12 month period) to require Liberty Mutual to delay any exercise by Liberty Mutual of its rights to require registration and other actions for a period of up to 120 days if Liberty Financial determines, and the underwriters selected by Liberty Financial concur, that any other offerings by Liberty Financial then being conducted or about to be conducted would be adversely affected or if Liberty Financial determines that it would be required to disclose publicly material business information which would cause a material disruption of a major corporate development then pending or in progress, or would have other material adverse consequences.

Certain Other Transactions

Liberty Financial was organized in 1989 to become the holding company for the direct and indirect financial services subsidiaries of Liberty Mutual. See "General--Corporate Structure and History." For purposes of the SEC's rules and regulations, Liberty Mutual may be deemed a "promoter" of Liberty Financial.

Immediately prior to the Effective Time, an affiliate of Liberty Mutual will loan up to $100.0 million (the "Merger Loan") to Liberty Financial, the proceeds of which will be used to fund the cash portion of the Consideration in the Merger. The Merger Loan will be evidenced by a note in the principal amount of the cash Consideration bearing interest at up to 8.5% per annum payable semiannually. The entire principal amount of such note shall be payable on the tenth anniversary of issuance. The Merger Loan will be subject to a prepayment penalty in the form of a "make whole" provision. Under the "make whole" provision, the prepayment penalty will be an amount equal to the present value of the loss of investment income resulting from the interest rate differential on the principal amount prepaid between 8.5% and the interest rate, as of the prepayment date, of U.S. Government Securities maturing on the tenth anniversary of the issuance of the Merger Loan note.



In January, 1995, SSI issued the SSI Note to Parent. The SSI Note is in the principal amount of $30.0 million, bearing interest, payable semi-annually, at 8.0% per annum, with the entire principal amount being payable (without scheduled mandatory prepayments) on March 31, 2000. Such note may be prepaid without penalty or premium at any time. The SSI Note is an Excluded Asset, and as such, the SSI Note will not be contributed to Liberty Financial in the Parent Contribution.


On December 29, 1993, an affiliate of Liberty Mutual made a loan in the principal amount of $75.0 million to Liberty Financial. Liberty Financial applied the full amount of the proceeds of this loan on such date to make a capital contribution to Keyport to strengthen Keyport's capital base. This loan initially bore interest at a variable rate based on Liberty Mutual's short-term funding costs and was refinanced by a note issued as of December 30, 1994 bearing interest at 7.51% per annum (the "Keyport Note"). The Keyport Note is due and payable on April 28, 1995, and may be prepaid, without penalty or premium, at any time. In connection with Liberty Financial's proposed acquisition of Newport Holdings described above under "Business--Other Asset Management Businesses," an affiliate of Liberty Mutual will loan approximately $24.0 million to Liberty Financial. Liberty Financial will apply the proceeds of the loan to finance such acquisition. In connection with the loan to be made to finance the acquisition of Newport Holdings (which is anticipated to be made prior to the expiration date of the Keyport Note), Liberty will refinance and extend the Keyport Note and combine the indebtedness evidenced by the Keyport Note with the indebtedness incurred in connection with Newport Holdings acquisition. This combined indebtedness in the amount of approximately $99.0 million will be evidenced by a note which will bear interest at a fixed rate, the exact percentage of which will be determined at the time the note is issued based on Liberty Mutual's appropriate market rate (i.e., a rate designed to correspond to the rate Liberty Mutual would charge to a then unaffiliated third-party borrower for a similar loan). The combined loan will be due and payable on March 31, 2000, and may be prepaid, without penalty or premium, at any time.


As indicated above, Colonial is a party to a credit agreement with The First National Bank of Boston and certain other lenders pursuant to which the lenders have agreed to lend up to $100.0 million to Colonial. The proceeds of the loans made under the credit agreement are used to finance the sale of Class B shares of the open-end mutual funds sponsored by Colonial. Following the Effective Time, Liberty Financial and Colonial may explore the possibility of refinancing such credit facility on more attractive terms. Such refinancing may involve credit support (by way of guaranty or otherwise) by Liberty Mutual or one of its affiliates. If such credit support were provided, it is anticipated that Liberty Mutual would receive a fee from Liberty Financial equal to the sum of (i) a percentage of any interest rate and other savings which Liberty Financial receives as a result of the credit support provided by Liberty Mutual determined by subtracting the percentage equal to Liberty Mutual's direct or indirect equity interest from time to time in Liberty Financial, calculated on a fully diluted basis, from 100%, and (ii) 0.15% of the average outstanding borrowings under the Credit Agreement.


In 1990, Liberty Mutual contributed to Liberty Financial approximately $145.0 million of previously outstanding indebtedness of Liberty Financial to Liberty Mutual. In addition, Liberty Mutual contributed $142.5 million and $1.8 million in cash to Liberty Financial during 1991 and 1992, respectively. Of the $142.5 million received by Liberty Financial in 1991, $100.0 million was used to increase the capital of Keyport, and $40.0 million was used to extinguish the indebtedness incurred in 1990 to finance the acquisition of the remaining ownership interest in Stein Roe. See "General--Corporate Structure and History." The contribution to the capital of Keyport in 1991 was used to acquire mortgage notes of $100.0 million issued by indirect subsidiaries of Liberty Mutual, as described below. Liberty Mutual has no obligation to make any future capital contributions or loans or advances to Liberty Financial. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

In 1991 and 1992, Keyport acquired the mortgage notes described above, which were in the aggregate principal amount of approximately $95.7 million and $4.3 million, respectively, on properties owned by certain indirect subsidiaries of Liberty Mutual (the "Affiliated Obligors"). The notes were purchased for their face value. Two other affiliates of Liberty Mutual (the "Contributing Affiliates") have executed a mortgage maintenance agreement with Keyport pursuant to which the Contributing Affiliates agreed to provide the Affiliated Obligors with such funds as from time to time shall be necessary in order to meet any shortfall in cash available to the Affiliated Obligors to make interest payments due to Keyport under the mortgage notes and any deficiency balance owed to Keyport after any sale or foreclosure of the underlying property securing a mortgage note. In addition, Liberty Mutual has agreed to advance to the Contributing Affiliates such amounts as shall from time to time be owed by them under the mortgage maintenance agreement. The notes currently earn interest at above-market rates and Liberty Mutual may, depending on market conditions and other factors, elect to prepay the notes.

From 1990 through May, 1992, Liberty Mutual provided advisory management services to LAMCO in connection with the investment management of two mutual funds sponsored by Liberty Financial. In 1990, 1991 and 1992, Liberty Financial paid Liberty Mutual $736,000, $1,129,000 and $634,000, respectively, for these services.

Keyport has a sales arrangement with Liberty Life, a subsidiary of Liberty Mutual which is authorized to offer variable annuities in the State of New York. See "Business--Keyport--Licensing." Liberty Life issues variable annuities in New York with substantially the same policy terms and underlying investment options as Keyport's variable products, the premiums for which are deposited in a separate account of Liberty Life. All contractual obligations in respect of such annuities are those of Liberty Life rather than of Keyport. Liberty Life charges the fees payable under the policies, pays Keyport a fee designed to cover its expenses in administering these policies, and retains the balance. During the year ended December 31, 1993 and the nine months ended September 30, 1994, the aggregate fees paid to or retained by Liberty Life under this arrangement were $73,000 and $68,000, respectively (no such fees were paid or retained in prior periods). Liberty Financial expects such arrangements to continue in the future.

As of September 30, 1994, Liberty Mutual and Liberty Mutual Fire Insurance Company, an affiliate of Liberty Mutual, owned approximately 10.2% and 1.1%, respectively, of the outstanding shares of beneficial interest of Liberty ALL-STAR Equity Fund, a closed-end fund listed on the NYSE. All of such shares were purchased in open market transactions. LAMCO is the investment adviser to this fund. See "Business--Other Asset Management Businesses."

The existing and proposed agreements between Liberty Financial and Liberty Mutual may be modified in the future and additional transactions or agreements may be entered into between Liberty Financial and Liberty Mutual. See "Risk Factors--Control by Liberty Mutual; Potential Conflicts of Interest."

                       SHARES ELIGIBLE FOR FUTURE SALE


Upon completion of the Merger, based on shares outstanding as of February 8, 1995, Liberty Financial will have approximately 30,241,414 outstanding shares of LFC Common Stock, assuming that all holders of Colonial Common Stock receive only shares of LFC Common Stock in the Merger (26,390,765 shares if the maximum amount of cash is paid and the maximum number of shares of LFC Preferred Stock is issued in the Merger). The shares issued in the Merger and the 3,294 shares held by persons who have exercised options granted under Liberty Financial's 1990 Stock Option Plan will be freely tradeable without restriction or further registration under the Securities Act, except for any shares issued in the Merger to an "affiliate" of Liberty Financial, as that term is defined in Rule 144 under the Securities Act (an "Affiliate"), or issued to or purchased by an "affiliate" of Colonial, as that term is defined in Rule 145 promulgated under the Securities Act ("a Colonial Affiliate") as discussed below. The 22,813,200 remaining shares, representing 75.4% of the total number of shares of LFC Common Stock to be outstanding after completion of the Merger assuming all holders of Common Stock receive only shares of LFC Common Stock in the Merger (83.0% of the voting power of the LFC Stock assuming the



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maximum amount of cash is paid and the maximum number of shares of LFC
Preferred Stock is issued in the Merger), will be held indirectly by Liberty Mutual. Any shares acquired in the Merger by an Affiliate of Liberty Financial may not be resold except pursuant to an effective registration statement filed by Liberty Financial or an applicable exemption from registration, including an exemption under Rule 144.

The shares of LFC Common Stock and LFC Preferred Stock issuable to Colonial stockholders in connection with the Merger will be registered under the Securities Act. Upon registration, such shares will be freely transferable under the Securities Act, except for shares issued to any person who is a Colonial Affiliate and except for shares of LFC Preferred Stock issued to any other person who has elected to become a party to the Stockholders Agreement described above. See "The Merger--Stockholders Agreement." The shares of LFC Common Stock or LFC Preferred Stock received by a Colonial Affiliate may not be sold without registration of such shares for resale under the Securities Act or the availability of an exemption (including the limited exemptions provided by Rules 144 and 145) from such registration.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated in accordance with the provisions of such Rule) who has beneficially owned restricted shares of the LFC Common Stock for at least two years, and persons who may be deemed affiliates of Liberty Financial as that term is defined in the Securities Act, would be entitled to sell within any three-month period a number of shares of LFC Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of LFC Common Stock and (ii) the average weekly trading volume of LFC Common Stock on the NYSE or Nasdaq, as the case may be, during the four calendar weeks preceding the date notice of such sale is filed. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements, and the availability of current public information about Liberty Financial. A person who is not deemed an Affiliate of Liberty Financial at any time during the three months preceding the sale by such person, and who has beneficially owned shares for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale, information, and notice requirements described above. Liberty Mutual and its other subsidiaries would be deemed an Affiliates of Liberty Financial. No shares of LFC Common Stock to be outstanding after completion of the Merger will be saleable under Rule 144(k). Following the Merger, Colonial Affiliates will be entitled to sell shares of LFC Stock in accordance with the provisions of Rule 144, provided that Colonial Affiliates will not be subject to the requirement that they have held their LFC Stock for any specified period or the notice requirements specified in Rule 144.

All shares of LFC Common Stock held directly or indirectly by Liberty Mutual constitute restricted securities and will be eligible for sale by Liberty Mutual in the public market under Rule 144 following the Merger. Pursuant to the Registration Rights Agreement, Liberty Financial has granted Liberty Mutual certain registration rights which provide that, commencing 180 days after the effective date of the Merger, Liberty Financial, upon Liberty Mutual's request, will register for sale under the Securities Act shares of Liberty Financial which Liberty Mutual may wish to sell in such manner as Liberty Mutual may request. See "CERTAIN INFORMATION REGARDING LIBERTY FINANCIAL--Relationships with Liberty Mutual-- Registration Rights Agreement." These registration rights could result in secondary offerings of significant share amounts by Liberty Mutual. Liberty Financial is not aware of any current plans by Liberty Mutual to exercise its registration rights. In addition, at or prior to the Effective Time, Liberty Financial will enter into a Registration Rights Agreement with John A. McNeice, Jr. and C. Herbert Emilson, pursuant to which such individuals will be granted certain rights to have the LFC Common Stock acquired by them in the Merger registered under the Securities Act. See "The Merger--Interests of Certain Persons in the Merger--Registration Rights Agreement."

No precise prediction can be made as to the effect, if any, that open market sales of shares or the availability of shares for sale will have on the market price of the LFC Common Stock prevailing from time to time. Liberty Financial is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144 or otherwise, since this will depend on the market price of the LFC Common Stock, the personal circumstances of the sellers, and other factors. Nevertheless, sales of significant amounts of the LFC Common Stock after the Merger, or the perception that such sales could occur, could adversely affect the market price of the LFC Common Stock.

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In addition, approximately (i) 983,295 shares issuable upon exercise of stock options under the 1990 Plan which are currently exercisable or which will become exercisable within 90 days following the date of this Prospectus/Proxy Statement and (ii) 827,900 shares issuable as of the date of this Prospectus/ Proxy Statement under Colonial's 1986 Stock Option Plan and Director Option Plan to be assumed on a share-for-share basis by Liberty Financial (which Colonial Options will, unless acceleration is waived in whole or in part by the holder thereof, become exercisable in full prior to the Merger and will be deemed issued pursuant to Liberty Financial's 1995 Incentive Plan) will become eligible for sale in the public market beginning on the effective date of a registration statement on Form S-8 pertaining to such shares, which registration statement Liberty Financial expects to file with the SEC promptly following the Effective Time. See "CERTAIN INFORMATION REGARDING LIBERTY FINANCIAL--Management--Executive Compensation--1990 Stock Option
Plan" and "CERTAIN INFORMATION REGARDING LIBERTY FINANCIAL--Management--Executive Compensation--1995 Incentive Stock Plan."



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
COMPARISON OF STOCKHOLDERS' RIGHTS AND DESCRIPTION OF LFC CAPITAL STOCK

Each of Liberty Financial and Colonial is incorporated in The Commonwealth of Massachusetts. Stockholders of Colonial, whose rights as stockholders currently are governed by Massachusetts law and by Colonial's Articles of Organization, as amended (the "Colonial Charter"), and By-laws, will, upon consummation of the Merger (and to the extent they do not receive all cash in the Merger), become stockholders of Liberty Financial and their rights as such will be governed by Massachusetts law and Liberty Financial's charter. Prior to the consummation of the Merger, Liberty Financial will amend and restate its Articles of Organization as the LFC Restated Articles of Organization (the "LFC Restated Articles") and its By-Laws as the LFC Restated By-Laws to increase Liberty Financial's authorized capital stock and to amend and modify certain other provisions. The summary discussion below assumes and gives effect to such amendment and restatement.

The following summary compares the material differences between the rights of holders of shares of Colonial Common Stock and the rights of holders of shares of LFC Common Stock. Because the rights of the Liberty Financial and the Colonial stockholders are governed by Massachusetts law, these differences are limited in number and they generally arise from the distinctions between the Colonial Charter and the Colonial By-Laws and the LFC Restated Articles and the LFC Restated By-Laws. The following summary also describes generally the capital stock of Liberty Financial and certain key provisions of the LFC Restated Articles and LFC Restated By-Laws and related matters.

The summary includes all material aspects, but does not purport to be a complete statement, of the rights of holders of shares of Colonial capital stock and holders of shares of Liberty Financial capital stock under, and is qualified in its entirety by reference to, the Colonial Charter and Colonial By-Laws and the LFC Restated Articles and LFC Restated By-Laws.

                                Voting Rights

The Colonial Charter provides that the holders of shares of the Colonial Class A Common Stock have no right to vote for the election of Colonial directors or generally on any other matters submitted to a vote of the Colonial stockholders, except as otherwise required by law and except that the approval of the holders of two-thirds (2/3) of the shares of Colonial Class A Common Stock is required (i) to approve the adoption of any amendment to the Colonial Charter which would adversely affect the then existing rights of the holders of the Colonial Class A Common Stock set forth in Article 4 of the Colonial Charter or any amendment or waiver of the provisions of Article 5 of the Colonial Charter (regarding restrictions on the transfer of Colonial Class B Common Stock), and (ii) if Colonial or any subsidiary is at the time an investment advisor to any investment company registered under the Investment Company Act, as amended, or any successor statute thereto, to authorize the issuance or sale or other transfer of any shares of Colonial Class B Common Stock by Colonial or any holder of Class B Common Stock which Colonial determines requires the approval of the shareholders of any such investment company. Thus, only the holders of shares of the Colonial Class B Common Stock have the right to vote for the election of Colonial directors and generally on any other matters submitted to a vote of the Colonial stockholders.

The LFC Restated Articles provides that the holders of shares of LFC Common Stock have a right to vote on all matters submitted to a vote of Liberty Financial stockholders, except that no person or group other than Liberty Mutual, certain affiliates of Liberty Mutual, certain savings, profit sharing, stock bonus and employee stock ownership plans established by Liberty Financial or certain subsidiaries of Liberty Financial and other persons approved in advance by the Board of Directors of Liberty Financial shall have the right to vote more than 20% of the combined voting power of Liberty Financial's Voting Stock (as defined in the LFC Restated Articles and below). Accordingly, assuming such 20% voting restriction does not apply, holders of a majority of the shares of LFC Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. As indicated above, following the Merger Liberty Mutual will own approximately 75.6% of the LFC Common Stock, assuming all holders of Colonial Common Stock receive only shares of LFC Common Stock in the Merger (approximately 83.2% of the voting power of the LFC Stock if the maximum amount of cash is paid and and the maximum number of shares of LFC Preferred Stock is issued in the Merger).

The provisions in the LFC Restated Articles regarding the 20% voting restriction are designed to prevent a deemed assignment under the Advisers Act or the Investment Company Act of investment

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contracts that Liberty Financial's subsidiaries have with their clients. The
Investment Company Act and the Advisers Act define the term "assignment" to include any "direct or indirect transfer" of "a controlling block of the voting securities" of the issuer's outstanding voting securities. The Investment Company Act presumes that any person holding 25% of the voting stock of Liberty Financial "controls" Liberty Financial. The LFC Restated Articles provide that a person or "group" (which includes affiliates and associates of a person, as defined in the LFC Restated Articles) that owns (as defined in the LFC Restated Articles) more than 20% of the voting shares of Liberty Financial's issued and outstanding capital stock ("Voting Stock") shall have the right to vote not more than 20% of the outstanding shares of Voting Stock entitled to vote. The remaining shares of Voting Stock owned by such person or group ("Excludable Shares") shall have no voting rights and shall not be counted for quorum or stockholder approval purposes. These provisions do not apply to Liberty Mutual, affiliates of Liberty Mutual, direct or indirect subsidiaries of Liberty Financial and certain employee plans established or to be established by Liberty Financial. The Board of Directors of Liberty Financial may approve the exemption of other persons or groups from the provisions described above. The foregoing limitation is intended to have the effect of decreasing the chance of any assignment occurring for purposes of the Advisers Act and the Investment Company Act, including in connection with future issuances on sales of LFC Common Stock. However, no assurances can be given that such an "assignment" will not occur under these or other circumstances. See "RISK FACTORS--Regulation."

The 20% voting restriction may be viewed as having the effect of making more difficult or of discouraging, absent the support of Liberty Mutual, a proxy contest, a merger or other combination involving Liberty Financial, a tender offer, an open-market purchase program or other purchase of LFC Common Stock that could give Liberty Financial stockholders an opportunity to realize a premium over the then-prevailing market price for their shares. However, given the authority that Liberty Mutual will exercise over the affairs of Liberty Financial following the completion of the Merger, this effect is not considered significant.

                         Stock Transfer Restrictions

The Colonial Charter provides that Colonial shall not issue or sell or otherwise transfer any shares of Colonial Class B Common Stock except to a person who is an officer, director or employee of Colonial or any subsidiary of Colonial at the time of such issuance, sale or transfer, and that no holder of Colonial Class B Common Stock, other than Colonial, shall sell or otherwise transfer any shares of Colonial Class B Common Stock except to Colonial or to another holder of Colonial Class B Common Stock who is an officer, director or employee of Colonial or any subsidiary of Colonial and except for transfers by operation of law, provided that a holder of shares of Colonial Class B Common Stock may pledge, grant a security interest in, hypothecate or otherwise encumber any of such shares.

Neither the LFC Restated Articles nor the LFC Restated By-Laws restricts the transfer of shares of LFC Common Stock.

              Other Provisions Pertaining to a Change in Control

The LFC Restated Articles and LFC Restated By-Laws also contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of Liberty Financial and in the policies formulated by the Board of Directors of Liberty Financial. These provisions may serve to delay, defer or prevent a change in control of Liberty Financial if the Board of Directors of Liberty Financial determines that such a change in control is not in the best interests of Liberty Financial. These provisions, which are summarized below, could have the effect of discouraging certain attempts to acquire Liberty Financial or remove incumbent management even if some or a majority of Liberty Financial's stockholders deemed such an attempt to be in their best interest.

Although the Board of Directors of Liberty Financial and the Liberty Financial stockholders have elected that Liberty Financial shall be exempt from the statutory staggered board provisions of Massachusetts General Laws, Chapter 156B, S.50A, the LFC Restated Articles provide that, except for Liberty Financial directors elected by holders of shares of the Preferred Stock, the Liberty Financial directors shall be elected on a staggered basis. This means that Liberty Financial's Board of Directors is divided into three classes whose members each serve for staggered three-year terms, with one class

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
being elected each year. The Board of Directors of Colonial is not divided into classes or elected on a staggered basis.

The LFC Restated Articles and LFC Restated By-Laws contain provisions concerning the removal of directors and the filling of vacancies. Liberty Financial directors may be removed only for cause (as defined in the LFC Restated Articles) and only upon the affirmative vote of the holders of at least 67% of the outstanding shares of Voting Stock entitled to vote thereon, voting as a single class. The number of Liberty Financial directors may be increased to a maximum of 30 or decreased to a minimum of three (but only to eliminate vacancies) by a majority of the Liberty Financial directors. No decrease in the number of Liberty Financial directors may reduce the term of any incumbent director. A majority of the remaining Liberty Financial directors then in office are empowered to fill any vacancy on the Board of Directors of Liberty Financial.

The Colonial By-Laws provide that Colonial directors may be removed with or without cause by the holders of a majority in interest of the capital stock of Colonial entitled to vote in the election of Colonial directors (currently the holders of the Colonial Class B Common Stock) and with cause by a majority of the Colonial directors then in office. The number of Colonial directors may be a maximum of 12 and a minimum of three with the precise number to be determined by vote of either the Colonial stockholders or the Colonial directors. A majority of the remaining Colonial directors then in office are empowered to fill any vacancy on the Board of Directors of Colonial.

The LFC Restated Articles and LFC Restated By-Laws establish procedures with regard to the nomination of candidates for election as Liberty Financial directors who have not been nominated by the Board of Directors of Liberty Financial. In general, notice must be received by Liberty Financial not less than 60 days and no more than 90 days prior to the applicable Liberty Financial stockholder meeting and must contain certain specified information concerning the persons to be nominated and the Liberty Financial stockholder submitting the proposal. In addition, the LFC Restated Articles authorizes and the LFC Restated By-Laws requires that any such nomination of candidates for election as a Liberty Financial director be accompanied by a petition signed by at least 100 record holders of LFC capital stock entitled to vote in the election of Liberty Financial directors, representing in the aggregate at least 1% of the outstanding Liberty Financial capital stock entitled to vote thereon. The LFC Restated Articles and LFC Restated By-Laws also establish procedures with regard to Liberty Financial stockholder proposals for bringing business for consideration at Liberty Financial stockholder meetings, which procedures apply to proposals that Liberty Financial stockholders are entitled to make under applicable law. In general, notice must be received by Liberty Financial not less than 60 days and no more than 90 days prior to the applicable Liberty Financial stockholder meeting and must contain certain specified information concerning the business desired to be brought before the meeting and the Liberty Financial stockholder submitting the proposal. Neither the Colonial Charter nor the Colonial By-Laws contains any provisions restricting the nomination of persons as Colonial directors or the submission of Colonial stockholder proposals for consideration at Colonial stockholder meetings.

The LFC Restated By-Laws provide that a special meeting of Liberty Financial stockholders shall be called at the request of Liberty Financial stockholders only upon the application of the holders of shares of Voting Stock representing at least 67% of the outstanding shares of Voting Stock entitled to vote generally in the election of Liberty Financial directors. The Colonial By-Laws provide that a special meeting of Colonial stockholders shall be called at the request of Colonial stockholders only upon the application of the holders of shares of Colonial capital stock representing 10% of such capital stock entitled to vote at such meeting.

The Board of Directors of Liberty Financial is permitted pursuant to Massachusetts law and the LFC Restated Articles to consider special factors when evaluating proposed tender or exchange offers or certain consolidations, mergers or other fundamental transactions. These special factors may include, but are not limited to, social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with Liberty Financial, the communities in which Liberty Financial conducts its business, and the future prospects of Liberty Financial.

Although the Colonial Charter and the Colonial By-Laws do not specifically provide for the consideration of these special factors by the Colonial Board when evaluating tender or exchange offers

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or consolidations or mergers, the Colonial Board is permitted by
Massachusetts law to consider such factors.

The affirmative vote of Liberty Financial stockholders representing a majority of the combined voting power of the outstanding shares of Voting Stock, voting as a single class, is required to amend certain provisions of the LFC Restated Articles and LFC Restated By-Laws, including the provisions concerning the inability to vote certain shares of Voting Stock defined as Excludable Shares, the staggered term of the Board of Directors of Liberty Financial, the removal of Liberty Financial directors, the filling of vacancies on the Board of Directors of Liberty Financial and increasing and decreasing the size of the Board of Directors of Liberty Financial, the regulation of Liberty Financial stockholder nominations of candidates for election as Liberty Financial directors and of Liberty Financial stockholder proposals, and the special factors which may be considered by the Board of Directors of Liberty Financial in evaluating tender or exchange offers or certain mergers or fundamental transactions. In addition, the LFC Restated Articles require the affirmative vote of Liberty Financial stockholders representing a majority of the combined voting power of the outstanding shares of Voting Stock for adoption, amendment or repeal of the LFC Restated By-laws by the LFC stockholders.

The Colonial Charter permits the Colonial directors to make, amend or repeal the Colonial By-Laws, except with respect to provisions which by law or the Colonial By-Laws require action by the stockholders. The Colonial By-Laws prohibit the Colonial directors from making any amendment which changes those provisions of the By-Laws relating to meetings of stockholders, to the removal of directors, to the duties, election or removal of the Chairman of the Board, or the President, Treasurer or Clerk of Colonial, or to the requirements for amendments of the By-Laws.

          Exculpation and Indemnification for Officers and Directors

As permitted by Massachusetts General Laws, Chapter 156B ("Chapter 156B"), the LFC Restated Articles contain a provision which limits the personal liability of a Liberty Financial director to Liberty Financial for monetary damages for breach of his fiduciary duty of care as a director. Under current Massachusetts law and the LFC Restated Articles, liability is not eliminated for (i) any breach of the Liberty Financial director's duty of loyalty to Liberty Financial or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 61 and Section 62 of Chapter 156B, or (iv) any transaction from which the Liberty Financial director derived an improper personal benefit. This provision does not eliminate a Liberty Financial stockholder's right to seek non-monetary remedies, such as an injunction or rescission, which are equitable, to redress action taken by the Liberty Financial directors. However, equitable remedies may not be available in all situations, and there may be instances in which no effective equitable remedy is available.

Colonial's Charter also contains a provision which limits the personal liability of a Colonial director to Colonial. The provision is substantially the same as that contained in the LFC Restated Articles.

The LFC Restated Articles provide that Liberty Financial shall, to the maximum extent permitted from time to time under Massachusetts law, indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, by reason of the fact that such person is or was a director, officer, employee or other agent of Liberty Financial and any person who at the request of Liberty Financial is or was serving as a director, officer, employee or other agent of another organization, including service in any capacity with respect to employee benefit plans, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim. Such indemnification is not exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise.

The Colonial By-Laws provide that Colonial shall indemnify each director and officer against all judgments, fines, settlement payments and expenses (including reasonable attorneys' fees) paid or incurred in connection with any claim, action, suit or proceeding, civil or criminal, to which such director or officer may be made a party or with which such director or officer may be threatened by reason of

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his or her being or having been a director or officer of Colonial, or, at
Colonial's request, a director, officer, stockholder or member of any other corporation, firm or association of which Colonial is a stockholder or creditor and by which such director or officer is not so indemnified, or by reason of any action or omission by him or her in such capacity, whether or not he or she continues to be a director or officer at the time of incurring such expenses or at the time the indemnification is made. The Colonial By-Laws further provide that no such indemnification will be made (a) with respect to payments and expenses incurred in relation to matters as to which such director or officer shall be finally adjudged in such action, suit or proceeding not to have acted in good faith and in the reasonable belief that his or her action was in the best interest of the corporation, or (b) if otherwise prohibited by law. The right to indemnification provided in the Colonial By-Laws is not exclusive of other indemnification rights to which any director or officer may otherwise be entitled and inures to the benefit of the executor or administrator of such director or officer.

Currently applicable Massachusetts law provides that officers and directors may receive indemnification from their corporations for actual or threatened lawsuits, except that indemnification may not be provided for any person with respect to any matter to which such person has been adjudicated not to have acted in good faith in the reasonable belief that such person's action was in the best interest of the corporation or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan. Massachusetts law further provides that a corporation may purchase indemnification insurance, such insurance providing indemnification for the officers and directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of the Massachusetts law. Liberty Financial currently maintains such insurance, as does Colonial.

                  Certain Other Massachusetts Law Provisions

The LFC Restated By-Laws include a provision that will exclude Liberty Financial from the applicability of Chapter 110D of the Massachusetts General Laws, entitled "Regulation of Control Share Acquisitions." In general, Chapter 110D provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors of Liberty Financial, by majority vote, and the Liberty Financial stockholders by vote of the Liberty Financial stockholders representing a majority of the combined voting power of the outstanding shares of Voting Stock entitled to vote thereon, voting as a single class, may amend the LFC Restated By-laws at any time to subject Liberty Financial to this statute prospectively.

On July 30, 1994, the Colonial Board of Directors amended Article VI of the Colonial By-Laws so as to exclude Colonial from the applicability of Chapter 110D. The Colonial Board, by majority vote, or the holders of a majority of the combined voting power of the outstanding shares of Class B Common Stock, may amend the Colonial By-Laws at any time to subject Colonial to this statute prospectively.

The LFC Restated By-Laws also include a provision that excludes Liberty Financial from the applicability of Chapter 110F of the Massachusetts General Laws, entitled "Business Combinations with Interested Shareholders." Chapter 110F prohibits Massachusetts corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless: (a) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, or (b) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time that he becomes an interested stockholder, or (c) the business combination is approved by both the board of directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). Under Chapter 110F, an "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of a corporation's voting stock. A "business combination" includes mergers, stock and asset sales and other transactions resulting in a financial benefit to the stockholders. Such exclusion will become effective on November 9, 1995 (twelve months following adoption of the LFC Restated By-Laws). Prior to such time, such statute would not apply to any business combination with Liberty Mutual. Under Chapter 110F, the stockholders of Liberty Financial

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may, by amendment to the LFC Restated Articles or LFC Restated By-Laws,
provide that the provisions of Chapter 110F apply to LFC. Chapter 110F applies to Colonial.

Massachusetts law explicitly permits directors to adopt stockholder rights plans (so-called "poison pills"). At present, Liberty Financial has no plans to adopt any such plans, but may do so in the future. Colonial also has not adopted any such plan.

    General Provisions Regarding LFC Common Stock and LFC Preferred Stock; Description of Series A Convertible Preferred Stock

As of the Effective Time of the Merger, the authorized capital stock of Liberty Financial will consist of 100,000,000 shares Common Stock, $.01 par value per share (the "LFC Common Stock"), and 10,000,000 shares of Preferred Stock, $.01 par value per share, of which 1,040,000 shares have been designated as Series A Convertible Preferred Stock (the "LFC Preferred Stock"). The LFC Restated Articles and LFC Restated By-Laws do not grant the holders of LFC Common Stock any preemptive, subscription, redemption or conversion rights or the right to accumulate votes for the election of directors. Subject to prior dividend rights and preferences of holders of shares of LFC Preferred Stock, if any, holders of LFC Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of Liberty Financial from funds legally available therefor. Holders of LFC Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Liberty Financial out of funds legally available therefor, subject to any preferential dividend rights of then outstanding LFC Preferred Stock. Upon the liquidation, dissolution or winding up of Liberty Financial, the holders of LFC Common Stock are entitled to receive ratably the net assets of Liberty Financial available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding LFC Preferred Stock. The rights, preferences and privileges of holders of LFC Common Stock and LFC Preferred Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which Liberty Financial may designate and issue in the future.

Under the LFC Restated Articles, the Board of Directors of Liberty Financial has the authority, subject to any limitations prescribed by law, without further action by or notice to the Liberty Financial stockholders, to issue from time to time shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences and the number of shares constituting any series or designation of such series. The ability of the Board of Directors of Liberty Financial to issue additional Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to remove current Liberty Financial management, even if such removal may be in the Liberty Financial stockholders' best interest, and may have the effect of delaying, deterring or preventing a change in control of Liberty Financial, or of discouraging a third party from acquiring a majority of the outstanding voting stock of Liberty Financial. Other than the LFC Preferred Stock described below required to be issued in connection with the Merger, Liberty Financial has no present plans to issue any of the Preferred Stock.

Summary of Terms of Series A Convertible Preferred Stock

Immediately prior to the consummation of the Merger, Liberty Financial shall execute and file with the Massachusetts Secretary of State pursuant to Massachusetts General Laws, Chapter 156B, S.26, a Certificate of Designation (the "Certificate") designating a series of Preferred Stock consisting of 1,040,000 shares, which series shall have the following preferences, voting powers, qualifications, and special or relative rights and privileges (the following summary is qualified in its entirety by reference to the Certificate).

Dividends. The face amount of each share of LFC Preferred Stock shall be $50.00. The holders of shares of the LFC Preferred Stock will be entitled to receive cumulative cash dividends on the shares of the LFC Preferred Stock at the rate of $2.875 per annum per share, payable in equal quarterly installments on March 31, June 30, September 30 and December 31, in each year, commencing on the first such date following the 30th business day following the Closing Date. Such dividends shall be cumulative from the date of original issue of each share of the LFC Preferred Stock to and including the date provision for the payment of liquidation value, or redemption price, as the case may be, plus all then accrued and unpaid dividends, has been made in accordance with the Certificate, whether or not such dividends are declared and whether or not there are profits, surplus or other funds of LFC legally available for the payment of dividends. The Board of Directors of Liberty Financial shall declare such quarterly dividends in each case from and to the extent Liberty Financial has funds legally available therefor. Each such dividend shall be paid to the holders of record of the shares of the LFC Preferred Stock as they appear on the share register of Liberty Financial on such record date, not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors of Liberty Financial.

If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the shares of the LFC Preferred Stock and shares of any other LFC Preferred Stock ranking on a parity as to dividends with the LFC Preferred Stock ("Dividend Parity Stock"), all dividends declared upon shares of the LFC Preferred Stock and shares of any Dividend Parity Stock shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the LFC Preferred Stock and such Dividend Parity Stock shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of the LFC Preferred Stock and such Dividend Parity Stock bear to each other. Except as provided in the immediately preceding sentence, unless full cumulative dividends on the shares of LFC Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, (x) no dividends (other than a dividend in shares of the LFC Common Stock or in shares of any other capital stock of Liberty Financial ranking junior to the LFC Preferred Stock as to dividends ("Junior Dividend Stock")) shall be paid or declared and sums set aside for payment therefor or other distribution made upon the LFC Common Stock, any Dividend Parity Stock or any Junior Dividend Stock and (y) no shares of the LFC Common Stock, any Dividend Parity Stock or any Junior Dividend Stock shall be redeemed, repurchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by Liberty Financial or any subsidiary of Liberty Financial (except by conversion into or exchange for shares of LFC Common Stock or shares of Junior Dividend Stock). No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of the LFC Preferred Stock that may be in arrears. Dividends payable on the shares of the LFC Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 365 or 366-day year, as the case may be, and the actual number of days elapsed in the period for which payable.

Redemption. The shares of the LFC Preferred Stock will be redeemable at the option of Liberty Financial by resolution of the Board of Directors of Liberty Financial, in whole or from time to time in part, at any time on or after the third anniversary of the closing date of the Merger; provided, however, that prior to the fifth anniversary of the closing date of the Merger, a condition to any such redemption by Liberty Financial shall be that the Trading Price (as hereinafter defined) of the LFC Common Stock shall have exceeded $59.20 (adjusted from time to time for any stock split, stock dividend, combination of shares, recapitalization or similar event pertaining to the LFC Common Stock following the initial issuance of shares of LFC Preferred Stock, including other events which would result in an adjustment to the conversion rate then in effect for the LFC Preferred Stock) for 20 Trading Days out of the 30 consecutive Trading Days immediately preceding the date notice of such Redemption is mailed by the Liberty Financial.

The redemption price per share for any period shall be the amount set forth below opposite such period, plus, in each case, all dividends accrued and unpaid on the shares of LFC Preferred Stock to be redeemed up to and including the date fixed for redemption.

   If redemption during the
twelve-month period beginning
the date of the Closing Date,
 in the year specified below        Price
1998                               $50.000
1999                               $50.000
2000                               $51.500
2001                               $51.125
2002                               $50.750

                                     161

2003                                 $50.375
2004                                 $50.000

"Trading Price," with respect to any Trading Day, means the last reported sales price regular way for such Trading Day, or in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way for such Trading Day, of the LFC Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or if the LFC Common Stock is not listed or admitted to trading on such exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the LFC Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by Nasdaq or such other system then in use, or, if on any such date the LFC Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the LFC Common Stock selected by the Board of Directors of Liberty Financial. If the LFC Common Stock is not publicly held or so listed or publicly traded, "Trading Price" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors of Liberty Financial.

"Trading Day" means a day on which the principal national securities exchange on which the LFC Common Stock is listed or admitted to trading is open for the transaction of business or, if the LFC Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

"Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arms- length transaction.

If less than all of the outstanding shares of the LFC Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors of Liberty Financial and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors of Liberty Financial in its sole discretion shall prescribe; provided, however, that no fraction of a share shall be redeemed, and if a proration would result in a fraction of a share, the number of shares to be redeemed from each holder shall be rounded off to the nearest full share.

On the tenth anniversary of the closing date of the Merger, Liberty Financial shall redeem all shares of LFC Preferred Stock which then remain outstanding at a redemption price of $50.00 per share, plus all dividends accrued and unpaid on such shares of LFC Preferred Stock, provided, however, that if there are insufficient legally available funds for such redemption in full, Liberty Financial shall redeem such lesser number of shares of LFC Preferred Stock as may lawfully be redeemed from funds legally available therefor, and shall redeem all or part of the remainder of the shares of LFC Preferred Stock as shall thereafter remain outstanding as soon as Liberty Financial has sufficient funds which are legally available therefor until all such shares of LFC Preferred Stock have been redeemed.

At least 30 days but not more than 60 days prior to the date fixed for each redemption of shares of the LFC Preferred Stock, a written notice shall be mailed to each holder of record of LFC Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of Liberty Financial, notifying such holder of the election of Liberty Financial to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), and calling upon such holder to surrender to Liberty Financial on or after the Redemption Date at the place designated in such notice his certificate or certificates representing the number of shares specified in such notice of redemption. Such notice also shall specify (i) the date on which the conversion rights of the holder shall terminate in accordance with Section 6 of the Certificate and (ii) the current conversion rate for shares of LFC Preferred Stock.

On or after the Redemption Date each holder of shares of the LFC Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to Liberty Financial at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date (unless default shall be made by Liberty Financial in payment of the redemption price), all dividends on the shares of the LFC Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of Liberty Financial, except the right to receive the applicable redemption price of such shares (including all accrued and unpaid dividends up to and including the Redemption Date) upon the surrender of certificates representing the same shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of Liberty Financial) on the books of Liberty Financial, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

If the certificates for any shares of LFC Preferred Stock so called for redemption shall not have been duly surrendered for redemption within six months from and after the Redemption Date, all holders of certificates for the shares so called for redemption but unsurrendered during such six months shall thereafter have only the rights of general creditors against Liberty Financial for the amount sufficient to redeem the shares evidenced by such certificates, without interest thereon.

As indicated below under "Stockholders Agreement," the Stockholders Agreement provides that at any time during the first sixty days after the fifth anniversary of the Closing Date of the Merger, the holder of any shares of LFC Preferred Stock subject to the Stockholders Agreement may elect to sell to Liberty Mutual, and Liberty Mutual shall be obligated to purchase, all, but not less than all, of the LFC Preferred Stock then owned by such stockholder at a price of $50 per share plus accrued but unpaid dividends on such shares through the date of purchase. Liberty Mutual may designate Liberty Financial (without any further action or approval by Liberty Financial), or any other affiliate of Liberty Mutual, as the purchaser of such shares, provided that no such designation shall relieve Liberty Mutual of its purchase obligations. In the event that Liberty Financial acquires any shares of LFC Preferred Stock pursuant to the terms of the Stockholders Agreement, such acquisition shall not be deemed a redemption of such shares for purposes of the Certificate.

Voting Rights. Each share of LFC Preferred Stock shall be entitled to such number of votes as shall equal the number of shares of LFC Common Stock into which such share is then convertible. Except as otherwise provided in Section 7 of the Certificate (see the discussion under "Limitations" below), or by the LFC Restated Articles, as amended from time to time, or by law, the shares of LFC Preferred Stock, the shares of LFC Common Stock and any other shares of LFC Preferred Stock at the time entitled to vote generally shall vote together as one class on all matters submitted to a vote of Liberty Financial stockholders.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of Liberty Financial, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of Liberty Financial, the holders of shares of the LFC Preferred Stock shall be entitled to receive, in cash, out of the remaining net assets of Liberty Financial, the amount of Fifty Dollars ($50.00) for each share of the LFC Preferred Stock held, plus an amount equal to all dividends accrued and unpaid on each such share up to and including the date fixed for distribution, before any distribution shall be made to the holders of shares of the LFC Common Stock or any other capital stock of Liberty Financial ranking (as to any such distribution) junior to the LFC Preferred Stock ("Junior Liquidation Stock"), or before Liberty Financial shall redeem, repurchase or otherwise acquire for value any shares of LFC Common Stock or Junior Liquidation Stock. If upon any liquidation, dissolution or winding up of Liberty Financial, the assets distributable among the holders of shares of the LFC Preferred Stock and all other classes and series of LFC Preferred Stock ranking (as to any such distribution) on a parity with the LFC Preferred Stock ("Parity Liquidation Stock") are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of Liberty Financial thus distributable shall be distributed ratably among the holders of the shares of the LFC Preferred Stock and such Parity Liquidation Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

For purposes of the liquidation rights of the holders of shares of LFC Preferred Stock, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of Liberty Financial with or into any other corporation or entity, (ii) any dissolution, liquidation, winding up or reorganization of Liberty Financial immediately followed by reincorporation of another corporation which shall succeed to all or substantially all of the assets of Liberty Financial or (iii) a sale or other disposition of all or substantially all of Liberty Financial's assets to another corporation or entity; provided, however, that in each case, effective provision is made in the articles of organization of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the holders of shares of the LFC Preferred Stock provided for in
Section 6 of the Certificate.

After the payment of the full preferential amounts to the holders of shares of the LFC Preferred Stock or funds necessary for such payment have been set aside in trust for the holders thereof, such holders shall be entitled to no other or further participation in the distribution of the assets of Liberty Financial.

Conversion. Section 6 of the Certificate provides that holders of shares of the LFC Preferred Stock shall have the right, exercisable at any time and from time to time (subject, in the case of shares of the LFC Preferred Stock called for redemption to the limitation described below), to convert all or any such shares of the LFC Preferred Stock into shares of LFC Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at a rate of 1.0559 shares of LFC Common Stock for each share of the LFC Preferred Stock so converted, subject to adjustment as described below. In the case of shares of the LFC Preferred Stock called for redemption, conversion rights will expire at the close of business on the fifth business day preceding the Redemption Date; provided, however, that if Liberty Financial defaults in its obligations to redeem shares of LFC Preferred Stock after calling for such redemption, the right to convert such shares at any time or from time to time shall be restored. Upon conversion, no adjustment or payment will be made for dividends or interest, but if any holder surrenders a share of the LFC Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the next dividend payment date, then, notwithstanding such conversion, the dividend payable on such dividend payment date will be paid to the registered holder of such share on such record date.

In order to exercise his conversion rights, the holder of any shares of LFC Preferred Stock to be converted shall surrender his certificate or certificates therefor to the designated office of the transfer agent or register for shares of LFC Preferred Stock, if such be appointed, and otherwise at the principal office of Liberty Financial, and shall give written notice to Liberty Financial at said office that the holder elects to convert the shares of LFC Preferred Stock represented by such certificate or certificates, or any number thereof. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of LFC Common Stock issuable upon such conversion shall be issued. If required by Liberty Financial, the certificate or certificates so surrendered for conversion shall be endorsed or accompanied by written instruments of transfer, in form satisfactory to Liberty Financial, duly executed by the registered holder thereof or by his attorney-in-fact thereunto duly authorized in writing. The date of receipt by such transfer agent or registrar (or Liberty Financial) of the certificate or certificates so surrendered for conversion and such notice shall be the conversion date, and the conversion rate in effect on the conversion date shall be the applicable conversion rate. As soon as practicable after the conversion date, Liberty Financial shall cause to be issued and delivered to such holder, or on his written order, a certificate or certificates for the number of full shares of LFC Common Stock issuable upon such conversion in accordance with the provisions of Section 6 of the Certificate and cash in respect of any fraction of a share of LFC Common Stock which would otherwise be issuable upon such conversion.

No fractional shares of LFC Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the LFC Preferred Stock. If more than one share of the LFC Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of LFC Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the LFC Preferred Stock so surrendered. Instead of any fractional shares of LFC Common Stock which would otherwise be issuable upon conversion of any shares of the LFC Preferred Stock, Liberty Financial shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Trading Price for the LFC Common Stock on the last Trading Day preceding the date of conversion.

If a holder converts a share or shares of the LFC Preferred Stock, Liberty Financial shall pay any documentary, stamp or similar issue or transfer tax due on the issue of LFC Common Stock upon the conversion. The holder, however, shall pay to Liberty Financial the amount of any tax which is due (or shall establish to the satisfaction of Liberty Financial payment therefor) if the shares are to be issued in a name other than the name of such holder.

Liberty Financial shall reserve and shall at all times have reserved out of its authorized but unissued shares of LFC Common Stock a sufficient number of shares of LFC Common Stock to permit the conversion of the then outstanding shares of the LFC Preferred Stock. All shares of LFC Common Stock which may be issued upon conversion of shares of the LFC Preferred Stock shall be validly issued, fully paid and nonassessable. In order that Liberty Financial may issue shares of LFC Common Stock upon conversion of shares of the LFC Preferred Stock, Liberty Financial will endeavor to comply with all applicable federal and state securities laws and will endeavor to list such shares of LFC Common Stock to be issued upon conversion on each securities exchange on which LFC Common Stock is listed.

The conversion rate in effect at any time shall be subject to adjustment from time to time as described in detail in Section 6 of the Certificate. In the event that, as a result of an adjustment made in the conversion rate, the holder of any share or the LFC Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of Liberty Financial other than shares of LFC Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of the LFC Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the LFC Common Stock contained in Section 6 of the Certificate.

Whenever the conversion rate is adjusted, Liberty Financial shall promptly
(i) file with any transfer agent for the LFC Preferred Stock a certificate setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be presumptive evidence of the correctness of such adjustment, and (ii) mail or cause to be mailed a notice of such adjustment setting forth in reasonable detail the method of calculation of and the facts requiring such adjustment to the holders of shares of LFC Preferred Stock at their last addresses as they shall appear upon the books of Liberty Financial.

If any of the following shall occur, namely (i) any reclassification or change of outstanding shares of the LFC Common Stock issuable upon conversion of shares of the LFC Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which Liberty Financial is a party, other than a merger in which Liberty Financial is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of the LFC Common Stock, or (iii) any sale or conveyance of all or substantially all of the property or business of Liberty Financial as an entirety, then Liberty Financial, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, provide in its articles of organization or other charter document that each share of the LFC Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of LFC Common Stock deliverable upon conversion of such share of the LFC Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such articles of organization or other charter document shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 6 of the Certificate. If, in the case of any such consolidation, merger, sale or conveyance, the capital stock or other securities and property (including cash) receivable thereupon by a holder of the LFC Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then the articles of organization or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the LFC Preferred Stock as the Board of Directors of Liberty Financial shall reasonably consider necessary by reason of the foregoing.

Limitations. Section 7 of the Certificate provides that, in addition to any other rights provided by applicable law, so long as any shares of the LFC Preferred Stock are outstanding, Liberty Financial shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of the LFC Preferred Stock, voting separately, create, authorize or issue any class or series of capital stock ranking either as to payment of dividends or distribution of assets upon liquidation prior to or on a parity with the LFC Preferred Stock; provided, however, that no such vote or written consent of the holders of the shares of the LFC Preferred Stock shall be required if, at or prior to the time when the issuance of any such shares ranking prior to the LFC Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all the then outstanding shares of the LFC Preferred Stock in accordance with the provisions of the Certificate.

Stockholders Agreement. Each holder of Colonial Common Stock who elects to receive LFC Preferred Stock in exchange therefor shall be entitled, but not obligated, to become a party to a Stockholders Agreement in substantially the form attached as Exhibit C to the Merger Agreement (the "Stockholders Agreement"). The following is a summary of the provisions of the Stockholders Agreement (the following summary is subject and qualified in its entirety by reference to the Stockholders Agreement).

The Stockholders Agreement provides that the holder of shares of LFC Preferred Stock who becomes a party to the Stockholders Agreement (a "Holder") may not voluntarily or involuntarily Transfer (as hereinafter defined) the Holder's LFC Preferred Stock without the prior written consent of Liberty Financial prior to the fifth anniversary of the closing date of the Merger, except to a Permitted Transferee (as hereinafter defined). "Permitted Transferee" means (i) if the Holder is an individual, a trust or similar entity for the benefit, primarily, of the Holder or the Holder's Immediate Family, (ii) a person or entity to whom a Transfer is made by operation of law or legal process, including, without limitation, a decree of divorce, order in a proceeding under Title 11 of the United States Code (or any successor statute), the laws of descent and distribution or otherwise by reason of the Holder's death or legal incompetency, (iii) if the Holder is a corporation, a successor corporation in the event of a reorganization of such corporate Holder, (iv) a corporation or trust qualified under section 501(c)(3) of the Internal Revenue Code or (v) a bona fide pledgee. "Transfer" means any voluntary or involuntary sale, transfer, disposition, pledge or assignment, by gift or otherwise; provided, however, that the term shall not include ordinary proxies or powers of attorney with respect to voting of shares. "Immediate Family" means, with respect to an individual, such individual's spouse, children, adopted children and parents.

Subject to certain exceptions, a precondition to each Transfer of LFC Preferred Stock to a Permitted Transferee shall be that the Permitted Transferee shall have duly executed and delivered to Liberty Financial an agreement in a form reasonably satisfactory to Liberty Financial by which such Permitted Transferee shall become a party to the Stockholder Agreement and such LFC Preferred Stock shall be made subject to the Stockholders Agreement; provided, however, that a person or entity to whom a Transfer is made by operation of law or legal process as described above shall have the option of not becoming a party to the Stockholders Agreement, exercisable by written notice to Liberty Financial in connection with the registration of such Transfer to such Permitted Transferee, in which case such Permitted Transferee and such LFC Preferred Stock, shall cease to be subject to the restrictions, or entitled to the benefits, of the Stockholders Agreement.

The Stockholders Agreement also provides that at any time during the first 60 days after the fifth anniversary of the Closing Date of the Merger, any Holder may elect to sell to Liberty Mutual, and Liberty Mutual shall be obligated to purchase, all, but not less than all, of the LFC Preferred Stock then owned by such Holder (the "Put Shares") at a price (the "Put Price") of $50.00 per Put Share (adjusted for any stock splits, dividends or similar recapitalization events affecting the Put Shares), plus accrued but unpaid dividends through the date of purchase in respect of the Put Shares. Such election shall be exercised by delivery of written notice thereof to Liberty Mutual (with a copy to Liberty Financial), accompanied by the certificate representing such Put Shares duly endorsed for transfer, with signatures guaranteed by a national bank or member of the New York Stock Exchange, and all transfer and/or stamp taxes (if any) paid. Liberty Mutual may designate Liberty Financial (without any further action or approval by Liberty Financial) or another person or entity as purchaser of the Put Shares; provided, however, that no such designation shall relieve Liberty Mutual of its obligations to purchase such LFC Preferred Stock if the designee fails to do so. Liberty Mutual (or such designee) shall pay to each holder duly exercising the put option created by the Stockholders Agreement in cash the Put Price (without interest) on the 75th day after the fifth anniversary of the closing date of the Merger (or, if such day is not a business day, the next succeeding business day).


The restrictions on Transfers and the provisions requiring the purchase of the Put Shares by Liberty Mutual contained in the Stockholders Agreement do not apply to any shares of LFC Common Stock acquired upon conversion of LFC Preferred Stock and nothing contained in the Stockholders Agreement restricts such conversion.


                         Transfer Agent and Registrar

The transfer agent and registrar for the LFC Common Stock and the LFC Preferred Stock is The First National Bank of Boston.

                        UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION


The following pro forma condensed consolidated financial information reflects the effects of the Merger on the consolidated operating results and consolidated financial position of Parent as if such operating results and financial position were that of New LFC, Inc. New LFC, Inc. was formed on January 26, 1995; the Parent Contribution to New LFC, Inc. (immediately prior to the Effective Time) of all the assets of Parent (other than Excluded Assets) and the related assumption by New LFC, Inc. of the Assumed Liabilities will be recorded at historical cost and will be accounted for as if it were a pooling- of-interests. The historical consolidated financial statements of Parent and its subsidiaries will effectively become those of Liberty Financial and its subsidiaries.


The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1993 and the nine months ended September 30, 1994 present the consolidated operating results for Liberty Financial as if the Merger had occurred on January 1, 1993. The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 1994 gives effect to the Merger as if it had occurred on September 30, 1994. The pro forma per share data has been adjusted to reflect the Parent Contribution to be effected in connection with the Merger immediately prior to the Effective Time.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes, the historical financial statements and notes thereto of Liberty Financial included elsewhere herein and of Colonial incorporated by reference herein.

The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had the Merger actually occurred as of the dates indicated, or of the future results of operations or financial condition of Liberty Financial. The pro forma adjustments are based upon available information and certain assumptions that Liberty Financial currently believes are reasonable in the circumstances. The pro forma condensed consolidated statements of operations do not reflect the expenses anticipated to be incurred in connection with the Merger by Colonial or the cost savings anticipated to result from the Merger. If the Merger is consummated, Liberty Financial's consolidated financial statements will reflect its effects only from the date such transaction occurs.

The pro forma adjustments are applied to the historical consolidated financial statements of Liberty Financial to account for the Merger using the purchase method of accounting. Pursuant to the Merger Agreement, Liberty Financial will acquire, for purchase accounting purposes, 83.22% of the voting ownership interest of Colonial. Under purchase accounting, the acquisition cost of such ownership interest will be allocated to the assets and liabilities acquired based on their relative fair values as of the Closing Date with any excess of the acquisition cost over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as excess of cost over book value acquired. The cost allocations will be based on appraisals or other studies, which are not yet completed. Accordingly, the final allocations will be different from the amounts reflected herein. Although the final allocations will differ, management of Liberty Financial believes that any adjustments will not be material. Accordingly, the pro forma condensed consolidated financial information reflects Liberty Financial management's best estimate based on information currently available.

                      LIBERTY FINANCIAL COMPANIES, INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1993
(in millions, except per share data)

                                                                             Pro Forma
                                             Historical                     Adjustments      Pro Forma
                                               Liberty       Historical     Relating to       Liberty
                                              Financial       Colonial      the Merger       Financial
Revenues:
 Net investment income                       $     675.3                                    $      675.3
 Investment management revenues and
  other fees                                       106.0       $104.1                             210.1
 Securities commissions and other
  revenues                                          88.5         46.7                             135.2
 Realized investment gains                          10.6         --                                10.6
   Total revenues                                  880.4        150.8                           1,031.2

Expenses:
 Interest credited to policyholders                501.1                                          501.1
 Operating expenses                                215.6         93.4                             309.0
 Option plan compensation expense                   22.1                                           22.1
 Amortization of value of insurance in
  force and deferred policy acquisition
  costs                                             62.5                                           62.5
 Amortization of intangible assets                  15.0                    $     23.3(2)          38.3
 Amortization of deferred sales
  commissions                                                    20.0            (16.6)(2)          3.4
 Guaranty fund expense                               3.7                                            3.7
 Interest expense                                                 4.5             10.9(1)          15.4
   Total expenses                                  820.0        117.9             17.6            955.5
 Income before income taxes                         60.4         32.9            (17.6)            75.7
 Provision (benefit) for income taxes               29.1         12.9            (12.9)(3)         29.1
   Net income                                $      31.3       $ 20.0       $      (4.7)    $      46.6

 Weighted average common and common
  equivalent shares outstanding               23,653,154                     4,130,251(4)    27,783,405
 Net income per common share                 $      1.32                                    $      1.68

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

LIBERTY FINANCIAL COMPANIES, INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1994
(in millions, except per share data)

                                                                             Pro Forma
                                             Historical                     Adjustments      Pro Forma
                                               Liberty       Historical     Relating to       Liberty
                                              Financial       Colonial      the Merger       Financial
Revenues:
 Net investment income                       $     513.0                                    $     513.0
 Investment management revenues and
  other fees                                        77.6       $ 85.1                             162.7
 Securities commissions and other
  revenues                                          72.9         37.9                             110.8
 Realized investment gains                           2.9                                            2.9
   Total revenues                                  666.4        123.0                             789.4

Expenses:
 Interest credited to policyholders                352.2                                          352.2
 Operating expenses                                165.8         69.4                             235.2
 Option plan compensation expense                    6.7                                            6.7
 Amortization of value of insurance in
  force and deferred policy acquisition
  costs                                             53.2                                           53.2
 Amortization of intangible assets                   4.4                    $     17.5(2)          21.9
 Amortization of deferred sales
  commissions                                                    23.8            (19.8)(2)          4.0
 Guaranty fund expense                               5.4                                            5.4
 Interest expense                                    2.7          5.3              8.2(1)          16.2
   Total expenses                                  590.4         98.5              5.9            694.8
 Income before income taxes                         76.0         24.5             (5.9)            94.6
 Provision (benefit) for income taxes               27.0         10.7            (10.7)(3)         27.0
   Net income                                $      49.0       $ 13.8       $      4.8      $      67.6

 Weighted average common shares and
  common equivalent shares outstanding        23,592,432                     4,130,251(4)    27,722,683
 Net income per common share                 $      2.08                                    $      2.44

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

                      LIBERTY FINANCIAL COMPANIES, INC.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1994
(in millions)

                                                                          Pro Forma
                                           Historical                    Adjustments      Pro Forma
                                            Liberty       Historical     Relating to       Liberty
                                           Financial       Colonial      the Merger       Financial
                                                ASSETS
Assets:
 Investments                               $ 8,804.0        $ 19.8                        $ 8,823.8
 Cash and cash equivalents                     472.4          37.0         $  (4.0)(8)        505.4
 Accrued investment income                     115.9                                          115.9
 Deferred policy acquisition costs             377.0                                          377.0
 Value of insurance in force                   124.0                                          124.0
 Deferred sales commissions, net                             149.3          (124.2)(8)         25.1
 Intangible assets                              30.8                           1.3(5)         326.5
                                                                               0.1(6)
                                                                             282.9(8)
                                                                              11.4(9)
 Deferred federal income taxes                  36.5           2.6             0.6(6)          39.7
 Other assets                                   53.4          30.3            (1.3)(5)         84.2
                                                                               1.8(8)
 Separate account assets                       844.3                                          844.3
                                           $10,858.3        $239.0         $ 168.6        $11,265.9
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Policy liabilities                        $ 9,169.1                                      $ 9,169.1
 Note payable to affiliate                      75.0                       $ 100.0(8)         205.0
                                                                              30.0(7)
 Credit facility                                            $100.0                            100.0
 Payable for investments purchased              36.0          11.1                             47.1
 Accounts payable and accrued expenses          71.0          34.4            11.4(9)         116.8
 Other liabilities                              54.0                           0.7(6)          28.1
                                                                             (26.6)(7)
 Guaranty association fees                      27.2                                           27.2
 Separate account liabilities                  778.6                                          778.6
  Total liabilities                         10,210.9         145.5           115.5         10,471.9
Redeemable Preferred Stock,
   authorized 1,040,000 shares; issued
   and outstanding on a pro forma
   basis, 1,040,000 shares                                                    43.9(8)          43.9
Stockholders' Equity:
 Common stock (Note 8)                           0.1           0.8            (0.6)(8)          0.3
 Additional paid-in capital                    660.0           4.5            98.0(8)         762.5
 Net unrealized investment (losses)            (39.9)         (0.3)            0.3(8)         (39.9)
 Retained earnings                              27.2         100.0          (100.0)(8)         27.2
 Treasury stock                                              (11.5)           11.5(8)
  Total stockholders' equity                   647.4          93.5             9.2            750.1
                                           $10,858.3        $239.0         $ 168.6        $11,265.9

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

                       LIBERTY FINANCIAL COMPANIES, INC.
                         NOTES TO PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL STATEMENTS
                                 (unaudited)

PRO FORMA ADJUSTMENTS


Parent, Liberty Financial, Merger Subsidiary and Colonial entered into the Merger Agreement providing for the merger of Colonial with and into Merger Subsidiary. The Merger Agreement provides for Colonial stockholders to receive consideration described above in this Prospectus/Proxy Statement. The pro forma adjustments assume that the Colonial stockholders will exercise their right to receive cash and LFC Preferred Stock up to the aggregate limits specified in the Merger Agreement. Liberty Financial's management believes that the likelihood is remote that the option to elect cash will not be oversubscribed. Liberty Financial management also believes that it cannot accurately predict the extent (if any) to which the option to elect LFC Preferred Stock will be elected or oversubscribed. Although it is possible that LFC Preferred Stock will not be elected up to the aggregate limit, any differences attributable to such possible variations, or any adjustments attributable to changes in Colonial's assets under management, will not be material.



The valuation of the 7,354,863 shares of Colonial Common Stock outstanding as of September 30, 1994 and of the 626,037 common stock equivalents which were deemed to be outstanding shares as of that date for valuation purposes is depicted below. This valuation was based upon the evaluations of financial advisers to Colonial (See "BACKGROUND AND REASONS FOR THE MERGER--Opinions of Colonial Financial Advisers.") and assumes the issuance of cash and LFC Preferred Stock up to the aggregate limits specified in the Merger Agreement.


      Merger          Per Share      Total Colonial          Total
  Consideration         Value            Shares          Consideration
                                                          (millions)
LFC Cash              $40.00((1))      2,500,000            $100.00
Preferred Stock       $38.50((2))      1,350,649              52.0
Common Stock          $32.50((3))      4,130,251             134.3
                      Total valuation of Colonial           $286.3

                      Percent acquired by Liberty
                      Financial                               83.22%
                      Purchase Price                        $238.3

(1) Per share amount payable pursuant to the Merger Agreement.

(2) Value ascribed by financial advisors to Colonial.


(3) Amount represents the average Colonial Class A Common Stock price for the ten business days before and after the Merger Agreement was announced.

The allocation of the purchase price is summarized as follows (dollars in millions):

 Portion of Colonial Stockholders' Equity
  acquired at September 30, 1994
  ($93.5 x 83.22%)                                                  $  77.8
Plus adjustments for intangibles (2):
 Mutual fund management contracts                      115.9
 Distribution arrangements                             121.4
 Excess of cost over fair value                         47.0          284.3
Less adjustments for:
 Deferred sales commissions (2)                       (124.2)
 Deferred income taxes (6)                              (0.1)
 Imaging software and hardware (8)                       1.8
 Other assets (5)                                       (1.3)        (123.8)
Purchase price                                                      $ 238.3

(Footnotes refer to Merger adjustments below)



Sources and Uses of Funds


The sources and uses of this financing for the portion of Colonial acquired by Liberty Financial are summarized below (dollars in millions)

 Sources of Funds:
 Borrowing from Liberty Mutual                                     $100.0
 Issuance of LFC Preferred Stock (1,350,649 shs. $32.50)             43.9
 Issuance of LFC Common Stock (3,504,214 shs. $25.80)                90.4
 Liberty Financial cash                                               4.0
  Total sources                                                    $238.3
Use of Funds:
 Purchase of Colonial stock for cash                               $100.0
 Exchange of Colonial stock for LFC Stock                           134.3
 Direct costs of the Merger                                           4.0
  Total uses                                                       $238.3

Merger Adjustments

Adjustments to give effect to the Merger are summarized as follows:


(1) Interest expense is adjusted to reflect the borrowing of $100.0 million in connection with the Merger at an assumed annual interest rate of 8.5%. Interest expense is also adjusted to reflect the issuance of the $30.0 million SSI Note bearing interest rate of 8.0% per annum. No debt issuance costs are assumed to be incurred on these borrowings.


(2) The acquired identified intangible assets and the excess of cost over fair value of assets acquired, and their estimated useful lives and related amortization expense, that are recorded in these pro forma financial statements are as follows (in millions):

                                                                      Amortization Expense
                                                   Amortization
                                       Amount         Period        Full Year       9 Months
Mutual fund management contracts       $115.9        20 years         $ 5.8          $ 4.3
Distribution arrangements               121.4         8 years          15.2           11.4
Excess of cost over fair value           47.0        20 years           2.3            1.8
                                       $284.3                         $23.3          $17.5

The period used to amortize the value of the mutual fund management contracts was based on the longevity of the management agreements that Colonial has entered into with the Colonial Mutual

Funds. The lives of mutual fund management contracts are indeterminate, but under the Investment Company Act of 1940, management contracts are subject to review and approval by the respective funds' trustees on an annual basis. Since Colonial introduced its first mutual fund in 1941, there has been no instance where a mutual fund management contract has not been renewed. A review of industry practice, furthermore, revealed that amortization periods for mutual fund management contracts were as long as 22 years.

The amortization period of the distribution arrangements was based upon the period during which Colonial receives cash flows attributable to contingent deferred sales charges and distribution fees from the investors to which these distribution arrangements relate.


The period used to amortize the excess of cost over fair value was based primarily on the period used to amortize mutual fund management contracts and on the profitability of Colonial. Additionally, such period was based on a review of industry practice followed by other registrants in the financial services industry in acquisitions accounted for as a purchase.


The portion (83.22%) of Colonial's historical deferred sales commissions subject to purchase accounting ($124.2 million) and the related amortization expense ($19.8 million for the nine months ended September 30, 1994 and $16.6 million for the year ended December 31, 1993) were eliminated in recording the purchase business combination.

(3) All applicable pro forma adjustments to operations are tax effected at the appropriate rate. Under the Tax Sharing Agreement between Liberty Financial and Liberty Mutual there were operating loss carryforwards available for use as of January 1, 1993. The net pro forma adjustments utilized substantially all of those carryforwards.

(4) Weighted average shares and equivalents outstanding are adjusted to reflect the issuance of approximately 3.5 million shares and .6 million share equivalents of LFC Common Stock in connection with the Merger as though they were outstanding since January 1, 1993. The number of common shares represents the total number of shares of LFC Common Stock issued for Colonial Common Stock outstanding at the Effective Time reduced by the number of Colonial shares surrendered in connection with issuance of $52 million face value of LFC Preferred Stock and by the payment of $100 million in cash, as specified in the Merger Agreement. The number of common share equivalents represents the amount of Colonial options outstanding reduced for the effects of applying the treasury stock method of determining common share equivalents.

(5) The carrying value of other assets (deferred loan fees) is adjusted to reflect their fair values at the Effective Time.

(6) Deferred tax amounts are adjusted to reflect the differences between assigned values and the corresponding tax bases of assets acquired and liabilities assumed in the Merger.


(7) The $30 million SSI Note issued by SSI to Parent in January, 1995 and bearing interest at 8% per annum is recorded. The SSI Note is an Excluded Asset, and as such, the SSI Note will not be contributed to Parent in the Parent Contribution. A $26.6 million liability for compensation expense recorded in connection with Liberty Financial's stock option plan was reclassified to additional paid-in capital since, at the Effective Time of the Merger, stock option plan participants will no longer be able to exercise the cash-out right provision in the plan.


(8) Liberty Financial's accounts are adjusted to reflect the Merger consideration as follows:
- -- Use of $4.0 million in cash for direct costs of the Merger, which includes $3.0 million for financial advisor fees and $1.0 million for accounting and legal fees, and printing and miscellaneous expenses;

- -- Issuance of a $100.0 million promissory note, at an assumed interest rate of 8.5% per annum, to acquire 2.5 million shares of Colonial common stock;

- -- Issuance of approximately 1,040,000 shares of LFC Preferred Stock with a fair value of $43.9 million (equivalent to 1,351,000 Colonial Common Stock at $32.50 per share) and a face value of $52.0 million. Such fair value will be increased by periodic accretions so that the carrying amount will equal face value at the redemption date.

- -- Issuance of approximately 3,504,000 shares of LFC Common Stock with a value of $90.4 million (the net amount remaining of the total Merger Consideration).

For the purpose of these calculations, the value of Colonial Common Stock acquired was determined based on the average Colonial stock price for the ten business days before and after the Merger Agreement was announced ($32.50). In recording the Merger, the equity accounts of Colonial were eliminated. The table below illustrates the effect on Liberty Financial's stockholders' equity resulting from these adjustments which record 83.22% of the voting ownership interest acquired and the historical cost basis of the remaining portion.

                                   Liberty Financial      Colonial          Adjustments         Liberty Financial
                                      Historical         Historical        Dr          Cr           Pro Forma
Stockholders' Equity
Common stock (Historical-auth.
  10,000,000 shares issued and
  outstanding 9,001,000 shares;
  Pro Forma -- authorized
  100,000,000 shares, issued
  and outstanding 26,319,948
  shares)                               $  0.1             $  0.8        $  0.8(b)   $  0.2(a)        $  0.3
Additional paid-in capital               660.0                4.5           4.5(b)     90.2(a)         762.5
                                                                           30.0(d)     15.7(b)
                                                                                       26.6(c)
Net unrealized investment
  (losses)                               (39.9)              (0.3)                      0.3(b)         (39.9)
Retained earnings                         27.2              100.0         100.0(b)                      27.2
Treasury stock                                              (11.5)                     11.5(b)
Total stockholders' equity              $647.4             $ 93.5        $135.3      $144.5           $750.1
                                                                           Dr          Cr
 (a)
 Issue common stock
 Common stock                                                                           0.2
 Additional paid-in capital                                                            90.2
 (b)
 Eliminate Colonial historical
  equity
 Common stock                                                               0.8
 Additional paid-in capital                                                 4.5
 Retained earnings                                                        100.0
 Net unrealized investment losses                                                       0.3
 Treasury stock                                                                        11.5
 Additional paid-in capital
   (historical carryover basis)                                                        15.7
 (c)
 Reclassify option
  compensation liability
 Additional paid-in capital                                                            26.6
 (d)
 Record note payable to Parent
 Additional paid-in capital                                                30.0

These adjustments assume that the Colonial stockholders will exercise their right to receive cash and LFC Preferred Stock up to the aggregate limits specified in the Merger Agreement. The Merger Agreement provides for other possible combinations of Merger consideration the outcomes of which would not cause significantly different results from that disclosed in these pro forma financial statements.


(9) Merger costs of $11.4 million to be incurred by Colonial are recorded as of the date of the pro forma condensed consolidated balance sheet.



                                LEGAL MATTERS

An opinion as to the validity of the LFC Common Stock and the LFC Preferred Stock to be issued in connection with the Merger will be given for Liberty Financial by Choate, Hall & Stewart (a partnership which includes professional corporations), Boston, Massachusetts. Choate, Hall & Stewart has in the past acted as legal counsel to Liberty Mutual and certain of its affiliates in addition to Liberty Financial and expects to do so in the future. Mayer, Brown & Platt, New York, New York will opine to Liberty Financial upon certain of the federal income tax consequences of the Merger.

Bingham, Dana & Gould, Boston, Massachusetts, is acting as counsel for Colonial in connection with certain legal matters relating to the Merger and the transactions contemplated thereby. Bingham, Dana & Gould will opine to Colonial upon certain of the federal income tax consequences of the Merger. Gordon B. Greer, a partner of Bingham, Dana & Gould, is a Director of Colonial and beneficially owns 4,000 shares, and options to acquire 8,500 shares, of Colonial's Class A Common Stock.

                                   EXPERTS

Liberty Financial

The consolidated financial statements of Liberty Financial Companies, Inc. as of December 31, 1992 and 1993, and for each of the years in the three-year period ended December 31, 1993 and the financial statement schedules included herein and elsewhere in this Prospectus/Proxy Statement, have been included herein and elsewhere in this Prospectus/Proxy Statement in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of New LFC, Inc. as of January 26, 1995 has been included in this Prospectus/ Proxy Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Colonial

The consolidated financial statements of Colonial as of December 31, 1992 and 1993, and for each of the years in the three-year period ended December 31, 1993 and the financial statement schedules incorporated by reference in this Prospectus/Proxy Statement, have been so incorporated in this Prospectus/Proxy Statement in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                               BY-LAW AMENDMENT

At a special meeting of the Board of Directors of Colonial held on July 30, 1994, the Colonial Board amended Article VI of Colonial's By-Laws so as to opt out of the provisions of Chapter 110D of the Massachusetts General Laws.

GLOSSARY OF CERTAIN INSURANCE TERMS

Actuarial reserves        Obligations on outstanding life insurance and
                          annuity contracts equal to premiums received, plus
                          interest credited on the premiums, less accumulated
                          values released as a result of terminations.

A.M. Best Ratings         The A.M. Best rating scale includes levels A++ to F
                          and is divided into nine categories: (i) A++, A+
                          (superior); (ii) A, A- (excellent); (iii) B++, B+
                          (very good); (iv) B, B- (good); (v) C++, C+ (fair);
                          (vi) C, C- (marginal); (vii) D (below minimum
                          standards); (viii) E (under state supervision); and
                          (ix) F (in liquidation). Publications of A.M. Best
                          indicate that "A+" and "A++" ratings are assigned to
                          those companies which, in A.M. Best's opinion, have
                          achieved superior overall performance when compared
                          to the standards established by A.M. Best and
                          generally have demonstrated a strong ability to meet
                          their policyholder obligations over a long period of
                          time. A.M. Best's ratings are directed toward the
                          protection of policyholders, not investors.

Annuity A policy or contract that provides for a fixed or variable periodic payment made on one or more specified Pay-out dates (as defined elsewhere in this Glossary).

Asset valuation           The Asset Valuation Reserve ("AVR") is a
  reserve; AVR            formula-driven liability under statutory accounting
                          practices on a life insurance company's statutory
                          balance sheet designed to provide over time for
                          potential losses associated with investments.

Cede When a company reinsures its liability with another company by passing a portion of the risk exposure and related premium to a reinsurer, it "cedes" business.

Closed block              A defined block of participating single premium
                          whole life insurance policy business operated for
                          the benefit of the policies included therein which
                          contains those SPWLs issued by Keyport prior to
                          1987; because Keyport no longer issues such
                          policies, this block is deemed to be closed.

Credited rate;            Interest rates applied to annuity and
  crediting rates         interest-sensitive life insurance policies
                          (including SPWLs) during the accumulation period,
                          which may exceed contractually guaranteed minimum
                          rates.

Deferred policy           Policy acquisition costs (as defined elsewhere in
  acquisition costs;      this Glossary) that are deferred and amortized over
  DAC                     the expected life of the related annuity in
                          conformity with GAAP.

Deposits The premium or price paid by purchasers of certain annuity contracts, such as SPDAs, and deposited and held in the general or separate accounts of the Company. These amounts are not included in revenues under GAAP.

Effective Duration        The estimated percentage change in present value
                          which would result from a one percent (1%) change in
                          interest rates. The estimated present value change
                          is calculated through fixed income pricing models
                          which incorporate the value of explicit and embedded
                          options contained in the assets and liabilities.
                          While duration's practical meaning is a percentage
                          change in present value, the term duration "years"
                          is used in accordance with market convention.

                                     177

General account           Consists of all the assets of an insurance company
                          except for the assets held in separate accounts. It
                          is the account to which the insurer allocates assets
                          to fund various fixed products, and from which it
                          pays all expenses and satisfies all claims related
                          to SPDAs and SPWLs.

Insurance Guaranty        Funds created in all states, the District of
  Funds                   Columbia and Puerto Rico by law to cover certain
                          obligations of such funds and insolvent insurance
                          companies. These funds are maintained through
                          assessments made on insurance companies operating in
                          a particular state and generally are based on the
                          amount of business written in that state.

Insurance in force        The sum of face amounts, plus dividend additions, if
                          any, of the insurance policies outstanding of the
                          insurance company at a given time. Additional
                          amounts payable under special provisions are not
                          included.

Interest maintenance      Under statutory accounting practices, the interest
  reserve; IMR            maintenance reserve ("IMR") is included as a
                          liability on a life insurer's statutory balance
                          sheet and applies to all types of fixed maturity
                          investments (bonds, preferred stocks,
                          mortgage-backed securities and mortgage loans). The
                          IMR captures the net gains and losses realized upon
                          the sale of investments which result from changes in
                          the overall level of interest rates and amortizes
                          these net realized gains into income over the
                          remaining life of each investment sold. The IMR has
                          no effect on financial statements prepared in
                          conformity with GAAP.

Interest rate caps        A contract between two parties where the buyer pays
                          an up-front fee for the right to receive periodic
                          payments from the seller over the cap's contractual
                          life. The seller makes payments in each period (for
                          example, each three-month period) based on an amount
                          by which a specified interest rate index (for
                          example, three-month London Interbank Offered Rates
                          ("LIBOR")) is above a specified level. The amount of
                          a payment is based upon an agreed-upon notional
                          principal amount.

Interest rate swaps       An agreement between two parties where one party
                          agrees to pay a fixed rate in exchange for a
                          floating rate (for example, three-month LIBOR) which
                          is reset periodically (for example, every three
                          months) over the swap's contractual life. The fixed
                          rate is established at the start of the swap. The
                          amount of each payment is based on an agreed-upon
                          notional principal amount.

Investment grade          As used with respect to Keyport's general account,
                          securities that are rated 1 or 2 by the Securities
                          Valuation Office of the NAIC, or, if not so rated,
                          securities that are rated "BBB-" or above by S&P, or
                          "Baa3" or above by Moody's (using the lower of the
                          S&P or Moody's rating).

Investment spread         The difference between interest income earned on
                          invested assets and interest credited to the related
                          policyholder accounts.

Life insurance            A contract between the owner of a policy and an
                          insurance company whereby the company agrees, in
                          return for premium payments, to pay a specified sum
                          (for example, the face value or maturity value of
                          the policy) to the designated beneficiary upon the
                          death of the insured.

Limited Pay Contract      Policies that have fixed and guaranteed terms but
                          are purchased with premiums paid over a period
                          shorter than the period over which benefits are
                          provided.

                                     178

NAIC The National Association of Insurance Commissioners, an organization composed of the insurance supervisory authorities (commissioners) of each of the fifty states.

Net gain from             A statutory amount derived from income consisting of
  operations              income from annuity contracts and insurance
                          policies, net investment income and miscellaneous
                          income less costs consisting of contract and policy
                          benefits, increase in contract and policy reserves,
                          commissions, expenses and taxes. The result is the
                          surplus increase or decrease resulting from
                          insurance operations. (It does not include realized
                          capital gains and losses on investments.)

Pay-out date              The date(s) on which the accumulated value of an
                          annuity becomes payable. The policyholder may elect
                          to receive the payment in a lump sum, in a specified
                          number of payments, over the holder's life or for
                          the greater of a specified number of payments or the
                          policyholder's life.

Policy acquisition        Commissions and other acquisition costs, such as
  costs                   underwriting, which vary with and are directly
                          related to the production of new business. See
                          deferred policy acquisition costs or DAC.

Policy contract
  claims                  Requests for payment under the terms of a policy.

Policy loan               An advance made by the insurance company to a
                          policyowner, on the latter's request, out of the
                          policy's cash value. The policy loan bears a fixed
                          rate of interest and may be payable in cash or be
                          offset against an amount otherwise to be credited to
                          a policy.

Policyholder              Charges to policyholder account balances for early
  assessments             withdrawal as well as to certain policies to cover
                          administrative costs and mortality and expense
                          risks. See Surrender charges.

Policyholder              A policy withdrawal provision that grants the
  withdrawals             policyowner the right to reduce the amount in the
                          policy's cash value by taking that amount in cash.
                          Also known as partial surrender provision.

Premium income            Income from premium payments made for annuities with
                          life contingencies which have been accepted and
                          issued. Deposits are not premium income under GAAP.

Reinsurance               The practice whereby an insurer transfers ("cedes")
                          a portion of the risk insured and a portion of the
                          related premium to another insurer. Reinsurance can
                          be effected by a "treaty" whose reinsurance
                          automatically covers a portion of all risks of a
                          defined category, amount or type.

Renewal rate              The interest crediting rate set periodically
                          (typically annually) on a fixed annuity policy
                          beginning after the expiration of a specified period
                          after the issuance of the annuity.

Separate account          Those assets allocated to the separate account by
  assets                  the insurer to fund variable products which are kept
                          separate from the insurer's general account.
                          Separate account assets are beneficially owned by
                          the account purchasers to which realized and
                          unrealized appreciation as well as investment income
                          are credited. General account obligations cannot be
                          satisfied by separate account assets.

                                     179

Single premium            A deferred fixed annuity that requires a one-time
  deferred annuity;       lump sum premium payment upon issuance of the
  SPDA                    annuity with benefit payments commencing at some
                          future date following an accumulation period. Each
                          such annuity has a guaranteed minimum interest
                          crediting rate.

Single Premium            Annuities that require a one-time lump sum premium
  Immediate               payment upon the issuance of the contract, with
  Annuities               annuity payments commencing immediately after
                          issuance.

Single premium whole      Life insurance that may be kept in force for a
  life insurance;         person's entire life through the payment of one lump
  SPWL                    sum amount at the inception of the policy. The
                          insurance policy accumulates increasing cash value
                          over time and pays a benefit (a contractual amount
                          adjusted for items such as policy loans and
                          dividends, if any) at the death of the insured.

Statutory accounting      The accounting practices prescribed or permitted by
  practices               state insurance regulatory authorities, usually the
                          domiciliary state of a particular insurer or
                          reinsurer. Statutory accounting practices generally
                          emphasizes a liquidating, rather than a going
                          concern, concept of accounting.

Statutory surplus         The amount by which admitted assets exceed
                          liabilities, as determined in accordance with
                          Statutory Accounting Practices.

Surrender charge          The fee charged to a policyholder when an annuity is
                          surrendered for its cash value during a specified
                          term. Such charge is intended to recover unamortized
                          deferred acquisition costs and act as a deterrent to
                          premature termination. Surrender charges typically
                          decline over a set period of time as a percentage of
                          the account values in relation to the anticipated
                          amortization of the deferred policy acquisition
                          costs until there are no more surrender charges.

Variable annuity          An annuity which provides for investment of the
                          premium in one or more separate accounts, the value
                          of which will vary depending on the investment
                          results of an underlying mutual fund.

Variable life             A contract of life insurance where cash values and
  insurance               the amount of the death benefit are related to the
                          performance of the underlying mutual fund into which
                          separate account assets are placed.

Withdrawal ratio          The withdrawal ratio is the percentage of contracts
                          and policies that is voluntarily terminated by the
                          contract or policyowner from year to year.

                             LIBERTY FINANCIAL COMPANIES, INC.

                          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                      Page
Independent Auditors' Report                                                                            F-2
Consolidated Balance Sheets as of December 31, 1992 and 1993 and as of September 30, 1994
  (unaudited)                                                                                           F-3
Consolidated Statements of Operations for the Years Ended December 31, 1991, 1992 and 1993
  and for the nine months ended September 30, 1993 and 1994 (unaudited)                                 F-4
Consolidated Statements of Stockholder's Equity for the Years Ended December 31, 1991, 1992
  and 1993 and for the nine months ended September 30, 1993 and 1994 (unaudited)                        F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1991, 1992 and 1993
  and for the nine months ended September 30, 1993 and 1994 (unaudited)                                 F-6
Notes to Consolidated Financial Statements                                                           F-7-28
                                               NEW LFC, INC.
                                        INDEX TO FINANCIAL STATEMENT
Independent Auditors' Report                                                                           F-29
Balance Sheet as of January 26, 1995                                                                   F-30
Notes to Balance Sheet                                                                                 F-31

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Liberty Financial Companies, Inc.

We have audited the accompanying consolidated balance sheets of Liberty Financial Companies, Inc. as of December 31, 1992 and 1993, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberty Financial Companies, Inc. as of December 31, 1992 and 1993, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1993 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Boston, Massachusetts
February 22, 1994

See accompanying notes to consolidated financial statements.LIBERTY FINANCIAL
                               COMPANIES, INC.
                         CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                                  December 31               September 30
                                                             1992             1993              1994
                                                                                            (unaudited)
                                                  ASSETS
Assets:
 Investments (Note 3)                                      $8,151,591      $ 8,411,668         $ 8,804,029
 Cash and cash equivalents                                    660,074          541,963             472,359
 Accrued investment income                                    118,753          108,280             115,931
 Deferred policy acquisition costs (Note 5)                   211,330          262,646             376,982
 Value of insurance in force (Note 5)                         115,824          101,036             123,929
 Intangible assets (Note 6)                                    50,186           35,168              30,805
 Deferred federal income taxes (Note 7)                        19,459           20,767              36,522
 Other assets                                                  46,942           48,677              53,389
 Separate account assets                                      424,176          794,789             844,331
                                                           $9,798,335      $10,324,994         $10,858,277
                                   LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
 Policy liabilities                                        $8,603,455      $ 8,697,635         $ 9,169,059
 Note payable to parent (Note 14)                              --               75,000              75,000
 Guaranty association fees (Note 15)                           28,217           24,548              27,227
 Payable for investments purchased                             22,000           10,129              36,048
 Accounts payable and accrued expenses                         70,006           73,688              70,963
 Other liabilities                                             37,792           56,659              54,012
 Separate account liabilities                                 424,176          748,507             778,609
  Total liabilities                                         9,185,646        9,686,166          10,210,918
Commitments and contingencies (Note 15)
Stockholder's Equity (Notes 9, 10 and 16):
 Common stock, $.01 par value, authorized  10,000,000
  shares; issued and outstanding  9,000,000 shares in
  1992 and 1993; 9,001,000  shares in 1994                         90               90                  90
 Additional paid-in capital                                   659,948          659,948             659,982
 Net unrealized investment gains (losses) (Note 3)              5,687              546             (39,926)
 Retained earnings (accumulated deficit)                      (53,036)         (21,756)             27,213
  Total stockholder's equity                                  612,689          638,828             647,359
                                                           $9,798,335      $10,324,994         $10,858,277

LIBERTY FINANCIAL COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

                                                                                              Nine Months
                                                     Year Ended December 31                Ended September 30
                                               1991           1992          1993          1993           1994
                                                                                              (unaudited)
Revenues:
 Net investment income (Note 3)               $692,920       $710,013      $675,309      $511,671        $512,994
 Investment management revenues and
  other fees                                    81,770         94,072       105,962        77,969          77,563
 Premium income and policyholder
  assessments                                   27,530         21,495        31,314        23,559          26,175
 Securities commissions                         35,366         42,394        54,976        39,118          41,521
 Other revenues                                  1,442          3,092         2,279         1,660           5,208
 Realized investment gains (Note 3)              8,621          3,444        10,553        11,621           2,910
                                               847,649        874,510       880,393       665,598         666,371
Expenses:
 Interest credited to policyholders            568,844        569,563       501,073       381,358         352,237
 Operating expenses                            117,972        132,249       147,100       105,000         116,598
 Policy benefits and claims                     11,952         11,771        19,686        15,226          13,877
 Commission expense                             32,665         37,016        48,769        35,058          38,046
 Guaranty fund expense (Note 15)                 3,224         35,000         3,714         2,700           5,400
 Option plan compensation expense (Note
  9)                                               189             36        22,071         1,495           6,686
 Amortization of value of insurance in
  force (Note 5)                                33,323         32,446        22,310        17,239          12,713
 Amortization of deferred policy
  acquisition costs (Note 5)                    13,823         17,354        40,218        29,460          40,500
 Amortization of intangible assets (Note
  6)                                            25,580         42,265        15,018        13,462           4,363
                                               807,572        877,700       819,959       600,998         590,420
 Income (loss) before income taxes              40,077         (3,190)       60,434        64,600          75,951
 Provision for income taxes (Note 7)            19,172          9,343        29,154        23,252          26,982
 Net income (loss)                            $ 20,905       $(12,533)     $ 31,280      $ 41,348        $ 48,969
 Net income (loss) per share                  $   2.32       $  (1.39)     $   3.33      $   4.59        $   5.24

LIBERTY FINANCIAL COMPANIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
(in thousands)

                                                                   Net
                                                                Unrealized      Retained
                                                 Additional     Investment      Earnings            Total
                                       Common     Paid-In         Gains        Accumulated      Stockholder's
                                       Stock      Capital        (Losses)        Deficit           Equity
Balance, December 31, 1990              $90       $513,354       $    (17)      $(61,408)         $452,019
Capital contributions                              142,450                                         142,450
Net income                                                                        20,905            20,905
Change in net unrealized investment
  gains (losses)                                                    4,192                            4,192
Balance, December 31, 1991               90        655,804          4,175        (40,503)          619,566
Capital contributions                                4,144                                           4,144
Net loss                                                                         (12,533)          (12,533)
Change in net unrealized investment
  gains (losses)                                                    1,512                            1,512
Balance, December 31, 1992               90        659,948          5,687        (53,036)          612,689
Net income                                                                        31,280            31,280
Change in net unrealized investment
  gains (losses)                                                   (5,141)                          (5,141)
Balance, December 31, 1993               90        659,948            546        (21,756)          638,828
Common Stock issued                                     34                                              34
Net income                                                                        48,969            48,969
Change in net unrealized investment
  gains (losses)                                                  (40,472)                         (40,472)
Balance, September 30, 1994
  (unaudited)                           $90       $659,982       $(39,926)      $ 27,213          $647,359

LIBERTY FINANCIAL COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                                              Nine Months
                                                  Year Ended December 31                  Ended September 30
                                            1991          1992           1993            1993            1994
                                                                                                       (unaudited)
Cash flows from operating activities:
Net income (loss)                       $    20,905    $   (12,533)   $    31,280    $    41,348     $    48,969
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
 Depreciation and amortization               65,646         81,748         43,329         34,916          23,389
 Interest credited to policyholders         568,844        569,563        501,073        381,358         352,237
 Realized investment gains                   (8,621)        (3,444)       (10,553)       (11,621)         (2,910)
 Net accretion of discount on
   investments                              (24,178)       (12,043)        (4,383)          (259)          7,565
 Change in deferred policy
  acquisition  costs                        (47,845)       (57,180)       (51,316)       (38,914)        (28,119)
 Change in current and deferred
   income taxes                               3,124        (11,857)        10,988          5,064             985
 Change in guaranty association fees         --             28,860         (3,669)         1,477           2,679
 Change in accounts payable and
   accrued expenses                          10,874         42,144          3,531        (13,530)          2,328
 Net change in other assets and
   liabilities                               10,981          4,582         20,544         (7,881)        (21,323)
Net cash provided by operating
  activities                                599,730        629,840        540,824        391,958         385,800
Cash flows from investing activities:
 Investments purchased                   (2,043,019)    (3,669,813)    (2,718,598)    (2,037,654)     (2,176,743)
 Investments sold held to maturity        1,042,514        767,124         97,816         60,436          --
 Investments sold available for sale         --             --            387,338        334,912       1,061,126
 Investments matured held to maturity       681,644      1,660,920      1,219,169        830,972         528,687
 Investments matured available for
  sale                                       --             --            758,279        564,742          38,607
 Change in policy loans                     (64,792)       (36,456)       (38,661)       (26,402)        (26,302)
Net cash used in investing activities      (383,653)    (1,278,225)      (294,657)      (272,994)       (574,625)
Cash flows from financing activities:
 Withdrawals from policyholder
   accounts                                (491,245)      (678,324)    (1,295,617)      (988,880)       (781,070)
 Deposits to policyholder accounts          793,122        876,504        856,339        645,699         900,257
 Capital contributions                      142,450          1,754         --             --                  34
 Debt borrowing (repayment)                 (40,000)        --             75,000         --              --
Net cash provided by (used in)
  financing activities                      404,327        199,934       (364,278)      (343,181)        119,221
Increase (decrease) in cash and cash
  equivalents                               620,404       (448,451)      (118,111)      (224,217)        (69,604)
 Cash and cash equivalents at
   beginning of year                        488,121      1,108,525        660,074        660,074         541,963
 Cash and cash equivalents at end of
   year                                 $ 1,108,525    $   660,074    $   541,963    $   435,857     $   472,359

                     LIBERTY FINANCIAL COMPANIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      LIBERTY FINANCIAL COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
1. Organization and Basis of Presentation
2. Summary of Significant Accounting Policies--(Continued)

Liberty Financial Companies, Inc. (the "Company") is a diversified financial services holding company which was organized by Liberty Mutual Insurance Company ("Liberty Mutual") to manage the operations of its financial services subsidiaries. In exchange for contributing to the Company its ownership interests in these subsidiaries, a direct wholly owned subsidiary of Liberty Mutual acquired all the outstanding Common Stock of the Company in a transaction accounted for as if it were a pooling of interests. The Company commenced operations as of January 1, 1990.

The principal subsidiaries of the Company include: Keyport Life Insurance Company ("Keyport"), an issuer primarily of single premium annuity contracts; Stein Roe & Farnham Incorporated, a registered investment adviser and asset management firm; and Liberty Securities Corporation, a registered securities broker-dealer, which sells insurance and investment products through banks.

The accompanying consolidated financial statements as of September 30, 1994 and for the nine months ended September 30, 1993 and 1994, and notes thereto, are unaudited; however, in the opinion of the Company these unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for the nine month period are not necessarily indicative of the results for the full year.

2. Summary of Significant Accounting Policies

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"). All material intercompany transactions and balances have been eliminated. A description of significant accounting policies follows.

Insurance Operations

Revenues from single premium whole life policies and single premium deferred annuities include mortality charges, surrender charges, policy fees and contract fees and are recognized when assessed. Policy liabilities principally include policyholder account balances which consist of deposits received plus interest credited less accumulated policyholder assessments and withdrawals. On December 31, 1993, credited interest rates ranged from 3.75% to 8.90%; on September 30, 1994, credited interest rates ranged from 3.75% to 8.35%.

Policy acquisition costs are the costs of acquiring new business which vary with, and are primarily related to, the production of new business. These costs are deferred to the extent they are deemed recoverable from future gross profits. Such costs include commissions, costs of policy issuance and underwriting, and variable agency expenses. Costs deferred are amortized in relation to the present value of estimated gross profits from mortality, investment, and expense margins. Amortization is adjusted to reflect actual experience by recomputing amortization expense in the current period.

Asset Management Activities

Fees from asset management and investment advisory services are recognized as revenues when services are provided. Fees billed in advance of rendering service are deferred.

Securities Brokerage

Commission revenue and expense on the sale of securities products are recognized on a trade-date basis.

Investments

Fixed maturity investments that the Company has a positive intent and the ability to hold to maturity are classified as held to maturity and are carried at amortized cost. Adjustments to the amortized cost of identified investments are amortized into income on a constant yield method over the expected life of the investment.

Fixed maturity investments are classified as available for sale if they might be sold in response to changes in market interest rates, changes in the security's prepayment risk, general liquidity needs, changes in asset/liability management strategy, or other factors. Securities available for sale are carried at the lower of aggregate amortized cost or market. Unrealized losses, if any, are charged directly to stockholder's equity, net of applicable deferred income taxes.

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement 115"). Statement 115 changes the accounting treatment afforded the Company's fixed maturity investments by segregating fixed maturity securities into three classifications: "held to maturity", "trading" and "available for sale." Securities may be designated as held to maturity only if a company has the positive intent and ability to hold these securities to maturity. An enterprise may not classify a security as held to maturity if the enterprise has the intent to hold the security only for an indefinite period. Accounting for securities held to maturity will be unchanged, as these securities will continue to be carried at amortized cost. However, trading account and available for sale securities are to be carried at fair value. Unrealized gains and losses on trading account securities are recognized in income, while unrealized gains and losses on available for sale securities and on interest rate swaps and caps (net of adjustments to deferred policy acquisition costs, value of insurance in force and applicable deferred income taxes) are recorded directly to stockholder's equity. Transfers between categories are severely restricted.

Equity securities are carried at fair value.

Mortgage loans with premiums and discounts are amortized using a constant yield method. Equity securities are carried at fair value. Policy loans are carried at the unpaid principal balance plus accrued interest.

Realized gains and losses on sales of investments, which are calculated on a "first-in, first-out" basis, include adjustments for investment valuation reserves. For each investment security where a decline in value is determined to be other than temporary the Company's policy is to write down the investment security to fair value. Unrealized gains or losses on equity securities are recorded directly to stockholder's equity, net of applicable deferred income taxes.

Interest rate swaps are used to hedge interest rate risk on certain floating or fixed rate investments. The net differential to be paid or received on interest rate swaps, which are classified as a hedge for financial reporting purposes, is recorded monthly as interest rates change. From time to time, swap positions may be unwound. If the unwound swap has been effective in hedging interest rate risk, realized gains or losses are amortized over the remaining life of the swap. Conversely, if the unwound swap has not been effective in hedging interest rate risk, or the assets and liabilities which were hedged no longer exist, the swap position is marked to market, and realized gains or losses are immediately recognized in income.

The Company has entered into one swap agreement under which it pays the total return of a seven year swap to receive the total return of a current coupon FNMA mortgage. The net differential paid or received each reset date is recorded monthly as a realized gain or loss.

The Company also enters into interest rate cap agreements to minimize exposure to rising interest rates. The Company receives payments when the indexed rate exceeds the stated interest rate. The cost of interest rate caps is amortized on a straight-line basis over the period to maturity.

In October 1994, the Financial Accounting Standards Board issued Statement 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." Statement 119 requires specific disclosures about derivative financial instrument such as forward, swap and option contracts. It requires distinguishing between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading. There are separate disclosure requirements for each classification. Statement 119 is effective for fiscal years ending after December 15, 1994. The Company intends to adopt 119 as of December 31, 1994.

Value of Insurance in Force

The value of insurance in force represents the actuarially-determined present value of projected future profits from policies in force at the date of purchase. This amount is amortized in proportion to the projected emergence of profits over periods not exceeding fifteen years for annuities and twenty-five years for life insurance.

Intangible Assets

Intangible assets, principally customer lists and the excess of purchase price over the fair value of net assets acquired, arose from business combinations accounted for as a purchase. Amortization is provided on a straight-line basis over the lives of the acquired assets which range from two to twenty-five years. Continued capitalization of intangible assets is based primarily on the recoverability of their carrying values. Recoverability is based on an estimate of the present value of future gross profits attributable to the intangible assets. The carrying value of the intangible assets is adjusted when the expected present value of future gross profits attributable to such assets is less than their carrying value.

Separate Account Assets

Separate account assets, which are carried at fair value, consist principally of investments in mutual funds and are included as a separate caption in the accompanying consolidated balance sheets. Investment income and changes in asset values are allocated to variable annuity and variable life policyholders and, therefore, do not affect the operating results of the Company. The Company provides administrative services and bears the mortality risk related to these contracts. As of December 31, 1993 and September 30, 1994, the Company also classified approximately $46.3 million and $65.7 million, respectively, of its investments in certain mutual funds sponsored by the Company as separate account assets.

Cash Equivalents

Short-term investments which have an original maturity of three months or less at the time of purchase are classified as cash equivalents.

Federal Income Taxes

The Company is included in the consolidated federal income tax return filed by Liberty Mutual and calculates its consolidated income tax liability as if it filed its own consolidated federal income tax return. Keyport filed its own federal income tax return through 1993, at which time it became eligible for inclusion in Liberty Mutual's consolidated tax return. Accordingly, through December 31, 1993 Keyport's liability for federal income taxes was computed separately.

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company previously used the asset and liability method under Statement of Financial Accounting Standards No. 96 ("Statement 96"). Under the asset and liability method of Statement 96, deferred tax assets and liabilities were recognized for all events that had been recognized in the financial statements. Under Statement 96, the future tax consequences of recovering assets or settling liabilities at their financial statement carrying amounts were considered in calculating deferred taxes. Generally, Statement 96 prohibited consideration of any other future events in calculating deferred taxes.

Effective January 1, 1992, the Company adopted Statement 109. The accounting change had no material effect on the financial statements for any period presented.

Earnings Per Share

Earnings per share are calculated based on the weighted average number of shares of Common Stock and common stock equivalents outstanding during each of the years presented in the amounts of 9,000,000 for 1991 and 1992, 9,379,632 for 1993, and 9,000,000 and 9,352,130 for the nine months ended
September 30, 1993 and 1994, respectively. The options outstanding under the Company's 1990 Stock Option Plan are excluded from the 1991, 1992, and September 30, 1993 calculations since their effect was immaterial or anti-dilutive.

3. Investments

Investments, all of which pertain to Keyport, were comprised of the following (in thousands):

                                                   December 31             September 30,
                                              1992            1993              1994
                                                                             (unaudited)
Fixed maturities available for sale        $2,823,555      $5,516,905        $6,706,280
Fixed maturities held to maturity           4,699,921       2,276,955         1,471,459
Mortgage loans                                159,388         155,972           131,658
Policy loans                                  375,879         442,150           468,452
Other invested assets                          24,912          17,873            12,171
                                            8,083,655       8,409,855         8,790,020
Equity securities at fair value                67,936           1,813            14,009
 Total                                     $8,151,591      $8,411,668        $8,804,029

Equity securities are carried at fair value and had a cost of $59,319, $1,627 and $13,543 at December 31, 1992 and 1993, and September 30, 1994, respectively. At December 31, 1992, equity securities included $56,860 of investments in mutual funds sponsored by the Company.

Fixed Maturities (in thousands)

Fair values of publicly-traded securities are as reported by an independent pricing service. Fair values of conventional mortgage backed securities not actively traded in a liquid market are obtained through broker-dealer quotations. Fair values of private placement bonds are determined by obtaining market indications from various broker-dealers. The amortized cost and fair values of investments in fixed maturities at December 31, 1992 and 1993 and September 30, 1994 are as follows:

                                                                              December 31, 1992
                                                                          Gross          Gross
                                                          Amortized    Unrealized     Unrealized          Fair
                                                             Cost         Gains         Losses           Value
Held to maturity:
 U.S. Treasury securities                                $  117,760     $  3,524       $     (7)       $  121,277
3. Investments--(Continued)
   Mortgage backed securities of U.S.  government
  corporations and agencies                                 109,614       11,043          --              120,657
 Obligations of states and political  subdivisions           72,927        4,905         (1,784)           76,048
 Debt securities issued by foreign  governments             105,499        5,405           (463)          110,441
 Corporate securities                                     3,290,169      198,910        (18,233)        3,470,846
 Other mortgage backed securities                            37,355          669           (188)           37,836
 Asset backed securities                                    797,640       21,089         (1,920)          816,809
 Senior secured loans                                       168,957        --             --              168,957
  Total fixed maturities held to maturity                $4,699,921     $245,545       $(22,595)       $4,922,871


                                                                       December 31, 1992
                                                                     Gross          Gross
                                                    Amortized      Unrealized     Unrealized         Fair
                                                      Cost           Gains          Losses          Value
Available for sale:
 Mortgage backed securities of U.S.
   government corporations and agencies            $2,066,754       $65,962        $ (9,405)      $2,123,311
 Corporate securities                                 167,587          --            (6,252)         161,335
 Other mortgage backed securities                     574,214        10,445          (3,622)         581,037
 Senior secured loans                                  15,000          --             --              15,000
  Total fixed maturities available for sale        $2,823,555       $76,407        $(19,279)      $2,880,683


                                                                     December 31, 1993
                                                                   Gross          Gross
                                                  Amortized      Unrealized     Unrealized         Fair
                                                    Cost           Gains          Losses          Value
Held to maturity:
 Mortgage backed securities of U.S.
   government corporations and agencies          $  697,473       $ 40,701       $  (211)       $  737,963
 Obligations of states and political
   subdivisions                                      20,696          2,088          --              22,784
 Debt securities issued by foreign
   governments                                       20,443          1,503          --              21,946
 Corporate securities                               972,789        114,846        (4,304)        1,083,331
 Other mortgage backed securities                   165,882          3,480        (2,374)          166,988
 Asset backed securities                            227,888          6,143          (109)          233,922
 Senior secured loans                               171,784          --             --             171,784
  Total fixed maturities held to maturity        $2,276,955       $168,761       $(6,998)       $2,438,718


                                                                       December 31, 1993
                                                                     Gross          Gross
                                                    Amortized      Unrealized     Unrealized        Fair
                                                      Cost           Gains          Losses          Value
Available for sale:
 U.S. Treasury securities                          $  135,083       $  7,456       $   (113)     $  142,426
 Mortgage backed securities of U.S.
   government corporations and agencies             1,326,703         25,452         (7,469)      1,344,686
 Obligations of states and political
   subdivisions                                        39,526          3,351          --             42,877
 Debt securities issued by foreign
   governments                                         62,318          5,245           (486)         67,077
 Corporate securities                               2,481,952        172,683        (13,552)      2,641,083
 Other mortgage backed securities                     693,629          7,215         (4,706)        696,138
 Asset backed securities                              777,694         22,398         (1,975)        798,117
  Total fixed maturities available for sale        $5,516,905       $243,800       $(28,301)     $5,732,404

An investment valuation reserve of $39,666 and $33,516 at December 31, 1992 and 1993, respectively, is deducted from the amortized cost of the Company's fixed maturity investments held to maturity.

                                                                    September 30, 1994
                                                                   Gross          Gross
                                                  Amortized      Unrealized     Unrealized        Fair
                                                    Cost           Gains          Losses          Value
                                                                        (unaudited)
Held to maturity:
 Mortgage backed securities of U.S.
   government corporations and agencies          $  232,705       $10,267        $    (36)     $  242,936
 Obligations of states and political
   subdivisions                                      17,715           506           --             18,221
 Corporate securities                               912,549        25,066         (11,068)        926,547
 Other mortgage backed securities                    81,949            64          (3,675)         78,338
 Asset backed securities                            226,541           482          (3,875)        223,148
  Total fixed maturities held to maturity        $1,471,459       $36,385        $(18,654)     $1,489,190

                                                                       September 30, 1994
                                                                     Gross           Gross
                                                    Amortized      Unrealized     Unrealized         Fair
                                                      Cost           Gains          Losses           Value
                                                                          (unaudited)
Available for sale:
 U.S. Treasury securities                          $  257,293       $      5       $  (3,714)     $  253,584
 Mortgage backed securities of U.S.
   government corporations and agencies             1,282,052          3,161         (73,935)      1,211,278
 Obligations of states and political
   subdivisions                                        37,857            964           --             38,821
 Debt securities issued by foreign
   governments                                         66,078          1,535          (1,547)         66,066
 Corporate securities                               2,729,949         66,879        (113,242)      2,683,586
 Other mortgage backed securities                   1,118,338         24,825         (58,391)      1,084,772
 Asset backed securities                            1,134,265          3,618         (32,261)      1,105,622
 Senior secured loans                                 262,551          --              --            262,551
  Total fixed maturities available for sale        $6,888,383       $100,987       $(283,090)     $6,706,280

Contractual Maturities (in thousands)

The carrying value and fair value of fixed maturities at December 31, 1992 and 1993 and September 30, 1994, by contractual maturity, are set forth below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                  December 31, 1992           December 31, 1993            September 30, 1994
                               Amortized       Fair        Amortized        Fair       Amortized
                                 Cost          Value         Cost          Value          Cost       Fair Value
                                                                                              (unaudited)
Held to maturity:
 Due in one year or less      $   45,851    $   44,013    $    2,961     $    3,070    $   25,000     $   25,500
 Due after one year
   through five years          1,041,539     1,074,395       336,699        350,962       218,526        219,244
 Due after five years
   through ten years           1,562,587     1,639,815       404,369        436,400       489,859        498,680
 Due after ten years           1,105,335     1,189,346       441,683        509,413       196,879        201,344
                               3,755,312     3,947,569     1,185,712      1,299,845       930,264        944,768
Mortgage and asset backed
  securities                     944,609       975,302     1,091,243      1,138,873       541,195        544,422
  Total fixed maturities
    held to maturity          $4,699,921    $4,922,871    $2,276,955     $2,438,718    $1,471,459     $1,489,190

                                  December 31, 1992           December 31, 1993            September 30, 1994
                               Amortized       Fair        Amortized        Fair       Amortized
                                 Cost          Value         Cost          Value          Cost       Fair Value
                                                                                              (unaudited)
Available for sale:
 Due in one year or less                                   $   61,935    $   62,452    $  228,567      $  228,736
 Due after one year
   through five years         $   50,000     $   46,250     1,069,666     1,118,058     1,249,033       1,235,560
 Due after five years
   through ten years              76,263         75,116       890,593       951,937     1,484,542       1,441,646
 Due after ten years              56,324         54,969       696,685       761,016       391,586         398,666
                                 182,587        176,335     2,718,879     2,893,463     3,353,728       3,304,608
Mortgage and asset backed
  securities                   2,640,968      2,704,348     2,798,026     2,838,941     3,534,655       3,401,672
  Total fixed maturities
    available for sale        $2,823,555     $2,880,683    $5,516,905    $5,732,404    $6,888,383      $6,706,280

Net Investment Income (in thousands)

Net investment income is summarized as follows:

                                                                             Nine Months
                                    Year Ended December 31                Ended September 30
                               1991          1992          1993          1993           1994
                                                                             (unaudited)
Fixed maturities             $622,813      $640,338      $619,847      $468,883       $471,271
Equity securities               3,532         4,443         2,368         2,500          1,165
Mortgage loans                 13,633        17,116        17,252        13,114         11,942
Policy loans                   17,729        20,790        22,766        16,935         19,564
Cash and cash
  equivalents                  42,493        34,504        18,551        14,746         12,631
 Gross investment
   income                     700,200       717,191       680,784       516,178        516,573
Investment expenses            (7,280)       (7,178)       (5,475)       (4,507)        (3,579)
Net investment income        $692,920      $710,013      $675,309      $511,671       $512,994

As of December 31, 1992 and 1993, and at September 30, 1994, the carrying value of fixed maturity investments that were non-income producing for the preceding twelve months was $51,545, $2,332 and $10,067, respectively.

Net Unrealized Investment Gains (Losses) (in thousands)

Net unrealized investment gains (losses), prior to the adoption of Statement 115, are as follows:

                                                                      December 31
                                                                   1992         1993
Equity Securities:
 Gross unrealized gains                                          $ 9,044       $ 962
 Gross unrealized losses                                            (427)       (123)
                                                                   8,617         839
 Deferred federal income taxes                                    (2,930)       (293)
  Total                                                          $ 5,687       $ 546

Net unrealized investment gains (losses) with the adoption of Statement 115 are as follows:

                                                                          September 30,
                                                                               1994
                                                                           (unaudited)
 Fixed Maturities:
 Gross unrealized gains                                                     $ 100,987
 Gross unrealized losses                                                     (283,090)
                                                                             (182,103)
 Adjustments for:
  Deferred acquisition costs                                                   86,217
  Value of insurance in force                                                  34,127
   Total fixed maturities                                                     (61,759)
 Equity Securities:
 Gross unrealized gains                                                         2,870
 Gross unrealized losses                                                       (2,404)
   Total equity securities                                                        466
                                                                              (61,293)
 Deferred federal income taxes                                                 21,367
   Total                                                                    $ (39,926)

Realized Investment Gains (in thousands)

Realized investment gains are summarized as follows:

                                                                                  Nine Months
                                         Year Ended December 31                Ended September 30
                                    1991          1992          1993          1993           1994
                                                                                  (unaudited)
Fixed maturities held to
  maturity
 Gross gains                      $ 57,036      $ 42,174      $ 31,594      $ 20,311       $  2,077
 Gross losses                      (11,440)      (25,943)       (3,070)       (2,657)        (3,389)
  Provisions for possible
  investment losses, net           (37,638)      (10,402)      (16,609)      (11,671)         --
Fixed maturities available
  for sale
 Gross gains                         --            --            7,097         6,460         16,665
 Gross losses                        --            --           (6,311)       (1,509)       (11,932)
  Provisions for possible
  investment losses, net             --            --            7,487         --             --
Equity securities                      662         2,062        11,228         3,696           (854)
Interest rate caps                   --           (4,447)       (6,082)       (4,082)         --
Interest rate swaps                  --            --          (16,193)        --                 2
Other                                    1         --            1,412         1,073            341
  Total                           $  8,621      $  3,444      $ 10,553      $ 11,621       $  2,910

Proceeds from sales of fixed maturities held to maturity were $1,042,514, and $721,300 for the years ended December 31, 1991 and 1992, respectively. For 1993, proceeds from sales of fixed maturities held to maturity and available for sale were $97,816 and $313,568, respectively. For the nine months ended September 30, 1994, proceeds from sales of fixed maturities held to maturity and available for sale were $0 and $1,045,707, respectively.

Concentration of Investments (in thousands)

Investments in a single entity (all of which are fully collateralized and guaranteed by an agency or agencies of the U.S. Government) in excess of ten percent of total stockholder's equity as of December
31, 1992 and 1993 and September 30, 1994 are as follows:

                                     Carrying Value at       Carrying Value at
                                        December 31             September 30
                                    1992          1993              1994
                                                                (unaudited)
Mortgage backed securities:
 Morgan Stanley CMO (33-5)        $109,614      $111,619          $104,571
 FNMA Pool #050656                 133,208        73,370             --
 FHLMC Pool #C00193                 90,497         --                --
 FHLMC Pool #G00143                  --          155,963           129,268

Diversification of Investments (in thousands)

Investments in fixed maturities are diversified among more than one hundred industries. Concentrations of credit risk are classified in the following industries as of December 31, 1992 and 1993 and September 30, 1994:

                                   Carrying Value at       Carrying Value at
                                      December 31             September 30
                                  1992          1993              1994
                                                              (unaudited)
Financial services              $354,512      $500,970          $523,639
Electrical services              549,483       438,669           329,797
Oil and natural gas              307,076       302,958           289,120
Telecommunications               248,143       231,293           246,356
Retail stores                    191,674       229,886           238,111
Banks                              --            --              232,331
Food and beverage                160,846       170,365           161,067
Transportation equipment         129,517       168,454           204,759
Paper products                   149,377       149,490           177,915
Railroads                        160,702       142,123           158,788
Credit institutions              211,063       139,107           107,107

Quality Ratings

At December 31, 1992 and 1993, and September 30, 1994, the distribution of fixed maturities quality ratings were as follows:

                        December 31            September 30
                     1992         1993             1994
                                               (unaudited)
Class 1              74.8%        73.5%            71.0%
Class 2              17.2%        19.9%            21.2%
Class 3               5.4%         3.9%             5.3%
Class 4               1.8%         2.3%             2.0%
Class 5               0.1%         0.0%             0.2%
Class 6               0.7%         0.4%             0.3%

Fixed maturities with a carrying value of $601.2 million, $517.9 million and $645.2 million, at December 31, 1992 and 1993, and September 30, 1994, respectively, were classified as below investment grade securities. The Company classifies its below investment grade securities as those securities rated "Class 3" or lower, as defined by the Securities Valuation Office of the National Association of Insurance Commissioners. Securities rated "Class 3" or lower are generally rated "BB+" or "Ba-1"or below by external rating agencies such as Standard & Poor's or Moody's Investors Service.

Financial Instruments

The Company has entered into various interest rate swap transactions to reduce the impact of changing interest rates on certain fixed and floating-rate investments and their potential effect on the credited rates associated with the Company's policy liabilities. At December 31, 1992 and 1993, and September 30, 1994, a total of 12, 21 and 28 interest rate swap agreements, respectively, were outstanding, primarily with major brokerage firms. The Company is exposed to potential credit loss in the event of nonperformance by the counterparty to the interest rate swap agreements only with respect to the net differential payments.

Under 6 interest rate swap agreements, as of December 31, 1992 and 1993, the Company receives a fixed interest rate and pays a floating interest rate based on the prevailing six month LIBOR rate at each reset date. Subject to the agreements, as of September 30, 1994, the Company receives a floating rate based on the ten year swap rate and pays a floating rate based on the prevailing six month LIBOR. The total notional amount of these interest rate swap agreements is $300 million. The agreements began in 1992 and terminate in 1999. As of September 30, 1994, the weighted average floating rate the Company receives is 6.28%, and the weighted average floating rate the Company pays is 5.11%.

Under 20 interest rate swaps as of September 30, 1994 (6 and 14, as of December 31, 1992 and 1993) the Company pays a fixed rate of interest and receives a variable rate of interest based on the prevailing market rate for five and ten year constant maturity treasury or swap rates at each reset date. The total notional amount of these interest rate swap agreements at December 31, 1992, 1993, and September 30, 1994, is $200 million, $475 million, and $775 million, respectively. The effective dates of these agreements are early 1992 through late 1994 and mature in five years. As of September 30, 1994, the weighted average floating rate the Company receives is 7.31%, and the weighted average fixed rate the Company pays is 7.19%.

In March 1994, the Company entered into a one year, $50 million notional current coupon mortgage swap. Under this agreement, the Company receives the total return of a current coupon FNMA mortgage and pays the total return of a 7-year interest rate swap every 2 months.

In May 1993, the Company entered into a $150 million notional swap that is designed to hedge the impact of increases in the seven year swap spread. The agreement guarantees the value of a 7 year swap in which the Company would pay 26 basis points over the 7.5% U.S. Treasury Note which matures on November 15, 2001. The swap agreement terminates in January 1995, and the gain or loss recognized will be amortized over 7 years.

During 1992, the Company unwound interest rate swap agreements with a total notional amount of $300 million. The gain of $16.2 million was deferred and amortized over the original remaining terms of the agreements. The amortization periods expire in early 1996.

During 1993, the Company unwound interest rate swap agreements with a total notional amount of $200 million. The swaps were unwound when the hedged liabilities no longer existed. A loss of $16.2 million was incurred and was recognized immediately.

The Company also acquires interest rate caps to minimize exposure to interest rate fluctuations with respect to its liabilities. The Company receives payments when the indexed rate exceeds the stated fixed rate. At December 31, 1992 and 1993, and at September 30, 1994, the Company had 5, 2 and 2 interest rate cap agreements, respectively, with a total notional amount of $500 million, $200 million and $200 million, respectively. The interest rate caps expire in 1997. During 1992, the Company sold 3 interest rate cap agreements with a total notional amount of $600 million, resulting in a realized loss of $4.4 million. During 1993, the Company sold 3 interest rate cap agreements with a total notional amount of $300 million resulting in a realized loss of $4.1 million and reduced the carrying value of the remaining caps by $2 million as a result of an other than temporary decline in value.

4. Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below. See Note 3 for estimated fair values of the Company's investments in fixed maturities and equity securities.

(a) Mortgage Loans--For purposes of estimating fair value, mortgage loans are segregated into commercial real estate loans and residential mortgages. The fair value of commercial real estate loans is calculated by discounting scheduled cash flows through the stated maturity using estimated market rates. The estimated market rate is based on the five year prime mortgage rate. The fair value of the residential mortgages is estimated by discounting contractual cash flows adjusted for expected prepayments using an estimated discount rate. The discount rate is an estimated market rate adjusted to reflect differences in servicing costs, and the expected prepayments are estimated based upon Company experience.

4. Fair Value of Financial Instruments--(Continued)Mortgage loans are summarized as follows ($ in thousands):

                                                      December 31, 1992
                                                   Average       Estimated     Estimated
                                    Carrying      Historical     Discount         Fair
                                      Value         Yield          Rate          Value
Commercial real estate loans        $100,000          9.4%          8.5%        $101,152
Residential mortgages                 59,388         12.0%          8.5%          66,531

                                                      December 31, 1993
                                                   Average       Estimated     Estimated
                                    Carrying      Historical     Discount         Fair
                                      Value         Yield          Rate          Value
Commercial real estate loans         $100,000        9.4%          8.0%       $102,015
Residential mortgages                  55,972       12.0%          8.0%         63,402

The weighted average maturities for the cash flows used in deriving the estimated fair values for the commercial and residential mortgages are 2.7 years and 3.5 years, respectively, at December 31, 1992 and 2.3 years and 2.9 years, respectively, at December 31, 1993, and are different from the stated maturities.

(b) Policy Loans--The carrying value of policy loans approximates fair value at December 31, 1992 and 1993.

(c) Interest Rate Swap Agreements and Interest Rate Caps--The fair value of interest rate swap agreements and interest rate caps are obtained from dealer quotes. These values represent the estimated amounts the Company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparties.

The notional amount, carrying amount and fair value for interest rate swaps and interest rate caps are as follows (in thousands):

                                            December 31, 1992                        December 31, 1993
                                   Notional     Carrying       Fair        Notional      Carrying        Fair
                                    Amount       Value         Value        Amount        Value         Value
Interest rate swap agreements:
 In a net receivable position      $300,000     $ 4,104      $  4,732      $300,000      $ 2,612       $ 3,319
 In a net payable position          200,000        (366)      (11,461)      475,000       (1,035)       (4,078)
Interest rate caps purchased        500,000      10,875         3,740       200,000        2,552           935

                                              September 30, 1994
                                     Notional      Carrying       Fair
                                      Amount        Value         Value
                                                 (unaudited)
Interest rate swap agreements:
 In a net receivable position        $775,000       $1,422       $17,495
 In a net payable position            350,000         (386)        6,302
Interest rate caps purchased          200,000        2,065         1,927

The amounts shown under carrying value represent net amounts due or owed on the interest rate swap agreements and the amortized cost of the interest rate caps.

(d) Policy Liabilities--The fair value of deposit liabilities with no stated maturity is equal to the amount payable on demand. The Company considers its policy liabilities to be similar to deposit liabilities.

The carrying value and estimated fair value of policy liabilities at December 31, 1992 were $8.6 billion and $8.2 billion, respectively. At December 31, 1993, the carrying value and estimated fair value of policy liabilities were $8.7 billion and $8.2 billion, respectively.

5. Deferred Policy Acquisition Costs and Value of Insurance in Force

The amounts of policy acquisition costs deferred and amortized are summarized below (in thousands):

                                                 Year Ended December 31
                                           1991          1992           1993
Balance, beginning of year               $106,305      $154,150       $211,330
Policy acquisition costs deferred:
 Commissions                               53,329        64,963         81,515
 Other                                      8,339         9,571         10,019
                                           61,668        74,534         91,534
Amortization expense                      (13,823)      (17,354)       (40,218)
Balance, end of year                     $154,150      $211,330       $262,646

The value of insurance in force is summarized below (in thousands):

                                                       Year Ended December 31
                                                 1991          1992           1993
Balance, beginning of year                     $181,593      $148,270       $115,824
Amount acquired                                                                7,522
Amortization expense                            (45,590)      (41,118)       (28,434)
Interest accrued on unamortized balance          12,267         8,672          6,124
 Net amortization expense                       (33,323)      (32,446)       (22,310)
Balance, end of year                           $148,270      $115,824       $101,036

The amount acquired in 1993 relates to the acquisition of a subsidiary on October 1, 1993 that was deemed to be insignificant.

Interest is accrued on the unamortized balance at the contract rate of 7.73%, 6.79% and 6.01% for the years ended December 31, 1991, 1992 and 1993, respectively.

Estimated net amortization expense of the value of insurance in force as of December 31, 1993, is as follows (in thousands): 1994--$14,397;
1995--$12,363; 1996--$10,341; 1997--$8,908; 1998-- $8,019
thereafter--$47,008.

6. Intangible Assets

Intangible assets are categorized as follows (in thousands):

                                                                         December 31
                                                                    1992            1993
Customer lists                                                   $ 105,527       $ 105,527
Trade name                                                           5,336           5,336
Excess of cost over net assets acquired                             97,394          97,394
                                                                   208,257         208,257
Less-accumulated amortization                                     (158,071)       (173,089)
                                                                 $  50,186       $  35,168

In 1992, the Company made a change in estimate of the useful lives of certain intangible assets and recorded a charge in the fourth quarter of $21.0 million, or $2.33 per share. This charge was attributable to a decrease in profitability of the assets acquired and was determined primarily by comparing the present value of the expected gross profits attributable to the intangible assets to the carrying value of the assets.

7. Income Taxes--(Continued)7. Income Taxes

The Company is included in the consolidated federal income tax return filed by Liberty Mutual and calculates its consolidated income tax liability as if it filed its own consolidated federal income tax return. (Keyport filed its own federal income tax return through 1993, at which time it became eligible for inclusion in Liberty Mutual's consolidated tax return. Accordingly, through December 31, 1993, Keyport's liability for federal income taxes was computed separately.)

The provision for incomes taxes, computed under the liability method, is summarized as follows (in thousands):

                                                                              Nine Months
                                        Year Ended December 31             Ended September 30
                                    1991         1992         1993         1993         1994
                                                                              (unaudited)
Current                           $21,400      $16,588      $25,322      $18,187       $21,482
Deferred                           (2,228)      (7,245)       3,832        5,065         5,500
                                  $19,172      $ 9,343      $29,154      $23,252       $26,982

A reconciliation of the provision for income taxes in the accompanying consolidated statements of operations with expected federal income tax expense computed at the applicable federal income tax rate of 35% in 1993 and 1994 (34% for 1991 and 1992) is as follows (in thousands):

                                                                               Nine Months
                                        Year Ended December 31              Ended September 30
                                    1991         1992          1993         1993         1994
                                                                               (unaudited)
Expected income tax expense
  (benefit)                       $13,626       $(1,085)     $21,152      $22,610       $26,583
Increase (reduction) in
  income taxes resulting
  from:
 Nontaxable investment income      (2,357)       (2,230)      (2,189)      (1,653)       (1,533)
 Unrecognized benefit of
  future tax  deductions            7,036        11,760        9,195        1,658         1,052
 Amortization of goodwill             385           385          396          297           297
 Other, net                           482           513          600          340           583
Income tax expense                $19,172       $ 9,343      $29,154      $23,252       $26,982

In August 1993, the Omnibus Budget Reconciliation Act of 1993 was enacted. This law increased the Company's top marginal income tax rate to 35% from 34% retroactive to January 1, 1993. The effect of this change in tax rates on the Company's consolidated financial statements was not material.

The components of deferred federal income taxes are as follows (in thousands):

                                                           December 31             September 30
                                                       1992           1993             1994
                                                                                   (unaudited)
Deferred tax assets:
 Policy liabilities                                 $ 110,809      $ 120,296        $ 125,547
 Excess of tax over book basis of investments           --             --              46,801
 Guaranty fund expense                                  9,594          8,592            9,529
 Deferred gain on interest rate swaps                   5,118          3,616            2,377
 Net operating loss carryforwards relating to
   insurance operations                                 --             3,941            3,573
 Other                                                  1,363          --               --
  Total deferred tax assets                           126,884        136,445          187,827
Deferred tax liabilities:
 Deferred policy acquisition costs                    (63,682)       (80,062)        (116,938)
 Value of insurance in force and intangible
   assets                                             (12,204)       (14,485)         (27,900)
 Excess of book over tax basis of investments         (31,539)       (20,991)
 Other                                                     --           (140)          (6,467)
  Total deferred tax liabilities                     (107,425)      (115,678)        (151,305)
   Net deferred tax asset                           $  19,459      $  20,767        $  36,522

As of December 31, 1993, the Company had net operating loss carryforwards of approximately $59.4 million and other deferred tax assets of $4.1 million relating to deferred compensation in the Company's non-insurance operations for which no financial statement benefit has been recognized. Utilization of these deferred tax assets is limited to use in these non-insurance operations. Benefit relating to these operating loss carryforwards, which expire through 2007, has not been reflected in the Company's consolidated financial statements because of the provisions in the Internal Revenue Code which limit their utilization.

As of December 31, 1993, the Company had purchased net operating loss carryforwards (relating to an acquisition in its insurance operations on October 1, 1993) of approximately $11.5 million. Utilization of these net operating losses, which expire through 2006, is limited to use against future profits in a segment of the Company's insurance operations.

The Company believes that it is more likely than not that the Company will realize the benefits of the total deferred tax assets and, accordingly, believes that a valuation allowance with respect to the realization of the total deferred tax assets is not necessary. While there are no assurances that this benefit will be realized, the Company expects that the net deductible amount will be recoverable through the reversal of taxable temporary differences, taxes paid in the carryback period, tax planning strategies and future expectations of taxable income.

Income taxes paid were $18.6 million, $21.2 million, $18.3 million and $22.5 million in 1991, 1992, 1993, and for the nine months ended September 30, 1994, respectively. These tax payments are primarily attributable to Keyport.

8. Retirement Plans

On March 11, 1992, the Company's Board of Directors approved the adoption of a noncontributory defined benefit plan covering substantially all of its and its subsidiaries' employees (except employees of Stein Roe & Farnham Incorporated, who participate in Stein Roe's separate defined contribution plan). Effective July 1, 1992, the Retirement Plan for Employees of Keyport Life Insurance Company was amended and restated to reflect a new formula and to comply with the Tax Reform Act of 1986. In addition, the restated plan extended participation to certain employees of Liberty Financial Companies, Inc. and was renamed the Liberty Financial Companies, Inc. Pension Plan (the "Plan").

Under the Plan, all employees are vested after five years of service. Benefits are based on years of service, the employee's average pay for the highest five consecutive years during the last ten years of employment and the employee's estimated social security retirement benefit. The Company's funding policy is to contribute the minimum amount required under the Employee Retirement Income Security Act of 1974. The Company may, from time to time, increase its employer contributions beyond the minimum amount, but within IRS guidelines. Changes in prior service costs are amortized over the expected future service periods of active participants expected to receive benefits under the Plan as of the date such costs are first recognized. Cumulative net actuarial gains and losses in excess of a corridor amount are amortized over the expected future service periods of active participants expected to receive benefits under the Plan.

The following table sets forth the Plan's funded status and the amounts recorded in the Company's consolidated balance sheets. Substantially all the Plan's assets are invested in mutual funds sponsored by the Company.

                                                                       December 31
                                                                   1992          1993
Actuarial present value of benefit obligations (in
  thousands):
 Accumulated benefit obligation, including vested benefits
  of $5,395  and $8,623                                          $ 7,666       $11,090
 Projected benefit obligation for service to date                $10,759       $15,080
 Plan assets at fair value                                        (3,586)       (5,951)
 Projected benefit obligation in excess of Plan assets             7,173         9,129
 Unrecognized net actuarial loss                                    (541)       (2,815)
 Prior service cost not yet recognized in net periodic
  pension cost                                                    (5,018)       (4,535)
 Adjustment for minimum liability                                  2,466         3,360
 Accrued pension cost                                            $ 4,080       $ 5,139

8. Retirement Plans--(Continued)Pension cost includes the following components (in thousands):

                                                          Year Ended December 31
                                                       1991       1992         1993
Service-cost benefits earned during the period        $ 483      $  939       $1,272
Interest cost on projected benefit obligation           321         578          987
Actual return on Plan assets                           (155)       (117)        (222)
Net amortization and deferred amounts                   (45)        108          368
Net periodic pension cost                             $ 604      $1,508       $2,405

  The assumptions used to develop the actuarial present value of the projected benefit obligation, and the expected long-term rate of return on Plan assets are as follows:

                                                     Year Ended December 31
                                                   1991      1992       1993
Discount rate                                       8.5%      8.0%      7.25%
Rate of increase in compensation level              5.5%      5.5%      5.25%
Expected long-term rate of return on assets         8.5%      8.5%      8.50%

Certain subsidiaries of the Company have defined contribution plans which cover substantially all their full-time employees. Contributions are generally based on employee compensation. Employees vest over periods of four to seven years following employee eligibility. Contributions to these plans (in thousands), which are funded currently, amounted to $2,434, $2,952 and $3,018 in 1991, 1992, and 1993, respectively.

9. Stock Option Plan

The Company adopted the Liberty Financial Companies, Inc. 1990 Stock Option Plan (the "Option Plan") on November 15, 1990 under which either qualified or non-qualified options may be granted to officers or key employees to purchase up to 1,000,000 shares of Common Stock. The options are granted at a price not less than the fair market value of the stock as of the most recent valuation date. The fair market value of such Common Stock is determined annually as of December 31 in accordance with a formula contained in the plan. For 1993, the Board of Directors revised the method of calculating such formula value from an earnings-based formula to one based upon the book value per share of the Company's common stock, as adjusted for prior stock option plan compensation expense.

Options granted under the Option Plan become exercisable one year after date of grant, vest over four years and expire ten years after the grant date. In addition, the Option Plan provides that the optionholders may surrender the option and receive in cash an amount equal to the difference between the then applicable formula value of the underlying stock and the option grant price. The Company recognizes compensation expense for changes in option value since the grant date over the vesting period of the optionholders. Compensation expense was $189,000, $36,000 and $22.1 million in 1991, 1992 and 1993, respectively. The increased charge in 1993 was attributable to the change in the method of determination of formula value of the Company's common stock.

The grant or exercise of options does not result in a charge to earnings. However, earnings are charged for the total annual increase in formula value attributable to all outstanding options. When non- qualified options are exercised, the Company derives a tax deduction in the amount of the excess of the fair value over the option price of the underlying stock.

Options under the Company's Option Plan are summarized below:

                                                  December 31                  September 30,
                                        1991          1992         1993             1994
                                                                                 (unaudited)
Outstanding, beginning of year         395,952      387,110       582,543          685,656
Granted                                 38,826      199,900       180,500           92,000
Canceled                               (47,668)      (4,467)      (77,387)         (84,451)
Outstanding, end of year               387,110      582,543       685,656          693,205
Available for grant                    612,890      417,457       314,344          305,795
Exercisable                             88,021      201,565       304,912          323,890

Options were granted at $34.68, $34.56 and $34.46 per share, respectively in 1991, 1992 and 1993. At December 31, 1991, 1992 and 1993, the weighted average price per share of outstanding options was $33.68, $33.98 and $34.09, respectively.

10. Stockholder's Equity

Dividend payments to the Company from Keyport are governed by insurance laws which restrict the maximum amount of dividends that may be paid without prior approval of the Insurance Commissioner of the State of Rhode Island. As of December 31, 1993, the maximum amount of dividends (based on statutory surplus and statutory net gains from operations) which may be paid by Keyport was approximately $51.7 million.

11. Industry Segment Information

The Company's operations are classified in two business segments: insurance operations and asset management. Insurance operations relate principally to the issuance of fixed and variable annuity products and investment-oriented life insurance products. Asset management includes investment counseling, institutional asset management and mutual fund management services. Information by industry segment for 1991, 1992 and 1993 is shown below (in thousands).

                                                                 Year Ended December 31
                                                           1991          1992           1993
Statement of Operations Data
Revenues:
 Insurance operations                                    $747,164      $752,028       $743,093
 Asset management:
  Unaffiliated                                             94,585       114,878        130,157
  Intersegment                                             18,361        22,480         22,986
   Total asset management                                 112,946       137,358        153,143
  Other operations and corporate                              840         2,063          1,501
  Intercompany eliminations                               (13,301)      (16,939)       (17,344)
   Total                                                 $847,649      $874,510       $880,393

                                     F-24

Year Ended December 31
                                                           1991          1992           1993
Income (loss) before income taxes:
Insurance operations:
  Income before amortization of intangible assets
  and guaranty fund provision                            $ 64,891      $ 60,402       $ 84,839
 Amortization of intangible assets                         (4,820)       (2,130)        (1,406)
 Guaranty fund provision                                       --       (28,217)         --
  Subtotal insurance operations                            60,071        30,055         83,433
Asset management:
 Income before amortization of intangible assets            7,777        14,281         22,636
 Amortization of intangible assets                        (20,524)      (39,899)       (13,376)
  Subtotal asset management                               (12,747)      (25,618)         9,260
Other operations and corporate:
 Income before amortization of intangible assets           (7,011)       (7,391)       (32,023)
 Amortization of intangible assets                           (236)         (236)          (236)
  Subtotal other operations                                (7,247)       (7,627)       (32,259)
    Total                                                $ 40,077      $ (3,190)      $ 60,434

  11. Industry Segment Information--(Continued)

                                                 Year Ended December 31
                                         1991            1992             1993
Identifiable Assets
Insurance operations                  $8,839,110      $9,708,145       $10,227,327
Asset management                         111,841          76,812            86,295
Other operations and corporate            14,119          21,985            19,850
Intercompany eliminations                (10,659)         (8,607)           (8,478)
 Total                                $8,954,411      $9,798,335       $10,324,994

12. Quarterly Financial Data, in thousands, except per share amounts
(unaudited)

                                                                           Quarter Ended
1991                                                March 31       June 30      September 30       December 31
Revenues, including realized investment gains
  (losses)                                          $200,514      $205,455        $213,595          $228,085
Realized investment gains (losses)                      (953)       (4,619)         (1,646)           15,839
Income before income taxes                             7,412         3,598           4,896            24,171
Net income                                             3,617         1,248           2,074            13,966
Net income per share                                     .40           .14             .23              1.55

                                                                            Quarter Ended
                                                                                  September
1992                                                March 31       June 30         30((1))        December 31((2))
Revenues, including realized investment gains
  (losses)                                          $215,833      $212,592         $211,015           $235,070
Realized investment gains (losses)                    (1,476)        1,605          (10,277)            13,592
Income (loss) before income taxes                      6,208         7,104          (21,625)             5,123
Net income (loss)                                      3,683         3,867          (14,577)            (5,506)
Net income (loss) per share                              .41           .43            (1.62)              (.61)

12. Quarterly Financial Data, in thousands, except per share amounts (unaudited)--(Continued)

                                                                           Quarter Ended
1993                                                March 31       June 30      September 30     December 31((3))
Revenues, including realized investment gains
  (losses)                                          $217,461      $230,042        $218,095           $214,795
Realized investment gains (losses)                     3,317        14,080          (5,776)            (1,068)
Income (loss) before income taxes                     22,664        28,756          13,180             (4,166)
Net income (loss)                                     14,597        18,526           8,225            (10,068)
Net income (loss) per share                             1.56          1.98             .88              (1.08)

                                                                  Quarter Ended
1994                                                March 31       June 30      September 30
Revenues, including realized investment gains
  (losses)                                          $227,334      $220,298        $218,739
Realized investment gains (losses)                     4,700        (3,318)          1,528
Income before income taxes                            30,482        23,653          21,816
Net income                                            21,115        14,755          13,099
Net income per share                                    2.25          1.58            1.40

12. Quarterly Financial Data, in thousands, except per share amounts
(unaudited)
((1)) Includes a provision for anticipated guaranty fund assessments of $28.2 million in the Company's insurance operations.
((2)) Includes a $21.0 million charge in the Company's asset management operations arising from a change in estimate of the carrying value of certain intangible assets.
((3)) Includes an $18.8 million charge for compensation expense relating to the Company's Stock Option Plan arising from a change in estimate of the underlying fair value of the Company's common sock.

13. Statutory Information

Accounting practices used to prepare statutory financial statements for regulatory filings of stock life insurance companies differ from GAAP. In converting to GAAP, adjustments to Keyport's statutory amounts include: the deferral and amortization of the costs of acquiring new policies, such as commissions and other issue costs; the deferral of federal income taxes; the recognition as revenues of premiums for investment-type products for statutory purposes but as deposits to policyholders' accounts under GAAP. In addition, different assumptions are used in calculating future policyholders' benefits; different methods are used for calculating valuation allowances for statutory and GAAP purposes; and, realized gains and losses on fixed income investments due to interest rate changes are not deferred for GAAP.

                                    Year Ended December 31
                              1991          1992           1993
Statutory surplus            $323,818      $377,654        $517,181
Statutory net income           69,054        59,623          65,312

14. Transactions with Affiliated Companies


Liberty Mutual from time to time provides management, legal, audit and financial services to the Company. Reimbursements to Liberty Mutual for these services totaled approximately $1.4 million, $1.6 million, and $1.6 million in 1991, 1992, and 1993, respectively. These reimbursements are based on direct and indirect costs incurred by Liberty Mutual and are allocated to the Company primarily based upon the amount of time spent by Liberty Mutual's employees on the Company's behalf. The Company believes that this allocation methodology is reasonable, and that such amounts do not differ materially from the amounts which would have been incurred on a stand-alone basis.

The Company provides asset management services to real estate limited partnerships for which an affiliate of Liberty Mutual serves as the general partner. An affiliate of Liberty Mutual paid the Company fees for such services which totaled approximately $6.3 million, $6.1 million, and $6.1 million in 1991, 1992 and 1993, respectively.

Liberty Mutual contributed to the Company a total of $144.2 million in cash during 1991 and 1992 which was applied primarily to increase Keyport's capital and to acquire the remaining interests in Stein Roe which the Company did not previously own.

In 1991 and 1992, Keyport acquired mortgage notes in the aggregate principal amount of approximately $95.7 million and $4.3 million, respectively, on properties owned by certain indirect subsidiaries of Liberty Mutual. The notes were purchased for their face value. Liberty Mutual has agreed to provide credit support to the obligors under these notes with respect to certain payments of principal and interest thereon. As of September 30, 1994, the amount outstanding was $87.0 million.

On December 29, 1993, the Company issued a promissory note in the amount of $75.0 million to an affiliate of Liberty Mutual. This note bears interest at a variable rate of interest based upon Liberty Mutual's short-term borrowing rate which, at December 31, 1993, was 4.17%. This borrowing, whose proceeds were contributed to the capital of Keyport, was due and payable on March 31, 1994. At that date, the note was extended to December 30, 1994.

15. Commitments and Contingencies

The Company leases data processing equipment, furniture and certain office facilities from others under operating leases expiring in various years through 2008. Rental expense (in thousands) amounted to $8,760, $9,615 and $10,238 for the years ended December 31, 1991, 1992 and 1993, respectively. For each of the next five years, and in the aggregate, as of December 31, 1993, the following are the minimum future rental payments under noncancellable operating leases having remaining terms in excess of one year (in thousands):

 Year               Payments
1994                    $ 8,319
1995                      8,336
1996                      7,946
1997                      7,408
1998                      7,181
Thereafter               35,087

Under existing guaranty fund laws in all states, insurers licensed to do business in those states can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. The actual amount of such assessments will depend upon the final outcome of rehabilitation proceedings and will be paid over several years. In 1991, 1992 and 1993, Keyport was assessed $2.1 million, $6.2 million, and $7.3 million, respectively. However, based in part on information provided by an industry association, Keyport increased its reserves in 1992 by $28.2 million, reflecting Keyport's estimate of the future assessments with respect to known insolvencies. During 1991, 1992 and 1993, Keyport recorded $3.2 million, $35 million (which includes the $28.2 million reserve referred to above), and $3.7 million, respectively, of provisions for state guaranty fund association expenses.

Based on information recently provided by the industry association with respect to aggregate assessments related to known insolvencies, the range of future assessments with respect to known insolvencies is estimated by Keyport to be between $19.0 million and $28.0 million, taking into account the industry association information as well as Keyport's own estimate of its potential share of such aggregate assessments. At September 30, 1994, the reserve for such assessments was $27.2 million.

The Company is involved, from to time to time, in litigation incidental to its business. In the opinion of management, the resolution of such litigation is not expected to have a material adverse effect on the Company.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
New LFC, Inc.

We have audited the accompanying balance sheet of New LFC, Inc. as of January 26, 1995. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly in all material respects, the financial position of New LFC, Inc. as of January 26, 1995, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Boston, Massachusetts
January 27, 1995

            See accompanying notes to balance sheet.NEW LFC, INC.
                                BALANCE SHEET
January 26, 1995

 Assets:
 Cash                                                                                $1,000
                                                                                     $1,000
Stockholder's Equity:
  Common stock, $.01 par value, 200,000 shares authorized; 1,000 shares
  issued  and outstanding                                                            $   10
 Additional paid-in capital                                                             990
                                                                                     $1,000

NEW LFC, INC.
                            NOTES TO BALANCE SHEET
1. Organization and Basis of Presentation


New LFC, Inc. ("New LFC") was incorporated under the laws of the Commonwealth of Massachusetts on January 26, 1995 for the purpose of effectuating the merger of Liberty Financial Companies, Inc. (the "Company") and The Colonial Group, Inc. in accordance with the terms of the Agreement and Plan of Merger, dated October 12, 1994, as amended and restated.



New LFC is a wholly-owned subsidiary of the Company and will remain inactive until immediately prior to the Effective Time of the Merger. Immediately prior to such Effective Time, the Company will contribute to New LFC all of its assets (other than certain excluded assets) in exchange for additional New LFC Common Stock and the assumption by New LFC of certain liabilities of the Company. This transfer of assets and liabilities will be recorded at historical cost and will be accounted for as if it were a pooling-of-interests. The accompanying balance sheet was prepared in accordance with generally accepted accounting principles.


2. Stockholder's Equity

The authorized capital stock of New LFC consists of 200,000 shares of Common Stock, $.01 par value.

                                                                    APPENDIX I



                                   FORM OF
                          AMENDMENT AND RESTATEMENT
                            dated February 8, 1995
                                    OF THE
                         AGREEMENT AND PLAN OF MERGER
                         dated as of October 12, 1994

                                    Among
                      LIBERTY FINANCIAL COMPANIES, INC.
                    (to be renamed "LFC HOLDINGS, INC."),
                                NEW LFC, INC.
             (to be renamed "LIBERTY FINANCIAL COMPANIES, INC."),
                           APPLE MERGER CORPORATION
                                     AND
                           THE COLONIAL GROUP, INC.

                          AMENDMENT AND RESTATEMENT
                            DATED FEBRUARY 8, 1995
                                    OF THE
                         AGREEMENT AND PLAN OF MERGER
                         DATED AS OF OCTOBER 12, 1994
                                    AMONG
                      LIBERTY FINANCIAL COMPANIES, INC.,
                   A MASSACHUSETTS CORPORATION ("PARENT"),
                     (to be renamed "LFC HOLDINGS, INC.")
                                 NEW LFC INC.
                       A MASSACHUSETTS CORPORATION AND
                         A WHOLLY-OWNED SUBSIDIARY OF
                                PARENT ("LFC")
             (to be renamed "LIBERTY FINANCIAL COMPANIES, INC."),
                          APPLE MERGER CORPORATION,
         A MASSACHUSETTS CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF
                                 LFC ("SUB"),
                                     AND
                          THE COLONIAL GROUP, INC.,
                 A MASSACHUSETTS CORPORATION (THE "COMPANY").


WHEREAS, as of October 12, 1994 Parent, Liberty Apple Corporation (under its former name "Apple Merger Corporation") ("LAC") and the Company executed and delivered an Agreement and Plan of Merger (as amended by Amendment No. 1 thereto dated October 24, 1994, the "Original Agreement"), pursuant to which the Company was to be merged with and into LAC and LAC was to remain a wholly- owned direct subsidiary of Parent;

WHEREAS, Parent and the Company desire to revise the structure of the transactions contemplated by the Original Agreement (such revised structure to include that LAC shall cease to be a party to this Agreement and that each of LFC and Sub shall become a party to this Agreement) so that Sub shall be merged with and into the Company and the Company shall become and remain a wholly owned direct subsidiary of LFC (the "Merger");


WHEREAS, immediately prior to the Merger, Parent will contribute to LFC all of its assets (other than the Excluded Assets, as such term is defined in this Agreement) and LFC will assume the Assumed Liabilities (as such term is defined in this Agreement);



WHEREAS, immediately prior to the Merger, Parent will change its name to "LFC Holdings, Inc.," and LFC will change its name to "Liberty Financial Companies, Inc";



WHEREAS, in connection with the foregoing, Parent, LFC, Sub and the Company desire that the Original Agreement be amended and, as so amended, restated in its entirety in the form of this Agreement; and


WHEREAS, Parent, LFC, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                  ARTICLE I
                                  THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Law (the "MBCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Upon the Effective Time, the separate existence of Sub shall cease, and Company shall continue as the surviving corporation (the "Surviving Corporation"). The purposes of the Surviving Corporation are to conduct the businesses theretofore conducted by the Company, and to conduct such other lawful business activities which from time to time may be carried on by a corporation organized under the MBCL (whether not related to those referred to above), all as specified in the articles of organization of the Surviving Corporation.

Section 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 1:00 p.m. on the fourth business day following the date on which the last to be fulfilled or waived of the conditions set forth in Section 6.1, subsection (c) of Section 6.2 and subsections (c) through (e) of Section 6.3 shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Choate, Hall & Stewart, 53 State Street, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

Section 1.3. Effective Time.

    (a) Filings. The parties hereto will file with the Secretary of State of the Commonwealth of Massachusetts (the "Massachusetts Secretary of State") on the date of the Closing (or on such other date as LFC and the Company may agree) duly prepared and executed articles of merger in accordance with the relevant provisions of the MBCL. The Merger shall become effective upon the filing of the articles of merger with the Massachusetts Secretary of State or at such later time as is specified in the articles of merger (the "Effective Time").

    (b) Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 10,000,000 shares of Class A Common Stock, par value $.01 per share ("Parent Class A Common Stock"), 1,000,000 shares of Class B Common Stock, par value $.01 per share ("Parent Class B Common Stock;" together with the Parent Class A Common Stock, the "Parent Common Stock"), and 1,000,000 shares of preferred stock, $.01 par value ("Parent Preferred Stock"). Nine million shares of Parent Class A Common Stock held by Liberty Mutual Equity Corporation ("LMEC"), a wholly owned subsidiary of Liberty Mutual Insurance Company ("Liberty Mutual"), an aggregate of 1,300 shares of Parent Class B Common Stock held by two individuals and no shares of Parent Preferred Stock are issued and outstanding as of the date hereof. As of the date hereof, the authorized capital stock of LFC consists of 200,000 shares of common stock, $.01 par value. One thousand of such shares are issued and outstanding, all of which are held by Parent. Immediately prior to the Effective Time, LFC will amend and restate its Articles of Organization by filing and causing to become effective with the Massachusetts Secretary of State Amended and Restated Articles of Organization substantially in the form of Exhibit A hereto. The effects of the amendments to LFC's Articles of Organization made thereby will include, inter alia, that the authorized capital stock of LFC shall be changed to become 100,000,000 shares of Common Stock, $.01 par value ("New Common Stock"), and 10,000,000 shares of preferred stock, $.01 par value. Thereafter, but prior to the Effective Time, LFC will file and cause to become effective with the Massachusetts Secretary of State pursuant to Section 26 of the MBCL a certificate of designation in substantially the form of Exhibit B hereto providing the preferences, voting powers, qualifications, special and relative rights and privileges and other terms of the LFC's Series A Convertible Preferred Stock, $.01 par value ("New Preferred Stock").


    (c) Parent Contribution. Immediately prior to the Effective Time, Parent shall contribute all of its assets (other than the Excluded Assets, as defined below) to LFC in return for 22,812,200 additional shares of New Common Stock and the assumption by LFC of all of Parent's liabilities (including, without limitation, all unknown, contingent or otherwise inchoate liabilities) in existence immediately prior to such contribution (the "Assumed Liabilities"). "Excluded Assets" shall mean (i) the SSI Note and
(ii)
the 1,000 shares of LFC's issued and outstanding common stock held by Parent on the date hereof. "SSI Note" shall mean the promissory note of SteinRoe Services, Inc., a Massachusetts corporation and a direct wholly-owned subsidiary of Parent, in the principal amount of $30,000,000, bearing interest, payable semi-annually, at 8.0% per annum and due (without scheduled mandatory prepayments) on March 31, 2000. Such contribution, and the assumption by LFC in connection therewith of the Assumed Liabilities (including, without limitation, the liabilities and obligations of Parent pertaining to Parent's stock option and other benefit plans), is hereinafter referred to as the "Parent Contribution." It is intended that the Parent Contribution, together with the exchange of stock by stockholders of the Company pursuant to the Merger shall constitute an integrated transaction consisting of a transfer of property in exchange for stock described in
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). At the Effective Time, LFC shall exchange with each holder of Parent Class B Common Stock as of the date hereof, as part of such integrated transaction,
2.5348 shares of New Common Stock for each share of Parent Class B Common Stock held by such holder (with any fractional share otherwise issuable in such exchange being eliminated for cash at a rate of $40.00 per share of New Common Stock).


Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 80 of the MBCL. Without limiting the generality of the foregoing, and subject to the MBCL, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Articles of Organization; By-laws.

    (a) A complete and correct copy of the Articles of Organization of Sub, as in effect on the date of this Agreement, have been delivered to the Company, and the same (except for retention of the Company's existing name, "The Colonial Group, Inc.," to be effected by the filing of the articles of merger) shall be the Articles of Organization of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable law.

    (b) A complete and correct copy of the By-laws of Sub, as in effect on the date of this Agreement, have been delivered to the Company, and the same (reflecting the retention of the Company's existing name) shall be the By-Laws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable law.

Section 1.6. Directors. The directors of the Surviving Corporation from and after the Effective Time shall be seven individuals, consisting of John A. McNeice, Jr., C. Herbert Emilson, Harold W. Cogger and four other individuals designated by LFC prior to the Closing Date, each of whom shall serve until the earlier of his resignation or removal or until his successor is duly elected and qualified, as the case may be.

Section 1.7. Officers. The officers of the Surviving Corporation from and after the Effective Time shall be those individuals who are the officers of the Company immediately prior to the Effective Time, who shall hold the respective offices of the Surviving Corporation as such individuals immediately theretofore held of the Company (except that Harold W. Cogger shall thereupon become President and Chief Executive Officer of the Surviving Corporation in lieu of John A. McNeice, Jr., and that Davey S. Scoon shall thereupon become Executive Vice President and Chief Operating Officer, and Arthur O. Stern shall become Executive Vice President--Legal and Compliance, of the Surviving Corporation), and who shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II
                    EFFECT OF THE MERGER ON THE SECURITIES
                       OF THE CONSTITUENT CORPORATIONS

Section 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of (i) the holders of any shares of the Company's Class A Common Stock, par value $.10 per share ("Company Class A Common Stock"), and the Company's Class B Common Stock par value $.10 per share ("Company Class B Common Stock;" together with the Company Class A Common Stock, the "Common Stock"), or any other shares of capital stock of the Company, or (ii) the holders of any shares of capital stock of Sub, all issued and outstanding shares of capital stock of the Company and Sub shall be converted or canceled, as the case may be, as follows:

    (a) Authorized Stock of Surviving Corporation; Exchange of Common Stock of Sub. The total number of shares which the Surviving Corporation shall be authorized to issue is 1,000 shares of common stock, $.01 par value. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and Parent-Owned Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or by any subsidiary of the Company or by Parent, LFC, Sub or any other subsidiary of Parent (other than shares in trust accounts (including, but not limited to, an employee stock ownership trust or plan), managed accounts, custodial accounts and the like that are beneficially owned by third parties and shares held in the ordinary course of business by subsidiaries of the Company or Parent that are insurance companies or broker-dealers) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

    (c) Conversion of Common Stock.
        (I) Subject to the next following sentence, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and other than Dissenting Common Shares (as defined in Section 2.1(d)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of New Common Stock. Each holder of shares of Common Stock will receive shares of New Common Stock, as set forth above, unless and to the extent such shareholder affirmatively elects in accordance with the procedures set forth below, instead of New Common Stock, the right to receive either:

      (i) $40.00 in cash for each share of Common Stock held by such shareholder (the aggregate amount of all such cash paid, the "Cash Consideration"); or

      (ii) 0.77 validly issued, fully paid and non-assessable shares of New Preferred Stock, for each share of Common Stock held by such shareholder.
In the event that no holder of Common Stock elects either option set forth above, then the maximum number of shares of New Common Stock issuable to holders of Common Stock would be an amount equal to the sum of (i) 7,354,863 plus (i) the amount of shares of Common Stock issued from and after the date of the Original Agreement in accordance with Section 4.1(a)(ii).

      (II) The Company will send to each holder of Common Stock on the record date for the Stockholders Meeting (as hereinafter defined) a letter of transmittal and an election form (collectively, the "Election Form") and other appropriate materials which shall offer to the holder the opportunity to make the election to receive Cash Consideration or New Preferred Stock. An election by a holder of shares of Common Stock to receive the Cash Consideration or the New Preferred Stock shall have been duly made only if the Paying Agent (as hereinafter defined) shall have received by 5:00 p.m., New York City time, on the day which is one business day prior to the Stockholders Meeting (the "Election Deadline"), an Election Form properly completed and duly executed by such holder (with the signature or signatures thereon guaranteed if required by the Election Form) accompanied either by the certificate or certificates representing all of the Common Stock covered by such Election Form, duly endorsed or otherwise acceptable for transfer on the books of the Company, or by an appropriate guaranty of delivery of such certificate or certificates in the form customarily used in transactions of this nature from a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States (provided such certificate is or certificates are in fact delivered by the time set forth in such guaranty of delivery). Reference is made to paragraph VII of this
Section 2.1(c), pertaining to an additional election available to holders who elect to receive New Preferred Stock. LFC shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Paying Agent in its determination as to the validity of Election Forms and of any revisions, revocation or withdrawal thereof.

      (III) Two or more holders of Common Stock who are determined to own constructively the Common Stock owned by each other by virtue of Section 318(a) of the Code and who so certify to the LFC's satisfaction, and any single holder of Common Stock who holds his or her Common Stock in two or more different names and who so certifies to the Parent's satisfaction, may submit a joint Election Form covering the aggregate Common Stock owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders which, and each such single holder who, submits a joint Election Form shall be treated as a single holder of Common Stock.

      (IV) Record holders of Common Stock who are nominees only may submit a separate Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that at the request of the LFC, such record holder shall certify to the satisfaction of the LFC that such record holder holds such Common Stock as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which an Election Form is submitted will be treated as a separate holder of Common Stock, subject, however, to the immediately preceding paragraph (III) dealing with joint Election Forms.

      (V) Any holder of Common Stock who has made an election by submitting an Election Form to the Paying Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and duly executed, that is received by the Paying Agent prior to the Election Deadline. Any holder of Common Stock may at any time prior to the Election Deadline revoke his or her election and withdraw his or her certificates deposited with the Paying Agent by written notice to the Paying Agent received at any time prior to the Election Deadline.

      (VI) A Shareholder who elects to receive Cash Consideration pursuant to clause (i) of the second sentence of Section 2.1(c)(I) may not also elect to receive New Preferred Stock pursuant to clause (ii) thereof, and vice versa. Subject to the foregoing, shareholders may elect the right to receive the consideration set forth in either said clause (i) or clause (ii) for all or a specified whole number of the total shares of Common Stock held by them; provided, however, that, in the event that the number of shares of Common Stock for which the election set forth (A) in said clause (i) would result in an aggregate Cash Consideration being paid in excess of $100 million or (B) in said clause (ii) would result in the issuance of more than 1,040,000 shares of New Preferred Stock, then, in either such case, the number of shares of Common Stock subject to an election to receive the right to such consideration shall be reduced ratably, based on the number of shares of Common Stock elected to be so treated by each holder making such election and on a whole Common Stock share basis, until the aggregate Cash Consideration being paid no longer exceeds $100 million and/or the number of shares of New Preferred Stock to be issued no longer exceeds 1,040,000, respectively. Each share of Common Stock not receiving the consideration for which an election was made as a result of any such reduction shall be converted into the right to receive one share of New Common Stock pursuant to the provisions of this
Section 2.1(c).

      (VII) Each holder of Common Stock who duly elects to receive New Preferred Stock in accordance with the preceding provisions of this Section 2.1(c) shall also be entitled, but shall not be obligated to become a party to the Stockholders Agreement among LFC, Liberty Mutual and those other holders making this election in substantially the form attached as Exhibit C hereto (the "Stockholders Agreement"). The Election Form shall contain provisions for such election, which shall have been duly made only if such provisions of the Election Form are properly completed by such holder. The Election Form (or the other materials referred to in this first sentence of Section 2.1(c)(II)) will provide for an appropriate mechanism for holders making such election to become a party to the Stockholders Agreement.

      (VIII) The number of shares of New Common Stock issuable in exchange for each share of Common Stock as set forth in the first sentence of Section 2.1(c)(I), the amount of cash payable for each share of Common Stock as set forth in clause (i) of the second sentence of said Section 2.1(c)(I) and the number of shares of New Preferred Stock issuable in exchange for each share of Common Stock as set forth in clause (ii) of the second sentence of said Section 2.1(c)(I) (collectively, the "Consideration") shall each be subject to reduction by an identical proportion, in accordance with the formula set forth below, if the Company's Specified Assets Under Management (as hereinafter defined) as of 4:00 p.m. Boston time (the "Close of Business") on the date which is two business days prior to the Closing Date (the "Adjustment Date") do not exceed 85% of such Specified Assets Under Management at the Close of Business on the date of the Original Agreement, after factoring out market fluctuations of the values of portfolio assets (positive or negative) between such dates. If such Specified Assets Under Management at the Close of Business on the Adjustment Date do not exceed 85% of the Specified Assets Under Management at the Close of Business on the date of the Original Agreement, after factoring out market fluctuations of portfolio assets (positive or negative) between such times, then each of the three elements of the Consideration shall be reduced pursuant to this Section 2.1(c)(VIII) by multiplying the applicable exchange ratio or dollar amount by a fraction (x) the numerator of which equals the lesser of (A) 17.5 or (B) the difference between (i) 92.5 and (ii) the number representing the ratio, expressed as a percentage, of such Specified Assets Under Management as of the Close of Business on the Adjustment Date to such Specified Assets Under Management as of the Close of Business on the date of the Original Agreement, after factoring out market fluctuations of the values of portfolio assets (positive or negative) between such times (such percentage being referred to hereinafter as the "Adjustment Percentage") and
(y) the denominator of which is 92.5; provided, however, that if the Adjustment Percentage is less than 75%, then this Agreement may be terminated pursuant to Section 7.1(c) at the election of Parent. "Specified Assets Under Management" means, as of each time at which the amount thereof is to be determined, the sum of (i) the aggregate of the net assets of the open-end investment companies registered as such under the 1940 Act to which the Company or any of its subsidiaries serves as an investment adviser or sub-adviser, calculated in accordance with the 1940 Act (as defined below) and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder, plus (ii) the aggregate of the net assets of other investment management clients for which the Company or any of its subsidiaries serves as investment adviser, determined in substantially the same manner, plus (iii) without duplication, the aggregate of the net assets of the open-end investment companies registered as such under the 1940 Act to which the Company or any of its subsidiaries serves as an investment adviser or sub-adviser and which are underlying funding vehicles of the variable annuity or variable life insurance products offered by Keyport Life Insurance Company ("Keyport"), Keyport America Life Insurance Company ("Keyport America") or Liberty Life Assurance Company of Boston (collectively "Parent Variable Funds"), determined in substantially the same manner, without giving effect to any action taken by Parent or any of its affiliates which results in those assets described in this clause (iii) no longer being included in Specified Assets Under Management; provided, further; that the effects on Specified Assets Under Management occasioned by changes (positive or negative) in the market value of portfolio assets constituting Specified Assets Under Management between the Close of Business on the date of the Original Agreement and the Close of Business on the Adjustment Date shall be entirely factored out of Specified Assets Under Management as of the Close of Business on the Adjustment Date, as shall be set forth in a certificate, prepared in a manner consistent with past practices of the Company and practices prevailing generally in the mutual fund industry, to be delivered by the Company to Parent not later than the Close of Business on the date following the Adjustment Date (which certificate shall be subject to review by, and the concurrence of, the Parent, such concurrence not to be unreasonably withheld). Notwithstanding the foregoing, Specified Assets Under Management shall not include (i) assets which are controlled by Parent or any of its affiliates (other than net assets in the Parent Variable Funds, which are specifically dealt with above), and (ii) the assets managed on behalf of Massachusetts General Hospital. Set forth on Exhibit D attached hereto are five examples illustrating the application of the foregoing formula.

      (IX) The aggregate consideration to be received by holders of Common Stock pursuant to this Section 2.1(c), and any cash to be paid in accordance with Section 2.3 in lieu of fractional shares of New Common Stock, are referred to collectively as the "Merger Consideration" and the aggregate number of shares of New Common Stock and New Preferred Stock to be received by holders of Common Stock pursuant to this Section 2.1(c) are referred to collectively as the "Stock Consideration."

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Sections 85 through 98 of the MBCL (or any successor provision) ("Dissenting Common Shares") shall not be converted into a right to receive Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive New Common Stock in accordance with this Section
2.1. Dissenting Common Shares shall be converted into the right to receive from LFC such consideration as is determined to be due with respect to such Dissenting Common Shares under the MBCL. The Company shall give prompt notice to LFC of any demands received by the Company for appraisal of shares of Common Stock, and LFC shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of LFC, make any payment with respect to, or settle or offer to settle, any such demands.

    (e) Cancellation and Retirement of Common Stock. As of the Effective Time, all certificates representing shares of Common Stock, other than certificates representing shares to be canceled in accordance with Section 2.1(b) or Dissenting Common Shares, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3.

Section 2.2. Company Stock Option Plans.

    (a) As of the date one business day prior to the Closing Date, the unexercisable portion of each outstanding option to purchase shares of Common Stock (a "Company Stock Option") issued under the Company's 1986 Stock Option Plan or Director Stock Option Plan (collectively, the "Company Stock Option Plans") shall, unless such acceleration is waived in whole or in part by the holder thereof, become immediately exercisable in full, subject to all expiration, lapse and other terms and conditions thereof.

    (b) The Company Stock Options set forth on Section 2.2 of the disclosure schedule to the Original Agreement (such disclosure schedule, as originally delivered and as supplemented by the disclosure schedule supplement delivered by Parent and LFC to the Company at the time of execution of this Agreement, the "Disclosure Schedule") are the only Company Stock Options which were outstanding as of the date of the Original Agreement and (unless such options shall have been exercised, canceled or expired in accordance with their terms prior to the Effective Time) shall be assumed by LFC at the Effective Time (an "Assumed Option"). Each Assumed Option shall be exercisable for one share of New Common Stock and shall otherwise have the same terms as the corresponding Company Stock Option (or, if an adjustment has been made pursuant to Section 2.1(c)(VIII), a correspondingly calculated fraction of a share of New Common Stock).

Section 2.3. Exchange of Certificates.

    (a) Paying Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of The First National Bank of Boston (the "Paying Agent"), for the benefit of the holders of shares of Common Stock, cash in an aggregate amount sufficient to pay the aggregate Cash Consideration (plus any payment for fractional shares of New Common Stock pursuant to this Section 2.3) and certificates representing the shares of New Common Stock and New Preferred Stock representing the aggregate Stock Consideration (such amount and certificates, together with any dividends or distributions with respect to the shares represented by such certificates, being hereinafter referred to as the "Payment Fund"). As soon as practicable after the Effective Time, LFC will cause the Paying Agent to mail transmittal instructions and a form of letter of transmittal in a customary form to each person who was a holder of Common Stock immediately prior to the Effective Time who did not properly complete and return an Election Form prior to the Election Deadline.

(b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Common Stock shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to, unless and to the extent such holder has made an election described in Section 2.1(c)(I), a certificate representing that number of whole shares of New Common Stock (and cash in lieu of fractional shares of New Common Stock as contemplated by this Section 2.3) which the aggregate number of shares of Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 2.1(c) of this Agreement.

In the event such holder has made the election set forth in clause (i) of the second sentence of Section 2.1(c)(I), such holder shall, upon surrender to the Paying Agent of the certificate or certificates representing such holder's Common Stock and acceptance thereof by the Paying Agent, be entitled to the amount of cash (and, if applicable pursuant to Section 2.1(c)(VI), New Common Stock) (subject to any reduction provided for in Section 2.1(c)(VIII)) which the aggregate number of shares of Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to said clause (i).

In the event such holder has made the election set forth in clause (ii) of the second sentence of Section 2.1(c)(I), such holder shall, upon surrender to the Paying Agent of the certificate or certificates representing such holder's Common Stock and acceptance thereof by the Paying Agent, be entitled to a certificate representing that number of shares of New Preferred Stock (and, if applicable pursuant to Section 2.1(c)(VI), New Common Stock) (subject to any reduction provided for in Section 2.1(c)(VIII)) which the aggregate number of shares of Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to said clause (ii).

The Paying Agent shall accept certificates previously representing Common Stock upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

If the consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing shares of Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 2.3(b), each certificate representing shares of Common Stock (other than certificates representing shares to be canceled in accordance with Section 2.1(b) or Dissenting Common Shares), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by
Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to either New Common Stock or New Preferred Stock (if an election is made pursuant to clause (ii) of the second sentence of Section 2.1(c)(I)) with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented shares of Common Stock which have been converted pursuant to
Section 2.1, until the surrender for exchange of such certificate in accordance with this Article II. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of shares of either New Common Stock or New Preferred Stock (if an election is made pursuant to clause (ii) of the second sentence of Section 2.1(c)(I)) into which the shares of Common Stock represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 2.1, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such shares of either New Common Stock or New Preferred Stock (if an election is made pursuant to clause (ii) of the second sentence of Section 2.1(c)(I)).

    (d) No Further Ownership Rights in Common Stock. The Merger Consideration paid upon the surrender for exchange of certificates representing shares of Common Stock in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by the Company on such shares of Common Stock in accordance with the terms of the Original Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

    (e) Fractional Shares.

      (i) No certificates or scrip representing fractional shares of New Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented shares of Common Stock which have been converted pursuant to Section 2.1, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.
  (ii) Notwithstanding any other provisions of this Agreement, each holder of shares of Common Stock who would otherwise have been entitled to receive a fraction of a share of New Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of New Common Stock multiplied by $40.00.
  (iii) Certificates or scrip representing fractional shares of New Preferred Stock may be issued hereunder.

    (f) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing shares of Common Stock for 120 days after the Effective Time shall be delivered to LFC, upon demand, and any holders of shares of Common Stock who have not theretofore complied with this Article II shall thereafter look only to LFC and only as general creditors thereof for payment of their claim for any Merger Consideration and any dividends or distributions with respect to either New Common Stock or New Preferred Stock (if an election is made pursuant to clause (ii) of the second sentence of Section 2.1(c)(I)).

    (g) No Liability. None of Parent, LFC, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(c)), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of LFC, free and clear of all claims or interest of any person previously entitled thereto.

    (h) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by LFC, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper rated, at the time of purchase, in either of the two highest quality categories by both Moody's Investors Service, Inc. and Standard & Poor's Corporation, and any net earnings with respect thereto shall be paid to LFC as and when requested by LFC; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of shares of Common Stock of the Merger Consideration or otherwise impair such holders' respective rights hereunder. In the event the Payment Fund shall realize a loss on any such investment, LFC shall promptly thereafter deposit in such Payment Fund cash in an amount sufficient to enable such Payment Fund to satisfy all remaining obligations originally contemplated to be paid out of such Payment Fund.

                                 ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent, LFC and Sub as follows:

    (a) Organization, Standing and Corporate Power. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries have delivered or otherwise made available to Parent complete and correct copies of its articles of organization or other organizational documents and by-laws, in each case as amended to the date of this Agreement.


    (b) Capital Structure. The authorized capital stock of the Company consists of 15,000,000 shares of Company Class A Common Stock and 1,000,000 shares of Company Class B Common Stock. As of the date hereof, 7,236,953 shares of Company Class A Common Stock and 187,967 shares of Company Class B Common Stock, were issued and outstanding. Except as set forth above, as of the date hereof, no shares of capital stock or other equity securities of the Company were issued (except for shares held in treasury), reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Option Plans or purchased pursuant to the Company's Employee Stock Ownership Plan (the "ESOP") will be, when issued or purchased, respectively, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries are issued or outstanding which are convertible into, or exchangeable for, securities having the right to vote on any matters on which the stockholders of the Company are entitled to vote. All the outstanding shares of capital stock of each of the Company's subsidiaries have been validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth above, in Section 2.2 or in Section 3.1(b) of the Disclosure Schedule, none of the Company or any of its subsidiaries has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company or any of its subsidiaries to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or any of its subsidiaries or
(ii) restricts the transfer of Common Stock. Except as disclosed in Section 3.1(b) of the Disclosure Schedule, all the outstanding shares of capital stock of each of the Company's subsidiaries are owned by the Company or by one or more of its subsidiaries.


    (c) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 6.1(a) with respect to this Agreement and the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of its stockholders as set forth in Section 6.1(a). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, LFC and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as disclosed in Section 3.1(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the articles of organization or other organizational documents or by-laws of the Company or any of its subsidiaries, (ii) subject to the governmental filings and other matters referred to in the following paragraph, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following paragraph, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses
(ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

 No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the transactions contemplated by this Agreement, (ii) the filing with the SEC of
(x) a proxy statement relating to the approval by the stockholders of the Company of this Agreement and the Merger (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the certificate of merger with the Massachusetts Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the consents, approvals and notices as are set forth in Sections 5.11 and 5.12 of this Agreement required under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(c) of the Disclosure Schedule and (vi) any other filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company is not required to make any filings or take any other action not taken prior to the execution of the Original Agreement in order for the restrictions imposed by Chapters 110C, 110D or 110F of the General Laws of the Commonwealth of Massachusetts not to apply to the Merger, this Agreement or any of the transactions contemplated hereunder.

    (d) SEC Documents. (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

    (e) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 filed with the SEC by LFC in connection with the issuance of New Common Stock and the New Preferred Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, LFC or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

    (f) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of the Original Agreement (the "Filed SEC Documents") or in Section 3.1(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been
(i) any change which would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (other than the Company's regular quarterly cash dividends in the amount of $.15 per share of Common Stock, in accordance with usual record and payment dates and in accordance with the Company's present dividend practice, except as contemplated by Section 3.1(q)), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv)
(x) any granting by the Company or any of its subsidiaries to any executive officer or other employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or
(z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer except in the ordinary course of business consistent with prior practice (it being understood that, as used in this clause (iv), "prior practice" shall mean the practice of the Company and its subsidiaries prior to 1994) or (v) any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

    (g) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or in Section 3.1(g) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any Benefit Plan (as defined in Section 3.1(h)). Except as disclosed in the Filed SEC Documents or in Section 3.1(g) of the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and (i) any current or former officer or director of the Company or any of its subsidiaries or (ii) any current or former non- officer/director employee which, in any such case, (x) pertains to an individual having (or formerly having) an annual base salary in excess of $50,000 or (y) is not terminable at will by the Company or such subsidiary.

    (h) Benefit Plans.
    (i) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company and its subsidiaries for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any of its subsidiaries (all the foregoing being herein called "Benefit Plans") has been administered in accordance with its terms except where failure to administer in accordance with such terms would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company, its subsidiaries and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where failure to comply would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.
  (ii) None of the Company or any other person or entity that together with the Company is treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") (a) has incurred any liability to a Pension Plan covered by Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material liability to the Company, which liability has not been fully paid as of the date of the Original Agreement.
  (iii) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

    (i) Taxes.
    (i) Each of the Company and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Except as disclosed in Section 3.1(i) of the Disclosure Schedule, all tax returns filed by the Company and each of its subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries has paid (or the Company has paid on the subsidiaries' behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.
  (ii) Except as set forth on Section 3.1(i) of the Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that remain unpaid or are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, and, except as set forth on Section 3.1(i) of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The federal, Massachusetts and Colorado income tax returns of each of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service, or applicable Massachusetts and Colorado tax authorities, as the case may be, or the statute of limitations on assessment or collection of any Federal, Massachusetts or Colorado income taxes due from the Company or any of its subsidiaries has expired, for all taxable years of the Company or any of its subsidiaries through the taxable year ended December 31, 1989.
  (ii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever.

    (j) No Excess Parachute Payments; Section 162(m) of the Code.
    (i) Except as disclosed in Section 3.1(j) of the Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan in effect as of the date of the Original Agreement would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).
  (ii) Except as disclosed in Section 3.1(j) of the Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, Benefit Plan, program, arrangement or understanding in effect as of the date of the Original Agreement.

    (k) Voting Requirements. The affirmative vote of two-thirds of the votes cast by the holders of each of the shares of Company Class A Common Stock and Company Class B Common Stock, in each case entitled to vote thereon at the Stockholders Meeting, voting as separate classes, with respect to the approval of the Merger and this Agreement are the only votes of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

    (l) Compliance with Applicable Laws. Each of the Company and its subsidiaries and the Company Funds (as hereinafter defined) has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits, which lack or default individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries and the Company Funds are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Except as disclosed in the Filed SEC Documents, as of the date of the Original Agreement, to the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any of its subsidiaries or any of the Company Funds was pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

    (m) Opinion of Financial Advisor. The Company has received the opinion of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Berkshire Capital Corporation, dated the date of the Original Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders was fair from a financial point of view to the Company's stockholders.

    (n) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Berkshire Capital Corporation, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    (o) Ineligible Persons. None of the Company or any "affiliated person" (as defined in the 1940 Act) thereof (i) is ineligible pursuant to Section 9(a) of the 1940 Act to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to a registered investment company or
(ii) to the best knowledge of the senior officers of the Company as of the date of the Original Agreement, has engaged in any of the conduct specified in Section 9(b) of the 1940 Act or Section 203(e) of the Advisers Act prior to the date of the Original Agreement that would be reasonably likely to result in SEC action to disqualify the Company or any of its affiliates as an investment adviser.

    (p) Voting Agreement. Each of John A. McNeice, Jr., C. Herbert Emilson, Harold W. Cogger, Davey S. Scoon and Arthur O. Stern, has duly executed and delivered to Parent a Voting Agreement in substantially the form of Exhibit E hereto with respect to the voting of his shares of Common Stock in favor of the Merger and this Agreement.

    (q) Dividends. The Company intends to declare a cash dividend at an annual rate of $.60 per share for the period from the Company's final regular quarter dividend payment date prior to the Closing Date and through the Closing Date, payable to holders of record of the Common Stock as of immediately prior to the Effective Time, the payment of which shall become an obligation of the Surviving Corporation. Such payment shall be made as soon as practicable following the Closing Date.

Section 3.2. Representations and Warranties of Parent, LFC and Sub. Parent, LFC and Sub represent and warrant to the Company as follows:

    (a) Organization, Standing and Corporate Power. Each of Parent, LFC and Sub, and each of Parent's other subsidiaries, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent, LFC and Sub, and each of Parent's other subsidiaries, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole. Parent, LFC and Sub and each of Parent's other subsidiaries have delivered or otherwise made available to the Company complete and correct copies of its articles of organization (or other organizational documents) and by-laws, as amended to the date of this Agreement.

    (b) The authorized and issued outstanding capital stock of each of Parent and LFC as of the date hereof is as set forth in Section 1.3(b). Immediately prior to the Effective Time, the Parent will effect the Parent Contribution. As of the date hereof, there are outstanding options to purchase 637,460 shares of Parent Class B Common Stock issued by Parent to present or former employees of Parent or its subsidiaries (the "Parent Stock Options"). As of the Effective Time, the then outstanding Parent Stock Options (x) shall be adjusted in the manner specified in Item 2(i) of Section 3.2(b) of the Disclosure Schedule and (y) as so adjusted, shall be assumed by LFC pursuant to the Parent Contribution and thereby shall become options to purchase shares of New Common Stock. Following the Effective Time and on or before the 30th day following the Closing Date (the "Additional Parent Options Adjustment Date"), LFC shall be permitted to make the additional adjustment to such stock options contemplated by described in Item 2(ii) of Section 3.2(b) of the Disclosure Schedule. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of Parent or LFC were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of each of Parent and LFC are, and all shares of the capital stock of LFC which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of Parent or LFC or any of Parent's other subsidiaries are convertible into, or exchangeable for, securities having the right to vote on any matters on which the stockholders of the issuing corporation may vote. All the outstanding shares of capital stock of each of Parent's subsidiaries other than LFC have been validly issued and are fully paid and nonassessable. Except (i) as set forth above or (ii) pursuant to the terms of the Parent's 1990 Stock Option Plan, as amended (which will be assumed by LFC pursuant to the Parent Contribution), none of Parent, LFC, Sub or any of Parent's other subsidiaries has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates Parent, LFC, Sub or any of Parent's other subsidiaries to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Parent or LFC or any of Parent's other subsidiaries or (ii) restricts the transfer of Parent Common Stock or any capital stock of LFC. Except as disclosed in
Section 3.2(b) of the Disclosure Schedule, all the outstanding shares of capital stock of each of Parent's subsidiaries are owned by Parent or by Parent or one or more of its subsidiaries, free and clear of all Liens.

    (c) Authority; Noncontravention. Parent, LFC and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent, LFC and Sub and the consummation by Parent, LFC and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, LFC and Sub, subject, in the case of Parent, to approvals of its stockholders required by the MBCL with respect to the Parent Contribution (the "Parent Stockholder Approval"). The Parent shall obtain the Parent Stockholder Approval as soon as is reasonably practicable following the execution and delivery of this Agreement; provided, however, that no failure of the Parent to obtain such approval shall in any way excuse Parent, LFC or Sub from any of their respective obligations hereunder. This Agreement has been duly executed and delivered by Parent, LFC and Sub, and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent, LFC and Sub, enforceable against such parties in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the articles of organization (or similar organizational documents) or by-laws of Parent, LFC, Sub or any of Parent's other subsidiaries, (ii) subject to the governmental filings and other matters referred to in the following paragraph, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following paragraph, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.

No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent, LFC or Sub in connection with the execution and delivery of this Agreement by Parent, LFC or Sub or the consummation by Parent, LFC or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 3.2(c)(ii) of the Disclosure Schedule, (iii) the filing with the SEC of the Form S-4, and such registrations under the Exchange Act or state securities laws as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing of the articles of merger with the Massachusetts Secretary of State and of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.2(c)(v) of the Disclosure Schedule and
(vi) any other filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.

    (d) Financial Statements and Information Supplied.
    (i) The (i) audited financial statements of Parent (consisting of the consolidated balance sheets of Parent as of December 31, 1992 and 1993, and its consolidated statements of operations, stockholder's equity and cash flows for each year in the three- year period ended December 31, 1993) and
(ii) unaudited financial statements of Parent (consisting of the balance sheet as of June 30, 1994 and the consolidated statement of operations, stockholders' equity and cash flows for the six months ended June 30, 1994) (the "1994 Interim Financial Statements") which have been delivered to the Company were prepared in accordance with generally accepted accounting principles (except for the absence of notes, in the case of the 1994 Interim Financial Statements), applied on a consistent basis during the periods involved (except as may be indicated in the notes to such audited financial statements), and fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the 1994 Interim Financial Statements, to normal year-end audit adjustments).
  (ii) None of the information supplied or to be supplied by Parent, LFC or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent, LFC or Sub with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by the Company specifically for inclusion or incorporation by reference therein.


    (e) Absence of Certain Changes or Events. Except as disclosed in Section 3.2(e) of the Disclosure Schedule, since December 31, 1993, Parent and its subsidiaries have conducted their businesses only in the ordinary course, and there has not been (i) any change which would have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, (ii) except as permitted by Section 4.1(b), any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of

Parent's or LFC's outstanding capital stock, (iii) except with respect to the Parent Contribution, any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as required by a change in generally accepted accounting principles.

    (f) Voting Requirements. The Parent Stockholder Approval with respect to the Parent Contribution is the only vote of the holders of any class or series of Parent's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

    (g) Opinion of Financial Advisor. Parent has received the opinion of Goldman, Sachs & Co., to the effect that, as of the date of the Original Agreement, the consideration to be paid to the Company's stockholders in the Merger was fair to Parent.

    (h) Benefit Plans. Parent and its subsidiaries are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each material "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained, contributed to or required to be maintained or contributed to by Parent or its subsidiaries for the benefit of any present officers, employees or directors of Parent or any of its subsidiaries in the United States.

    (i) Taxes.
     (i) Commencing with the tax year begun January 1, 1990 (or, in the case of Stein Roe & Farnham Incorporated and The PAMCO Group, Inc., commencing with the time of their direct or indirect acquisition by Liberty Mutual), each of the Parent and its subsidiaries (other than Keyport and its subsidiaries), since the later of its incorporation or the time of its direct or indirect acquisition by Liberty Mutual have been included in the consolidated federal income tax returns filed by Liberty Mutual with respect to periods ending on or before December 31, 1993. Since the later of such times, Keyport and its subsidiary Keyport America have been included in separate consolidated federal income tax returns filed by Keyport, and Keyport's other subsidiaries (Keyport Advisory Services Corp. and Keyport Financial Services Corp.) each have filed a separate federal income tax returns. Commencing January 1, 1994, Keyport and its subsidiaries have become eligible for inclusion in the consolidated federal income tax return of Liberty Mutual for periods commencing on or after that date. All such federal income tax returns, and all other tax returns and reports required to be filed by the Parent and its subsidiaries have been timely filed, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Parent and its subsidiaries taken as a whole. All such federal income tax returns, and all other tax returns filed by the Parent and its subsidiaries are complete and accurate, except to the extent that such failure to be complete and accurate would not have a material adverse effect on the business, financial condition or results of operations of the Parent and its subsidiaries taken as a whole. All taxes shown as due on such federal income tax and other tax returns have been paid, and the Parent's June 30, 1994 consolidated balance sheet included in the 1994 Interim Financial Statements reflects an adequate reserve for all taxes payable by Parent or any of its subsidiaries for all taxable periods and portions thereof accrued or assessable through the date thereof.
  (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Parent or any of its subsidiaries (whether individually or as part of a consolidated group) that remain unpaid or are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Parent and its subsidiaries taken as a whole, and, except as set forth on Section 3.2(i) of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The federal consolidated and separate income tax returns referred to in (i) above, and the Massachusetts, Rhode Island and Illinois consolidated or separate income tax returns of each of Parent and its subsidiaries included in any such state consolidated returns, have been examined by and settled with the United States Internal Revenue Service or applicable Massachusetts, Rhode Island or Illinois tax authorities, as the case may be, or the statute of limitations on assessment or collection of any federal or Massachusetts, Rhode Island or Illinois income taxes due from the participants in such returns has expired, for all taxable years of the group submitting such returns or of Parent or such subsidiaries, as the case may be, through the taxable year ended December 31, 1989, except as otherwise indicated on Section 3.2(i) of the Disclosure Schedule.

    (j) Compliance with Applicable Laws.
    (i) Each of Parent, LFC, Parent's other subsidiaries, each Parent Fund (as hereinafter defined) and any other entity controlled by or under common control with Parent the business, financial condition or results of operations of which is material to Parent and its subsidiaries, taken as a whole (a "Material Parent Entity"), has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole. Except as disclosed in
Section 3.2(j) of the Disclosure Schedule, Parent, LFC, Parent's other subsidiaries, the Parent Funds and the Material Parent Entities are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole. The term "Parent Fund" shall mean each investment company registered under the 1940 Act for which Parent or any of its subsidiaries acts as an adviser or sub-adviser. Except as disclosed in Section 3.2(j) of the Disclosure Schedule and except for routine examinations by state Governmental Entities charged with supervision of insurance companies ("Insurance Regulators"), as of the date of the Original Agreement, to the knowledge of Parent or LFC, no investigation by any Governmental Entity with respect to Parent or any of its subsidiaries was pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.
  (ii) The annual statements (including without limitation the annual statements of any separate accounts) for the year ended December 31, 1993, together with all exhibits and schedules thereto, and financial statements relating thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, and the quarterly statements for the periods ended after January 1, 1994, together with all exhibits and schedules thereto, with respect to each subsidiary of the Parent that is a regulated insurance company (an "Insurance Company"), in each case as filed with the applicable Insurance Regulator of its jurisdiction of domicile, were prepared in conformity with statutory accounting practices prescribed or permitted by such Insurance Regulator applied on a consistent basis ("SAP"), present fairly, to the extent required by and in conformity with SAP, the statutory financial condition of such Insurance Company at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Insurance Company for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. No deficiencies or violations material to the financial condition or operations of any Insurance Company have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator and which have not been disclosed in writing to Company prior to the date of the Original Agreement.

    (k) No Prior Activities of LFC or Sub. Neither LFC nor Sub has incurred, and neither LFC nor Sub will, prior to the Effective Time, incur, directly or through any subsidiary, any liabilities or obligations for borrowed money or otherwise, except (i) incidental liabilities or obligations not for borrowed money incurred in connection with its organization and (ii) liabilities and obligations of Parent assumed by LFC immediately prior to the Effective Time pursuant to the Parent Contribution. Except as contemplated by this Agreement, neither LFC nor Sub (i) has engaged, directly or through any subsidiary, in any business activities of any type or kind whatsoever, (ii) has entered into any agreements or arrangements with any person or entity, or
(iii) is subject to or bound by any obligation or undertaking.


    (l) Ineligible Persons. None of Parent or LFC or any "affiliated person" (as defined in the 1940 Act) of Parent or LFC (i) is ineligible pursuant to
Section 9(a) of the 1940 Act to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to a registered investment company or (ii) to the best knowledge of the senior officers of Parent or LFC as of the date of the Original Agreement, has engaged in any of the conduct specified in Section 9(b) of the 1940 Act or Section 203(e) of the Advisers Act prior to the date of the Original Agreement that would be reasonably likely to result in SEC action to disqualify Parent or any of its affiliates as an investment adviser.

    (m) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by LFC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its subsidiaries.

    (n) New LFC Directors. LFC shall cause each of John A. McNeice, Jr., C. Herbert Emilson and Harold W. Cogger to be elected as directors of LFC as of the Effective Time. LFC also shall cause John A. McNeice, Jr. to be elected Chairman of LFC's Executive Committee and Harold W. Cogger to be elected Executive Vice President of LFC, in each case as of the Effective Time.

    (o) Dividend Reinvestment Plan. The Board of Directors of LFC currently intends to establish, from and after the Effective Time, an optional dividend reinvestment plan for all holders of New Common Stock; provided, however, that, prior to the time at which LFC is eligible to register under the Securities Act the offer and sale of shares pursuant to such dividend reinvestment plan on a Form S-3 Registration Statement, participation in such dividend reinvestment plan will be conditioned upon ownership of at least 2,500,000 shares of New Common Stock and the execution by the participant of an agreement containing representations and warranties which are customary in connection with the private sale of securities.


    (p) Tax Basis of Parent Assets. The adjusted tax basis of Parent's assets (other than the Excluded Assets) as of the time of the Parent Contribution will exceed the sum of (i) the amount of the Assumed Liabilities plus (ii) the amount of any liabilities to which the contributed assets are subject.



    (q) SSI Note. Parent has delivered to the Company a true, correct and complete copy of the SSI Note.


                                  ARTICLE IV
                            COVENANTS RELATING TO
                     CONDUCT OF BUSINESS PRIOR TO MERGER

Section 4.1. Conduct of Business of the Company.

    (a) Except as contemplated by the Original Agreement or as set forth in
Section 4.1(a) of the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their business organizations, keep available the services of their key officers and employees and preserve the goodwill of those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from the date of the Original Agreement to the Effective

Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Parent:

      (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock (other than the Company's ordinary quarterly cash dividend in the amount of $.15 per share of Common Stock, in accordance with usual record and payment dates and in accordance with the Company's present dividend practice; provided, however, that the Company may declare, and the Surviving Corporation shall pay, the dividend contemplated by Section 3.1(q)), (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares except, in the case of clause (z), for the acquisition of shares of Common Stock (i) in accordance with the Amended and Restated Stock Purchase Agreement dated November 19, 1982 among the Company and certain individuals party thereto, as amended and in effect on the date hereof (the "Company Stock Purchase Agreement"), and (ii) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options outstanding on the date of the Original Agreement;
  (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of shares of Common Stock (i) in accordance with the Company Stock Purchase Agreement or
(ii) upon exercise of Company Stock Options outstanding on the date of the Original Agreement (and without limiting the generality of the foregoing, and notwithstanding Section 3.1(f), the Company shall not issue any stock options or similar securities or interests from and after the date of the Original Agreement);
  (iii) amend its articles of organization, by-laws or other comparable charter or organizational documents;
  (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except as disclosed in Section 4.1(a)(iv) of the Disclosure Schedule;
  (v) sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to the Company and its subsidiaries taken as a whole, except in the ordinary course of business or as disclosed in Section 4.1(a)(v) of the Disclosure Schedule;
  (vi) except as disclosed in Section 4.1(a)(vi) of the Disclosure Schedule,
(x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than pursuant to the Company's Credit Agreement dated as of May 5, 1993, as amended and restated as of December 17, 1993, as amended through the date hereof, with certain Lenders named therein and The First National Bank of Boston, as Agent, in an aggregate principal amount not to exceed $120 million at any time outstanding, and pursuant to the Company's Promissory Note dated May 1, 1994 in favor of The First National Bank of Boston, in an aggregate principal not to exceed $10 million at any time outstanding or (y) make any loans or advances to any other person, other than to any direct or indirect wholly- owned subsidiary of the Company and other than routine advances to employees;
  (vii) except as disclosed in Section 4.1(a)(vii) of the Disclosure Schedule, make any tax election (other than elections required by law and made in the ordinary course of business not giving rise to additional material tax liabilities) or settle or compromise any tax liability that could reasonably be expected to be material to the Company and its subsidiaries taken as a whole;

(viii) except as disclosed in Section 4.1(a)(viii) of the Disclosure Schedule, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms (or on terms more favorable to the Company), of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;
  (ix) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder; or
  (ix) authorize any of, or commit or agree to take any of, the foregoing actions.

    (b) Conduct of Business by Parent. During the period from the date of the Original Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their business organizations, keep available the services of their officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of the Original Agreement to the Effective Time, neither Parent nor LFC shall, and Parent shall not permit any of its other subsidiaries to:


      (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock of Parent or LFC (except that Parent may distribute the SSI Note to LMEC) or (y) split, combine or reclassify any outstanding capital stock of Parent or LFC or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of outstanding capital stock of Parent or LFC;
  (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for effecting the Parent Contribution and any adjustments to Parent stock options (including the assumption thereof by LFC pursuant to the Parent Contribution) contemplated by Section 3.2(b);
  (iii) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could reasonably be expected to (A) delay materially the date of mailing of the Proxy Statement or, (B) if it were to occur after such date of mailing, require an amendment of the Proxy Statement; or
  (iv) authorize any of, or commit or agree to take any of, the foregoing actions.


Notwithstanding the foregoing, each of Parent and LFC may (i) effect the Parent Contribution and (ii) engage in the transactions contemplated by
Section 4.1(b) of the Disclosure Schedule.

Section 4.2. Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions of the Merger set forth in Article VI not being satisfied.

                                  ARTICLE V
                            ADDITIONAL AGREEMENTS

Section 5.1. Preparation of Form S-4 and the Proxy Statement. As soon as practicable following the date of this Agreement, the Company shall complete and file with the SEC the Proxy Statement and LFC shall complete and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company, Parent and LFC shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. LFC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Stock Consideration in the Merger and the Company shall furnish all information concerning the Company and the holders of the Common Stock as may be reasonably requested in connection with any such action.

Section 5.2. Meeting of Stockholders. The Company will take all action necessary in accordance with applicable law and its articles of organization and by-laws to convene a meeting of its stockholders (the "Stockholders Meeting") to consider and vote upon the approval of the Merger and this Agreement. Subject to Section 5.9, the Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 5.9, its obligations pursuant to the first sentence of this Section 5.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.8) or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. The Company will use its best efforts to hold the Stockholders Meeting as soon as practicable after the date hereof.

Section 5.3. Letters of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to LFC a letter of Price Waterhouse, LLP, the Company's independent accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Price Waterhouse, LLP, dated a date within two business days before the Closing Date, each addressed to LFC, in form and substance reasonably satisfactory to LFC and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Form S-4.

Section 5.4. Letters of Parent's Accountants. Each of Parent and LFC shall use its best efforts to cause to be delivered to the Company a letter of KPMG Peat Marwick, Parent's independent accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of KPMG Peat Marwick, dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Form S-4.

Section 5.5. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, counsel, financial advisors and other representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other party such information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the Company in confidence to the extent required by, and in accordance with, the provisions of the letter dated August 17, 1994, between Parent and the Company (the "Confidentiality Agreement") and will otherwise comply with the Confidentiality Agreement. Except as required by law, the Company will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Parent in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement and will otherwise comply with the Confidentiality Agreement.

Section 5.6. Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

Section 5.7. Public Announcements. Parent and LFC, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.8. Acquisition Proposals. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director, employee, or any investment banker, attorney or other advisor or representative, of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that on or after the date of the Original Agreement, the Company, any of its subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries may, following the receipt of an Acquisition Proposal by the Company that the Board of Directors of the Company determines in good faith, following consultation with outside counsel, would permit the Board of Directors to take any of the actions referred to in the first sentence of
Section 5.9, participate in negotiations regarding such Acquisition Proposal. The Company shall promptly advise Parent and LFC orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date of the Original Agreement of any Acquisition Proposal, or any inquiry which could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Parent and LFC fully informed of the status and details of any such Acquisition Proposal or inquiry. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 5.8 by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this
Section 5.8 by the Company. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any subsidiary of the Company, or any purchase of all or any significant portion of the assets of the Company or any subsidiary of the Company, or any equity interest in the Company or any subsidiary of the Company, other than the transactions contemplated hereby.

Section 5.9. Fiduciary Duties. The Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, LFC or Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate this Agreement. In the event the Board of Directors of the Company takes any of the foregoing actions, the Company shall, concurrently with the taking of any such action, pay to Parent the Section 5.13(a) Fee, plus all Expenses pursuant to Section
5.13. Nothing contained in this Section 5.9 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith judgment of the Board of Directors of the Company based on the advice of outside counsel, is required under applicable law; provided that, in the event that in so doing the Company withdraws or modifies, or proposes to withdraw or modify, its position with respect to the Merger or approves or recommends, or proposes to approve or recommend, an Acquisition Proposal, the Company shall pay to the Parent, to the extent provided in Section 5.13, the Section 5.13(a) Fee, plus all Expenses payable pursuant to Section 5.13. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 5.9 shall not constitute a breach of this Agreement by the Company.

Section 5.10. Consents, Approvals and Filings.

    (a) The Company and Parent will make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act, the 1940 Act, the Advisers Act and applicable state insurance and securities laws in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, the Company, Parent and LFC will each use their best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Each of the Company, Parent and LFC shall use reasonable efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

    (b) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement.

Section 5.11. Company Satisfaction of the Conditions of Section 15 of the 1940 Act.

    (a) The Company shall use, and shall cause its wholly owned subsidiary Colonial Management Associates, Inc. ("CMA") to use, its best efforts to cause the boards of trustees of the Company Funds to approve, and to solicit their respective shareholders as promptly as practicable with regard to the approval of, new investment advisory agreements with CMA acting as investment adviser for such funds, to be effective on or as promptly as practicable after the Effective Time, pursuant to the provisions of Section 15 of the 1940 Act, and consistent with all requirements of the 1940 Act applicable thereto, provided that such agreements are identical in all respects to the existing agreements other than the term of the agreement. For purposes of this Agreement, "Company Funds" shall mean the registered investment companies for which the Company or any subsidiary acts as investment adviser. Each Company Fund is identified in Section 5.11 of the Disclosure Schedule. The Company and its subsidiaries also shall take any similar action required under the 1940 Act to continue any underwriting or distribution agreements of the Company Funds.

    (b) The Company shall use, and shall cause CMA to use, its best efforts to ensure the satisfaction of the conditions set forth in Section 15(f) of the 1940 Act with respect to each of the Company Funds.

Section 5.12. Advisory Contract Consents. As promptly as practicable, the Company shall cause the non-investment company advisory clients of its wholly owned subsidiary Colonial Advisory Services, Inc. ("CSA") to be informed of the transactions contemplated by this Agreement and shall give such clients an opportunity to terminate their advisory contracts with CSA. Parent and LFC agree that the Company may satisfy this obligation insofar as it relates to non-investment company advisory clients by providing them with the notice contemplated by the first sentence of this
Section 5.12 and obtaining such clients' consent in the form of actual or implied consent by way of informing such clients of CSA's intention to continue the advisory services, pursuant to the CSA's existing contracts with such clients, subject to such clients' right to terminate such contracts within 60 days of receipt of such notice, and that each such client's consent will be implied if it continues to accept the services without rejection during such specified 60 day period.

Section 5.13. Certain Fees and Expenses.

    (a) The Company shall pay to Parent upon demand $8,000,000 (the "Section 5.13(a) Fee"), payable in same-day funds, plus all Expenses (as defined below), if an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make an Acquisition Proposal is publicly disclosed or communicated to the Company) and (i) the Board of Directors of the Company withdraws or modifies its approval or recommendation of this Agreement or the Merger, approves or recommends such Acquisition Proposal, enters into an agreement with respect to such Acquisition Proposal or terminates this Agreement, or (ii) the requisite approval of the Company's stockholders for the Merger is not obtained at the Stockholders' Meeting. Notwithstanding the foregoing, the amount of Expenses subject to reimbursement under this Section 5.13(a) shall not exceed $1,000,000.

    (b) For purposes of this Section, "Expenses" shall mean all documented out-of- pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all printing costs and fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent.

Section 5.14. Compliance with Section 15(f) of the 1940 Act by Parent, LFC and Sub. Parent, LFC and Sub shall use their best efforts to assure the satisfaction of the conditions of Section 15(f) of the 1940 Act with respect to each of the Company Funds.

Section 5.15. Affiliates and Certain Stockholders. Prior to the Closing Date, the Company shall deliver to LFC a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to LFC on or prior to the Closing Date a written agreement in customary form. LFC shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of LFC Common Stock by such affiliates and the certificates representing New Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.15.

Section 5.16. Stockholder Litigation. The Company shall give Parent and LFC the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's and LFC's consent, which consent shall not be unreasonably withheld.

Section 5.17. Board Action Relating to Stock Option Plans. As soon as practicable following the date of the Original Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering a Company Stock Option Plan) shall adopt such resolutions or take such actions as may be required to adjust the terms of outstanding Company Stock Options in accordance with Section 2.2 and shall make such other changes to the Company Stock Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent and LFC, which shall not be unreasonably withheld).

Section 5.18. Benefits Plans.

    (a) Stock Option Plans. The treatment of Company Stock Options granted under the Company Stock Option Plans shall be governed by Section 2.2. LFC shall assume and perform each

Assumed Option in accordance with Section 2.2 and the terms and provisions of the applicable Company Stock Option Plan and option agreements. From and after the date of the Original Agreement, no additional options or other awards shall be granted under either Company Stock Option Plan.

    (b) ESOP. Reference is made to the Company's Employee Stock Ownership Plan, as in effect on the date of the Original Agreement (the "Company ESOP"). The Company ESOP, as a holder of Common Stock, shall be entitled to make all applicable elections pertaining to the exchange of shares of Common Stock held by it for Merger Consideration in accordance with Section 2.1(c). From and after the date of the Original Agreement, no additional contributions (except as may be required by law) shall be made to the Company ESOP. Subject to the foregoing, the Surviving Corporation shall assume the obligations of the Company in respect of the Company ESOP.

    (c) Profit Sharing Plan. Reference is made to the Company's Profit, Sharing Plan, as in effect on the date of the Original Agreement (the "Company Profit Sharing Plan"). The Surviving Corporation shall assume and continue the Company Profit Sharing Plan from and after the Effective Time; provided that calculations of earning and similar matters pertaining to financial performance from and after the Effective Time shall be based upon the results of operations of the Surviving Corporation and its subsidiaries; and, provided, further, that in any event LFC shall cause the Surviving Corporation and its subsidiaries and affiliates, as appropriate, to contribute to the Company Profit Sharing Plan all salary-based contributions for periods prior to the Effective Time, and discretionary contributions with respect to 1994, consistent with the accruals of the Company and its past contribution practices, to the extent not otherwise made on or prior to the Effective Time.

    (d) Retention Program. The Surviving Corporation shall establish and maintain the retention program described in Section 5.18(d) of the Disclosure Schedule.

    (e) Employee Contracts. The Surviving Corporation shall enter into and perform the employment contracts described in Section 5.18(e) of the Disclosure Schedule.

    (f) Other Benefit Plans. The Company and its subsidiaries currently maintain other employee benefit plans and related employee programs (including bonus arrangements and arrangements for independent contractors) other than those described in paragraphs (a) through (e) of this Section 5.18 (collectively, and as in effect on the date of the Original Agreement, the "Other Company Plans"). Except as otherwise agreed by LFC and the Company prior to the Closing Date, the Surviving Corporation and its subsidiaries shall continue to maintain the Other Company Plans from and after the Effective Time.

    (g) Parent Plans. Except as otherwise provided by LFC from and after the date of the Original Agreement, the employees of the Surviving Corporation and its subsidiaries shall not be entitled to participate in, or otherwise receive benefits under, any employee benefit plans or programs maintained by the Parent, LFC or any of their respective subsidiaries.

Section 5.19. Indemnification and Insurance. (a) Upon consummation of the Merger and for a period of six years after the Effective Time, except to the extent prohibited by law, LFC and the Surviving Corporation jointly and severally shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director (whether elected or appointed), of the Company against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any such director,
(i) in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative, including, without limitation any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or any subsidiary of the Company or their affiliates, or by any present or former shareholder of the Company (collectively, "Claims"), including, without limitation, any claim which is based upon, arises out of or in any way relates to the Merger, the Form S-4, the solicitation of the approval of the Funds contemplated by Section 5.11, any of the transactions contemplated by this Agreement (including, without limitation, any schedule or appendix hereto), the director's service as a member of the Company's Board of Directors or any committee of the Company's Board of Directors, the events leading up to the execution of the Original Agreement or this Agreement or related thereto and any breach of any duty in connection with any of the foregoing, and (ii) in connection with, arising out of or relating to the enforcement of the obligations of LFC or the Surviving Corporation set forth in this Section 5.19. LFC and the Surviving Corporation shall also, jointly and severally, advance expenses as incurred in connection with any Claim by any such director except to the extent prohibited by law.

    (b) Upon the consummation of the Merger, and from and after the Effective Time, to the fullest extent permitted by law, the Surviving Corporation shall assume and honor any obligation of the Company immediately prior to the Effective Time, to the fullest extent permitted by law, with respect to the indemnification of any director (whether elected or appointed), officer or employee of the Company or any subsidiary of the Company (including such persons who serve or who have served at the request of the Company or any subsidiary of the Company in any capacity with any other person (collectively, the "indemnities") arising out of the Company's Articles of Organization or By-Laws as if such obligations were pursuant to a contract or arrangement between the Surviving Corporation and such indemnities.

    (c) In the event either of LFC or the Surviving Corporation or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of LFC or the Surviving Corporation, as the case may be, assume the respective obligations of LFC or the Surviving Corporation, as the case may be, set forth above in this Section 5.19.

    (d) LFC shall cause the Company's current officers' and directors' liability insurance to be continuously maintained in full force and effect without reduction of coverage for a period of six years after the Effective Time (provided that LFC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous).

    (e) This Section 5.19 shall be construed as an agreement between LFC and/or the Surviving Corporation (as applicable) and the directors of the Company and the other indemnities described in this Section 5.19 as unaffiliated third parties, as to which agreement such persons are intended to be third-party beneficiaries of the respective benefits conferred upon such persons by this Section 5.19, and is not subject to any limitations to which LFC or the Surviving Corporation may be subject in indemnifying its own directors, officers, employees, agents and other persons who serve at the request of LFC or the Surviving Corporation. All rights to indemnification in respect of any Claim asserted or made within the six-year period described in the first sentence of Section 5.19(a) shall continue until the final disposition of such Claim.

                                  ARTICLE VI
                             CONDITIONS PRECEDENT

Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in the manner contemplated by Section 3.1(k) and in compliance with the MBCL and other applicable law.

    (b) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in

Section 3.1(c) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent, LFC and Sub will have been made or obtained (as the case may be); provided, however, that such consents, approvals, permits and authorizations may be subject to (i) conditions customarily imposed by Insurance Regulators or (ii) other conditions that would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of LFC and its subsidiaries taken as a whole (after giving effect to the consummation of the Merger).

    (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

    (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use reasonable efforts to have any such order or injunction vacated.

    (e) Company Fund Approvals. In accordance with Section 15 of the 1940 Act, the respective boards of trustees of the Company Funds, including in each case a majority of trustees who are not parties to the investment advisory contracts of such Company Funds or "interested persons" (as such term is defined in the 1940 Act) of any such party (the "Non- Interested Trustees"), and holders of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of Company Funds which, as of September 30, 1994, represented at least 90% of all of the net assets of all of the Company Funds as of such date, shall have approved new investment advisory contracts with the CMA acting as investment advisers of such funds upon terms identical with those of each such Company Fund (other than changes in the term of the contract); and the board of trustees, including a majority of the Non-Interested Trustees, of each of the Company Funds which has approved a new investment advisory contract shall have approved new underwriting and distribution contracts, if any, with the applicable subsidiaries of the Company that are parties to such agreements pursuant to
Section 15 of the 1940 Act and any other requirements applicable thereto contained in the 1940 Act. Except for waivers or modifications that are not material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, the respective boards of trustees of the Company Funds shall have taken no action to terminate the Rule 12b-1 plans, if any, in effect for the Company Funds on September 30, 1994, or to terminate or waive any contingent deferred sales charges in effect on said date, for any of the Company Funds, and the Company shall not have received from said boards of trustees any notice or information that would lead the Company to believe that said boards are currently contemplating any such action.

    (f) Compliance with Section 15(f) of the 1940 Act. At the time of the
Closing: (i) at least 75% of the members of the board of trustees of each Company Fund which has approved a new investment advisory contract shall not be "interested persons" (as such term is defined in the 1940 Act) of Parent (or such other entity which will act as adviser to such Company Funds following the Effective Time), of the Company or of any affiliate of the Company that was the investment adviser of any such Company Fund immediately preceding the Effective Time; and (ii) the requirements of Section 15(f)(1)(B) of the 1940 Act shall have been complied with in that no "unfair burden" shall have been imposed on any of the Company Funds as a result of this Agreement, the transactions contemplated hereunder, new investment advisory contracts or otherwise.

    (g) Form S-4. The Form S-4 shall have become effective under the Securities Act and under any similar registration or qualification requirements of applicable state securities laws and shall not be the subject of any stop order or proceedings seeking a stop order.


    (h) Tax Opinions. The Company and the Company's stockholders, on the one hand, and LFC and Parent, on the other hand, shall have received from their respective tax counsel opinions dated the Closing Date substantially to the effect that, on the basis of certain facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Parent Contribution and the transfer of stock of the Company by its stockholders pursuant to the Merger, taken together, constitute an integrated exchange of property for stock described in Section 351 of the Code as to which no gain or loss shall be recognized to holders of Common Stock, except, in the case of holders of Common Stock (including, without limitation, holders of Dissenting Common Shares), with respect to cash received by such holders in accordance with this Agreement: and that the Parent Contribution and the transactions pertaining to the Merger result in no recognition of income or gain to LFC, Sub or the Company, and in respect of such other substantial federal income tax effects of the Merger as the Company, on the one hand, or LFC and Parent, on the other hand, may reasonably require. In rendering any such opinion such counsel may rely, to the extent they reasonably deem necessary or appropriate, upon opinions of other counsel or other persons and upon representations of an officer or officers of Parent, LFC, Sub and the Company or any of their respective affiliates.


Section 6.2. Conditions to Obligations of Parent and Sub. The obligations of Parent, LFC and Sub to effect the Merger are further subject to the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1 that are qualified as to materiality shall be true and correct and the representations and warranties of the Company set forth in Section 3.1 that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Original Agreement (or, solely in the case of Section 3.1(b), to the extent explicitly stated therein, as of the date of this Agreement) and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date or except for transactions explicitly permitted by this Agreement, and LFC shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under the Original Agreement or Agreement at or prior to the Closing Date, and LFC shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

    (c) Affiliates. LFC shall have received from each affiliate named in the letter referred to in Section 5.15 an executed copy of an agreement in the form described in Section 5.15.

Section 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

    (a) Representations and Warranties. The representations and warranties of Parent, LFC and Sub set forth in Section 3.2 that are qualified as to materiality shall be true and correct and the representations and warranties of Parent, LFC and Sub set forth in Section 3.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Original Agreement (or, where explicitly stated herein, as of the date of this Agreement) and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date or except for transactions explicitly permitted by this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and LFC by the chief executive officer and the chief financial officer of such entity to the effect set forth in this paragraph.

    (b) Performance of Obligations of Parent and Sub. Parent, LFC and Sub shall have performed in all material respects all obligations required to be performed by them under the Original Agreement or this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and LFC by the chief executive officer and the chief financial officer of such entity to such effect.

    (c) Stockholders Agreement. Each of LFC and Liberty Mutual shall have duly executed and delivered the Stockholders Agreement.

    (d) Listing of New Common Stock. The New Common Stock shall have been (i) approved for listing, from and after the Effective Time, on the New York Stock Exchange or (ii) approved for inclusion, from and after the Effective Time, in the NASDAQ National Market System and for listing, from and after the Effective Time, on the Boston Stock Exchange.

(e) Other Agreements. Each of LFC and Liberty Mutual shall have duly executed and delivered an Intercompany Agreement, a Registration Rights Agreement and a Tax Sharing Agreement in substantially the form of Exhibits 10.1, 10.2 and 10.3, respectively, to Pre-Effective Amendment No. 2, filed March 17, 1994, to the Parent's Registration Statement on Form S-1 (Registration No. 33-71982).

    (f) Funding of Cash Consideration. LFC shall have received from Liberty Mutual or an affiliate thereof immediately available funds in an amount adequate to finance the amount of the Cash Consideration, and such funds shall have been delivered to the Paying Agent in accordance with Section 2.3(a). Such funds shall constitute the proceeds of the indebtedness described in the last paragraph of Section 4.1(b) of the Disclosure Schedule.


    (g) Parent Contribution. Parent and LFC shall have effected the Parent Contribution in accordance with Section 1.3(c), pursuant to which all of the assets of Parent (other than the Excluded Assets) shall have been contributed to LFC, and the Company shall have received a certificate signed on behalf of each Parent and LFC by the chief executive officer and the chief financial officer of such entity to such effect. The documentation pursuant to which the Parent Contribution is effected shall be reasonably satisfactory to the Company and its counsel.


                                 ARTICLE VII
                      TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

    (a) by mutual written consent of Parent and the Company; or

    (b) by either Parent or the Company (by notice to the other):
    (i) if any required approval of the stockholders of the Company, upon a vote at a duly held Stockholders Meeting or any adjournment thereof, shall not have been obtained; or
  (ii) if the Merger shall not have been consummated on or before June 30, 1995, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; or
  (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or
  (iv) if the Board of Directors of the Company shall have taken any action specified in clauses (i) through (iii) of the first sentence of Section 5.9; or

    (c) by Parent (by notice to the Company), in the circumstances specified in Section 2.1(c)(VIII).

Section 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, LFC, Sub or the Company, other than the last two sentences of Section 5.5 and Sections 3.1(n), 3.2(m), 5.13 and 7.2 and Sections 8.2 through 8.13. Nothing contained in this Section shall relieve any party from any liability resulting from any wilful and material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3. Amendment. Subject to the applicable provisions of the MBCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require in the case of Parent, LFC, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                 ARTICLE VII
                              GENERAL PROVISIONS

Section 8.1. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, without limitation, Section 5.14.

Section 8.2. Fees and Expenses. Except as provided otherwise in Section 5.13, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that expenses incurred in connection with printing and mailing the Proxy Statement and the S-4, and the costs of preparing and distributing proxy materials to and of holding the meetings of the Company Funds' shareholders will be shared equally by Parent and LFC, on the one hand, and the Company, on the other hand.

Section 8.3. Definitions. For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

    (c) a "subsidiary" of any person means another person 50% of the equity securities of which are owned directly or indirectly by such first person; provided, however, that joint ventures or partnerships engaged in the business of real estate development, management or ownership shall not be deemed to be subsidiaries unless such first person owns directly or indirectly 80% of the equity securities of such joint venture or partnership.

Section 8.4. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) if delivered personally, (ii) if sent by overnight courier (providing proof of delivery) or (iii) upon the third business day following mailing by registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent, LFC or Sub, to
        Liberty Financial Companies, Inc.
        Federal Reserve Plaza
        600 Atlantic Avenue, 24th Floor
        Boston, MA 02210-6000
        Attn: General Counsel
with copies to:
        Mayer, Brown & Platt
        787 Seventh Avenue
        New York, NY 10019-6018
        Attn: Joseph W. Bartlett

    (b) if to the Company, to
        The Colonial Group, Inc.
        One Financial Center
        Boston, MA 02111
        Attn: General Counsel
        with copies to:
        Bingham, Dana & Gould
        150 Federal Street
        Boston, MA 02110
        Attn: Michael P. O'Brien

Section 8.5. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement (or, where explicitly stated herein, to the Original Agreement) are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

Section 8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.7. Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein, including without limitation the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties hereto and the third party beneficiaries referred to in the following sentence any rights or remedies. The parties hereto expressly intend the provisions of Sections 5.14 and 5.19 and paragraphs (a), (b), (d) and (e) of Section 5.18 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

Section 8.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the domestic substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflicts of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

Section 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

Section 8.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12. Release of LAC. The parties hereby agree that LAC shall be released from its obligations under the Original Agreement.

Section 8.13. Miscellaneous. References in this Agreement to the date of the Original Agreement shall be deemed to be references to October 12, 1994.

IN WITNESS WHEREOF, Parent, LFC, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, as if under seal, all on the date first written above.

LIBERTY FINANCIAL COMPANIES, INC.
(to be renamed "LFC HOLDINGS, INC.")

Kenneth R. Leibler
President
C. Allen Merritt
Treasurer
Attest:
John A. Benning
Clerk
NEW LFC, INC.
(to be renamed "LIBERTY FINANCIAL
COMPANIES, INC.")
Kenneth R. Leibler
President
C. Allen Merritt
Treasurer
Attest:
John A. Benning
Clerk

APPLE MERGER CORPORATION

Kenneth R. Leibler
President
Gerald Rush
Treasurer
Attest:
John A. Benning
Clerk
THE COLONIAL GROUP, INC.
Harold W. Cogger
President
Richard A. Silver
Treasurer
Attest:
Arthur O. Stern
Clerk

Index of Exhibits

Exhibits

 Exhibit A          Form of Parent's Amended and Restated Articles of Organization
Exhibit B           Form of Parent's Certificate of Designation
Exhibit C           Form of Stockholders' Agreement
Exhibit D           Examples of Price Reduction Formula Pursuant to Section
                    2.1(c)(VIII)
Exhibit E           Form of Voting Agreement

FORM CD-74-10M-79-152328                                             EXHIBIT A

                      The Commonwealth of Massachusetts

Examiner

                           MICHAEL JOSEPH CONNOLLY
                              Secretary of State
                   ONE ASHBURTON PLACE, BOSTON, MASS. 02108
                      RESTATED ARTICLES OF ORGANIZATION
                    General Laws, Chapter 156B, Section 74

                                                        FEDERAL IDENTIFICATION
                                                                NO.

This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.
We, Kenneth R. Leibler , President and
John A. Benning , Clerk of

                      Liberty Financial Companies, Inc.
                            (Name of Corporation)

located at Federal Reserve Plaza, 600 Atlantic Avenue, Boston, MA 02210
do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted at a meeting held on , 19 , by vote of
1,000 shares of Common out of 1,000 shares outstanding,
      shares of      out of       shares outstanding; and
      shares of      out of       shares outstanding,

being at least two-thirds of each class of stock outstanding and entitled to vote and of each class or series of stock adversely affected thereby:

 1. The name by which the corporation shall be known is:
Liberty Financial Companies, Inc.

 2. The purposes for which the corporation is formed are as follows:--

C [ ] To engage in any financial services business, including without limitation, to act as a broker-dealer,

P [ ] investment adviser or transfer agent, and to carry on any business or other activity which may be

M [ ] lawfully carried on by a corporation organized under the Business
      Corporation Law of The

RA [ ] Commonwealth of Massachusetts, whether or not related to those referred to hereinabove.

    P.C.
Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8-1/2 x 11 sheets of paper leaving a left hand margin of at least 1 inch for binding. Additions to more than one article may be continued on a single sheet so long as each article requiring each such addition is clearly indicated.

3. The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:

                           WITHOUT PAR VALUE                                WITH PAR VALUE
CLASS OF STOCK             NUMBER OF SHARES        NUMBER OF SHARES          PAR VALUE
Preferred                                             10,000,000               $.01
Common                                               100,000,000               $.01

*4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:
 See Continuation Sheet 4A attached hereto and incorporated herein by reference.

*5. The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:
 None.

*6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:
 See Continuation Sheets 6A-6P attached hereto and incorporated herein by reference.

* If there are no such provisions, state "None".

*We further certify that the foregoing restated articles of organization effect no amendments to the articles of organization of the corporation as heretofore amended, except amendments to the following articles.
(*If there are no such amendments, state "None".)

                 Briefly describe amendments in space below:

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this day of in the year 19 .
Kenneth R. Leibler President
John A. Benning Clerk

                      THE COMMONWEALTH OF MASSACHUSETTS
                      RESTATED ARTICLES OF ORGANIZATION
                   (General Laws, Chapter 156B, Section 74)

I hereby approve the within restated articles of organization and, the filing
fee in the amount of $    having been paid, said articles are deemed to have
been filed with me this    day of     , 19 .

                           MICHAEL JOSEPH CONNOLLY
                              Secretary of State

                        TO BE FILLED IN BY CORPORATION

          PHOTO COPY OF RESTATED ARTICLES OF ORGANIZATION TO BE SENT

TO: Willie J. Washington, Esq.
Choate, Hall & Stewart
Exchange Place
53 State Street
Boston, MA 02109
Telephone (617) 227-5020
Copy Mailed

                            CONTINUATION SHEET 4A
                   to the Restated Articles of Organization
                     of Liberty Financial Companies, Inc.

                                 ARTICLE IV

                                 Section 1

Common Stock. The holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the board of directors of the corporation (the "Board of Directors") with respect to any series of Preferred Stock issued pursuant to Section 2 of this ARTICLE IV or as may otherwise be required by law. Except as otherwise provided by Section 1 of ARTICLE VI hereof, each share of the Common Stock shall entitle the holder thereof to one vote.

Subject to any preferential rights of the holders of any series of Preferred Stock then outstanding, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law and ratably in proportion to the number of shares of Common Stock then held by them, such dividends as may from time to time be declared by the directors.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after any preferential amounts to be distributed to the holders of any series of Preferred Stock then outstanding have been paid or declared and set apart for payment and subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding to share in any remaining assets of the corporation, and after the corporation shall have satisfied or made provision for its debts and other obligations, the holders of the Common Stock shall be entitled to receive the remaining assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock then held by them.

                                  Section 2

Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series. The Board of Directors shall determine the number of shares constituting each series of Preferred Stock and each series shall have a distinguishing designation.

                                  ARTICLE VI

                                  Section 1

The following restrictions apply to the Voting Stock (as such term is defined below) of the corporation:

1.1 Certain Definitions. For purposes of this Section 1 and all other Sections of this ARTICLE VI, the following words have the meanings indicated:

1.1.1. "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediates, controls, or is controlled by or is under common control with, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.1.2. "Associate" means, with respect to any Person, (i) any other Person (other than the corporation or a Subsidiary of which a majority of each class of equity securities is owned by the corporation) of which such Person is an officer, director, trustee, partner or employee or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; (ii) any trust or other estate in which such Person serves as a trustee or in a similar fiduciary capacity;

(iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person; or (iv) any investment company registered under the Investment Company Act of 1940, as amended, for which such Person or any Affiliate of such Person serves as investment adviser.

1.1.3. A Person shall be deemed to "own" any shares of Voting Stock:

  (i) that such Person beneficially owns directly or indirectly, whether or not of record; or

  (ii) that such Person has the right to acquire pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options or otherwise, whether or not conditional; or

  (iii) that are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (ii) above), whether or not of record, by an Affiliate or Associate of such Person; or

  (iv) that are beneficially owned, directly or indirectly, whether or not of record, by any other Person (including any shares which such other Person has the right to acquire pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options or otherwise, whether or not conditional) with whom such Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock; provided, however, that (A) directors, officers, and employees of the corporation shall not be deemed to have any such agreement, arrangement, or understanding on the basis of their status, or actions taken in their capacities as directors, officers, or employees of the corporation or any Subsidiaries of the corporation, and (B) a Person shall not be deemed the owner of or to own any shares of Voting Stock solely because (x) such shares of Voting Stock have been tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered shares of Voting Stock are accepted for payment or exchange or (y) such Person or any of such Person's Affiliates or Associates has or shares the power to vote or direct the voting of such shares of Voting Stock pursuant to a revocable proxy given in response to a public proxy or consent solicitation made to more than ten (10) holders of shares of Voting Stock and pursuant to, and in accordance with, applicable rules and regulations under the Exchange Act, except if such power (or arrangements relating thereto) is then reportable under Item 6 of
Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report).

   The outstanding shares of capital stock of the corporation shall include those shares deemed owned through the application of clauses (ii) and (iii) above, but shall not include any other shares that may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants, options or otherwise, whether or not conditional.

   For all purposes hereof "beneficial" ownership, with respect to any securities, shall include, without limitation, (i) the power to vote, or direct the voting of, such securities or (ii) the power to exercise investment discretion over such securities, including the power to dispose, or to direct the disposition, of such securities. Furthermore, a Person shall be deemed to own "beneficially" any securities that such Person owns beneficially for purposes of Sections 13(d) or 16(a) of the Exchange Act or any rules and regulations promulgated thereunder, as in effect from time to time (or any similar successor provision of law).

  1.1.4. "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

  1.1.5. "Group", with respect to any Person, shall include:

    (i) such Person;

    (ii) any Affiliates and Associates of such Person; and

    (iii) those additional Persons that, together with such Person, jointly file a statement of beneficial ownership pursuant to Section 13(d) of the Exchange Act or any successor provision, irrespective of any disclaimers of beneficial ownership.

1.1.6. "Person" means any individual, corporation, association, partnership, joint venture, trust, organization, business, government or any government agency or political subdivision thereof or any other entity.

  1.1.7. "Voting Stock" means all outstanding shares of capital stock of the corporation entitled to vote in the election of directors; and each reference to a portion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

  1.1.8. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of Section 1.4 of this ARTICLE VI, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

1.2 Limitation on Entitlement to Vote Applicable to Certain
Stockholders. With respect to any matter submitted to a vote of the holders of the Voting Stock at any meeting of such holders or any matter upon which the holders of Voting Stock propose or purport to take action by written consent without a meeting: (i) no Person that owns Voting Stock may vote that amount of such shares that constitutes the Excludable Shares, if any, owned by such Person (provided, however, that if such Person is a member of a Group, such Person shall be subject to clause (ii) below rather than to this clause (i)); (ii) no Person that is a member of a Group of Persons owning Voting Shares may vote that amount of shares owned by such Person that constitutes the Allocable Excludable Shares, if any, owned by such Person; and (iii) that amount of shares having the status of Excludable Shares (adjusted as necessary to give effect to the provisos to the definition set forth below of Allocable Excludable Shares) shall be excluded and deducted from the total number of shares of Voting Stock deemed to be outstanding for purposes of determining the number of shares of Voting Stock necessary to constitute a quorum at any such meeting or to approve a matter submitted for stockholder approval at any such meeting or by means of any such written consent. For purposes of this Section 1:

  (a) the term "Excludable Shares" means, with respect to any Person or Group, that amount of shares of Voting Stock owned by such Person or Group, as the case may be, that would result in such Person or Group, as the case may be, owning more than twenty percent (20%) of the combined voting power of the outstanding shares of Voting Stock (with the determination of the voting power of each Person and Group owning Voting Stock being calculated and recalculated for this purpose as often as is necessary to give effect to the exclusion from voting and the determination of shares deemed to be outstanding for purposes related thereto of Excludable Shares held by other Persons or Groups); and

  (b) the term "Allocable Excludable Shares" means, with respect to each Person that is a member of a Group which owns Excludable Shares, an amount of shares owned by such Person equal to such Person's pro rata share (based upon the number of shares of Voting Stock owned by such Person) within such Group of the total amount of Excludable Shares owned by such Group; provided, however, that shares that are deemed owned by two or more Persons who are members of such Group as a result of attributions in accordance with Section
1.1.3 hereof shall for this purpose be deemed to be owned by such one of such Persons which most directly owns such shares; and provided, further, that, with respect to any Person that is a member of more than one such Group, "Allocable Excludable Shares" means the greatest number of Excludable Shares so allocated with respect to such Person with respect to any single Group.

1.3 Right of Inquiry of the Corporation. The corporation shall have the right to inquire of any Person whom the corporation believes may own Voting Stock or any other Person who purports to exercise voting rights with respect to any Voting Stock, and each such Person shall have the obligation to provide such information to the corporation as the corporation may reasonably request, with respect to any matters pertinent to the operation or implementation of this Section 1, including, without limitation, (i) the number of shares owned by such Person, (ii) whether shares owned of record by such Person are owned by other Persons and the identity of such other Persons and the nature of their ownership interest, (iii) whether any Affiliates or Associates of such Person own any Voting Stock, (iv) whether such Person is a member of a Group of Persons owning Voting Stock, or (v) whether such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding with any other Person with respect to any Voting Stock.

1.4 Persons to Whom This ARTICLE Does Not Apply. The provisions of Section
1.2 of this ARTICLE VI shall not apply to (i) Liberty Mutual Insurance Company, a Massachusetts corporation organized as a mutual insurance company ("Liberty Mutual"), Liberty Mutual Fire Insurance Company, a Massachusetts corporation organized as a mutual insurance company ("Liberty Fire") or any subsidiary of Liberty Mutual or Liberty Fire as to which Liberty Mutual and/or Liberty Fire possess(es) the voting power to elect a majority of the directors of such subsidiary (in the case of a corporation) or control(s) at least a majority of the other beneficial interests entitled to vote generally (in the case of a non-corporate entity), (ii) any savings, profit sharing, stock bonus or employee stock ownership plan or plans established by the corporation or a Subsidiary and qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or any successor provision, which holds shares of Voting Stock on behalf of participating employees and their beneficiaries with the right to instruct the trustee how to vote such shares of Voting Stock with respect to all matters submitted to stockholders for voting, or (iii) participating employees and beneficiaries under the plans referred to in the immediately preceding clause (ii) because of their participation in such savings, profit sharing, stock bonus or employee ownership plans. In addition, the provisions of Section 1.2 of this ARTICLE VI shall not be applicable with respect to any Person or Group if the conditions specified in either Section 1.4.1 or 1.4.2 hereof are met:

  1.4.1. Approval in Advance by the Board of Directors. The board of directors of the corporation (the "Board of Directors") (i) has expressly approved in advance either (A) the acquisition of outstanding shares of Voting Stock by such Person or Group that caused such Person or Group to become the owner of Excludable Shares, or (B) the issue or sale by the corporation of shares of Voting Stock to such Person or Group that caused such effect, and (ii) in advance of such acquisition or issue or sale have expressly determined that such provisions shall not be applicable to such Person or Group.

  1.4.2. Approval by Board of Directors. The Board of Directors have determined that such provision shall not apply to such Person or Group.

1.5 Powers of the Board of Directors. The Board of Directors shall have the power to determine, for the purposes of this Section 1, on the basis of information known to it after reasonable inquiry, all facts necessary to determine compliance with or implementation of this Section 1, including, without limitation, (i) the number of shares of Voting Stock owned by any Person or Group or a member of any Group (including, without limitation, in accordance with the first proviso to the definitions of Excludable Shares and Allocable Excludable Shares set forth in Section 1.2 hereof), (ii) whether two or more Persons constitute a Group, (iii) whether a Person is an Affiliate or Associate of another Person or a member of any Group, (iv) whether a Person has an agreement, arrangement or understanding with another Person, (v) the calculation (including the manner of calculation) of the amount of Excludable Shares held by any Person or Group or the Allocable Excludable Shares held by any Person (including, without limitation, in accordance with the first proviso to the definitions of Excludable Shares and Allocable Excludable Shares set forth in Section 1.2 hereof), and (vi) any other facts which the Board of Directors determines to be relevant. Any determinations made by the Board of Directors pursuant to this Section 1 in good faith and on the basis of such information and advice as was then reasonably available for such purpose shall be conclusive and binding upon the corporation and its stockholders.

                                  Section 2

2.1 Terms of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, with the initial term of office of the first class of directors to expire at the first annual meeting of stockholders after their election; the initial term of office of the second class of directors to expire at the second annual meeting of stockholders after their election; and the initial term of office of the third class of directors to expire at the third annual meeting of stockholders after their election. The initial classification of the directors into the three classes shall be made by vote of the corporation's initial stockholder. Upon the expiration of the initial terms of office for each class of directors, the directors elected to succeed those directors whose terms expire shall be elected for a term of office which shall continue until the third succeeding annual meeting, and until a successor shall be elected or until the director sooner dies, resigns or is removed. The number of directors shall not be increased or decreased at a time when, or to the extent that, it would result in the directors not being divided as nearly equally as possible into three classes each consisting of approximately one-third of the number of directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any director elected to fill a newly created directorship or any vacancy on the Board of Directors resulting from any death, resignation, removal or other cause shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred are until such director's successor shall have been elected and qualified. The total number of directors need not be an exact multiple of three. A director may succeed himself.

2.2 Removal of Directors. Any director of the corporation may be removed from office only for cause and only by the affirmative vote of not less than sixty-seven percent (67%) of the total number of votes of the then outstanding shares of Voting Stock entitled to vote thereon, voting as a single class. For purposes of this Section 2.2 "cause" shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of a court of competent jurisdiction, (iii) gross dereliction of duty (other than resulting from incapacity due to physical or mental illness), or (iv) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit to the director and a material injury to the corporation.

2.3 Directors Elected by Stockholders Other Than Holders of Common Stock. Notwithstanding anything in these Restated Articles of Organization or the By-laws of the corporation to the contrary, whenever the holders of any one or more classes or series of shares of capital stock of the corporation other than shares of Common Stock shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorship shall be governed by the terms of these Restated Articles of Organization applicable thereto, but such directors so elected shall not be divided into classes pursuant to this Section 2 unless expressly provided by such terms. References in this Section 2 to an annual meeting of stockholders shall be deemed to include a special meeting held in place of an annual meeting.

                                  Section 3

3.1 The corporation may carry on any business, operation or activity referred to in ARTICLE II hereof to the same extent as might an individual, whether as principal, agent, contractor or otherwise, and either alone or in conjunction or a joint venture or other arrangement with any corporation, association, trust, firm or individual.

3.2 The corporation may carry on any business, operation or activity through a wholly or partly owned subsidiary.

3.3 The corporation may be a partner in any business enterprise which it would have power to conduct by itself.

3.4 Meetings of the stockholders may be held anywhere in the United States.

3.5 Except as otherwise provided by law, no stockholder shall have any right to examine any property or any books, accounts or other writings of the corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the corporation, and a vote of the Board of Directors refusing permission to make such examination and setting forth that in the opinion of the Board of Directors such examination would be adverse to the interests of the corporation shall be prima facie evidence that such examination would be adverse to the interests of the corporation. Every such examination shall be subject to such reasonable regulations as the Board of Directors may establish in regard thereto.

3.6 The Board of Directors may specify the manner in which the accounts of the corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the Board of Directors otherwise specifies, the excess of the consideration for any shares of its capital stock with par value issued by it over such par value shall be surplus. The Board of Directors may allocate to capital stock less than all of the consideration for any share of its capital stock without par value issued by it, in which case the balance of such consideration shall be surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

3.7 The purchase or other acquisition or retention by the corporation of shares of its own capital stock shall not be deemed a reduction of its capital stock. Upon any reduction of capital or capital stock, no stockholder shall have any right to demand any distribution from the corporation, except as and to the extent that the stockholders shall have provided at the time of authorizing such reduction.

3.8 (i) A director who has a financial interest in a contract or other transaction may be counted for purposes of establishing the existence of a quorum at a meeting of the Board of Directors (or of a committee of the Board of Directors) at which action with respect to the transaction is taken and may vote to approve the transaction and any related matters.

  (ii) A contract or other transaction in which a director or officer has a financial interest shall not be void or voidable for that reason, if any one of the following is met:

  (A) the material facts as to the director's or officer's interest are disclosed or are known to the Board of Directors or committee of the Board of Directors acting on the transaction, and the Board of Directors or such committee authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the disinterested directors (or, if applicable, the sole disinterested director) on the Board of Directors or such committee, as the case may be, even though the disinterested directors be less than a quorum; or

  (B) the material facts as to the director's or officer's interest are disclosed or are known to the holders of the shares of the corporation's capital stock then entitled to vote for directors, and such holders, voting such shares as a single class, by a majority of the votes cast on the question, specifically authorize, approve or ratify the transaction; or

  (C) the transaction was fair to the corporation as of the time it was entered into by the corporation.

A failure to meet any of the requirements in subparagraphs (A), (B) or (C) above shall not create an inference that the transaction is void or voidable for that reason. For purposes of subparagraph (A) above a director shall be disinterested with respect to a transaction unless he shall have a financial interest in such transaction.

  (iii) The directors shall have the power to fix from time to time their own compensation.

3.9 No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 61 or 62 of Chapter 156B of the General Laws of The Commonwealth of Massachusetts, or (iv) for any transaction in which the director derived an improper personal benefit. No amendment to or repeal of any provision of this Section 3.9, directly or by adoption of an inconsistent provision of these Articles of Organization, shall apply to or have any effect on any liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

3.10 The corporation shall indemnify each person who is or was a director, officer, employee or other agent of the corporation, each person who is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, and each person who is or was serving at the request of the corporation in any capacity with respect to any employee benefit plan against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or having served in any capacity with respect to any employee benefit plan, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Expenses, including but not limited to counsel fees and disbursements, so incurred by any such person in defending any such action, suit or proceeding may be paid from time to time by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder, which undertaking may be accepted without reference to the financial ability of such person to make repayment.

As to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by a vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested persons, or
(d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such director, officer, employee, agent or trustee or any such person serving in any capacity with respect to any employee benefit plan of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent, or trustee or any such person serving in any capacity with respect to any employee benefit plan may be entitled or which may lawfully be granted to him. As used herein, the terms "director," "officer," "employee," "agent" and "trustee" include their respective executors, administrators and other legal representatives, and "interested" person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a "disinterested" person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

By action of the Board of Directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance, in such amounts as the Board of Directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another organization or with respect to any employee benefit plan, in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

3.11 The corporation shall have all powers granted to corporations by the laws of The Commonwealth of Massachusetts, provided that no such power shall include any activity inconsistent with the Massachusetts Business Corporation Law or the general laws of said Commonwealth.

                                  Section 4

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-laws of the corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal By-laws made by the Board of Directors as provided for in these Restated Articles of Organization or the By-Laws of the corporation. Subject to the provisions set forth herein, the corporation reserves the right to amend, alter, repeal or rescind any provision contained in these Restated Articles of Organization in the manner now or hereafter prescribed by law.

                                  Section 5

Any action required or permitted by these Restated Articles of Organization, the By-laws of the corporation or by law to be taken at any meeting of the stockholders may be taken without a meeting if holders of all (but not less than all) shares of stock entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall be treated for the purposes as a vote at a meeting.

                                  Section 6

Notwithstanding the provisions of Sections 75 and 78 of Chapter 156B of the General Laws of The Commonwealth of Massachusetts to the contrary, the stockholder vote required to approve any sale, lease or exchange of all or substantially all of the property and assets of the corporation or any consolidation or merger involving the corporation contemplated by said Sections 75 or 78 shall be the affirmative vote of not less than a majority of the total number of votes of the then outstanding shares of Voting Stock entitled to vote thereon, voting together as a single class.

                                  Section 7

The Board of Directors, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the corporation or
(b) to effect a consolidation or merger or a sale, lease or exchange of a substantial portion of the property and assets of the corporation or a Subsidiary (as determined by the Board of Directors), shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including, without limitation:

  (A) the interests of the corporation's stockholders;

  (B) whether the proposed transaction might violate federal or state laws;

  (C) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the corporation, but also to the market price for the capital stock of the corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the corporation's financial condition and future prospects; and

  (D) the social, legal and economic effects upon employees, clients and other customers, suppliers and others having similar relationships with the corporation, and the communities in which the corporation conducts its business.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.

                                  Section 8

The Board of Directors is authorized from time to time to enact by resolution, without additional authorization by the stockholders of the corporation, By-laws of the corporation, in such form and with such additional terms as the Board of Directors may determine, with respect to the matters of corporate proceeding set forth below.

(A) Regulation of the procedure for submitting nominations of persons to be elected directors, which shall be made only at a meeting of stockholders, including requirements that nominations of persons to be elected directors, other than nominations submitted on behalf of the incumbent Board of Directors, be (i) accompanied by a petition in support of such nominations signed by at least that number of holders of shares of capital stock of the corporation entitled to vote generally in elections of directors as is specified in such By-law (but not more than one hundred (100) such holders), holding in the aggregate not less than that percentage of the shares of capital stock of the corporation entitled to vote generally in elections of directors, outstanding as of the date such position is submitted as is specified in such By-law (but not more than one percent (1%) of the combined voting power of the then outstanding Voting Stock entitled to vote generally in the election of directors); and (ii) submitted to the corporate clerk or other designated officer or agent of the corporation that number of days before the meeting of the stockholders at which such election is to be held as is specified in such By-law (but not more than sixty (60) days before such meeting). The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions prescribed by this Section 8 or any By-law adopted pursuant hereto, and if he so determines, he shall so declare to the meeting, and the defective nomination shall be disregarded.

  (B) Regulation of business to be conducted at meetings of stockholders, including requirements that only such business shall be conducted and only such proposals shall be acted upon as are directed by the Board of Directors or as are made by a stockholder who has submitted notice thereof to the corporate clerk or other designated officer or agent of the corporation that number of days before the meeting of stockholders at which such proposal is to be made as is specified in such By-law (but not more than sixty (60) days before such meeting) setting forth such proposal, the reasons therefor, the identity of the stockholder or stockholders making such proposal, the number of shares of capital stock which are beneficially owned by them and any financial interest of such stockholders in such proposal as specified in such By-law. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that proposed business or a proposal was not made in accordance with the provisions prescribed by this Section 8 or any By-law adopted pursuant hereto, and if he so determines, he shall so declare to the meeting, and any such business shall not be transacted or any such proposal shall be disregarded.

  (C) Regulation of the order of business and conduct of stockholder meetings and the authority of the presiding officer and of the attendance at annual or special meetings of the stockholders of the corporation, including the limitation of attendance through a ticket procedure pursuant to which persons who wish to attend such meetings would be required to provide written notice to the corporate clerk or other designated officer or agent of the corporation that number of days prior to the date of such meeting specified in such By-law (but not more than thirty (30) days before such meeting) of their intent to attend in person, and the corporate clerk or other designated officer or agent of the corporation would issue a single admission ticket to each holder of shares of the stock of the corporation entitled to vote at such meeting and to such other persons as the Board of Directors may direct, and admission to such meeting would be limited to holders of such tickets and officers and directors of, counsel to, and the auditors of the corporation and, to the extent authorized by the Board of Directors or the presiding officer at such meeting, employees or other agents of the corporation. Application of any such By-law, if adopted, in any particular case would be permitted to be waived by the presiding officer at such meeting.

In the event that any such By-law is adopted pursuant to this Section 8, in addition to any other affirmative vote required by law, these Restated Articles of Organization or the By-laws of the corporation, such By-law may only be amended or repealed upon the affirmative vote of not less than a majority of the total number of votes of the then outstanding shares of Voting Stock entitled to vote thereon, voting together as a single class, obtained at any regular or special meeting of the stockholders, but only if notice of the proposed amendment or repeal was contained in the notice of such meeting.

Section 9

Notwithstanding any other provisions of these Restated Articles of Organization or the By-laws of the corporation (and notwithstanding the fact that a greater or a lesser percentage may be specified by law, these Restated Articles of Organization or the By-laws of the corporation), the affirmative vote of a majority of the total number of votes of the then outstanding shares of Voting Stock entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Section 1, Section 2, Section 3.9, Section 3.10, Section 4, Section 5, Section 6, Section 7, Section 8 and this Section 9 of this ARTICLE VI.

EXHIBIT B
                                   FORM OF
                         CERTIFICATE OF DESIGNATION OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                      OF LIBERTY FINANCIAL COMPANIES, INC.

                        (Pursuant to Section 26 of the
                       Chapter 156B of the General Laws
                    of the Commonwealth of Massachusetts)

LIBERTY FINANCIAL COMPANIES, INC., a corporation duly organized and existing under Chapter 156B of the General Laws of the Commonwealth of Massachusetts (the "Corporation"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of Article IV, Section 2 of the Amended and Restated Articles of Organization of the Corporation (the "Articles of Organization"), there hereby is created, out of the 10,000,000 shares of Preferred Stock of the Corporation, $.01 per value, authorized in Article IV of the Articles of Organization (the "Preferred Stock"), a series of the Preferred Stock designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock") consisting of 1,040,000 shares, which series shall have the following preferences, voting powers, qualifications and special or relative rights and privileges:

Section 1. Face Amount. The face amount of each share of Series A Convertible Preferred Stock shall be $50.00. The Corporation shall not split (by means of dividend in kind or otherwise), combine or otherwise reclassify or recapitalize the Series A Convertible Preferred Stock.

Section 2. Dividends.

(a) The holders of shares of the Series A Convertible Preferred Stock will be entitled to receive, cumulative cash dividends on the shares of the Series A Convertible Preferred Stock at the rate of $2.875 per annum per share, and no more, payable in equal quarterly installments on March 31, June 30, September 30 and December 31, in each year, commencing on the first such date following the 30th business day following the first issuance of shares of Series A Convertible Preferred Stock. Such dividends shall be cumulative from the date of original issue of each share of the Series A Convertible Preferred Stock to and including the date provision for the payment of liquidation value, or redemption price, as the case may be, plus all then accrued and unpaid dividends, has been made in accordance with the applicable provisions of this certificate of designation, whether or not such dividends are declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Board of Directors of the Corporation shall declare such quarterly dividends in each case from and to the extent the Corporation has funds legally available therefor. Each such dividend shall be paid to the holders of record of the shares of the Series A Convertible Preferred Stock as they appear on the share register of the Corporation on such record date, not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors.

(b) If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the shares of the Series A Convertible Preferred Stock and shares of any other Preferred Stock ranking on a parity as to dividends with the Series A Convertible Preferred Stock ("Dividend Parity Stock"), all dividends declared upon shares of the Series A Convertible Preferred Stock and shares of any Dividend Parity Stock shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series A Convertible Preferred Stock and such Dividend Parity Stock shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of the Series A Convertible Preferred Stock and such Dividend Parity Stock bear to each other.

(c) Except as provided in Section 2(b), unless full cumulative dividends on the shares of Series A Convertible Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, (x) no dividends (other than a dividend in shares of the Common Stock (as hereinafter defined) or in shares of any other capital stock of the Corporation ranking junior to the Series A Convertible Preferred Stock as to dividends ("Junior Dividend Stock")) shall be paid or declared and sums set aside for payment therefor or other distribution made upon the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), any Dividend Parity Stock or any Junior Dividend Stock and (y) no shares of the Common Stock, any Dividend Parity Stock or any Junior Dividend Stock shall be redeemed, repurchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation (except by conversion into or exchange for shares of Common Stock or shares of Junior Dividend Stock).

(d) Holders of shares of the Series A Convertible Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of the Series A Convertible Preferred Stock that may be in arrears.

(e) The terms "accrued dividends," "dividends accrued" and "dividends in arrears," whenever used herein with reference to shares of Preferred Stock (including, without limitation, the Series A Convertible Preferred Stock) shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly, semi-annual or other applicable dividend period for such Preferred Stock (or, in the case of redemption, to the date of redemption), less the amount of all dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of Preferred Stock.

(f) Dividends payable on the shares of the Series A Convertible Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 365 or 366-day year, as the case may be, and the actual number of days elapsed in the period for which payable.

Section 3. Redemption.

(a) The shares of the Series A Convertible Preferred Stock will be redeemable at the option of the Corporation by resolution of its Board of Directors, in
whole or from time to time in part, at any time on or after [    ], 1998
[third anniversary of closing]; provided, however, that prior to [     ],
2,000 [fifth anniversary of closing], a condition to any redemption by the Corporation pursuant to this Section 3(a) shall be that the Trading Price (as hereinafter defined) of the Common Stock shall have exceeded $59.20 (adjusted from time to time for any stock split, stock dividend, combination of shares, recapitalization or similar event pertaining to the Common Stock following the initial issuance of shares of Series A Convertible Preferred Stock, including other events which would result in an adjustment to the conversion rate then in effect pursuant to Section 6(f)) for 20 Trading Days out of the 30 consecutive Trading Days immediately preceding the date notice of such Redemption is mailed by the Corporation under Section 3(c).

The redemption price per share for any period shall be the amount set forth below opposite such period, plus, in each case, all dividends accrued and unpaid on the shares of Series A Convertible Preferred Stock to be redeemed up to and including the date fixed for redemption.

      If redeemed during
   the twelve-month period
      beginning       ,
 in the year specified below        Price
             1998                   $50.000
             1999                   $50.000
             2000                   $51.500
             2001                   $51.125
             2002                   $50.750
             2003                   $50.375
             2004                   $50.000

"Trading Price," with respect to any Trading Day, shall mean the last reported sales price regular way for such Trading Day, or in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way for such trading day, of the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, "Trading Price" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors of the Corporation.

"Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

"Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arms- length transaction.

(b) If less than all of the outstanding shares of the Series A Convertible Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe; provided, however, that no fraction of a share shall be redeemed, and if a proration would result in a fraction of a share, the number of shares to be redeemed from each holder shall be rounded off to the nearest full share.

(c) On [tenth anniversary of closing], 2005, the Corporation shall redeem all shares of Series A Convertible Preferred Stock which then remain outstanding at a redemption price of $50.00 per share, plus all dividends accrued and unpaid on such shares of Series A Convertible Preferred Stock; provided, however, that if there are insufficient legally available funds for redemption in full under this subparagraph (c), the Corporation shall redeem such lesser number of shares of Series A Convertible Preferred Stock as may lawfully be redeemed from funds legally available therefor, and shall redeem all or part of the remainder of the shares of Series A Convertible Preferred Stock as shall thereafter remain outstanding as soon as the Corporation has sufficient funds which are legally available therefor until all such shares of Series A Convertible Preferred Stock have been redeemed.

(d) At least 30 days but not more than 60 days prior to the date fixed for each redemption of shares of the Series A Convertible Preferred Stock pursuant to this Section 3, a written notice shall be mailed to each holder of record of Series A Convertible Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), and calling upon such holder to surrender to the Corporation on or after the Redemption Date at the place designated in such notice his certificate or certificates representing the number of shares specified in such notice of redemption. Such notice also shall specify (i) the date on which the conversion rights of the holder shall terminate in accordance with Section 6 and (ii) the current conversion rate for shares of Series A Convertible Preferred Stock.

On or after the Redemption Date each holder of shares of the Series A Convertible Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notwithstanding any other provision of this certificate of designation, from and after the Redemption Date (unless default shall be made by the Corporation in payment of the redemption price), all dividends on the shares of the Series A Convertible Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the applicable redemption price of such shares (including all accrued and unpaid dividends up to and including the Redemption Date) upon the surrender of certificates representing the same shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

At its election, the Corporation prior to the Redemption Date may deposit the redemption price (including all accrued and unpaid dividends up to the Redemption Date) of shares of the Series A Convertible Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, the City of Boston, Commonwealth of Massachusetts, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such shares (the "Paying Agent"), in which case the aforesaid notice to holders of shares of the Series A Convertible Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such Paying Agent as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such price on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against the payment of the redemption price (including all accrued and unpaid dividends up to and including the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time.

If the certificates for any shares of Series A Convertible Preferred Stock so called for redemption shall not have been duly surrendered for redemption within six months from and after the Redemption Date, the fund, if any, deposited by the Corporation with the Paying Agent may again be used by the Corporation for its corporate purposes and may be withdrawn by the Corporation, and all holders of certificates for the shares so called for redemption but unsurrendered during such six months shall thereafter have only the rights of general creditors against the Corporation for the amount sufficient to redeem the shares evidenced by such certificates, without interest thereon.

(e) Shares of the Series A Convertible Preferred Stock (x) authorized under this certificate of designation and subject to issuance under Section 2.1(c) of the Agreement and Plan of Merger dated as of October 12, 1994 among the Corporation, Apple Merger Corporation and The Colonial Group, Inc., as from time to time amended, which are not issued thereunder or (y) which are redeemed pursuant to the provisions of this Section 3, surrendered to the Corporation upon conversion or (if so determined by the Board of Directors in connection therewith) otherwise repurchased or reacquired by the Corporation, shall thereupon be retired and may not be reissued as shares of the Series A Convertible Preferred Stock, but thereafter shall have the status of authorized but unissued shares of the Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of the Preferred Stock.

(f) The Corporation may at any time and from time to time repurchase or otherwise reacquire shares of Series A Convertible Preferred Stock at such price or prices as the Board of Directors of the Corporation may determine.

Section 4. Voting Rights. Each share of Series A Convertible Preferred Stock shall be entitled to such number of votes as shall equal the number of shares of Common Stock into which such share is then convertible. Except as otherwise provided in Section 7, or by the Articles of Organization of the Corporation, as amended from time to time, or by law, the shares of Series A Convertible Preferred Stock, the shares of Common Stock and any other shares of Preferred Stock at the time entitled to vote generally shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

Section 5. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series A Convertible Preferred Stock shall be entitled to receive, in cash, out of the remaining net assets of the Corporation, the amount of Fifty Dollars ($50.00) for each share of the Series A Convertible Preferred Stock held, plus an amount equal to all dividends accrued and unpaid on each such share up to and including the date fixed for distribution, before any distribution shall be made to the holders of shares of the Common Stock or any other capital stock of the Corporation ranking (as to any such distribution) junior to the Series A Convertible Preferred Stock ("Junior Liquidation Stock"), or before the Corporation shall redeem, repurchase or otherwise acquire for value any shares of Common Stock or Junior Liquidation Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of the Series A Convertible Preferred Stock and all other classes and series of Preferred Stock ranking (as to any such distribution) on a parity with the Series A Convertible Preferred Stock ("Parity Liquidation Stock") are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the shares of the Series A Convertible Preferred Stock and such Parity Liquidation Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

(b) For purposes of this Section 5, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation or entity, (ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation which shall succeed to all or substantially all of the assets of the Corporation or (iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation or entity; provided, however, that in each case, effective provision is made in the articles of organization of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of the Series A Convertible Preferred Stock in accordance with Section 6(k).

(c) After the payment of the full preferential amounts provided for herein to the holders of shares of the Series A Convertible Preferred Stock or funds necessary for such payment have been set aside in trust for the holders thereof, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

Section 6. Conversion.

(a) Holders of shares of the Series A Convertible Preferred Stock shall have the right, exercisable at any time and from time to time (subject, in the case of shares of the Series A Convertible Preferred Stock called for redemption to the limitation set forth below), to convert all or any such shares of the Series A Convertible Preferred Stock into shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at a rate of 1.0559 shares of Common Stock for each share of the Series A Convertible Preferred Stock so converted, subject to adjustment as described in Section 6(f) below. In the case of shares of the Series A Convertible Preferred Stock called for redemption, conversion rights will expire at the close of business on the fifth business day preceding the Redemption Date; provided, however, that if the Corporation defaults in its obligations under
Section 3 after calling shares of Series A Convertible Preferred Stock for redemption, the right to convert such shares at any time or from time to time hereunder shall be restored. Upon conversion, no adjustment or payment will be made for dividends or interest, but if any holder surrenders a share of the Series A Convertible Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the next dividend payment date, then, notwithstanding such conversion, the dividend payable on such dividend payment date will be paid to the registered holder of such share on such record date.

(b) Mechanics of Conversion. In order to exercise his conversion right granted in this Section 6, the holder of any shares of Series A Convertible Preferred Stock to be converted shall surrender his certificate or certificates therefor to the designated office of the transfer agent or register for shares of Series A Convertible Preferred Stock, if such be appointed, and otherwise at the principal office of the Corporation, and shall give written notice to the Corporation at said office that the holder elects to convert the shares of Series A Convertible Preferred Stock represented by such certificate or certificates, or any number thereof. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. If required by the Corporation, the certificate or certificates so surrendered for conversion shall be endorsed or accompanied by written instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder thereof or by his attorney-in-fact thereunto duly authorized in writing. The date of receipt by such transfer agent or registrar (or the Corporation) of the certificate or certificates so surrendered for conversion and such notice shall be the conversion date, and the conversion rate in effect on the conversion date shall be the applicable conversion rate. As soon as practicable after the conversion date, the Corporation shall cause to be issued and delivered to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions of this Section 6 and cash as provided in
Section 6(c) in respect of any fraction of a share of Common Stock which would otherwise be issuable under this Section 6.

(c) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares or the Series A Convertible Preferred Stock. If more than one share of the Series A Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of the Series A Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Trading Price for the Common Stock on the last Trading Day preceding the date of conversion.

(d) If a holder converts a share or shares of the Series A Convertible Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion. The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation payment therefor) if the shares are to be issued in a name other than the name of such holder.

(e) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion of the then outstanding shares of the Series A Convertible Preferred Stock. All shares of Common Stock which may be issued upon conversion of shares of the Series A Convertible Preferred Stock shall be validly issued, fully paid and nonassessable. In order that the Corporation may issue shares Common Stock upon conversion of shares of the Series A Convertible Preferred Stock, the Corporation will endeavor to comply with all applicable federal and state securities laws and will endeavor to list such shares of Common Stock to be issued upon conversion on each securities exchange on which Common Stock is listed.

(f) The conversion rate in effect at any time shall be subject to adjustment from time to time as follows:

      (i) In case the Corporation shall (1) pay a dividend in shares of Common Stock to holders generally of Common Stock, (2) make a distribution in shares of Common Stock to holders generally of Common Stock, (3) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock or (4) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the conversion rate immediately prior to such action shall be adjusted so that the holder of any shares of the Series A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock equal to the number of shares of Common Stock which he would have owned immediately following such action had such shares of the Series A Convertible Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this

Section 6(f)(i) shall become effective as of the opening of business on the business day next following the record date in the case of a dividend or distribution (subject to readjustment to the extent that such dividend or distribution is not paid or made in whole or in part) and shall become effective immediately after the effective date in the case of a subdivision or combination.
  (ii) In case the Corporation shall issue rights or warrants to substantially all holders of the Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share (or per share equivalent, in the case of such convertible securities) less than the Current Market Price (as defined below) per share of the Common Stock as of the record date for determining holders of Common Stock entitled to receive such rights, the number of shares of Common Stock into which each share of the Series A Convertible Preferred Stock shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of shares of the Common Stock into which such share of the Series A Convertible Preferred Stock was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of the Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered (or into which the convertible securities so offered are convertible), and of which the denominator shall be the number of shares of the Common Stock outstanding on such record date, plus the number of shares of Common Stock which the aggregate offering price of the offered shares of Common Stock (or the aggregate conversion price of the convertible securities so offered) would purchase at such current Trading Price. Such adjustment shall become effective immediately as of the opening of business on the business day next following such record date, subject to readjustment to the extent that such rights or warrants are not issued in whole or in part, and to readjustment upon expiration of such rights or warrants or conversion privileges to the extent the same shall not have been exercised in full.
  Notwithstanding the foregoing, no adjustment shall be made under this subparagraph (ii) for the issuance of options, grants, rights or warrants pursuant to any employee benefit plan or employee arrangement at any time approved by the Board of Directors of the Corporation.
  (iii) In case the Corporation shall distribute to substantially all holders of the Common Stock shares of any class of capital stock other than Common Stock, evidences of indebtedness or other assets (other than cash dividends), or shall distribute to substantially all holders of the Common Stock rights or warrants to subscribe for securities (other than those referred to in Section 6(f)(ii)), then in each such case the number of shares of Common Stock into which such share of the Series A Convertible Preferred Stock shall be convertible shall be adjusted so that the same shall equal the number determined by multiplying the number of shares of the Common Stock into which such share of the Series A Convertible Preferred Stock was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock as of the record date for such distribution, and of which the denominator shall be such Current Market Price less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the property so distributed or of such subscription rights or warrants applicable to one share of the Common Stock. Such adjustment shall become effective as of the opening of business on the next business day following the record date for the determination of the holders of the Common Stock entitled to receive such distribution, subject to readjustment to the extent such distribution is not made in whole or in part, and (in the case of such rights or warrants) to readjustment upon expiration of such rights or warrants to the extent the same shall have not been exercised in full.
  Notwithstanding the foregoing, in the event that the Company shall distribute rights or warrants (other than those referred to in Section 6(f)(ii)) ("Rights") pro rata to holders of the Common Stock, the Corporation may, in lieu of making any adjustment pursuant to this Section 6(f)(iii), make proper provision so that each holder of a share of Series A Convertible Preferred Stock who converts such share after the record date for such distribution and prior to the expiration or redemption of such Rights shall be entitled to receive upon such conversion, in addition to the shares of the Common Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of such Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of the Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to those Rights; and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Common Stock into which a share of the Series A Convertible Preferred Stock so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to those Rights.
  (iv) The "Current Market Price" per share of the Common Stock as of any date shall mean the average of the daily Trading Prices of the Common Stock for thirty consecutive trading days ending on such date (or, if such date is not a Trading Date, the Trading Day next preceding such date).

(g) No adjustment in the conversion rate shall be required until cumulative adjustments result in a concomitant change of 1% or more of the conversion price as existed prior to the last adjustment of the conversion rate; provided, however, that any adjustments which by reason of this Section 6(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest one-hundredth of a share.

(h) In the event that, as a result of an adjustment made pursuant to Section 6(f), the holder of any share or the Series A Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of the Series A Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 6.

(i) The Corporation at its sole discretion may make such increases in the conversion rate, in addition to those required by subparagraphs (i), (ii) and
(iii) of Section 6(f), as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients thereof.

(j) Whenever the conversion rate is adjusted as herein provided, the Corporation shall promptly (x) file with any transfer agent for the Series A Convertible Preferred Stock a certificate setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be presumptive evidence of the correctness of such adjustment, and (B) mail or cause to be mailed a notice of such adjustment setting forth in reasonable detail the method of calculation of and the facts requiring such adjustment to the holders of shares of Series A Convertible Preferred Stock at their last addresses as they shall appear upon the books of the Corporation.

(k) If any of the following shall occur, namely (i) any reclassification or change of outstanding shares of the Common Stock issuable upon conversion of shares of the Series A Convertible Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the Corporation is a party, other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of the Common Stock, or (iii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, then the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, provide in its articles of organizations or other charter document that each share of the Series A Convertible Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Class A Common Stock deliverable upon conversion of such share of the Series A Convertible Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such articles of organization or other charter document shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section 6. The foregoing, however, shall not in any way affect the right a holder of a share of the Series A Convertible Preferred Stock may otherwise have, pursuant to Section 6(f)(iii), to receive Rights upon conversion of a share of the Series A Convertible Preferred Stock. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of the Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then the articles of organization or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Series A Convertible Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 6(k) shall similarly apply to successive consolidations, mergers, sales or conveyances.

Section 7. Limitations. In addition to any other rights provided by applicable law, so long as any shares of the Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of the Series A Convertible Preferred Stock, voting separately, create, authorize or issue any class or series of capital stock ranking either as to payment of dividends or distribution of assets upon liquidation prior to or on a parity with the Series A Convertible Preferred Stock; provided, however, that no such vote or written consent of the holders of the shares of the Series A Convertible Preferred Stock shall be required if, at or prior to the time when the issuance of any such shares ranking prior to the Series A Convertible Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all the then outstanding shares of the Series A Convertible Preferred Stock in accordance herewith.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President and its Treasurer, and attested by
its Clerk, this    day of      , 1995.

LIBERTY FINANCIAL COMPANIES, INC.
By
   Name:
   President

By
   Name:
   Treasurer

Attest:

By
   Name:
   Clerk

                                                                      EXHIBIT C

                                   FORM OF
                            STOCKHOLDERS AGREEMENT

                           dated as of      , 1995
                   among Liberty Financial Companies, Inc.,
                 a Massachusetts Corporation (the "Company"),
             Liberty Mutual Insurance Company ("Liberty Mutual"),
             and those stockholders of the Company listed on the
                    signature pages hereof (the "Holders")

                                   PREAMBLE

This Agreement is being executed and delivered as of the date first written above among the Company, Liberty Mutual and each of the Holders pursuant to
Section 2.1(c)(VII) of the Agreement and Plan of Merger dated as of October 12, 1994 (the "Merger Agreement"), as amended and restated on February 8, 1995 among the Company, (under its former name "New LFC, Inc."), LFC Holdings, Inc. (under its former name "Liberty Financial Companies, Inc."), Apple Merger Corporation and The Colonial Group, Inc. Each Holder has received or will receive pursuant to Section 2.1(c) of the Merger Agreement that number of shares ("Preferred Shares") specified opposite the Holder's name on Schedule A attached hereto of the Company's Series A Convertible Preferred Stock, $.01 par value, having a stated amount of $50.00 per share and entitled to annual preferential dividends thereon at a rate of 5.75%. The Preferred Shares are convertible from time to time into shares (the "Conversion Shares") of the Company's Common Stock, $.01 par value. The parties are entering into this Agreement in order to set forth certain agreements among the Company and the Holders pertaining to the Preferred Shares.

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. Certain Definitions. Terms defined in the Merger Agreement and not otherwise defined herein are used herein with the meanings so defined.

2. Restrictions on Transfer of Preferred Shares.
  2.1. Lock Up With Respect to Preferred Shares. No Holder may voluntarily or involuntarily Transfer any Preferred Shares without the written consent of the Company until the fifth anniversary of the Closing Date ("the Fifth Anniversary"), except, subject to Section 2.2, to one or more of the following persons or entities (each, a "Permitted Transferee"):
    (i) if the Holder is an individual, to a trust or similar arrangement for the benefit, primarily, of Holder or the Holder's Immediate Family;
    (ii) to another person or entity by operation of law or legal process, including, without limitation, a decree of divorce, order in a proceeding under Title 11 of the United States Code (or any successor statute), the laws of descent and distribution or other transfers by reason of the Holder's death or legal incompetency;
    (iii) if the Holder is a corporation, to a successor corporation in the event of a reorganization of such corporate Holder;
    (iv) to a corporation or trust qualified under section 501(c)(3) of the Internal Revenue Code; or
    (v) to a bona fide pledgee.

"Transfer" shall mean any voluntary or involuntary sale, transfer, disposition, pledge or assignment, by gift or otherwise; provided, however, that the term shall not include ordinary proxies or powers of attorney with respect to voting of shares. "Immediate Family" shall mean, with respect to an individual, such individual's spouse, issue, adopted issue and parents.

The provisions of this Section 2 shall not restrict in any manner the Transfer of Conversion Shares.

  2.2. Joinder of Permitted Transferees. It shall be a precondition to each Transfer of Preferred Shares to a Permitted Transferee pursuant to Section
2.1 that the Permitted Transferee shall have duly executed and delivered to the Company a joinder agreement or similar agreement or instrument in a form reasonably satisfactory to the Company by which such Permitted Transferee shall become a party to this Agreement as a Holder hereunder and the Preferred Shares so Transferred shall be made subject to the restrictions of this Section 2. Notwithstanding the immediately preceding sentence, a Permitted Transferee referenced in clause (ii) of Section 2.1 shall have the option of not becoming a party to this Agreement, exercisable by written notice to the Company in connection with the registration of Transfer of the applicable Preferred Shares to such Permitted Transferee, in which case such Permitted Transferee and such Preferred Shares (and any Conversion Shares issuable upon conversion thereof) shall cease to be subject to the restrictions, or entitled to the benefits, of this Agreement.

  2.3. Certificate for Preferred Shares; Legend. The Preferred Shares held by each Holder shall be represented by a single certificate registered in the name of such Holder and bearing the following legend:

  The shares represented by this certificate are subject to certain restrictions contained in a Stockholders Agreement among the Corporation, Liberty Mutual, the original holder of these securities and certain other parties. The Corporation will make a copy of said Agreement available to the holder hereof upon request and without charge.

  2.4. Completion of Schedule A by the Company. In order to become party to this Agreement, each Holder has elected both to receive Preferred Shares and to become party hereto by so completing such Holder's Election Form in accordance with Section 2.1(c) of the Merger Agreement. The precise number of Preferred Shares to be issued to the Holder has been determined in accordance with said Section 2.1(c). Each Holder hereby authorizes the Company to complete Schedule A hereto with respect to the number of Preferred Shares and the corresponding certificate number so issued to such Holder.

3. Put Option of Holders of Preferred Shares. At any time during the first 60 days next succeeding the Fifth Anniversary, any Holder may elect to sell to Liberty Mutual, and Liberty Mutual shall be obligated to purchase, all, but not less than all, of the Preferred Shares then owned by such Holder (the "Put Shares") at a price (the "Put Price") of $50.00 per Put Share (adjusted for any stock splits, dividends or similar recapitalization events affecting the Put Shares), plus accrued but unpaid dividends through the date of purchase in respect of the Put Shares. Such election shall be exercised by delivery of written notice thereof to Liberty Mutual (with a copy to the Company), accompanied by the certificate representing such Put Shares duly endorsed for transfer, with signatures guaranteed by a national bank or member of the New York Stock Exchange, and all transfer and/or stamp taxes (if any) paid. Liberty Mutual may designate the Company or another person or entity as purchaser of the Put Shares; provided, however, that no such designation shall relieve Liberty Mutual of its obligations under this
Section 3. Liberty Mutual (or such designee) shall pay to each Holder duly exercising the put option created by this Section 3 in cash the Put Price (without interest) on the 75th day next succeeding the Fifth Anniversary (or, if such day is not a business day, the next succeeding business day).

4. No Transfers in Violation of this Agreement. Any purported Transfer of Preferred Shares in violation of this Agreement shall be null and void; and the Company shall not registered such Transfer on its books.

5. Miscellaneous.

  5.1. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflicts of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

  5.2. Successors and Assigns. Except as set forth in Section 2.1 pertaining to Transfers of Preferred Shares to Permitted Transferees, this Agreement may not be assigned by any party, whether voluntarily, involuntarily, or by operation of law, without the prior written consent of the other parties hereto. Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

  5.3 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, confirmation of telex or facsimile transmission, upon the fifth day following mailing by registered mail, postage prepaid, or upon the next business day following deposit with a nationally recognized overnight air courier providing reliable proof of delivery to its customers, addressed:
      (a) if to a Holder, at such Holder's address set forth on the records of the Company, or at such other address as such Holder shall have furnished to the Company in writing in accordance with this Section 5.3; or
      (b) if to the Company, at the following address:
Liberty Financial Company, Inc.
Federal Reserve Plaza
600 Atlantic Avenue, 24th Floor
Boston, MA 02210
Attention: Treasurer
or at such other address as the Company shall have furnished to the Holders in accordance with this Section 5.3; or
  (c) if to Liberty Mutual, at the following address:
Liberty Mutual Insurance Company
222 Berkeley Street Boston, MA 02116
Attention: Treasurer
or at such other address as Liberty Mutual shall have furnished to the Holders in accordance with this Section 6.3.

  5.4. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable, and the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

  5.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  5.6. Amendments; Waivers. This Agreement may be amended, and any provisions hereof may be waived, as to any Holder or Holders, only by the written consent of the Company; Liberty Mutual and such Holder or Holders.

IN WITNESS WHEREOF, the parties thereto, intending to be legally bound hereby, have executed and delivered this Agreement as of the date first written above.

LIBERTY FINANCIAL COMPANIES, INC.
By
   Name:
   Title:

LIBERTY MUTUAL INSURANCE COMPANY

By
   Name:
   Title:

HOLDERS:

Name:

Name:

Name:

Schedule A

                   Schedule of Holders and Preferred Shares

Holder                 No. of Preferred Shares                 Certificate No.

                                     A-1(S)

                                                                      EXHIBIT D

     Examples Of Price Reduction Formula Pursuant To Section 2.1(c)(VIII)

Assume Starting Specified Assets Under Management of $14.0B

                                                                               Adjusted Merger Consideration(1)
Adjustment Date                                                              Common       Preferred
Specified Assets               Consideration                                  Stock         Stock
      Under         Adjustment    Adjustment   Adjustment  Consideration    Exchange      Exchange
   Management       Percentage  Numerator(2)      Ratio       Reduction       Ratio         Ratio         Cash
    >$11.9B                         None                                          1:1      0.770:1         $40.00
     $11.9B             85%           7.5%       7.5/92.5%        8.1%        0.919:1      0.708:1         $36.76
     $11.2B             80%          12.5%      12.5/92.5%       13.5%        0.865:1      0.666:1         $34.60
    *<$10.5B            75%          17.5%      17.5/92.5%       18.9%        0.811:1      0.624:1         $32.44
                                                                              0.811:1      0.624:1         $32.44

(1)100%--Consideration Reduction Percentage
(2)Lesser of 92.5%-Adjustment Percentage or 17.5%

* If Specified Assets Under Management as of the Close of Business on the Adjustment Date are less than 75% of Specified Assets Under Management as of the Close of Business on the date of the Original Agreement ($10.5B in these examples), then Parent may terminate the Agreement pursuant to Section 7.1(c).

                                                                      EXHIBIT E

                           FORM OF VOTING AGREEMENT

                                                              October 12, 1994

LIBERTY FINANCIAL COMPANIES, INC.
Federal Reserve Plaza
600 Atlantic Avenue, 24th Floor
Boston, MA 02210

Ladies and Gentlemen:

Each of the undersigned (a "Stockholder") beneficially owns and has sole voting power with respect to the number of shares of either or both of Series A and Series B common stock, par value $0.10 per share (the "Shares"), of The Colonial Group, Inc. ("Colonial"), indicated opposite such Stockholder's name on Schedule A hereto.

Substantially contemporaneously with the execution of this letter agreement, each of Liberty Financial Companies, Inc. ("LFC"), Apple Merger Corporation ("Sub") and Colonial are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing, among other things, for the merger of Colonial with and into Sub (the "Merger"). Each of the Merger Agreement and the Merger have been approved and authorized for submission to the stockholders of Colonial, with a the recommendation that the stockholders approve the same, by the Board of Directors of Colonial, acting unanimously. Each Stockholder acknowledges that LFC has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

In consideration of LFC's entering into the Merger Agreement and the expenses incurred and to be incurred by LFC in connection therewith, and for $1.00 and other valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, each Stockholder hereby agrees with LFC as follows:

1. Each Stockholder shall vote or cause to be voted for the approval of the Merger Agreement and the Merger, and shall vote or cause to be voted against the approval of any other agreement or transaction providing for a merger, consolidation, sale of assets or other business combination of Colonial or any of its subsidiaries with any person or entity other than you and your subsidiaries, all of the Shares owned by such Stockholder, whether such Shares are held by such Stockholder on the date of this letter agreement (as reflected on Schedule A hereto) or are subsequently acquired (whether pursuant to the exercise of stock options or otherwise).

2. Each Stockholder will not sell, assign, transfer or otherwise dispose of (including without limitation, by the creation of a Lien (as defined in paragraph 3 below)) or permit to be sold, assigned, transferred or otherwise disposed of, any Shares owned by such Stockholder, whether such Shares are held by such Stockholder on the date of this letter agreement or are subsequently acquired (whether pursuant to the exercise of stock options or otherwise), except (a) for transfers by will or by operation of law (in which case this letter agreement shall bind the transferee), (b) for transfers to any other Stockholders, (c) for Transfers under the Company Stock Purchase Agreement (as such term is defined in the Merger Agreement) and (d) as LFC may otherwise agree in writing.

3. Each Stockholder severally represents that he has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Each Stockholder further severally represents that, as of the date hereof, such Stockholder owns the number of Shares indicated opposite such Stockholder's name on Schedule A hereto, free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever (except for Liens arising under such Company Stock Purchase Agreement) ("Liens"), and has sole and unrestricted voting power with respect to such Shares.

4. The agreements contained herein shall remain in full force and effect until the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with Article VII thereof.

5. LFC hereby acknowledges that, in the case of a Stockholder who also is a director of Colonial, a vote or similar action by such Stockholder/director in favor of an Acquisition Proposal (as such term is defined in the Merger Agreement) in accordance with Section 5.9 of the Merger Agreement shall in no event be deemed to be a breach or violation of this Agreement by such Stockholder/director.

6. Each Stockholder has signed this letter agreement intending to be bound severally hereby and not to be bound as joint obligors with any other Stockholder.

7. This letter agreement is to be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

8. This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which collectively shall constitute a single agreement. This letter agreement may be amended, or a provision hereof waived, as to any Stockholder, only by means of a subsequent writing between LFC and such Stockholder.

Please confirm our agreement with you by signing a copy of this letter.

John A. McNeice, Jr.
C. Herbert Emilson
Harold W. Cogger
Davey S. Scoon
Arthur O. Stern

AGREED TO AND ACCEPTED
THIS 12TH DAY OF OCTOBER, 1994

LIBERTY FINANCIAL COMPANIES, INC.

BY:
    Name:
    Title:

                                                                  APPENDIX II

                                                              October 12, 1994
Board of Directors
The Colonial Group, Inc.
One Financial Center
Boston, Massachusetts 02111

Members of the Board:

The Colonial Group, Inc. (the "Company"), Liberty Financial Companies, Inc. ("Parent"), a wholly- owned subsidiary of Liberty Mutual Insurance Company ("Liberty Mutual"), and Newco ("Sub"), a wholly- owned subsidiary of Parent, propose to enter into an agreement (the "Agreement") pursuant to which the Company will be merged with and into Sub in a transaction (the "Merger") upon the closing of which the separate existence of Sub and the Company shall cease, and Sub shall continue as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation will be a wholly-owned subsidiary of Parent upon the closing of the Merger.

The principal terms of the Merger are:

1. Liberty Mutual will receive 2.5348 shares of Parent Common Stock, par value $.01 per share ("New Parent Common Stock") in exchange for each Parent share currently held; and

2. Holders of any shares of the Company's Class A Common Stock, par value $.10 per share ("Company Class A Common Stock") and Class B Common Stock, par value $.10 per share ("Company Class B Common Stock" and, together with the Company Class A Common Stock, the "Common Stock") will have the right to receive one share of New Parent Common Stock in exchange for each share of Common Stock currently held, unless such shareholder elects the right to receive either:

   a) $40 per share in cash ("Cash Consideration") for each share of Common Stock held; or

   b) 0.77 share of Series A Convertible Preferred Stock of Parent, par value $.01 per share ("New Preferred Stock").

Pursuant to the terms of the Merger, the New Preferred Stock will pay a dividend of 5.75% and will be convertible into 1.0557 shares of New Common Stock, reflecting a conversion premium of 23%. The New Preferred Stock will have a maturity of 10 years. After the third anniversary of the closing of the Merger, the New Preferred Stock will be redeemable at the option of Parent; provided, however, that prior to the fifth anniversary of the closing, Parent may not redeem the New Preferred Stock unless the New Common Stock trades above $59.20 (a premium of 25% over the effective conversion price) for 20 out of the 30 days immediately preceding the date on which notices of redemption are mailed. Prior to the fifth anniversary, the New Preferred Stock is redeemable at par. After the fifth anniversary, the New Preferred Stock is redeemable at a premium to par declining to par at maturity. Each share of New Preferred Stock will be entitled to such number of votes as shall equal the number of shares of New Common Stock into which such share is then convertible. Holders of Common Stock electing to receive New Preferred Stock will have the option to deposit some or all of their shares of New Preferred Stock into a "lock up pool", meaning that the encumbered shares may not be sold for 5 years. In consideration of the lock up, shareholders may put their shares of New Preferred Stock on the fifth anniversary to Liberty Mutual at $50.00 per share, plus accrued and unpaid dividends.

Shareholders may not elect to receive both Cash Consideration and New Preferred Stock. In addition, the maximum aggregate Cash Consideration will be $100 million and the maximum number of shares of New Preferred Stock to be issued will be 1,040,000. If the aggregate number of shares of Common Stock designated for Cash Consideration or New Preferred Stock exceeds the aggregate maximum limits for each option, then, in each case, the number of shares of Common Stock subject to an election to receive the right to such consideration will be reduced ratably until the aggregate Cash Consideration no longer exceeds $100 million and/or the number of shares of New Preferred Stock no longer exceeds 1,040,000, respectively.

You have asked us whether, in our opinion, the proposed consideration to be received by the holders of the Common Stock in the Merger, taken as a whole, is fair to such shareholders from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1994 and June 30, 1994;

(2) Reviewed Parent financial information for the three fiscal years ended December 31, 1993 and other interim reports through August 31, 1994 furnished by Parent;

(3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Parent, furnished to us by the Company and Parent;

(4) Conducted discussions with members of senior management of the Company and Parent concerning their respective businesses and prospects;

(5) Reviewed the historical market prices and trading activity for the Company Class A Common Stock and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

(6) Compared the results of operations of the Company and Parent with those of certain companies which we deemed to be reasonably similar to the Company and Parent, respectively;

(7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

(8) Reviewed a draft of the Agreement dated October 12, 1994; and

(9) Reviewed such other financial studies and analyses and performed such other investigations and taken into account such other matters as we deemed necessary including our assessment of general economic and market conditions.

In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and Parent, and we have not independently verified such information or assumed any responsibility therefor or undertaken an independent appraisal of the assets of the Company or Parent. With respect to the financial forecasts furnished by the Company and Parent, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or Parent's management as to the expected future financial performance of the Company or Parent, as the case may be.

In connection with the preparation of this opinion, we were requested by the Company to contact only a limited number of potential acquirors.

We have, in the past, provided financial advisory and financing services to the Company, Parent and Liberty Mutual, including the uncompleted offering of equity securities of Parent and the proposed offering of debt securities of Liberty Mutual, and have received or, in the case of Liberty Mutual's proposed offering of debt securities, will receive fees for the rendering of such services.

On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be received by the holders of the Common Stock pursuant to the Merger, taken as a whole, is fair to such shareholders from a financial point of view.

Very truly yours,
MERRILL LYNCH, PIERCE, FENNER &
 SMITH INCORPORATED
By:
Director
Investment Banking Group

                                                              February 9, 1995
Board of Directors
The Colonial Group, Inc.
One Financial Center
Boston, Massachusetts 02111


Members of the Board:

We refer to our letter to you dated October 12, 1994 (the "Opinion Letter") concerning the merger, as described in the Agreement and Plan of Merger dated as of October 12, 1994 (the "Original Agreement"), of The Colonial Group, Inc. (the "Company") with and into a wholly-owned subsidiary of Liberty Financial Companies, Inc. (the "Parent"). A copy of the Opinion Letter is attached hereto. Capitalized terms which are used herein without definition and which are defined in the Opinion Letter have the same meaning herein as in the Opinion Letter.


We have reviewed a draft dated February 6, 1995 of the Amendment and Restatement dated February 8, 1995 of the Original Agreement (the "Revised Agreement"). As contemplated by the Revised Agreement, Parent has created a new wholly-owned subsidiary ("New LFC"). Immediately prior to the Revised Merger (as defined below), Parent will contribute to New LFC all of its assets (including the stock of its subsidiaries, but excluding (i) the capital stock of New LFC and (ii) a $30 million promissory note from SteinRoe Services, Inc.) and liabilities in exchange for an additional 22,812,200 shares of stock of New LFC, whereas, after such exchange, Parent will own an amount of shares in New LFC equal to the amount of shares which Liberty Mutual Equity Corporation would have owned in Parent pursuant to the transaction described in the Original Agreement. Subsidiary stock contributed to New LFC will include all of the issued and outstanding capital stock of Apple Merger Corporation ("Sub"), which will merge with and into the Company pursuant to the Revised Agreement. Parent will change its name to "LFC Holdings, Inc." and New LFC will change its name to "Liberty Financial Companies, Inc."



Pursuant to the Revised Agreement, Sub will be merged with and into the Company in a transaction (the "Revised Merger") upon the closing of which the separate existence of Sub will cease, and the Company will continue as the surviving corporation. This surviving corporation will be a wholly-owned subsidiary of New LFC upon the closing of the Revised Merger.


Pursuant to the terms of the Revised Merger, holders of shares of Common Stock will receive consideration identical to that described in the Opinion Letter, except that New LFC will be the issuer of the New Parent Common Stock and the New Preferred Stock described therein and will have the optional and mandatory redemption rights and obligations of Parent described therein with respect to the New Preferred Stock.

Except as expressly stated above, the transaction described in the Opinion Letter remains unchanged.

The Revised Agreement if executed and delivered by the parties thereto on October 12, 1994 would not have altered our opinion as stated in the Opinion Letter. Accordingly, you may rely on the Opinion Letter as if the Revised Agreement were described therein.


Very truly yours,
MERRILL LYNCH, PIERCE, FENNER &
 SMITH INCORPORATED

By: Peter C. Jachym
Director

                                                                 APPENDIX III

                                                              October 12, 1994

Board of Directors
The Colonial Group, Inc.
One Financial Center
Boston, Massachusetts 02111

Members of the Board:

The Colonial Group, Inc. (the "Company"), Liberty Financial Companies, Inc. ("Parent"), a wholly- owned subsidiary of Liberty Mutual Insurance Company ("Liberty Mutual"), and Apple Merger Corporation ("Sub"), a wholly-owned subsidiary of Parent, propose to enter into an agreement (the "Merger Agreement") pursuant to which the Company will be merged with and into Sub in a transaction (the "Merger") upon the closing of which the separate existence of Sub and the Company shall cease, and Sub shall continue as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation will be a wholly-owned subsidiary of Parent upon the closing of the Merger.

Pursuant to the terms of the Merger, holders of shares of the Company's Class A Common Stock, par value $.10 per share ("Company Class A Common Stock") and Class B Common Stock, par value $.10 per share ("Company Class B Common Stock" and, together with the Company Class A Common Stock, the "Common Stock") will receive one share of Parent Common Stock, par value $.01 per share ("New Common Stock") in exchange for each share of Common Stock currently held, unless such shareholder elects to receive either:

a) $40 per share in cash ("Cash Consideration") for each share of Common Stock held; or

b) 0.77 share of Series A Convertible Preferred Stock of Parent, par value $.01 per share ("New Parent Preferred Stock").

Immediately prior to the closing of the Merger, each outstanding share of common stock of Parent, par value $.01 per share, will be converted into
2.5348 shares of New Common Stock.

Pursuant to the terms of the Merger, each share of the New Parent Preferred Stock will pay a dividend of 5.75% per annum and will be convertible, at any time, into 1.0559 shares of New Common Stock, reflecting a conversion premium of 23%. The New Parent Preferred Stock will be subject to mandatory redemption by Parent 10 years after the closing of the Merger to the extent that Parent has funds legally available therefor. After the third anniversary of the closing of the Merger, the New Parent Preferred Stock will be redeemable at the option of Parent; provided, however, that prior to the fifth anniversary of the closing, Parent may not redeem the New Parent Preferred Stock unless the New Common Stock trades above $59.20 (a premium of 25% over the effective conversion price) for 20 out of the 30 trading days immediately preceding the date on which notices of redemption are mailed. Prior to the fifth anniversary, the New Parent Preferred Stock is redeemable at par. After the fifth anniversary, the New Parent Preferred Stock is redeemable at a premium to par declining to par at maturity. Each share of New Parent Preferred Stock will be entitled to such number of votes as shall equal the number of shares of New Common Stock into which such share is then convertible. Holders of Common Stock electing to receive New Parent Preferred Stock will have the option to deposit some or all of their shares of New Parent Preferred Stock into a "lock-up pool". Shares so deposited may not be sold for 5 years. In consideration of the lock-up, during a period of 60 days commencing on the fifth anniversary of the closing of the Merger, shareholders may put all, but not less than all, of their shares of New Parent Preferred Stock deposited in the lock-up pool to Liberty Mutual at $50.00 per share, plus accrued and unpaid dividends.

Shareholders may not elect to receive both Cash Consideration and New Parent Preferred Stock. In addition, the maximum aggregate Cash Consideration will be $100 million and the maximum number of shares of New Parent Preferred Stock to be issued will be 1,040,000. If the aggregate number of shares of Common Stock electing to receive the right to Cash Consideration or New Parent Preferred Stock exceeds the aggregate maximum limits for each form of consideration, then, in each case, the number of shares of Common Stock subject to an election to receive the right to such consideration will be reduced ratably until the aggregate Cash Consideration no longer exceeds $100 million and/or the number of shares of New Parent Preferred Stock no longer exceeds 1,040,000, respectively. The balance of the shares of Common Stock otherwise subject to such an election each will be exchanged for one share of New Common Stock in the Merger.

You have asked us whether, in our opinion, the proposed consideration to be received by the holders of the Common Stock in the Merger, taken as a whole, is fair to such shareholders from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994 and June 30, 1994;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Parent, furnished to us by the Company;

(3) Conducted discussions with members of senior management of the Company concerning the Company's business, operations and prospects;

(4) Reviewed the historical market prices and trading activity for the Company Class A Common Stock and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

(5) Compared the results of operations of the Company with those of certain companies which we deemed to be reasonably similar to the Company;

(6) Compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

(7) Reviewed the Merger Agreement;

(8) Reviewed analyses, valuations and diligence materials compiled or prepared by Merrill Lynch & Co. Inc. ("Merrill Lynch") in its capacity as financial advisor to the Company; and

(9) Reviewed such other financial studies and analyses, performed such other investigations, and considered as assessed such other matters, including economic, market, monetary and other trends, factors and conditions, as we deemed necessary or appropriate for purposes of performing our duties hereunder.

In preparing our opinion, we have relied on the accuracy and completeness of all analyses, due diligence materials, financial forecasts and other information compiled, prepared, supplied or otherwise made available to us by the Company, Parent, and Merrill Lynch; and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company or Parent. With respect to the financial forecasts furnished by the Company and Parent, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and business judgment of the Company's or Parent's management as to the expected future financial performance of the Company or Parent, as the case may be. With the consent of the Company, we have relied upon the foregoing assumptions in considering the value of the non-cash consideration to be delivered in the Merger and have made no independent investigation with respect thereto.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be received by the holders of the Common Stock pursuant to the Merger, taken as a whole, is fair to such shareholders from a financial point of view.

Very truly yours,
BERKSHIRE CAPITAL CORPORATION
By:
H. Bruce McEver
President

                                                              February 8, 1995


Board of Directors
The Colonial Group, Inc.
One Financial Center
Boston, Massachusetts 02111

Members of the Board:

We refer to our letter to you dated October 12, 1994 (the "Opinion Letter") concerning the merger of The Colonial Group, Inc. (the "Company") with and into a wholly-owned subsidiary of Liberty Financial Companies, Inc. (the "Parent"). A copy of the Opinion Letter is attached hereto. Capitalized terms which are used herein without definition and which are defined in the Opinion Letter have the same meanings herein as in the Opinion Letter.


We have reviewed a February 6, 1995 draft of the Amendment and Restatement dated February 8, 1995, of the Agreement and Plan of Merger dated as of October 12, 1994, among Parent, New LFC, Inc., a Massachusetts corporation ("New LFC"), Apple Merger Corporation ("Sub") and the Company (the "Revised Agreement") which contemplates the following revised structure of the transaction described in the Opinion Letter (the "Revised Structure").



Parent will form a new wholly-owned subsidiary, New LFC, and New LFC will form a new wholly- owned subsidiary, Sub. Immediately prior to the effective time of the Revised Merger (as defined below) Parent will contribute all of its assets (including all of the outstanding common stock of Sub, but excluding a $30,000,000 note issued by SteinRoe Services, Inc. due March 31, 2000 and the shares of LFC Common Stock, as hereinafter defined, held by Parent) and related liabilities to New LFC in exchange for 22,812,200 shares of the common stock, $.01 par value, of New LFC ("LFC Common Stock") which is equal to the number of shares of the common stock, $.01 par value, of Parent ("Parent Common Stock") which Liberty Mutual Equity Corporation would have owned pursuant to the structure described in the Opinion Letter. At the effective time of the Revised Merger, New LFC will exchange with each holder of the Class B Common Stock, $.01 par value, of Parent ("Parent Class B Common Stock"), 2.5348 shares of LFC Common Stock for each share of Parent Class B Common Stock held by such holder.


Pursuant to the Revised Agreement (a) Sub will be merged with and into the Company, the separate existence of Sub will cease and the Company will continue as the surviving corporation (the "Revised Merger") and (b) each holder of Common Stock will receive one share of LFC Common Stock (rather than one share of Parent Common Stock, as contemplated in the Opinion Letter) for each share of Common Stock currently held, unless such shareholder elects to receive Cash Consideration or .77 shares of Series A Convertible Preferred Stock of New LFC, $.01 par value ("LFC Preferred Stock"; rather than .77 shares of the New Parent Preferred Stock as contemplated in the Opinion Letter), for each share of Common Stock. The rights, powers, designations, preferences, qualifications and restrictions of the LFC Common Stock and the LFC Preferred Stock are identical to those of the New Common Stock and the New Parent Preferred Stock, respectively, except for the issuer thereof. Except as set forth above, the Revised Structure and the structure of the transaction contemplated in the Opinion Letter are the same.

Please be advised that if the structure of the transaction described in the Opinion Letter had been the Revised Structure, that fact would not have altered the opinion expressed in the Opinion Letter.

Very truly yours,
BERKSHIRE CAPITAL CORPORATION
By:
H. Bruce McEver
President

                                                                   APPENDIX IV

           Sections 85-98 of Massachusetts Business Corporation Law

S. 85. Dissenting stockholder; right to demand payment for stock; exception

A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

S. 86. Selections applicable to appraisal; prerequisites

If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty- three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

S. 87. Statement of rights of objecting stockholders in notice of meeting;
form

The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

"If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

S. 88. Notice of effectiveness of action objected to

The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty- six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

S. 89. Demand for payment; time for payment

If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

S. 90. Demand for determination of value; bill in equity; venue

If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

S. 91. Parties to suit to determine value; service

If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

S. 92. Decree determining value and ordering payment; valuation date

After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

S. 93. Reference to special master

The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

S. 94. Notation on stock certificates of pendency of bill

On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

S. 95. Costs; interest

The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

S. 96. Dividends and voting rights after demand for payment

Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

(1) A bill shall not be filed within the time provided in section ninety;

(2) A bill, if filed, shall be dismissed as to such stockholder; or

(3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

S. 97. Status of shares paid for

The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

S. 98. Exclusive remedy; exception

The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Restated Articles of Organization of New LFC, Inc. (the "Company") filed as Exhibit 3.1 to this Registration Statement provide that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for approving a dividend, stock repurchases or other distributions to stockholders that would result in personal liability to the directors under Section 61 or Section 62 of Chapter 156B of the General Laws of Massachusetts or (iv) for any transaction in which the director derived an improper personal benefit.

Section 67 of Chapter 156B of the General Laws of Massachusetts provides that to the extent specified in or authorized by the articles of organization, a by-law adopted by shareholders or a resolution adopted by the holders of the majority of shares of stock entitled to vote on the election of directors, a corporation can indemnify directors, officers and other employees or agents of the corporation except as to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action was in the best interests of the corporation. The Company's Restated Articles of Organization generally require the Company to indemnify directors and officers to the fullest extent permissible under Massachusetts law. The Registration Rights Agreement between the Company and Liberty Mutual (the form of which appears as Exhibit
10.2 hereto) provides for indemnification of Liberty Mutual and its directors, officers and affiliates in certain circumstances. The Registration Rights Agreement among the Company and John A. McNeice, Jr. and C. Herbert Emilson (the form of which appears as Exhibit 10.25 hereto) provides for indemnification of Mr. McNeice and Mr. Emilson in certain circumstances. The Intercompany Agreement between the Company and Liberty Mutual entered into in connection with the offering (the form of which appears as Exhibit 10.1 hereto) provides for indemnification of Liberty Mutual against certain civil liabilities, including liabilities under the Securities Act, relating to misstatements in or omissions from this Registration Statement.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are filed as part of this Registration Statement on Form S-4.

Exhibit
Number                                              Description
2.1        Form of Amendment and Restatement dated February 8, 1995 of the Agreement and Plan of Merger dated as of October 12, 1994, among Liberty Financial Companies, Inc., New LFC, Inc., Apple
           Merger Corporation and The Colonial Group, Inc.
3.1*       Form of Restated Articles of Organization of the Company
3.2*       Form of Certificate of Designation of Series A Convertible Preferred Stock of the Company
3.3*       Form of Restated By-laws of the Company
4.1*       Form of Certificate for Common Stock of the Company
4.2*       Form of Certificate for Series A Convertible Preferred Stock of the Company
5.1        Opinion of Choate, Hall & Stewart with respect to legality of the securities of the Company being registered
8.1        Opinion of Bingham, Dana & Gould regarding certain federal tax consequences
8.2        Opinion of Mayer, Brown & Platt regarding certain federal tax consequences
10.1*      Form of Intercompany Agreement between Liberty Mutual and the Company
10.2*      Form of Registration Rights Agreement between Liberty Mutual and the Company
10.3       Form of Tax Sharing Agreement between Liberty Mutual and the Company
10.4*      Form of 1990 Stock Option Plan of the Company, together with amendments 1 and 2 thereto
10.5*      Form of Savings Investment Plan and Trust of the Company
10.6*      Form of Amended and Restated Supplemental Savings Plan of the Company
10.7*      Form of Stein Roe Profit Sharing Plan and amendments thereto

                                     II-1

10.8*      Form of Pension Plan of the Company
10.9*      Form of Amended and Restated Supplemental Pension Plan of the Company
10.10      Form of 1995 Stock Incentive Plan of the Company
10.11      Form of 1995 Employee Stock Purchase Plan of the Company
10.12*     Form of Deferred Compensation Plan of the Company
10.12.1**  Letters from the Company setting forth additional retirement benefits for John A. Benning and
           Sabino Marinella
10.13*     Form of Keyport Deferred Compensation Plan
10.14*     Form of Stein Roe Deferred Compensation Plan
10.14.1*   Form of Stein Roe Non-Qualified Supplemental Retirement Plan
10.14.2**  Proposed form of Stein Roe Long Term Incentive Plan
10.15**    Form of Amended and Restated Promissory Note in the principal amount of $75.0 million dated
           December 30, 1994
10.16*     Lease Agreement with respect to 600 Atlantic Avenue, Boston, Massachusetts
10.17*     Lease Agreement with respect to 125 High Street, Boston, Massachusetts, as amended
10.18*     Lease Agreement with respect to One South Wacker Drive, Chicago, Illinois, as amended
10.19*     Unconditional Guarantee Agreement dated November 7, 1991 executed by Liberty Mutual and related
           Mortgage Maintenance Agreement by and among LRE Properties, Inc., Atlantic Real Estate Limited
           Partnership and Keyport Life Insurance Company
10.20*     Administrative Services Agreement dated as of June 9, 1993 between Liberty Life Assurance
           Company of Boston and Keyport Life Insurance Company
10.21*     Stock Purchase and Sale Agreement dated as of July 31, 1990 among Liberty Mutual and SRF
           Holdings, Stein Roe & Farnham Incorporated and certain individuals, containing non-compete clause
10.22*     $100 Million of Mortgage Notes owned by Keyport issued by indirect subsidiaries of Liberty
           Mutual
10.23      Form of Promissory Note in the principal amount of up to $100 million to be dated the Closing
           Date, evidencing loan made immediately prior to the Effective Time the proceeds of which will pay the cash consideration in the Merger
10.24      SSI Note.
10.25**    Form of Registration Rights Agreement among John A. McNeice, Jr., C. Herbert Emilson and the
           Company
10.26*     Form of Employment Agreement among Liberty Financial, Colonial and Harold W. Cogger
10.27*     Form of Employment Agreement among Liberty Financial, Colonial and Davey S. Scoon
10.28*     Form of Employment Agreement among Liberty Financial, Colonial and Arthur O. Stern
21.1*      Subsidiaries of the Company (as of the Effective Time)
23.1       Consent of KPMG Peat Marwick LLP regarding Liberty Financial Companies, Inc.'s financial statements (See Page II-6 of this Registration Statement)
23.1.1     Consent of KPMG Peat Marwick LLP regarding the Company's financial statements (See Page II-7 of this Registration Statement)
23.2       Consent of Choate, Hall & Stewart (included in the opinion to be filed as Exhibit 5.1 to this
           Registration Statement)
23.3       Consent of Bingham, Dana & Gould (included in the opinion to be filed as Exhibit 8.1 to this
           Registration Statement)
23.4       Consent of Price Waterhouse LLP regarding financial statements of Colonial
23.5       Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
23.6       Consent of Berkshire Capital Corporation
23.7       Consent of Mayer, Brown & Platt (included in the opinion to be filed as Exhibit 8.2 to the
           Registration Statement)
23.8**     Consent of Harold W. Cogger
23.9**     Consent of Gary L. Countryman
23.10**    Consent of C. Herbert Emilson
23.11**    Consent of Kenneth R. Leibler
23.12**    Consent of Sabino Marinella

                                     II-2

23.13**    Consent of John A. McNeice, Jr.
24.1*      Powers of Attorney (included on the signature page of the original Registration Statement)
27.1       Financial Data Schedules
99.1       Form of proxy to be used by The Colonial Group, Inc.
99.2*      Voting Agreement dated October 12, 1994 among Liberty Financial Companies, Inc.
           and John A. McNeice, Jr., C. Herbert Emilson, Harold W. Cogger, Davey S. Scoon and Arthur O.
           Stern
99.3*      Form of Stockholders' Agreement among Liberty Financial Companies, Inc., Liberty Mutual
           Insurance Company and the Colonial stockholders parties thereto
99.4**     Form of Letter of Transmittal and Election Form to be used in soliciting the stockholders of
           The Colonial Group, Inc.
   *Previously filed on January 27, 1995.
  **Previously filed on February 3, 1995.

(b) Financial Statement Schedules:

Schedule I.   --Summary of Investments
Schedule III. --Condensed Financial Information of Registrant
Schedule V.   --Supplementary Insurance Information
Schedule VIII.--Valuation and Qualifying Accounts
Independent Auditors' Report

All other schedules are omitted either because they are not required or because the required information is included in the financial statements and notes thereto included in the Prospectus. See "Index to Financial
Statements." In addition, Schedule VI (Reinsurance) is omitted because the required information is not material.

Item 22. Undertakings

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



(6) The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to its registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan or distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



(7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment additional or replacement exhibits to the Registration Statement consisting of the opinions rendered at the Closing of the Merger of Bingham, Dana & Gould and/or Mayer, Brown & Platt regarding certain federal income tax consequences of the Merger in the event that either of such opinions differs in any material respect from the respective opinions included as Exhibits 8.1 and 8.2 to Registration Statement, in the form filed on February 10, 1995.



Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described above in Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and the Commonwealth of Massachusetts on February 10, 1995.


                                              NEW LFC, INC.
                                              By: Kenneth R. Leibler*
                                                  -------------------
                                                  Kenneth R. Leibler
                                                  Chief Executive Officer,
                                                  President and Director


Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Ammendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                              Title                             Date
     Kenneth R. Leibler*         Chief Executive Officer, President              February 10, 1995
     Kenneth R. Leibler         and Director

     /s/John A. Benning          Senior Vice President,                          February 10, 1995
        John A. Benning          General Counsel, Clerk and Director

     C. Allen Merritt, Jr.*      Senior Vice President, Treasurer                February 10, 1995
     C. Allen Merritt, Jr.       (Principal Financial Officer) and
                                 Director

        Gerald Rush*             Vice President Finance                          February 10, 1995
        Gerald Rush              (Principal Accounting Officer)

*By: /s/John A. Benning                                                          February 10, 1995
     -------------------
      John A. Benning as
       Attorney-in-Fact


                             ACCOUNTANTS' CONSENT

The Board of Directors
Liberty Financial Companies, Inc.

We consent to the use of our reports included herein and elsewhere in the Registration Statement and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the Prospectus/Proxy Statement.

                                                         KPMG Peat Marwick LLP


Boston, Massachusetts
February 8, 1995

                             ACCOUNTANTS' CONSENT

The Board of Directors
New LFC, Inc.

We consent to the use of our report included in the Registration Statement and to the references to our firm under the heading "Experts" in the Prospectus/Proxy Statement.

                                                         KPMG Peat Marwick LLP


Boston, Massachusetts
February 8, 1995

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Liberty Financial Companies, Inc.

Under date of February 22, 1994, we reported on the consolidated balance sheets of Liberty Financial Companies, Inc. as of December 31, 1992 and 1993, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which are included in the Prospectus. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules included in the Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                         KPMG Peat Marwick LLP

Boston, Massachusetts
February 22, 1994

                                                                    Schedule I

                      LIBERTY FINANCIAL COMPANIES, INC.
                            SUMMARY OF INVESTMENTS
                                (in thousands)

                                               December 31, 1993                   September 30, 1994((2))
                                                                Balance                                 Balance
                                       Amortized      Fair       Sheet      Amortized       Fair         Sheet
Type of Investment                        Cost       Value       Amount       Cost         Value        Amount
                                                                                         (unaudited)
Fixed Maturities
 Bonds Held to Maturity:
   U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies           $  697,473  $  737,963  $  697,473   $  232,705   $  242,936     $  232,705
   Obligations of states and
  political subdivisions                  20,696      22,784      20,696       17,715       18,221         17,715
   Foreign governments                    20,443      21,946      20,443       --           --             --
   Corporate and other securities      1,372,461   1,489,037   1,372,461    1,139,090    1,149,695      1,139,090
   Mortgage backed securities            165,882     166,988     165,882       81,949       78,338         81,949
   Total bonds held to maturity        2,276,955   2,438,718   2,276,955    1,471,459    1,489,190      1,471,459
 Bonds Available For Sale:
   U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies            1,461,786   1,487,112   1,461,786    1,539,345    1,464,862      1,464,862
   Obligations of states and
  political subdivisions                  39,526      42,877      39,526       37,857       38,821         38,821
   Foreign governments                    62,318      67,077      62,318       66,078       66,066         66,066
   Corporate and other securities      3,259,646   3,439,200   3,259,646    4,126,765    4,051,759      4,051,759
   Mortgage backed securities            693,629     696,138     693,629    1,118,338    1,084,772      1,084,772
   Total bonds available for sale      5,516,905   5,732,404   5,516,905    6,888,383    6,706,280      6,706,280
    Total fixed maturities             7,793,860   8,171,122   7,793,860    8,359,842    8,195,470      8,177,739
Equity securities
 Common stocks:
  Industrial, miscellaneous and all
  other                                    1,627       1,813       1,813       13,543       14,009         14,009
Mortgage loans on real estate(1)         155,972     165,417     155,972      131,658      141,204        131,658
Policy loans                             442,150     442,150     442,150      468,452      468,452        468,452
Other long term investments               17,873      16,260      17,873       12,171       12,171         12,171
   Total investments                  $8,411,482  $8,796,762  $8,411,668   $8,985,666   $8,831,306     $8,804,029

1 Includes mortgage notes relating to certain investment property owned by Liberty Mutual in the amount of $100,000 and $87,000 at December 31, 1993 and September 30, 1994, respectively.

2 The Company adopted the provisions of Statement of Financial Accounting Standards No. 115 as of January 1, 1994. See Note 3 of Notes to Consolidated Financial Statements.

                                                                 Schedule III

                      LIBERTY FINANCIAL COMPANIES, INC.
                CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    (in thousands, except per share data)

Balance Sheets

                                                      December 31            September 30
                                                  1992          1993             1994
                                                                             (unaudited)
Assets:
 Cash and cash equivalents                      $  6,909      $  3,834         $ 11,594
 Investments in subsidiaries                     472,101       585,709          595,669
 Notes receivable--subsidiaries                  133,392       133,901          134,309
 Accounts receivable--subsidiaries                   354        16,198           19,569
 Other assets                                         --         --               2,000
                                                $612,756      $739,642         $763,141
                            Liabilities and Stockholder's Equity
Liabilities:
 Note payable to parent                         $    --       $ 75,000         $ 75,000
 Accounts payable and accrued expenses                67        25,814           40,782
                                                      67       100,814          115,782
Stockholder's Equity:
 Common stock                                         90            90               90
 Additional paid-in capital                      659,948       659,948          659,982
 Net unrealized investment gains                   5,687           546          (39,926)
 Retained earnings (accumulated deficit)         (53,036)      (21,756)          27,213
  Total stockholder's equity                     612,689       638,828          647,359
                                                $612,756      $739,642         $763,141

Statements of Operations

                                                                                      Nine Months
                                              Year Ended December 31              Ended September 30
                                        1991          1992           1993         1993          1994
                                                                                      (unaudited)
Interest income, principally from
  subsidiaries                         $11,559      $ 11,493       $ 11,369      $ 8,525      $ 8,620
Operating expenses                       1,403         1,577         23,665        1,183       10,077
Income (loss) before income taxes       10,156         9,916        (12,296)       7,342       (1,457)
Provision for income taxes                 314           336            173          203            6
Equity in net income (loss) of
  subsidiaries                          11,063       (22,113)        43,749       34,209       50,432
Net income (loss)                      $20,905      $(12,533)      $ 31,280      $41,348      $48,969
Earnings (loss) per share              $  2.32      $  (1.39)      $   3.33      $  4.59      $  5.24

                      LIBERTY FINANCIAL COMPANIES, INC.
                CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                (in thousands)

                             Statements of Cash Flows

                                                                                         Nine Months
                                               Year Ended December 31                Ended September 30
                                         1991           1992           1993          1993          1994
                                                                                         (unaudited)
Cash flows from operating
  activities:
 Net income (loss)                     $  20,905      $(12,533)      $ 31,280      $ 41,348      $ 48,969
  Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
    Equity in net (income) loss of
  subsidiaries                           (11,063)       22,113        (43,749)      (34,209)      (50,432)
    Decrease (increase) in notes
  receivable--subsidiaries                 8,821         2,337           (509)         (378)         (408)
    Net change in accounts
  receivable-- subsidiaries, other
  assets and accounts payable            (16,859)       16,989          9,903       (10,830)        9,597
  Net cash provided by (used in)
  operating activities                     1,804        28,906         (3,075)       (4,069)        7,726
Cash flows from financing
  activities:
  Capital contributions from
  parent                                 142,450         1,754          --            --            --
  Issuance of common stock                 --            --             --            --               34
  Debt borrowing from parent               --            --            75,000         --            --
  Net cash provided by financing
  activities                             142,450         1,754         75,000         --               34
Cash flows from investing
  activities:
  Capital contributions to
  subsidiaries                          (140,000)      (28,754)       (75,000)        --            --
  Net cash used in investing
  activities                            (140,000)      (28,754)       (75,000)        --            --
  Increase (decrease) in cash and
  cash equivalents                         4,254         1,906         (3,075)       (4,069)        7,760
  Cash and cash equivalents at
  beginning of year                          749         5,003          6,909         6,909         3,834
  Cash and cash equivalents at end
  of year                              $   5,003      $  6,909       $  3,834      $  2,840      $ 11,594

                                                                    Schedule V

                      LIBERTY FINANCIAL COMPANIES, INC.
                     SUPPLEMENTARY INSURANCE INFORMATION
                                (in thousands)

               December 31, 1991, 1992 and 1993 and September 30, 1994

Column A                      Column B    Column C      Column D     Column E       Column F

Segment                       Deferred    Policyholder  Unearned     Policy         Insurance
                              policy      account       premiums     contract       revenues
                              acquisition balances                   claims and
                              costs       and future                 other
                                          policy                     policyholders'
                                          benefits                   funds
December 31, 1991
Interest sensitive
  products                    $154,150    $7,795,966       NA          $39,746       $27,530
December 31, 1992
Interest sensitive
  products                    $211,330    $8,564,062       NA          $39,393       $21,495
December 31, 1993
Interest sensitive
  products                    $262,646    $8,671,439       NA          $26,196       $31,314
September 30, 1994
  (unaudited)
Interest sensitive
  products                    $384,952    $9,127,099       NA          $41,960       $26,175

                        December 31, 1991, 1992 and 1993 and September 30, 1994

 Column A                     Column G    Column H      Column I     Column J       Column K
Segment                       Net         Interest      Amortization Other          Premiums
                              Investment  credited to   of           operating      written
                              Income      policyholders deferred     expenses
                                          and policy    policy
                                          benefits      acquisition
                                          and           costs
                                          claims
December 31, 1991
Interest sensitive
  products                    $692,920     $580,796      $13,823      $  68,622         NA
December 31, 1992
Interest sensitive
  products                    $710,013     $581,334      $17,354      $99,327(1)        NA
December 31, 1993
Interest sensitive
  products                    $675,309     $520,759      $40,218      $  64,137         NA
September 30, 1994
  (unaudited)
Interest sensitive
  products                    $512,994     $366,114      $40,500      $  38,879         NA

1 Includes a charge of $28.2 million for anticipated guaranty fund assessments in connection with known insolvencies of certain insurance companies.

Schedule VIII

                      LIBERTY FINANCIAL COMPANIES, INC.
                      VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 1991, 1992, and 1993
and for the Nine Months Ended September 30, 1993 and 1994
(in thousands)

                                      Balance at                                           Balance
                                      Beginning                                            at End
Description                            of Year       Additions(1)      Deductions(2)       of Year
Years Ended:
December 31, 1991
 Fixed maturities:
  Investment valuation reserve         $20,500          $37,638           $17,800          $40,338
December 31, 1992
 Fixed maturities:
  Investment valuation reserve         $40,338          $10,402           $11,074          $39,666
December 31, 1993
 Fixed maturities:
  Investment valuation reserve         $39,666          $18,622           $24,772          $33,516
Nine Months Ended:
September 30, 1993 (unaudited)
 Fixed maturities:
  Investment valuation reserve         $39,666          $11,671           $16,093          $35,244
September 30, 1994 (unaudited)
 Fixed maturities:
  Investment valuation reserve         $33,516          $   --            $33,516          $   --

1 Charged to realized investment gains (losses).

2 Fixed maturities sold and valuation reserve adjustments.

3 Investment valuation reserve balance was eliminated upon adoption of SFAS No. 115 as of January 1, 1994.

                                                     Registration No. 33-88824

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   EXHIBITS
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                                NEW LFC, INC.
              (Exact name of Registrant as specified in charter)

                                   Exhibit Index

    Exhibit
     Number                                              Description                                            Page
2.1                 Form of Amendment and Restatement dated February 8, 1995 of the Agreement and Plan of
                    Merger dated as of October 12, 1994, among Liberty Financial Companies, Inc., New
                    LFC, Inc., Apple Merger Corporation and The Colonial Group, Inc.
3.1*                Form of Restated Articles of Organization of the Company
3.2*                Form of Certificate of Designation of Series A Convertible Preferred Stock of the
                    Company
3.3*                Form of Restated By-laws of the Company
4.1*                Form of Certificate for Common Stock of the Company
4.2*                Form of Certificate for Series A Convertible Preferred Stock of the Company
5.1                 Opinion of Choate, Hall & Stewart with respect to legality of the securities of the
                    Company being registered
8.1                 Opinion of Bingham, Dana & Gould regarding certain federal tax consequences
8.2                 Opinion of Mayer, Brown & Platt regarding certain federal tax consequences.
10.1*               Form of Intercompany Agreement between Liberty Mutual and the Company
10.2*               Form of Registration Rights Agreement between Liberty Mutual and the Company
10.3                Form of Tax Sharing Agreement between Liberty Mutual and the Company
10.4*               Form of 1990 Stock Option Plan of the Company, together with amendments 1 and 2 thereto
10.5*               Form of Savings Investment Plan and Trust of the Company
10.6*               Form of Amended and Restated Supplemental Savings Plan of the Company
10.7*               Form of Stein Roe Profit Sharing Plan and amendments thereto
10.8*               Form of Pension Plan of the Company
10.9*               Form of Amended and Restated Supplemental Pension Plan of the Company
10.10               Form of 1995 Stock Incentive Plan of the Company
10.11               Form of 1995 Employee Stock Purchase Plan of the Company
10.12*              Form of Deferred Compensation Plan of the Company
10.12.1**           Letters from the Company, setting forth additional retirement benefits for John A.
                    Benning and Sabino Marinella
10.13*              Form of Keyport Deferred Compensation Plan
10.14*              Form of Stein Roe Deferred Compensation Plan
10.14.1*            Form of Stein Roe Non-Qualified Supplemental Retirement Plan
10.14.2**           Prosposed form of Stein Roe Long Term Incentive Plan
10.15**             Form of Amended and Restated Promissory Note in the principal amount of $75.0 million dated December 30, 1994
10.16*              Lease Agreement with respect to 600 Atlantic Avenue, Boston, Massachusetts
10.17*              Lease Agreement with respect to 125 High Street, Boston, Massachusetts, as amended
10.18*              Lease Agreement with respect to One South Wacker Drive, Chicago, Illinois, as amended
10.19*              Unconditional Guarantee Agreement dated November 7, 1991 executed by Liberty Mutual and related Mortgage Maintenance Agreement by and among LRE Properties, Inc.,
                    Atlantic Real Estate Limited Partnership and Keyport Life Insurance Company
10.20*              Administrative Services Agreement dated as of June 9, 1993 between Liberty Life
                    Assurance Company of Boston and Keyport Life Insurance Company
10.21*              Stock Purchase and Sale Agreement dated as of July 31, 1990 among Liberty Mutual and
                    SRF Holdings, Stein Roe & Farnham Incorporated and certain individuals, containing non-compete clause

10.22*              $100 Million of Mortgage Notes owned by Keyport issued by indirect subsidiaries of
                    Liberty Mutual
10.23               Form of Promissory Note in the principal amount of up to $100 million to be dated the
                    Closing Date, evidencing loan made immediately prior to the Effective Time the proceeds of which will pay the cash consideration in the Merger
10.24               SSI Note.
10.25**             Form of Registration Rights Agreement among John A. McNeice, Jr., C. Herbert Emilson and the Company
10.26*              Form of Employment Agreement among Liberty Financial, Colonial and Harold W. Cogger
10.27*              Form of Employment Agreement among Liberty Financial, Colonial and Davey S. Scoon
10.28*              Form of Employment Agreement among Liberty Financial, Colonial and Arthur O. Stern
21.1*               Subsidiaries of the Company (as of the Effective Time)
23.1                Consent of KPMG Peat Marwick LLP regarding Liberty Financial Companies, Inc.'s financial statements (See Page II-6 of this Registration Statement)
23.1.1              Consent of KPMG Peat Marwick LLP regarding the Company's financial statements (See
                    Page II-7 of this Registration Statement)
23.2                Consent of Choate, Hall & Stewart (included in the opinion to be filed as Exhibit 5.1 to this Registration Statement)
23.3                Consent of Bingham, Dana & Gould (included in the opinion to be filed as Exhibit 8.1 to this Registration Statement)
23.4                Consent of Price Waterhouse LLP regarding financial statements of Colonial
23.5                Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
23.6                Consent of Berkshire Capital Corporation
23.7                Consent of Mayer, Brown & Platt (included in the opinion to be filed as Exhibit 8.2 to the Registration Statement)
23.8**              Consent of Harold W. Cogger
23.9**              Consent of Gary L. Countryman
23.10**             Consent of C. Herbert Emilson
23.11**             Consent of Kenneth R. Leibler
23.12**             Consent of Sabino Marinella
23.13**             Consent of John A. McNeice, Jr.
24.1*               Powers of Attorney (included on the signature page of the original Registration
                    Statement)
27.1                Financial Data Schedules
99.1                Form of proxy to be used by The Colonial Group, Inc.
99.2*               Voting Agreement dated October 12, 1994 among Liberty Financial Companies, Inc. and
                    John A. McNeice, Jr., C. Herbert Emilson, Harold W. Cogger, Davey S. Scoon and Arthur
                    O. Stern
99.3*               Form of Stockholders' Agreement among Liberty Financial Companies, Inc., Liberty
                    Mutual Insurance Company and the Colonial stockholders parties thereto
99.4**              Form of Letter of Transmittal and Election Form to be used in soliciting the stockholders of The Colonial Group, Inc.
 *Previously filed on January 27, 1995.
  **Previously filed on February 3, 1995.
